    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2001

                                                      REGISTRATION NO. 333-49684
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO

                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         METROMEDIA FIBER NETWORK, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                           4813                          11-3168327
(State or other jurisdiction of   (Primary Standard Industrial             (IRS Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                            ------------------------

                              360 HAMILTON AVENUE
                          WHITE PLAINS, NEW YORK 10601
                                  914-421-6700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              ROBERT SOKOTA, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         METROMEDIA FIBER NETWORK, INC.
                             C/O METROMEDIA COMPANY
                             ONE MEADOWLANDS PLAZA
                       EAST RUTHERFORD, NEW JERSEY 07073
                                  201-531-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:

             DOUGLAS A. CIFU, ESQ.                          STEVEN J. TONSFELDT, ESQ.
   PAUL, WEISS, RIFKIND, WHARTON & GARRISON                   JEFFREY Y. SUTO, ESQ.
          1285 AVENUE OF THE AMERICAS                           VENTURE LAW GROUP
           NEW YORK, NEW YORK 10019                            2775 SAND HILL ROAD
                 212-373-3000                             MENLO PARK, CALIFORNIA 94025
                                                                  650-854-4488

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger, pursuant to the merger agreement described herein, have been satisfied or waived.
                            ------------------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

                                     [LOGO]

                         METROMEDIA FIBER NETWORK, INC.
                CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE

                                     [LOGO]

                             INFORMATION STATEMENT
                                SITESMITH, INC.

    This information statement/prospectus is being furnished to holders of shares of common stock, par value $0.0001 per share, and preferred stock, par value $0.0001 per share, of SiteSmith, Inc. This information statement/prospectus relates to the solicitation by the SiteSmith board of directors of written consents.

    In the written consents, you will be asked to approve and adopt a merger agreement providing for a merger in which SiteSmith will become a wholly owned subsidiary of Metromedia Fiber Network, Inc.

    If the merger is completed, you will receive shares of Metromedia Fiber class A common stock in exchange for your shares of SiteSmith common stock and preferred stock. Metromedia Fiber class A common stock is quoted on the Nasdaq National Market under the symbol "MFNX."

    PLEASE PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12, WHICH DESCRIBES SOME OF THE RISKS THAT YOU SHOULD CONSIDER IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER.

    NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SHARES OF METROMEDIA FIBER CLASS A COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED THAT THIS INFORMATION STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This information statement/prospectus and the accompanying written consent are first being mailed to SiteSmith stockholders on or about the date set forth below.

            Information Statement/Prospectus dated January   , 2001

                                     [LOGO]

                                                                January   , 2001

Dear SiteSmith Stockholder:

    We are pleased to inform you of the proposed merger of SiteSmith, Inc. with Aqueduct Acquisition Corp., a wholly-owned subsidiary of Metromedia Fiber Network, Inc., with SiteSmith continuing as the surviving corporation. SiteSmith will continue to operate after the merger as a subsidiary of Metromedia Fiber. AFTER CAREFUL CONSIDERATION, SITESMITH'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SITESMITH AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

    In the merger, each share of SiteSmith's common stock and each share of SiteSmith's series A, B and C preferred stock will be converted into the right to receive a number of shares of Metromedia Fiber class A common stock based on an exchange ratio that will depend on the average closing price of Metromedia Fiber class A common stock during a twenty trading day period ending four business days prior to the closing of the merger. You will not know the number of shares that you will receive in the merger until three days before the
closing of the merger, which is expected to be in February   , 2001, but you can
call 408-987-6410 to receive that information at any time during that three day period.

    Metromedia Fiber's class A common stock is traded on the Nasdaq National
Market under the symbol "MFNX." As of January   , 2001, the price of Metromedia
Fiber's class A common stock on the Nasdaq National Market was $  per share.

    We are asking holders of SiteSmith capital stock to consent to the approval and adoption of the merger agreement and related matters by executing the enclosed written consent in lieu of a meeting. Prior to the mailing of this information statement/prospectus, holders of more than a majority of the outstanding shares of each of SiteSmith's common stock and series A, B and C convertible preferred stock have agreed to execute written consents adopting the merger agreement. Therefore, adoption of the merger agreement is assured.

    THIS INFORMATION STATEMENT/PROSPECTUS PROVIDES DETAILED INFORMATION ABOUT METROMEDIA FIBER AND THE MERGER. PLEASE GIVE ALL THIS INFORMATION YOUR CAREFUL ATTENTION. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS INFORMATION STATEMENT/ PROSPECTUS.

    Our board of directors is furnishing this document to you to provide you with important information about the merger. You should read this information statement/prospectus carefully prior to making any decision regarding the adoption of the merger agreement or exercise of your appraisal rights. This document is also a prospectus of Metromedia Fiber relating to the shares of class A common stock to be issued in the merger.

                                       Sincerely,

                                       [LOGO]

                                       Mark F. Spagnolo
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                                       AND CHAIRMAN OF THE BOARD

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER.............       1

SUMMARY.....................................................       3
  The Companies.............................................       3
  Recent Developments.......................................       3
  The Merger................................................       4
  What You Will Receive in the Merger.......................       4
  Ownership of Metromedia Fiber after the Merger............       5
  Metromedia Fiber's Reasons for the Merger.................       5
  Recommendation of SiteSmith's Board of Directors;
    SiteSmith's Reasons for the Merger......................       5
  Interests of Members of SiteSmith's Board of Directors and
    Management in the Merger................................       5
  Security Ownership by SiteSmith's Management..............       5
  Stockholders' Consents....................................       5
  Written Consent...........................................       6
  Dissenters' Rights of Appraisal...........................       6
  Conditions to the Merger..................................       6
  Termination of the Merger Agreement.......................       7
  Employment Agreements.....................................       7
  Voting Agreement..........................................       7
  Escrow Agreement..........................................       8
  Income Tax Consequences of the Merger.....................       8
  Regulatory Matters........................................       8

COMPARATIVE PER SHARE INFORMATION...........................       9

COMPARATIVE PER SHARE MARKET PRICE INFORMATION..............      10
  Market Price Information for Metromedia Fiber.............      10
  Market Price Information for SiteSmith....................      11

DIVIDEND POLICY.............................................      11

RISK FACTORS................................................      12
  Risk Factors Related to the Merger........................      12
  Risk Factors Related to Metromedia Fiber's Business.......      14
  Risks Related to the Construction of Metromedia Fiber's
    Networks................................................      18
  Risks Related to Metromedia Fiber's Indebtedness..........      19
  Risks Related to Governmental Regulations.................      20
  Risks Related to Metromedia Fiber's Rights-of-Way.........      23
  Risks Related to Metromedia Fiber's Corporate Structure...      24
  Risk Related to Metromedia Fiber's Class A Common Stock...      24

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........      26

THE MERGER..................................................      28
  What You Will Receive in the Merger.......................      28
  Background of the Merger..................................      28
  Recommendation of SiteSmith Board of Directors;
    SiteSmith's Reasons for the Merger......................      30
  Metromedia Fiber's Reasons for the Merger.................      31
  Interests of SiteSmith's Officers and Directors in the
    Merger..................................................      31
  Stock Exchange Listing....................................      33
  Appraisal Rights..........................................      33
  Federal Securities Laws Consequences......................      34
  Accounting Treatment......................................      34
  Regulatory Approvals......................................      34

                                                                PAGE
                                                              --------
THE WRITTEN CONSENT OF SITESMITH STOCKHOLDERS...............      35

THE MERGER AGREEMENT........................................      37
  Terms of the Merger.......................................      37
  Exchange of Stock Certificates............................      38
  Representations and Warranties............................      39
  Covenants.................................................      41
  No Solicitation of Transactions...........................      42
  Indemnification...........................................      42
  Conditions to the Merger..................................      42
  Termination...............................................      44
  Termination Fees and Expenses.............................      44
  Related Agreements........................................      44

METROMEDIA FIBER SELECTED HISTORICAL FINANCIAL DATA.........      48

SITESMITH SELECTED HISTORICAL FINANCIAL INFORMATION.........      50

METROMEDIA FIBER UNAUDITED PRO FORMA CONDENSED COMBINING
  FINANCIAL INFORMATION.....................................      51

BUSINESS OF METROMEDIA FIBER................................      59
  General...................................................      59
  Build-Out of Networks.....................................      62
  The Internet Service Exchange.............................      62
  Internet Connectivity.....................................      63
  Co-Location Services......................................      63
  Management Services and Tools.............................      63
  Technology................................................      64
  Franchise, License and Related Agreements.................      64
  Sales and Marketing.......................................      65
  Competition...............................................      65
  Regulation................................................      67
  Federal...................................................      67
  State.....................................................      69
  Local.....................................................      70
  Federal Regulation of International Service...............      71
  Regulation of International Operations....................      71
  The European Union........................................      72
  Austria...................................................      72
  Belgium...................................................      73
  France....................................................      74
  Germany...................................................      75
  Italy.....................................................      76
  The Netherlands...........................................      76
  United Kingdom............................................      77
  Other Countries...........................................      77
  Regulation of the Internet................................      78
  Employees.................................................      78
  Properties................................................      78
  Legal Proceedings.........................................      79

DESCRIPTION OF AQUEDUCT ACQUISITION CORP....................      80

METROMEDIA FIBER MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............      81
  General...................................................      81

                                                                PAGE
                                                              --------
  Results of Operations.....................................      83
  Liquidity and Capital Resources...........................      86
  Quantitative and Qualitative Disclosures About Market
    Risk....................................................      88

BUSINESS OF SITESMITH.......................................      89
  Overview..................................................      89
  SiteSmith's Solution......................................      89
  SiteSmith's Services......................................      90
  Customers.................................................      92
  Sales and Marketing.......................................      93
  Alliances.................................................      94
  Competition...............................................      94
  Employees.................................................      94
  Facilities................................................      94
  Intellectual Property Rights..............................      95
  Legal Proceedings.........................................      95

SITESMITH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................      96
  Liquidity and Capital Resources...........................      99
  Recent Accounting Pronouncements..........................     101
  Quantitative and Qualitative Disclosures about Market
    Risk....................................................     101

INFORMATION ON OFFICERS AND DIRECTORS OF METROMEDIA FIBER...     102
  Directors and Executive Officers..........................     102
  Directors of Metromedia Fiber.............................     102
  Committees of the Board...................................     102
  Compensation of Directors.................................     103
  Directors of Metromedia Fiber.............................     104
  Executive Officers of Metromedia Fiber....................     105
  Executive Compensation....................................     105
  Option/SAR Grants During the Year Ended December 31,
    1999....................................................     109
  Aggregated Option Exercises in 1999 and Fiscal Year-End
    Option and SAR Values...................................     109
  Certain Relationships and Related Transactions............     110
  Certain Agreements Regarding Employment...................     111
  Employment Agreements.....................................     111
  1997 and 1998 Incentive Stock Plans.......................     114
  Indemnification Agreements................................     116
  Compensation Committee Interlocks and Insider
    Participation...........................................     116
  Compensation Committee Report on Compensation.............     116
  Base Salary...............................................     116
  Annual Incentives.........................................     117
  Long-Term Incentives......................................     117
  Chief Executive Officer Compensation......................     117
  Performance Graph.........................................     117

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SITESMITH
  CAPITAL STOCK.............................................     119
  General...................................................     119
  Material Tax Consequences of the Merger...................     119
  Backup Withholding........................................     120
  Reporting Requirements....................................     120

DESCRIPTION OF METROMEDIA FIBER CAPITAL STOCK...............     121
  Common Stock..............................................     121
  Preferred Stock...........................................     124

                                                                PAGE
                                                              --------
  Certificate of Incorporation and By-laws..................     124
  Advance Notice Requirements for Stockholder Proposals and
    Director Nominations....................................     124
  Dilution..................................................     125
  Section 203 of the Delaware General Corporation Law.......     125
  Limitations of Directors' Liability.......................     126
  Transfer Agent............................................     126

COMPARISON OF RIGHTS OF HOLDERS OF METROMEDIA FIBER CLASS A
  COMMON STOCK AND SITESMITH STOCK..........................     127
  General...................................................     127
  Comparison of Stockholders' Rights........................     127

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF METROMEDIA
  FIBER PRINCIPAL STOCKHOLDERS AND MANAGEMENT...............     131

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF SITESMITH
  PRINCIPAL STOCKHOLDERS AND MANAGEMENT.....................     134

STOCKHOLDER PROPOSALS.......................................     136

LEGAL MATTERS...............................................     137

EXPERTS.....................................................     137

WHERE YOU CAN FIND MORE INFORMATION.........................     137

FINANCIAL STATEMENTS........................................     F-1

ANNEX INDEX

  ANNEX A--Merger Agreement
  ANNEX B--Escrow Agreement
  ANNEX C--Voting Agreement
  ANNEX D--Delaware General Corporation Law Section 262

                QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

Q:                     WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?
A:                     The companies are merging in order to combine SiteSmith's
                       comprehensive internet managed services with Metromedia
                       Fiber's worldwide fiber optic network and web hosting
                       facilities, to create a global end-to-end optical internet infrastructure outsourcing solution, and to take advantage of the resulting business synergies, including market
                       differentiation, cross-selling, enhanced brand equity,
                       greater combined resources and business diversification.
Q:                     HOW IS THIS TRANSACTION BEING STRUCTURED?
A:                     If all conditions to the merger are satisfied (or waived),
                       Aqueduct Acquisition Corp., a wholly owned subsidiary of
                       Metromedia Fiber, will be merged into SiteSmith. SiteSmith will continue as the surviving corporation. Following the
                       merger, SiteSmith will be a wholly owned subsidiary of
                       Metromedia Fiber.
Q:                     WHAT CONSIDERATION HAS METROMEDIA FIBER AGREED TO PAY TO
                       SITESMITH STOCKHOLDERS?
A:                     Metromedia Fiber and SiteSmith have agreed that the
                       aggregate merger consideration will be paid in shares of
                       Metromedia Fiber class A common stock. The aggregate amount of shares Metromedia Fiber class A common stock that
                       SiteSmith stockholders will be entitled to receive when the merger becomes effective is based on the average closing
                       price of Metromedia Fiber class A common stock on the Nasdaq
                       National Market during the twenty trading day period ending four business days prior to the closing of the merger:
                           - If the average closing price is greater than or equal
                            to $24.00 and less than or equal to $27.2727, then the
                             aggregate merger consideration will be the number of
                             shares obtained by dividing $1,500,000,000 by the
                             average closing price.
                           - If the average closing price is less than $24.00, then
                            the aggregate merger consideration will be 62,500,000
                             shares.
                           - If the average closing price is greater than $27.2727,
                            then the aggregate merger consideration will be
                             55,000,000 shares.
Q:                     WHAT WILL I RECEIVE IN EXCHANGE FOR MY SITESMITH STOCK?
A:                     When the merger becomes effective, each of your shares of
                       SiteSmith common stock will be converted into a number of
                       shares of Metromedia Fiber class A common stock equal to the aggregate merger consideration divided by the total number of shares of SiteSmith common stock on the date of
                       consummation of the merger on a diluted basis (i.e.,
                       assuming that all outstanding options, warrants, preferred stock or other securities exercisable for or convertible
                       into SiteSmith common stock have been exercised or
                       converted). The holders of SiteSmith series A, B and C
                       preferred stock will receive the number of Metromedia Fiber class A common stock that they would have received if those holders had converted their preferred stock into SiteSmith common stock immediately prior to the consummation of the
                       merger.
Q:                     WILL SITESMITH BE ABLE TO ISSUE ADDITIONAL CAPITAL STOCK
                       BEFORE THE MERGER BECOMES EFFECTIVE?
A:                     Yes. Under the merger agreement, SiteSmith may issue
                       additional shares of capital stock before the closing of the merger to fund its working capital needs.
Q:                     WILL A PORTION OF THE METROMEDIA FIBER CLASS A COMMON STOCK
                       ISSUED IN THE MERGER BE HELD IN ESCROW?
A:                     Yes. 15% of the shares of Metromedia Fiber class A common
                       stock issued in the merger to the holders of SiteSmith
                       common stock and series A, B and C preferred stock will be placed in escrow to indemnify Metromedia Fiber against any breaches of the representations, warranties and covenants
                       contained in the merger agreement by SiteSmith. After
                       Metromedia Fiber files its Annual Report on Form 10-K for
                       the fiscal year ended December 31, 2000, one half of the
                       shares held in escrow will be released and distributed to
                       the former stockholders of SiteSmith and the balance of the shares held in escrow will be released and distributed one year after the closing of the merger.
Q:                     WILL THE SHARES OF METROMEDIA FIBER CLASS A COMMON STOCK
                       ISSUED IN THE MERGER BE LISTED ON THE NASDAQ NATIONAL
                       MARKET?
A:                     Yes. The shares of class A common stock of Metromedia Fiber issued in the merger will be listed on the Nasdaq National
                       Market.

Q:                     WILL I RECEIVE A DIVIDEND ON MY SHARES OF METROMEDIA FIBER
                       CLASS A COMMON STOCK AFTER THE MERGER?
A:                     Metromedia Fiber does not currently pay cash dividends on
                       its class A common stock and does not anticipate paying
                       dividends in the foreseeable future.
Q:                     WILL I RECOGNIZE GAIN OR LOSS IN CONNECTION WITH THE MERGER?
A:                     SiteSmith stockholders who exchange their shares of
                       SiteSmith capital stock solely for shares of Metromedia
                       Fiber class A common stock in the merger will not recognize any gain or loss on the exchange for United States federal income tax purposes, except with respect to the cash, if
                       any, received instead of fractional share interests of
                       Metromedia Fiber class A common stock. The merger will not have any tax consequences for Metromedia Fiber stockholders.
                       To review the tax consequences to stockholders in greater
                       detail, see "Federal Income Tax Consequences to Holders of
                       SiteSmith Capital Stock."
Q:                     WHAT WILL MY TAX BASIS BE IN THE METROMEDIA FIBER CLASS A
                       COMMON STOCK I RECEIVE IN THE MERGER?
A:                     Your tax basis in your total shares of Metromedia Fiber
                       class A common stock you receive in the merger will equal
                       your current tax basis in your SiteSmith capital stock,
                       reduced by the amount of basis allocable to fractional
                       shares for which you will receive a cash payment.
Q:                     WILL I BE ABLE TO SELL THE SHARES OF METROMEDIA FIBER
                       CLASS A COMMON STOCK THAT I RECEIVE IN THE MERGER?
A:                     If you are an affiliate of SiteSmith, you will be subject to the securities laws restrictions placed on the selling of
                       shares by affiliates and will be required to enter into an agreement to ensure your compliance with the applicable
                       securities laws. Also, 15% of the shares of Metromedia Fiber class A common stock issued in the merger will be placed
                       into escrow to satisfy indemnification claims that
                       Metromedia Fiber may have against SiteSmith. After
                       Metromedia Fiber files its Annual Report on Form 10-K for
                       the fiscal year ended December 31, 2000, one half of the
                       escrowed shares will be released to the former SiteSmith
                       stockholders and the balance of the escrowed shares are to remain in escrow until one year after the closing of the
                       merger. Other than these restrictions, you will be able to sell the shares of Metromedia Fiber class A common stock
                       that you receive in the merger.
Q:                     WHAT DO I NEED TO DO NOW?
A:                     We urge you to read this information statement/prospectus
                       carefully, including its annexes, and to consider how the
                       merger affects you. If you approve of the transactions
                       described in this information statement/prospectus, please mail your signed written consent in the enclosed return
                       envelope as soon as possible to vote in favor of the merger agreement and related matters.
Q:                     DO I HAVE APPRAISAL RIGHTS?
A:                     Yes. Under Delaware law, which governs the merger, you are entitled to appraisal rights.
Q:                     WHAT DO I NEED TO DO TO GET MY METROMEDIA FIBER SHARES?
A:                     After the merger is completed, you will receive written
                       instructions for exchanging your SiteSmith stock
                       certificates for Metromedia Fiber stock certificates. You
                       should not send in your SiteSmith stock certificates now.
Q:                     WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?
A:                     We are working toward completing the merger as quickly as
                       possible. We hope to complete the merger by February   ,
                       2001. Because the merger is subject to governmental
                       approvals, however, we cannot predict the exact timing of
                       the closing.
Q:                     WHO CAN HELP ANSWER MY OTHER QUESTIONS?
A:                     If you have more questions about the merger or would like
                       additional copies, without charge, of this information
                       statement/prospectus, you should contact:

                       Kristin Wahl, Investor Relations
                       SiteSmith, Inc.
                       3283 Scott Blvd.
                       Santa Clara, California 95054
                       Tel: 408-987-6410

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE APPENDICES AND THE OTHER DOCUMENTS REFERRED HERETO. SEE "WHERE YOU CAN FIND MORE INFORMATION."

                                 THE COMPANIES

- METROMEDIA FIBER NETWORK, INC.
  360 Hamilton Avenue
  White Plains, New York 10601
  (914) 421-6700

    Metromedia Fiber provides dedicated fiber optic infrastructure and high performance internet connectivity for its communications intensive customers. Metromedia Fiber is a facilities-based provider of end-to-end optical solutions that offer virtually unlimited, unmetered bandwidth at a fixed cost to its communications carrier, corporate and government customers in the United States and Europe. Through its AboveNet Communications Inc. subsidiary, Metromedia Fiber provides internet infrastructure to its customers. The combined company facilitates the growth of e-commerce and advanced internet and communication applications by delivering secure, reliable and scaleable optical networks and IP services to internet content and service providers, communications carriers and enterprise users worldwide. See "Business of Metromedia Fiber."

- SITESMITH, INC.
  3283 Scott Blvd.
  Santa Clara, California 95054
  (408) 987-6400

    SiteSmith is a provider of comprehensive, internet infrastructure management services. Its services are designed to maximize the performance, reliability and security of large-scale, complex internet sites. SiteSmith designs and architects the infrastructure for its customers' internet operations, installs the necessary hardware and software, recommends and establishes network connectivity, and performs ongoing monitoring and security services. By relying on SiteSmith to manage their internet operations, businesses can focus on their core competencies.

    SiteSmith offers its customers an outsourced internet infrastructure management solution. SiteSmith's offerings consist of core services and premium services. SiteSmith's core services include establishing and maintaining the infrastructure for its customers' Internet operations. SiteSmith's premium services currently include automated monitoring, security and network redundancy.

    SiteSmith's solution combines technical expertise with an emphasis on maximizing the performance, reliability and security of its customers' internet operations. SiteSmith has relationships with hardware, software, web hosting and other internet infrastructure companies, including Cisco, Sun Microsystems, StorageNetworks, Oracle and Metromedia Fiber's subsidiary, AboveNet Communications Inc. See "Business of SiteSmith."

                              RECENT DEVELOPMENTS

FILING OF UNIVERSAL SHELF REGISTRATION STATEMENT

    On January 10, 2001, Metromedia Fiber filed a universal shelf registration statement on Form S-3 to register the primary offering of up to $1,010,075,000 of debt and equity securities. In addition, Metromedia Fiber previously filed a universal shelf registration statement on Form S-3 which was declared effective in October 1999. Under that registration statement, $489,925,000 aggregate principal amount of securities remain eligible to be sold in primary offerings and 9,120,760 shares of class A common stock remain eligible to be resold in secondary offerings. Metromedia Fiber may issue and sell shares of its class A common stock or its debt or other securities, or facilitate the sale of shares of class A common stock by some of its existing stockholders. Some or all of the securities covered by the two registration statements may be issued or sold prior to or after the closing of the merger.

    Metromedia Fiber recently entered into a commitment letter with Citicorp USA, Inc. and Salomon Smith Barney which provides for senior credit facilities in the aggregate amount of $350 million. Citicorp will act as lender and administrative agent under the facilities and Salomon Smith Barney will act as sole advisor, lead arranger and sole book manager. The commitment letter provides for a revolving credit facility of up to $150 million and a term loan facility of up to $200 million. The commitment letter provides Metromedia Fiber access to additional revolving credit or term loan facilities not to exceed $100 million upon terms to be agreed upon. The commitment of Citicorp and Salomon Smith Barney, which is subject to customary conditions, will expire on May 15, 2001 if Metromedia Fiber has not entered into definitive documentation for the senior credit facilities by then.

    Borrowings under the senior credit facilities will bear interest at adjusted LIBOR plus 2.75-3.00% or an alternative base rate plus 1.75-2.00%. The margins will depend upon the credit ratings that the facilities receive. Metromedia Fiber's obligations under the senior credit facilities will be guaranteed by its existing and future subsidiaries and will be secured by all of its assets and the assets of each guarantor, to the extent permitted in the trust indenture governing Metromedia Fiber's outstanding notes. The senior credit facilities will contain customary provisions relating to prepayments, representations and warranties, covenants and events of default. Borrowings under the senior credit facilities will be subject to customary conditions.

                                   THE MERGER

WHAT YOU WILL RECEIVE IN THE MERGER

    Each of your shares of SiteSmith common stock will be converted into a number of shares of Metromedia Fiber class A common stock equal to the aggregate merger consideration divided by the total number of shares of SiteSmith common stock on the date of consummation of the merger on a diluted basis (i.e., assuming that all outstanding options, warrants, preferred stock or other securities exercisable for or convertible into SiteSmith common stock have been exercised or converted). The holders of SiteSmith series A, B and C preferred stock will receive the number of Metromedia Fiber class A common stock that they would have received if those holders had converted their preferred stock into SiteSmith common stock immediately prior to the consummation of the merger.

    The aggregate merger consideration will be based on the average closing price of Metromedia Fiber class A common stock on the Nasdaq National Market during the twenty trading day period ending four business days prior to the closing of the merger, subject to the following conditions:

    - If the average closing price is greater than or equal to $24.00 and less than or equal to $27.2727, then the aggregate merger consideration will be the number of shares obtained by dividing $1,500,000,000 by the average closing price.

    - If the average closing price is less than $24.00, then the aggregate merger consideration will be 62,500,000 shares.

    - If the average closing price is greater than $27.2727, then the aggregate merger consideration will be 55,000,000 shares.

    See "The Merger--What You Will Receive in the Merger." However, Metromedia Fiber will not issue fractional shares of class A common stock. Instead, it will give a cash payment. See "The Merger Agreement--Fractional Shares."

OWNERSHIP OF METROMEDIA FIBER AFTER THE MERGER

    Once the merger is completed, the former SiteSmith stockholders will hold approximately 10% to 11% of the Metromedia Fiber class A common stock. This information is based on the number of outstanding shares of SiteSmith common and preferred stock on October 9, 2000 and the number of outstanding shares of Metromedia Fiber class A common stock on October 9, 2000, without taking into account shares issuable upon exercise of stock options or warrants.

METROMEDIA FIBER'S REASONS FOR THE MERGER

    Metromedia Fiber's board of directors determined that the merger fits Metromedia Fiber's strategy of accelerating its internet services business. Metromedia Fiber believes that the merger will enable the combined company to have greater visibility and market penetration. See "The Merger--Metromedia Fiber's Reasons for the Merger."

RECOMMENDATION OF SITESMITH'S BOARD OF DIRECTORS; SITESMITH'S REASONS FOR THE
  MERGER

    The SiteSmith board of directors has concluded that the proposal to adopt the merger agreement is advisable and in the best interests of SiteSmith and its stockholders and has approved and adopted the merger and the merger agreement. Accordingly, the SiteSmith board of directors recommends that all SiteSmith stockholders vote FOR adoption of the merger agreement, and the related matters, by executing the written consent. In addition, the SiteSmith board of directors recommends that (1) all SiteSmith preferred stockholders vote FOR the conversion of the preferred stock into common stock, and (2) all SiteSmith preferred stockholders, Marv Tseu, Robert Ryan and Dan Rasmussen vote FOR the termination of SiteSmith's amended and restated investor rights agreement.

    In the course of reaching its decision, SiteSmith's board of directors considered various factors, including the strategic fit between Metromedia Fiber and SiteSmith and the amount and form of consideration to be paid to SiteSmith stockholders. See "The Merger--Recommendation of SiteSmith's Board of Directors; SiteSmith's Reasons for the Merger."

INTERESTS OF MEMBERS OF SITESMITH'S BOARD OF DIRECTORS AND MANAGEMENT IN THE
  MERGER

    Some SiteSmith directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of other SiteSmith stockholders. These interests include employment agreements and stock options. You should be aware of these interests because they may conflict with yours. See "The Merger--Interests of Officers and Directors in the Merger."

SECURITY OWNERSHIP BY SITESMITH'S MANAGEMENT

    As of January 8, 2001, the directors and executive officers of SiteSmith and their affiliates beneficially owned an aggregate of 25,046,592 shares of SiteSmith common stock, on an as converted basis. See "Security Ownership by SiteSmith's Management."

STOCKHOLDERS' CONSENTS

    Under applicable Delaware law and the charter documents of SiteSmith, the adoption of the merger agreement requires the affirmative vote of a majority of the SiteSmith common stock voting as a single class and a majority of the SiteSmith common stock and SiteSmith preferred stock voting together as a single class.

    On October 9, 2000, the holders of a majority of the outstanding SiteSmith common stock and a majority of the outstanding SiteSmith common stock and SiteSmith preferred stock, taken as a whole, executed a voting agreement in which they agreed to execute written consents approving the merger agreement. Therefore, adoption of the merger agreement is assured. See "The Written Consent of SiteSmith Stockholders--Voting Agreement."

    However, your written consent approving the adoption of the merger agreement and the escrow agreement, the appointment of Mark F. Spagnolo as escrow representative and, in the case of SiteSmith preferred stockholders, the conversion of the preferred stock into common stock and in the case of SiteSmith preferred stockholders, Marv Tseu, Robert Ryan and Dan Rasmussen, the termination of SiteSmith's amended and restated investor rights agreement, remains important. See "The Written Consent of SiteSmith Stockholders--Purpose of the Written Consent."

WRITTEN CONSENT

    If you are a stockholder of SiteSmith as of January    , 2001 and if you
approve of the transactions described in this information statement/prospectus, please fax to the indicated fax number, then mail your written consent in the enclosed return envelope as soon as possible, and no later than February , 2001. See "The Written Consent of SiteSmith Stockholders--Returning Written Consents."

DISSENTERS' RIGHTS OF APPRAISAL

    Under Delaware law, SiteSmith stockholders are entitled to appraisal rights, subject to certain conditions discussed more fully elsewhere in this information statement/prospectus. Appraisal rights entitle dissenting stockholders, under certain conditions, to receive a valuation of their shares and a payment of that value in cash. Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the same manner as other non-dissenting stockholders. IN VIEW OF THE COMPLEXITY OF LAW RELATING TO APPRAISAL RIGHTS, SITESMITH STOCKHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS. See Annex D for a reproduction of section 262 of the Delaware law relating to dissenters' rights. See "The Merger--Appraisal Rights."

CONDITIONS TO THE MERGER

    The merger is subject to the satisfaction of various conditions, including:

    - the adoption and approval of the merger agreement and the merger by the SiteSmith stockholders;

    - the authorization of the Nasdaq National Market listing of the shares of Metromedia Fiber class A common stock to be issued in the merger;

    - the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and obtaining of all approvals and consents from governmental authorities that are necessary to complete the merger;

    - the registration statement on Form S-4 filed with the SEC, of which this information statement/ prospectus is a part, being declared effective;

    - no law, order, injunction or decree that prohibits, restrains or enjoins consummation of the merger being enacted, issued, promulgated, enforced or entered by, or be pending before, any court or governmental entity;

    - Metromedia Fiber, the escrow representative and the escrow agent each entering into the escrow agreement;

    - the employment agreements entered into on October 9, 2000 with Mark F. Spagnolo and Robert J. Ryan remaining in full force and effect; and

    - stockholders holding no more than 5% of the outstanding capital stock of SiteSmith having exercised or having given notice of their intent to exercise dissenter's rights.

    See "The Merger Agreement--Conditions to the Merger."

TERMINATION OF THE MERGER AGREEMENT

    SiteSmith and Metromedia Fiber can agree to terminate the merger agreement without completing the merger. Either SiteSmith or Metromedia Fiber can terminate the merger agreement:

    - if the merger is not completed before March 31, 2001 through no fault of the party wishing to terminate the merger agreement;

    - if a final, non appealable order, decree or injunction prevents the consummation of the merger;

    - if the SiteSmith stockholders fail to adopt and approve the merger agreement; or

    - if the other company has breached any of its material representations, warranties, covenants or agreements and fails to cure that breach.

    See "The Merger Agreement--Termination."

EMPLOYMENT AGREEMENTS

    SPAGNOLO EMPLOYMENT AGREEMENT. Mark F. Spagnolo entered into an employment agreement with Metromedia Fiber and SiteSmith on October 9, 2000, which will become effective upon the closing of the merger. Under this employment agreement, Mr. Spagnolo will serve as the Chief Executive Officer of SiteSmith for an initial term ending September 30, 2003. Mr. Spagnolo's base salary will be $350,000 per year. He will receive a bonus of $350,000 if he continues to be employed by SiteSmith on June 30, 2001 and will be eligible for annual discretionary bonuses equal to at least 100% of his base salary for subsequent years. Mr. Spagnolo will be granted options to purchase 500,000 shares of Metromedia Fiber class A common stock at the fair market value on the date of the grant. Mr. Spagnolo has agreed not to compete with Metromedia Fiber until termination of his employment, and if he is terminated for cause or if he resigns without good reason, for one year following termination of his employment.

    RYAN EMPLOYMENT AGREEMENT. Robert J. Ryan entered into an employment agreement with Metromedia Fiber and SiteSmith on October 9, 2000, which will become effective upon consummation of the merger. Under this employment agreement, Mr. Ryan will serve as the Senior Vice President of Operations of SiteSmith for an initial term ending on September 30, 2002. Mr. Ryan's base salary will be $225,000 per year. Also, beginning January 1, 2001, Mr. Ryan will be eligible for annual discretionary bonuses equal to 40% of his base salary. He will be granted options to purchase 200,000 shares of Metromedia Fiber class A common stock at of the fair market value on the date of the grant. Mr. Ryan has agreed not to compete with Metromedia Fiber until termination of his employment, and if he is terminated for cause or if he resigns without good reason, for six months following the termination of his employment agreement.

    See "The Merger Agreement--Related Agreements."

VOTING AGREEMENT

    On October 9, 2000, stockholders of SiteSmith holding more than a majority of the outstanding voting power of SiteSmith's common stock and each class of SiteSmith's preferred stock entered into a voting agreement under which they agreed, among other things, to execute written consents or to vote in favor of the merger agreement and the merger. See "The Merger Agreement--Related Agreements."

ESCROW AGREEMENT

    At the closing of the merger Metromedia Fiber and Mark F. Spagnolo, acting on behalf of all SiteSmith stockholders will enter into an escrow agreement. Under this agreement, the SiteSmith stockholders will agree to place in escrow 15% of the shares of class A common stock they will receive in the merger. The escrowed shares will be released on the first anniversary of the closing date at the latest. See "The Merger Agreement--Related Agreements."

INCOME TAX CONSEQUENCES OF THE MERGER

    The merger is intended to be tax-free to holders of SiteSmith common stock and preferred stock, except with respect to cash received instead of fractional shares of Metromedia Fiber class A common stock. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR. See "Federal Income Tax Consequences to Holders of SiteSmith Capital Stock."

REGULATORY MATTERS

    Under the merger agreement, neither Metromedia Fiber nor SiteSmith is required to complete the merger unless any antitrust law waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, has expired or been terminated.

    Under the Hart-Scott-Rodino Act of 1976, and the rules under that act, the merger may not be completed unless the required 30-day waiting period has expired or been terminated. On October 18, 2000, SiteSmith and Metromedia Fiber filed premerger notifications and report forms under the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The waiting period expired on November 17, 2000. See "The Merger--Regulatory Approvals."

                       COMPARATIVE PER SHARE INFORMATION

    You will find summarized below the per share information for SiteSmith and Metromedia Fiber on a historical, pro forma and equivalent basis. The SiteSmith equivalent pro forma share information assumes an exchange ratio of 1.2828 shares of Metromedia Fiber class A common stock for each share of SiteSmith common stock.

    You should read the data below in conjunction with Metromedia Fiber's consolidated financial statements and notes and with SiteSmith's financial statements and related notes included elsewhere in this prospectus.

    The companies may have performed differently if they had actually been combined during the periods presented. You should not rely on the pro forma information as being indicative of either the historical results that the combined entity would have had or the future results that it will experience after the merger is completed.

                                                                                           PERIOD FROM
                                                                        YEAR ENDED      SEPTEMBER 8, 1999
                                                NINE MONTHS ENDED      DECEMBER 31,    (INCEPTION) THROUGH
                                                SEPTEMBER 30, 2000         1999         DECEMBER 31, 1999
                                              ----------------------   -------------   -------------------
                                              METROMEDIA   SITESMITH    METROMEDIA          SITESMITH
                                              ----------   ---------   -------------   -------------------
HISTORICAL PER SHARE DATA:
Income (loss per comon share)...............    $(0.51)     $(10.38)      $(0.28)            $(1.17)
Book value per common share at the end of
  period....................................    $ 4.30      $  1.16       $ 3.83             $ 0.26

                                                              METROMEDIA   SITESMITH
                                                              PRO FORMA    PRO FORMA
                                                               COMBINED    EQUIVALENT
                                                              ----------   ----------
PRO FORMA AND PRO FORMA EQUIVALENT PER SHARE DATA:
Loss per common share for the:
  Year ended December 31, 1999..............................   $ (0.85)      $(1.09)
  Nine months ended September 30, 2000......................   $ (0.87)      $(1.12)
Book value per common share at September 30, 2000...........   $  5.85       $ 7.50

    Neither Metromedia nor SiteSmith has paid any cash dividends in any of the periods presented.

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

MARKET PRICE INFORMATION FOR METROMEDIA FIBER

    Metromedia Fiber class A common stock is traded on the Nasdaq National Market under the symbol "MFNX." There is no established public market for Metromedia Fiber class B common stock. Shares of Metromedia Fiber class B common stock are not listed on any national exchange. The table below shows, for the calendar quarters indicated, the high and low market prices for shares of Metromedia Fiber class A common stock, all as reported on the Nasdaq National Market. All the prices of Metromedia Fiber class A common stock set forth in the table below have been adjusted to reflect the four two-for-one stock splits in the form of a 100% stock dividend, completed on August 28, 1998, December 22, 1998, May 19, 1999 and April 17, 2000.


                                   METROMEDIA
                                 FIBER CLASS A
                                  COMMON STOCK
                                     PRICE
                          ----------------------------
YEAR                         HIGH              LOW
----                      -----------      -----------
1998
First quarter.......       2 5/8            1
Second quarter......       2 15/16          1 5/8
Third quarter.......       4 7/16           2 5/8
Fourth quarter......       8 11/16          3 1/8
1999
First quarter.......      14                8 3/8
Second quarter......      23 3/4           13 11/16
Third quarter.......      20 1/8           11
Fourth quarter......      24 9/16          12 1/8
2000
First quarter.......      50 9/16          22 13/32
Second quarter......      42 1/16          24 1/2
Third quarter.......      43               22
Fourth quarter......      23 7/8            9 21/32
2001
First quarter
  (through January
  19)...............      19 1/16          10


    The following table shows the closing market price, as reported on the Nasdaq National Market for shares of Metromedia Fiber class A common stock, and the implied equivalent per share values for shares of SiteSmith common stock.


    This information is provided as of October 9, 2000, the last trading day before public announcement of the signing of the merger agreement, and as of January 19, 2001, the latest practicable date prior to the printing of this document. You should obtain current market quotations for Metromedia Fiber class A common stock before deciding to exercise your appraisal.



                                                        METROMEDIA         SITESMITH
                                                       FIBER CLASS A         COMMON
                                                          COMMON             STOCK
                                                           STOCK           EQUIVALENT
DATE                                                       PRICE             VALUE
----                                                   -------------       ----------
October 9, 2000......................................  21     13/16       28
January 19, 2001.....................................  19     1/16        24    3/8



    As of January 19, 2001, there were approximately 631 holders of record of Metromedia Fiber class A common stock and 5 holders of class B common stock. Metromedia Fiber is aware that it has a substantial number of additional stockholders who hold their shares through The Depositary Trust Company.

MARKET PRICE INFORMATION FOR SITESMITH

    There is no established public trading market for the shares of SiteSmith's capital stock. Shares of SiteSmith capital stock are not listed on any national exchange.


    As of January 19, 2001, SiteSmith had 16,750,180 shares of common stock, 7,200,000 shares of series A preferred stock, 8,610,861 shares of series B preferred stock, and 4,717,372 shares of series C preferred stock outstanding. As of January 19, 2001, there were approximately 166 holders of record of SiteSmith common stock, 27 holders of record of Series A preferred stock, 52 holders of record of Series B preferred stock and 17 holders of record of Series C preferred stock.


                                DIVIDEND POLICY

    Neither Metromedia Fiber nor SiteSmith has ever declared or paid cash dividends on its common stock. Each of Metromedia Fiber and SiteSmith expects to retain its future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividend in the foreseeable future. Covenants in the indentures governing Metromedia Fiber's outstanding debentures restrict the payment of cash dividends.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE INFORMATION BELOW AS WELL AS ALL OTHER INFORMATION PROVIDED TO YOU IN THIS DOCUMENT IN DECIDING WHETHER TO APPROVE THE MERGER, INCLUDING INFORMATION IN THE SECTION OF THIS DOCUMENT ENTITLED "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

RISK FACTORS RELATED TO THE MERGER

    METROMEDIA FIBER MAY ENCOUNTER DIFFICULTIES IN THE INTEGRATION AND DEVELOPMENT OF THE BUSINESS OF SITESMITH.

    Metromedia Fiber may not be able to integrate and develop the businesses of Metromedia Fiber and SiteSmith. For example, Metromedia Fiber may encounter operational difficulties in the integration of the two companies. In addition, commercial and technological advances resulting from the integration of technologies of Metromedia Fiber and SiteSmith may not be achieved as successfully or as rapidly as currently anticipated, if at all. The consolidation of operations, technologies and marketing and distribution methods and the technological integration of the SiteSmith and Metromedia Fiber networks present significant managerial challenges. There can be no assurance that these actions will be accomplished as successfully or as rapidly as currently anticipated. Some of the factors contributing to the risks of integration faced by Metromedia Fiber are:

    - difficulties and expenses of integrating operations, technology and personnel into Metromedia Fiber's operations while preserving the goodwill of the SiteSmith businesses;

    - the additional financial resources that may be needed to fund the operations of SiteSmith;

    - the potential disruption caused to the businesses of Metromedia Fiber and SiteSmith by the need to dedicate management and other resources to completing the merger transactions;

    - the difficulty of creating and maintaining uniform standards, controls, procedures and policies;

    - Metromedia Fiber's inability to retain SiteSmith's customers;

    - the ability of Metromedia Fiber's management to manage the substantial expansion of Metromedia Fiber's employee base and the integration of teams that have not previously worked together, while dealing with the potential loss of key employees of SiteSmith;

    - the impairment of relationships with employees and customers as a result of changes in management; and

    - the different geographic locations of the principal operations of Metromedia Fiber and SiteSmith.

    THE MARKET PRICE OF METROMEDIA FIBER CLASS A COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

    The market price of Metromedia Fiber's class A common stock may decline as a result of the merger if:

    - the integration of Metromedia Fiber and SiteSmith is unsuccessful;

    - the perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by financial analysts or investors; or

    - the effect of the merger on the combined entity's financial results is not consistent with the expectations of financial analysts or investors.

    THE INTERESTS OF MANAGEMENT MAY BE DIFFERENT FROM THOSE OF STOCKHOLDERS.

    Some members of SiteSmith's management and board of directors, including individuals who will be directors or executive officers of the surviving corporation, have various interests in the merger that may be different from, or in addition to, the interests of SiteSmith stockholders. In particular, Mark

Spagnolo and Robert Ryan have entered into post-merger employment agreements with SiteSmith and Metromedia Fiber. See "The Merger--Interests of Members of SiteSmith Board of Directors and Management in the Merger" for more information concerning matters relating to the employment and compensation of the directors and executive officers of SiteSmith.

    IF THE MERGER FAILS TO QUALIFY AS A TAX-FREE REORGANIZATION YOU WILL RECOGNIZE GAIN OR LOSS ON YOUR SITESMITH SHARES.

    SiteSmith and Metromedia Fiber have structured the merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. Although the Internal Revenue Service has not provided a ruling on the merger, SiteSmith and Metromedia Fiber will each obtain a legal opinion from their respective counsel that the merger qualifies as a tax-free reorganization. These opinions neither bind the IRS nor prevent the IRS from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, you would generally recognize gain or loss on each SiteSmith share surrendered in the merger in the amount of the difference between your basis in such share and the fair market value of the Metromedia Fiber common stock and other consideration you receive in exchange for such SiteSmith share at the time of the merger.

    A PORTION OF YOUR SHARES WILL BE HELD IN AN ESCROW ACCOUNT FOR A PERIOD OF AT LEAST ONE YEAR.

    Upon completion of the merger, 15% of the shares of Metromedia Fiber class A common stock issued at the closing of the merger to the holders of SiteSmith common stock and series A, B and C preferred stock will be delivered to an escrow agent, on behalf of the holders of SiteSmith stock, as security for breaches by SiteSmith of any of its representations, warranties, covenants or agreements set forth in the merger agreement. One half of the escrowed shares remaining in escrow after Metromedia Fiber files its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 will be released and distributed at that time to former stockholders of SiteSmith and the balance of the escrowed shares are to remain in an escrow account until one year after the closing of the merger. If Metromedia Fiber successfully asserts a claim while the escrowed shares remain in the escrow account, you may not receive all or part of these escrowed shares.

    THE ESCROW AGENT MAY NOT ACT IN THE MANNER YOU DESIRE.

    The merger agreement provides that the escrow agent will act in certain matters involving the shares of Metromedia Fiber class A common stock to be held in escrow. The adoption and approval of the merger agreement and the merger by a majority of the SiteSmith stockholders also effectively constitutes acceptance by all SiteSmith stockholders of the escrow agent to act as such in accordance with the merger agreement and the escrow agreement by which it is bound. The escrow agent may not act in the manner you desire and any arbitration orders required to be enforced by the escrow agent under the terms of the escrow agreement could have the effect of reducing the consideration you ultimately receive in the merger.

    THE STOCKHOLDERS' ESCROW REPRESENTATIVE MAY NOT ACT IN THE MANNER YOU
    DESIRE.

    Mark Spagnolo will be appointed as the stockholders' escrow representative to act in certain matters involving the shares of Metromedia Fiber class A common stock to be held in escrow. As escrow representative, Mark Spagnolo will have the right, among other things, to compromise and to settle claims made by Metromedia Fiber against the escrowed shares. The escrow representative may not act in the manner you desire and decisions made by him could have the effect of reducing the consideration you ultimately receive in the merger.

    FAILURE TO COMPLETE THE MERGER WOULD NEGATIVELY IMPACT SITESMITH'S FUTURE BUSINESS AND OPERATIONS.

    If the merger is not completed for any reason, SiteSmith may be subject to a number of material risks, including the following:

    - if SiteSmith continues to incur substantial operating losses, it will need to immediately and successfully establish new sources of financing, the availability of which is uncertain;

    - potential customers may defer purchases of SiteSmith's services; and

    - employee turnover may increase.

    The occurrence of any of these factors would likely result in serious harm to SiteSmith's business, operating results and financial condition.

RISK FACTORS RELATED TO METROMEDIA FIBER'S BUSINESS

    METROMEDIA FIBER MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT ITS BUSINESS STRATEGY BECAUSE IT DEPENDS ON FACTORS BEYOND ITS CONTROL, WHICH COULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

    Metromedia Fiber's future largely depends on its ability to implement its business strategy and proposed expansion in order to create new business and revenue opportunities. Metromedia Fiber's results of operations will be adversely affected if it cannot fully implement its business strategy. Successful implementation depends on numerous factors beyond its control, including economic, competitive and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified management personnel.

    METROMEDIA FIBER HAS A LIMITED HISTORY OF OPERATIONS.

    You have limited historical financial information upon which to base your evaluation of Metromedia Fiber's performance. Metromedia Fiber was formed in April 1993 and has a limited operating history. Metromedia Fiber currently has a limited number of customers and is still in the process of building many of its networks. Accordingly, you must consider its prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.

    METROMEDIA FIBER HAS INCURRED SIGNIFICANT NET LOSSES IN CONNECTION WITH THE CONSTRUCTION OF ITS NETWORK AND THERE CAN BE NO ASSURANCE THAT METROMEDIA FIBER WILL GENERATE NET INCOME OR THAT IT WILL SUSTAIN POSITIVE CASH FLOW IN THE FUTURE.

    Metromedia Fiber has incurred and expects to continue incurring losses while it concentrates on the development and construction of its networks and until its networks have established an adequate revenue-generating customer base. In addition, Metromedia Fiber's acquisition of SiteSmith is expected to increase net losses of the combined entity because SiteSmith is a start-up business and as a result, the amortization of SiteSmith's goodwill will not be completely offset by revenue generated by SiteSmith's business. The combined entity also expects to incur losses during the initial startup phases of any services that it may provide. Although, under its business plan, Metromedia Fiber believes that it will become EBITDA positive by 2003, Metromedia Fiber cannot assure you that it will succeed in establishing the adequate revenue base or that its services will generate the results required to achieve this goal.

    Continued negative EBITDA may prevent Metromedia Fiber from pursuing its strategies for growth and could cause it to be unable to meet its debt service obligations, capital expenditure requirements or working capital needs.


    EBITDA consists of earnings (loss) before income taxes plus all net interest expense, depreciation and amortization expense and losses from joint ventures. Although EBITDA is a not a measure of financial performance under generally accepted accounting principles, it is a widely used financial measure of the potential capacity of a company to incur and service debt. Metromedia Fiber also believes that such calculation provides relevant and useful information for evaluating its performance. However, EBITDA should not be considered as an alternative to measures of operating performance as determined by generally accepted accounting principles. As it is not calculated identically by all companies, Metromedia Fiber's reported EBITDA may not be comparable to similarly titled measures used by other companies. In addition, there may be significant factors or trends that EBITDA fails to capture.


    METROMEDIA FIBER CANNOT ASSURE YOU THAT A MARKET FOR ITS CURRENT OR FUTURE SERVICES WILL DEVELOP.

    The practice of leasing dark fiber, which is fiber optic cable without any of the electronic or optronic equipment necessary to use the fiber for transmission, is not widespread and Metromedia Fiber cannot assure you that the market will develop or that it will be able to enter into contracts, comply with the terms of these contracts or maintain relationships with communications carriers and corporate and government customers. Metromedia Fiber also cannot assure you that these contracts or relationships will be on economically favorable terms or that communications carriers and corporate and government customers will not choose to compete against, rather than cooperate with it. If Metromedia Fiber is unable to enter into contracts, comply with the terms of the contracts or maintain relationships with these customers, its operations would be materially and adversely affected. Metromedia Fiber cannot predict whether providing services to governments will evolve into a significant market because governments usually already control existing rights-of-way and often build their own communications infrastructure. Metromedia Fiber will need to strengthen its marketing efforts and increase its staff to handle future marketing and sales requirements. If Metromedia Fiber fails to obtain significant, widespread commercial and public acceptance of its networks and access to sufficient buildings its visibility in the telecommunications market could be jeopardized. Metromedia Fiber cannot assure you that it will be able to secure customers for the commercial use of its proposed networks or access to sufficient buildings in each market.

    In addition, the market for Metromedia Fiber's co-location and internet services is new and evolving. Metromedia Fiber cannot assure you that its co-location and internet services will achieve widespread acceptance in this new market. Further, the success of Metromedia Fiber's co-location and internet services business depends in large part on growth in the use of the internet. The growth of the internet is highly uncertain and depends on a variety of factors.

    Metromedia Fiber may expand the range of services that it offers. These services may include assisting customers with the integration of their leased dark fiber with appropriate electronic and optronic equipment by facilitating the involvement of third party suppliers, vendors and contractors. Metromedia Fiber cannot assure you that a market will develop for its new services, that implementing these services will be technically or economically feasible, that it can successfully develop or market them or that it can operate and maintain its new services profitably.

    SEVERAL OF METROMEDIA FIBER'S CUSTOMERS MAY TERMINATE THEIR AGREEMENTS WITH IT OR INVOKE LIQUIDATED DAMAGES PROVISIONS IF METROMEDIA FIBER DOES NOT PERFORM BY SPECIFIED TIMES.

    Metromedia Fiber currently has some contracts to supply leased fiber capacity which allow the lessee to terminate the contracts and/or provide for liquidated damages if it does not supply the stated fiber capacity by a specified time. Metromedia Fiber's ability to install and supply fiber at the times required by its contracts is dependent on a number of factors, some of which are beyond its control, including the ability of its subcontractors to perform on time and state and local regulation. Termination of any of these contracts or the invocation of liquidated damages provisions could adversely affect Metromedia Fiber's operating results.

    COMPETITORS OFFER SERVICES SIMILAR TO METROMEDIA FIBER'S IN ITS CURRENT OR PLANNED MARKETS WHICH WOULD AFFECT ITS RESULTS OF OPERATIONS.

    The telecommunications industry and the co-location and internet services business are extremely competitive, particularly with respect to price and service, which may adversely affect Metromedia Fiber's results of operations. A significant increase in industry capacity or reduction in overall demand would adversely affect Metromedia Fiber's ability to maintain or increase prices. In the telecommunications industry, Metromedia Fiber competes against incumbent local exchange carriers, which have historically provided local telephone services and currently dominate their local telecommunications markets, and competing carriers in the local services market. In addition to these carriers, several other potential competitors, such as facilities-based communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone system operators and large end-users with private networks, are capable of offering, and in some cases offer, services similar to those offered by Metromedia Fiber. Furthermore, several of these service providers, such as wireless service providers, could build wireless networks more rapidly and at lower cost than fiber optic networks. Additionally, the co-location and internet services business is highly competitive due to a lack of barriers to entry and high price sensitivity. Many of Metromedia Fiber's competitors have greater financial, research and development and other resources than it does.

    Some of Metromedia Fiber's principal competitors already own fiber optic cables as part of their telecommunications networks. Accordingly, any of these carriers, some of which already have franchise and other agreements with local and state governments and substantially greater resources and more experience than Metromedia Fiber, could directly compete with Metromedia Fiber in the market for leasing fiber capacity, if they are willing to offer this capacity to their customers. In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to begin construction to equip their networks. If communications carriers and local cable companies decide to equip their networks with fiber optic cable, they could become significant competitors. Metromedia Fiber's franchise and other agreements with the city of New York and other local and state governments are not exclusive. Potential competitors with greater resources and more experience than Metromedia Fiber could enter into franchise and other agreements with local and state governments and compete directly with it. Other companies may choose to compete with Metromedia Fiber in its current or planned markets, including Europe, by leasing fiber capacity, including dark fiber, to Metromedia Fiber's targeted customers. This additional competition could materially and adversely affect Metromedia Fiber's operations.

    METROMEDIA FIBER DEPENDS ON A LIMITED NUMBER OF CUSTOMERS AND HAS A LONG SALES CYCLE, AND AS A RESULT IS MORE VULNERABLE TO CHANGING ECONOMIC CONDITIONS.

    Metromedia Fiber is particularly dependent on a limited number of customers. In addition, Metromedia Fiber's co-location and internet services business has a long sales cycle. Metromedia Fiber is, therefore, more susceptible to the impact of poor economic conditions than its competitors with a more balanced mix of business.

    However, it is not expected that Metromedia Fiber's acquisition of SiteSmith will lengthen Metromedia Fiber's already long sales cycle for internet services businesses. Though a long sales cycles increases the difficulty of matching revenue and related expenditures, the risk of experiencing operating losses would not be heightened as it is expected that once the ramp-up of general service capabilities is complete, revenue will exceed cost of services.

    METROMEDIA FIBER MAY EXPERIENCE RISKS AS A RESULT OF EXPANDING ITS NETWORKS AND OPERATIONS INTO OTHER FOREIGN COUNTRIES, WHICH MAY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

    Metromedia Fiber's strategy includes expanding its services to provide fiber optic cable, developing regional internet service exchange facilities and, following the merger, offering internet infrastructure solutions in foreign countries. Metromedia Fiber operates in most countries of the European Union and has taken steps to develop its operations in Canada, Denmark, Ireland, Spain, Switzerland, The Czech Republic, Hungary, Israel and Japan. These planned international operations are subject to a number of risks, including:

    - difficulties in staffing and managing its operations in foreign countries;

    - difficulty in maintaining effective communications due to distance, language and cultural barriers;

    - cost of adapting products and techniques to foreign countries;

    - longer sales cycles;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - fluctuations in currency exchange rates;

    - potentially adverse tax consequences;

    - slower adoption of the internet in Europe;

    - the impact of recessions in countries outside the United States;

    - political and economic instability in Israel;

    - import and export restrictions of certain technologies and products such as fiber;

    - trade barriers and barriers to foreign investment, especially in the telecommunications industry;

    - reduced protection for intellectual property rights in some countries;

    - higher levels of regulation specific to the telecommunications industry, such as administrative authorizations required by most countries in the European Union;

    - unexpected changes in the regulatory requirements;

    - delays from customs brokers or government agencies encountered as a result of exporting fiber from the United States to foreign countries in which Metromedia Fiber may operate; and

    - potentially adverse consequences resulting from operating in multiple countries, each with its own laws and regulations, including tax laws and industry related regulations.

    Metromedia Fiber cannot assure you that it will be successful in overcoming these risks or any other problems arising because of expansion into foreign countries.

    METROMEDIA FIBER MAY NOT BE ABLE TO SUCCESSFULLY IDENTIFY, MANAGE AND ASSIMILATE FUTURE ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES, WHICH WOULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

    Metromedia Fiber has in the past, and may in the future, acquire, make investments in, or enter into strategic alliances, including joint ventures in which it holds less than a majority interest, with companies that have customer bases, switching capabilities, existing networks or other assets in Metromedia Fiber's current markets or in areas into which it intends to expand its networks. Any acquisitions, investments, strategic alliances or related efforts will be accompanied by risks such as:

    - the difficulty of identifying appropriate acquisition candidates;

    - the difficulty of assimilating the operations of the respective entities;

    - the potential disruption of Metromedia Fiber's pre-existing business;

    - the potential inability to control joint ventures in which Metromedia Fiber holds less than a majority interest;

    - the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts;

    - the failure to successfully incorporate licensed or acquired technology and rights into Metromedia Fiber's services;

    - the inability to maintain uniform standards, controls, procedures and policies; and

    - the impairment of relationships with employees and customers as a result of changes in management.

    Metromedia Fiber cannot assure you that it will be successful in overcoming these risks or any other problems encountered with such acquisitions, investments, strategic alliances or related efforts.

    IN THE TELECOMMUNICATIONS INDUSTRY, CONTINUED PRICING PRESSURES FROM METROMEDIA FIBER'S COMPETITORS AND AN EXCESS OF NETWORK CAPACITY CONTINUE TO CAUSE PRICES FOR ITS SERVICES TO DECLINE.

    Metromedia Fiber anticipates that prices for its services specifically, and transmission services in general, will continue to decline over the next several years due primarily to the following:

    - price competition as various network providers continue to install networks that might compete with Metromedia Fiber's networks;

    - recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber; and

    - strategic alliances or similar transactions, such as long distance capacity purchasing alliances among regional Bell operating companies, that increase the parties' purchasing power.

    METROMEDIA FIBER'S BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL THE LOSS OF WHOM COULD ADVERSELY AFFECT ITS BUSINESS.

    Metromedia Fiber's business is managed by a small number of key management and operating personnel. Metromedia Fiber believes that the success of its business strategy and its ability to operate profitably depend on the continued employment of its senior management team led by Stephen A. Garofalo, Chairman of the Board of Directors and Chief Executive Officer. Metromedia Fiber's business and financial results could be materially affected if Mr. Garofalo or other members of its senior management team became unable or unwilling to continue in their present positions.

RISKS RELATED TO THE CONSTRUCTION OF METROMEDIA FIBER'S NETWORKS

    METROMEDIA FIBER CANNOT ASSURE YOU THAT IT WILL SUCCESSFULLY COMPLETE THE CONSTRUCTION OF ITS NETWORKS.

    The construction of future networks and the addition of internet service exchange facilities entail significant risks, including management's ability to effectively control and manage these projects, shortages of materials or skilled labor, unforeseen engineering, environmental or other regulatory or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. The failure to obtain necessary licenses, permits and authorizations could prevent or delay the completion of construction of all or part of Metromedia Fiber's networks or increase completion costs. In addition, Metromedia Fiber's establishment and maintenance of interconnections with other network providers at various public and private points, often referred to as "peering arrangements," is necessary for Metromedia Fiber to provide cost efficient co-location and internet connectivity services. Metromedia Fiber cannot assure you that the budgeted costs of its current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all.

    METROMEDIA FIBER OBTAINS SOME OF THE KEY COMPONENTS USED IN ITS FIBER OPTIC NETWORK FROM A SINGLE SOURCE OR A LIMITED GROUP OF SUPPLIERS, AND THE PARTIAL OR COMPLETE LOSS OF ONE OF THESE SUPPLIERS COULD DISRUPT ITS OPERATIONS AND RESULT IN A SUBSTANTIAL LOSS OF REVENUE.

    Metromedia Fiber depends upon a small group of suppliers for some of the key components and parts used in its network. In particular, Metromedia Fiber purchases cable from Lucent, Lucent-Fitel and from Corning, and Metromedia Fiber purchases fiber optic equipment from Nortel and Lucent. Any delay or extended interruption in the supply of any of the key components, changes in the pricing arrangements with its suppliers and manufacturers or delay in transitioning a replacement supplier's product into its network could disrupt Metromedia Fiber's operations.

    METROMEDIA FIBER'S FIBER OPTIC NETWORK AND INTERNET SERVICE EXCHANGE FACILITIES ARE VULNERABLE TO PHYSICAL DAMAGE, CATASTROPHIC OUTAGES, POWER LOSS AND OTHER DISRUPTIONS BEYOND ITS CONTROL, AND THE OCCURRENCE OF ANY OF THESE FAILURES COULD RESULT IN IMMEDIATE LOSS OF REVENUE, PAYMENT OF OUTAGE CREDITS TO ITS CUSTOMERS AND, MORE IMPORTANTLY, THE LOSS OF ITS CUSTOMERS' CONFIDENCE AND ITS BUSINESS REPUTATION.

    Metromedia Fiber's success in marketing its services to its customers requires that Metromedia Fiber provide high reliability, high bandwidth and a secure network. Metromedia Fiber's network, facilities and the infrastructure upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other disruptions beyond its control that may cause interruptions in service or reduced capacity for customers. Its agreements with its customers typically provide for the payment of outage related credits (a predetermined reduction or offset against its lease rate when a customer's leased facility is non-operational and/or otherwise does not meet certain operating parameters) or damages in the event of a disruption in service. These credits or damages could be substantial and could significantly decrease its net revenue. Significant or lengthy outages would also undermine its customers' confidence in its fiber optic network and injure Metromedia Fiber's business reputation.

RISKS RELATED TO METROMEDIA FIBER'S INDEBTEDNESS

    METROMEDIA FIBER HAS SUBSTANTIAL DEBT WHICH MAY LIMIT ITS ABILITY TO BORROW, RESTRICT THE USE OF ITS CASH FLOWS AND CONSTRAIN ITS BUSINESS STRATEGY, AND METROMEDIA FIBER MAY NOT BE ABLE TO MEET ITS DEBT OBLIGATIONS.

    Metromedia Fiber has substantial debt and debt service requirements. Metromedia Fiber currently has total debt of approximately $2.67 billion as of September 30, 2000. Metromedia Fiber's substantial debt has important consequences, including:

    - its ability to borrow additional amounts for working capital, capital expenditures or other purposes is limited;

    - a substantial portion of its cash flow from operations is required to make debt service payments; and

    - its leverage could limit its ability to capitalize on significant business opportunities and its flexibility to react to changes in general economic conditions, competitive pressures and adverse changes in government regulation.

    Metromedia Fiber cannot assure you that its cash flow and capital resources will be sufficient to repay its existing indebtedness and any indebtedness incurred in the future, or that it will be successful in obtaining alternative financing.

    In the event that Metromedia Fiber is unable to repay its debts, it may be forced to reduce or delay the completion or expansion of its networks, sell some of its assets, obtain additional equity capital or refinance or restructure its debt. If Metromedia Fiber is unable to meet its debt service obligations or comply with its covenants, a default under its existing debt agreements would result. To avoid a default, Metromedia Fiber may need waivers from third parties, which might not be granted.

    METROMEDIA FIBER MAY INCUR SUBSTANTIAL ADDITIONAL DEBT.

    On January 10, 2001, Metromedia Fiber filed a universal shelf registration statement on Form S-3 to register the primary offering of up to $1,010,075,000 of debt and equity securities. In addition, Metromedia Fiber previously filed a universal shelf registration statement on Form S-3 which was declared effective in October 1999. Under that registration statement, $489,925,000 aggregate principal amount of securities remain eligible to be sold in primary offerings and 9,120,760 shares of class A common stock remain eligible to be resold in secondary offerings.

    METROMEDIA FIBER MAY BE UNABLE TO RAISE THE ADDITIONAL FINANCING NECESSARY TO COMPLETE THE CONSTRUCTION OF ITS NETWORKS, WHICH WOULD ADVERSELY AFFECT ITS LONG-TERM BUSINESS STRATEGY.

    Metromedia Fiber may need significant amounts of additional capital to complete the build-out of its planned fiber optic communications networks, to expand its network infrastructure, to build additional co-location facilities and to meet its long-term business strategies, including expanding its networks to additional cities and constructing its networks in Europe. If Metromedia Fiber needs additional funds, its inability to raise them will have an adverse effect on its operations. If Metromedia Fiber decides to raise additional funds by incurring debt, it may become more leveraged and subject to additional or more restrictive financial covenants and ratios. In addition, if Metromedia Fiber issues equity securities or securities convertible or exchangeable into its equity securities, current stockholders may face dilution.

    Metromedia Fiber's ability to arrange financing and the cost of financing depends upon many factors, including:

    - general economic and capital markets conditions, and in particular the non-investment grade debt market;

    - conditions in the telecommunications and internet markets;

    - regulatory developments;

    - credit availability from banks or other lenders;

    - investor confidence in the telecommunications and internet industries and in Metromedia Fiber;

    - the success of Metromedia Fiber's fiber optic communications network and internet services; and

    - provisions of tax and securities laws that are conducive to raising capital.

RISKS RELATED TO GOVERNMENTAL REGULATIONS

    Existing and future government laws and regulations greatly influence how Metromedia Fiber operates its business, its business strategy and ultimately its viability. U.S. Federal and state laws and the laws of foreign countries in which Metromedia Fiber operates directly shape the telecommunications and internet market. Consequently, regulatory requirements and changes could adversely affect Metromedia Fiber's operation and also influence the market for the internet, web hosting and related services. However, Metromedia Fiber cannot predict the future regulatory framework of its business.

    U.S. LAWS MAY NEGATIVELY IMPACT METROMEDIA FIBER'S BUSINESS AND RESULTS OF OPERATIONS BY REGULATING ITS OPERATIONS AND ITS CUSTOMERS' OPERATIONS.

    U.S. Federal telecommunications law imposes legal requirements on common carriers who engage in interstate or foreign communication by wire or radio, and on telecommunications carriers. Should these regulations be applied to Metromedia Fiber, they may have a material adverse impact on its business and results of operation. If providing dark fiber facilities or related services provided by Metromedia Fiber were deemed to be a telecommunications service, then regulations, both Federal and state, applicable to telecommunications carriers might apply to it. This could subject the revenues Metromedia Fiber received from facility leases in interstate commerce to assessment by the Federal Communications Commission Universal Service Fund and the offering of those facilities or services would be subject to common carrier regulation. In addition, several of Metromedia Fiber's customers and, in the case of Bell Atlantic Corporation (doing business as Verizon Communications), one of its shareholders, are local exchange carriers or long distance carriers, subject to regulation by Federal Communications Commission. Metromedia Fiber's business may be affected by regulations applicable to these telecommunications carriers. For example, the Federal Communications Commission has recently taken steps, and may take further steps, to reduce access charges, the fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on the incumbent local exchange carriers' local networks, and to give local exchange carriers greater flexibility in setting these charges. While Metromedia Fiber cannot predict the precise effect reduction in access charge will have on its operations, the reduction will likely make it more attractive for long distance carriers to use local exchange carriers facilities, rather than Metromedia Fiber's fiber optic telecommunications network. In addition, a recent decision by the Federal Communications Commission to require unbundling of incumbent local exchange carriers' dark fiber could decrease the demand for Metromedia Fiber's dark fiber by allowing its potential customers to obtain dark fiber from incumbent local exchange carriers at cost-based rates, and thereby have an adverse effect on the results of its operations.

    STATES' LEGISLATION AFFECTS METROMEDIA FIBER'S PRICING POLICIES AND ITS
    COSTS.

    Metromedia Fiber's offering of transmission services, which is different from dark fiber capacity, may be subject to regulation in each state to the extent that these services are offered for intrastate use, and this regulation may have an adverse effect on the results of its operations. Metromedia Fiber cannot assure you that these regulations, if any, as well as future regulatory, judicial or legislative action will not have a material adverse effect on it. In particular, state regulators have the authority to determine both the rates Metromedia Fiber will pay to incumbent local exchange carriers for certain interconnection arrangements such as physical co-location, and the prices that incumbent local exchange carriers will be able to charge its potential customers for services and facilities that compete with its services. Metromedia Fiber will also incur costs in order to comply with regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators and payment of regulatory fees and assessments, including contributions to state universal service funds. In some jurisdictions, Metromedia Fiber's pricing flexibility for intrastate services may be limited because of regulation, although Metromedia Fiber's direct competitors will be subject to similar restrictions.

    LOCAL GOVERNMENTS' CONTROL OVER RIGHTS-OF-WAY CAN LIMIT THE DEVELOPMENT OF METROMEDIA FIBER'S NETWORKS.

    Local governments exercise legal authority that may have an adverse effect on Metromedia Fiber's business because of its need to obtain rights-of-way for its fiber network. While local governments may not prohibit persons from providing telecommunications services nor treat telecommunication service providers in a discriminatory manner, they can affect the timing and costs associated with Metromedia Fiber's use of public rights-of-way.

    THE REGULATORY FRAMEWORK FOR METROMEDIA FIBER'S INTERNATIONAL OPERATIONS IS EXTENSIVE AND CONSTANTLY CHANGING, ADDING UNCERTAINTIES TO ITS PLANNED EXPANSION INTO FOREIGN COUNTRIES.

    Various regulatory requirements and limitations also will influence Metromedia Fiber's business as it attempts to enter international markets. Regulation of the international telecommunications industry is changing rapidly. Metromedia Fiber is unable to predict how the Federal Communications Commission and foreign regulatory bodies will resolve the various pending international policy issues and the effect of such resolutions on it. Metromedia Fiber U.K. is a U.S. international common carrier subject to U.S. regulation under Title II of the Communications Act of 1934. Metromedia Fiber is also licensed as a U.S. international common carrier subject to U.S. regulation under Title II of the Communications Act of 1934. Metromedia Fiber's U.K. joint venture is, and Metromedia Fiber itself also is, required, under Sections 214 and 203 of the Communications Act of 1934, respectively, to obtain authorization and file an international service tariff containing rates, terms and conditions before initiating service. International carriers are also subject to certain annual fees and filing requirements such as the requirement to file contracts with other carriers, including foreign carrier agreements, and reports describing international circuit, traffic and revenue data service. So long as Metromedia Fiber U.K. and Metromedia Fiber itself operate as international common carriers, they will also, be required to comply with the rules of the Federal Communications Commission. The international services provided by Metromedia Fiber U.K., and its international services are subject to regulation in the United Kingdom and other European jurisdictions in which it may operate. National regulations of relevant European and other foreign countries, as well as policies and regulations of the European Union and other foreign governments, impose separate licensing, service and other conditions on Metromedia Fiber's foreign joint ventures and its international service operations, and these requirements may have a material adverse impact on it.

    METROMEDIA FIBER'S FRANCHISES, LICENSES OR PERMITS COULD BE CANCELED OR NOT RENEWED, WHICH WOULD IMPAIR THE DEVELOPMENT OF MAJOR MARKETS FOR ITS SERVICES.

    Termination or non-renewal of Metromedia Fiber's franchise with the city of New York or of other rights-of-way or franchises that it uses for its networks could have a material adverse effect on its business, results of operations and financial condition. Metromedia Fiber will also need to obtain additional franchises, licenses and permits for its planned intracity networks, intercity networks and international networks. Metromedia Fiber cannot assure you that it will be able to maintain on acceptable terms its existing franchises, licenses or permits or to obtain and maintain the other franchises, licenses or permits needed to implement its strategy.

    PRIVACY CONCERNS, GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY LIMIT THE GROWTH IN THE USE OF THE INTERNET, WHICH WOULD PREVENT METROMEDIA FIBER FROM ESTABLISHING A VIABLE CUSTOMER BASE FOR ITS INTERNET AND CO-LOCATION SERVICES.

    Laws and regulations that apply directly to the internet are becoming more prevalent. The U.S. Congress recently considered internet laws regarding privacy and security relating to the collection and transmission of information over the internet, entrusting the Federal Trade Commission with strong enforcement power. The U.S. Congress also addressed the need for regulation on the protection of children, copyrights, trademarks, domain names, taxation and the transmission of sexually explicit material over the internet. The European Union adopted its own privacy regulations and other countries may do so in the future. Other nations have taken actions to restrict the free flow of material deemed objectionable over the internet. The current application of these laws does not directly affect Metromedia Fiber in a material fashion. However, by exposing companies involved in the internet to increased liability and costs such legal developments may discourage the development of the internet as a commercial medium, dampen its growth and indirectly harm Metromedia Fiber in its efforts to establish a satisfactory customer base for its internet and co-location services. Moreover, to the extent that internet connectivity and co-location service providers such as Metromedia Fiber are in the future held directly or contributorily liable for violations of such laws by their customers or others distributing illegal material on the internet, Metromedia will face increased legal liability and costs of legal compliance.

    Also, the scope of certain laws and regulations applicable to the internet is subject to conflicting interpretations and developments. The applicability to the internet of laws and regulations from various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is unsettled and may take years to resolve. For example, the Telecommunications Act of 1996 prohibits the transmission of certain types of information and content over the internet but the scope of this prohibition is currently unsettled. In addition, although courts held unconstitutional substantial parts of the Communication Decency Act, federal or state governments may enact, and courts may uphold, similar legislation as well as laws covering issues such as intellectual property rights over the internet and the characteristics and quality of internet services and consumer protection laws. Foreign countries may also enact laws in these fields. The development of laws governing these areas together with the application to these areas of existing laws not designed for the internet may expose companies involved in the internet to liability, increase their costs and discourage the development of the internet as a commercial medium. As a result, Metromedia Fiber may not succeed in establishing a satisfactory customer base for its internet and co-location services.

    METROMEDIA FIBER MAY EXPERIENCE ADDITIONAL RISKS AS A RESULT OF ITS CO-LOCATION AND INTERNET SERVICES.

    Metromedia Fiber has no patented technology and relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its technology. Despite its design and implementation of a variety of internet network security measures, unauthorized access, computer viruses, accidental or intentional action and other disruptions could occur. In addition, Metromedia Fiber may incur significant costs to prevent breaches in its internet security or to alleviate problems caused by those breaches.

    The law relating to the liability of online services companies and internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies, co-location companies and internet access providers. Metromedia Fiber may need to implement measures to reduce its exposure to this potential liability.

RISKS RELATED TO METROMEDIA FIBER'S RIGHTS-OF-WAY

    METROMEDIA FIBER MAY NOT BE ABLE TO OBTAIN AND MAINTAIN THE RIGHTS-OF-WAY AND OTHER PERMITS NECESSARY TO IMPLEMENT ITS BUSINESS STRATEGY.

    Metromedia Fiber must obtain additional rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install conduit and fiber for the expansion of its intracity networks, intercity networks and international networks. Metromedia Fiber cannot assure you that it will be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms. Some of these agreements may be short-term or revocable at will, and Metromedia Fiber cannot assure you that it will continue to have access to existing rights-of-way after they have expired or terminated. If any of these agreements were terminated or could not be renewed and Metromedia Fiber were forced to remove its fiber optic cable from under the streets or abandon its networks, the termination could have a material adverse effect on its operations. In addition, landowners have asserted that railroad companies and others to whom they granted easements to their properties are not entitled as a result of these easements to grant rights of way to telecommunications providers. If these disputes are resolved in the landowners' favor, Metromedia Fiber could be obligated to make substantial lease payments to these landowners for the lease of these rights of way. More specifically, Metromedia Fiber's New York/New Jersey network relies upon, and its planned expansions into Long Island and Westchester County will rely upon, right-of-way agreements with Bell Atlantic Corporation and Empire City Subway Company (Ltd.). The current agreements may be terminated at any time without cause with three months notice. In case of termination, Metromedia Fiber may be required to remove its fiber optic cable from the conduits or poles of Bell Atlantic. This termination would have a material adverse effect on its operations.

    RAPID TECHNOLOGICAL CHANGES COULD AFFECT THE CONTINUED USE OF FIBER OPTIC CABLE AND METROMEDIA FIBER'S RESULTS OF OPERATIONS.

    The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of its services, including Metromedia Fiber's fiber optic cable and internet connectivity services. Metromedia Fiber cannot predict the effect of technological changes on its business. Metromedia Fiber also cannot assure you that technological changes in the communications industry and internet-related industry will not have a material adverse effect on its operations.

RISKS RELATED TO METROMEDIA FIBER'S CORPORATE STRUCTURE

    METROMEDIA COMPANY EFFECTIVELY CONTROLS METROMEDIA FIBER AND HAS THE POWER TO CAUSE OR PREVENT A CHANGE OF CONTROL.

    Metromedia Company and one of its general partners currently own 100% of Metromedia Fiber's class B common stock, which represents more than a majority of the total voting power of Metromedia Fiber's common stock and which is entitled to elect 75% of the members of Metromedia Fiber's board of directors. Accordingly, Metromedia Company is able to control the board of directors and all stockholder decisions and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of Metromedia Fiber's assets, without the consent of Metromedia Fiber's other stockholders. In addition, Metromedia Company has the power to prevent or cause a change in control of Metromedia Fiber.

    OFFICERS AND DIRECTORS OWN A SUBSTANTIAL PORTION OF METROMEDIA FIBER STOCK AND MAY HAVE CONFLICTS OF INTEREST.

    Metromedia Fiber's executive officers and directors have substantial equity interests in Metromedia Fiber. As of October 9, 2000, all of Metromedia Fiber's directors and executive officers as a group collectively beneficially owned approximately 22% of its outstanding class A common stock and 100% of its outstanding class B common stock, including shares beneficially owned by Metromedia Company.

RISK RELATED TO METROMEDIA FIBER'S CLASS A COMMON STOCK

    THE STOCK PRICE OF METROMEDIA FIBER'S CLASS A COMMON STOCK MAY BE VOLATILE.

    The market price of Metromedia Fiber's class A common stock is subject to fluctuations in response to various factors and events, including changes in general market conditions, variations in Metromedia Fiber's quarterly operating results, regulatory or other changes, both domestic and international, affecting the telecommunications and internet-related industries generally or it specifically, announcements of business developments by Metromedia Fiber or it competitors, changes in operating results and the liquidity of the market for the class A common stock.

    THE HOLDERS OF METROMEDIA FIBER CLASS A COMMON STOCK MAY EXPERIENCE A DILUTION OF THEIR EQUITY INTEREST AS A RESULT OF METROMEDIA FIBER ISSUING ADDITIONAL SHARES OF CLASS A COMMON STOCK.

    On January 10, 2001, Metromedia Fiber filed a universal shelf registration statement on Form S-3 to register the primary offering of up to $1,010,075,000 of debt and equity securities. In addition,

Metromedia Fiber previously filed a universal shelf registration statement on Form S-3 which was declared effective in October 1999. Under that registration statement, $489,925,000 aggregate principal amount of securities remain eligible to be sold in primary offerings and 9,120,760 shares of class A common stock remain eligible to be resold in secondary offerings.

    SHARES OF METROMEDIA FIBER CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE MAY HAVE A POTENTIAL ADVERSE EFFECT ON METROMEDIA FIBER'S STOCK PRICE.

    Sales of a substantial number of shares of Metromedia Fiber's class A common stock in the public market, or the perception that sales may occur, could adversely affect prevailing market prices for the class A common stock and Metromedia Fiber's ability to raise capital in the future.


    As of January 19, 2001, there were 486,493,676 shares of class A common stock outstanding and 67,538,544 shares of class B common stock (which are convertible into class A common stock on a one-for-one basis) outstanding. Persons who are affiliates currently own all of the shares of class B common stock. In addition, as of November 3, 2000, 75,742,912 shares of class A common stock are issuable upon the exercise of outstanding options and warrants.


    On March 6, 2000, under the terms of a securities purchase agreement, Verizon Communications purchased 51.2 million newly issued shares of Metromedia Fiber's class A common stock at a purchase price of $14.00 per share and a convertible subordinated note in a principal amount of approximately
$975.3 million, which is convertible into shares of our class A common stock at a conversion price of $17.00 per share.

    Metromedia Fiber filed a universal shelf registration statement on Form S-3 which was declared effective in October 1999. Under that registration statement, $489,925,000 aggregate principal amount of securities remain eligible to be sold in primary offerings and 9,120,760 shares of class A common stock remain eligible to be resold in secondary offerings.

    No prediction can be made as to the effect, if any, that sales of shares of class A common stock or the availability of those shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of class A common stock, including those shares into which the class B common stock is convertible, may be sold in the public market may adversely affect prevailing market prices for the class A common stock and impair Metromedia Fiber's ability to raise equity capital in the future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This information statement/prospectus contains such "forward-looking statements." These include statements regarding the period following completion of the merger.

    Words such as "anticipate," "estimate," "expects," projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger, identify forward-looking statements. All forward-looking statements are based on SiteSmith's or Metromedia Fiber's management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the business of Metromedia Fiber and the factors relating to the merger discussed under "Risk Factors," factors that could cause actual results to differ materially from those described in the forward-looking statements made in this document include:

    - the inability of SiteSmith and Metromedia Fiber to integrate their operations;

    - fluctuations in the value of Metromedia Fiber shares;

    - the effect of the merger on Metromedia Fiber's business;

    - general economic and business conditions;

    - the existence or absence of adverse publicity;

    - changes in, or failure to comply with, government regulations;

    - changes in marketing and technology;

    - changes in political, social and economic conditions, especially with respect to our foreign operations;

    - competition in the telecommunications industry and internet-related industries;

    - industry capacity;

    - general risks of the telecommunications and internet-related industries;

    - success of acquisitions and operating initiatives, including Metromedia Fiber's ability to successfully integrate its acquisitions;

    - changes in business strategy or development plans;

    - management of growth;

    - availability, terms and deployment of capital;

    - construction schedules;

    - costs and other effects of legal and administrative proceedings;

    - dependence on senior management;

    - business abilities and judgment of personnel;

    - availability of qualified personnel; and

    - labor and employee benefit costs.

    Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this information statement/prospectus. Neither SiteSmith nor Metromedia

Fiber is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Metromedia Fiber or SiteSmith to predict which will arise. In addition, neither Metromedia Fiber nor SiteSmith can assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

    All forward-looking statements attributable to Metromedia Fiber or SiteSmith or any person acting on behalf of either or both of them are expressly qualified in their ent irety by the cautionary statements contained or referred to in this section.

                                   THE MERGER

WHAT YOU WILL RECEIVE IN THE MERGER

    Once the merger between Aqueduct Acquisition Corp. and SiteSmith is consummated, each of your shares of SiteSmith common stock will be converted into a number of shares of Metromedia Fiber Class A common stock equal to the aggregate merger consideration divided by the total number of shares of SiteSmith common stock on the date of consummation of the merger on a diluted basis (i.e., assuming that all outstanding options, warrants, preferred stock or other securities exercisable for or convertible into SiteSmith common stock have been exercised or converted). The holders of SiteSmith series A, B and C preferred stock will receive the number of shares of Metromedia Fiber class A common stock that they would have received if those holders had converted their preferred stock into SiteSmith common stock immediately prior to consummation of the merger.

    The aggregate merger consideration will be based on the average closing price of Metromedia Fiber class A common stock on the Nasdaq National Market during the twenty trading day period ending four business days prior to the closing of the merger, subject to the following conditions:

    - If the average closing price is greater than or equal to $24.00 and less than or equal to $27.2727, then the aggregate merger consideration will be the number of shares obtained by dividing $1,500,000,000 by the average trading price.

    - If the average closing price is less than $24.00, then the aggregate merger consideration will be 62,500,000 shares.

    - If the average closing price is greater than $27.2727, then the aggregate merger consideration will be 55,000,000 shares.

    Metromedia Fiber will not issue any fractional shares of its class A common stock in the merger. After completion of the merger, ChaseMellon Shareholder Securities, LLC, the exchange agent, will determine the aggregate number of fractional shares which would be distributed to all stockholders of SiteSmith. ChaseMellon Shareholder Services will then sell a number of shares of Metromedia Fiber class A common stock equal to such aggregate number of shares, and the fractional shareholders will receive a cash payment in lieu of the fractional shares. Instead of this procedure, however, Metromedia Fiber may satisfy payment for the excess shares by delivering cash (without interest) to ChaseMellon Shareholder Services in an amount equal to the aggregate amount of all these fractional shares multiplied by the closing sales price of Metromedia Fiber class A common stock on the Nasdaq National Market on the trading day immediately following the date of completion of the merger.

BACKGROUND OF THE MERGER

    Metromedia Fiber from time to time has evaluated entering into strategic relationships with, and strategic acquisitions of companies with, complementary business and technologies. SiteSmith has been growing its organization, customer base and revenue.

    In November 1999, SiteSmith and AboveNet Communications, a wholly owned subsidiary of Metromedia Fiber, commenced discussions with respect to a potential business transaction, which culminated in the execution of a co-location agreement.

    On numerous occasions from January through July 2000, representatives of SiteSmith and AboveNet discussed how the parties could best work together in serving mutual customers and enhancing the two companies' respective offerings. In June and July 2000, officers of SiteSmith and Metromedia Fiber discussed the possibility of Metromedia Fiber participating in an equity financing of SiteSmith. However, these discussions did not result in any agreement between the two companies.

    In late August 2000, senior officers of MetroMedia Fiber contacted senior officers of SiteSmith to discuss the merits of an expanded strategic relationship between the companies. On August 30, senior executives of Metromedia Fiber and senior executives of SiteSmith held several meetings to discuss their respective business strategies and various business transactions that might be of mutual benefit.

    On September 5, 2000, the SiteSmith board of directors held a meeting at the offices of Weiss, Peck & Greer at which the SiteSmith board of directors discussed the potential business combination. Following an extended discussion, the SiteSmith board of directors authorized senior management to conduct due diligence of Metromedia Fiber's business operations and prospects.

    On September 8, 2000, senior executives of Metromedia Fiber spoke with representatives of Credit Suisse First Boston, financial advisors to SiteSmith. Tentative terms were discussed and CSFB committed to preparing a term sheet in order to facilitate a discussion.

    On September 10, 2000, senior executives of Metromedia Fiber again spoke with representatives of CSFB. At that time, CSFB presented Metromedia Fiber with a draft term sheet for a proposed a stock-for-stock merger between the two companies. The Metromedia Fiber executives asked questions about the proposed term sheet, but the parties did not negotiate the terms of a merger at this meeting. In addition, the SiteSmith board of directors held a meeting that day to discuss the proposed term sheet. Following an extended discussion, the SiteSmith board of directors authorized senior management to negotiate the terms of the proposed transaction.

    Between September 11, 2000 and September 18, 2000 the parties held a series of discussions concerning mutually acceptable merger terms. On September 18, 2000 senior executives of Metromedia Fiber and SiteSmith agreed on a non-binding term sheet which set forth the terms of a stock-for-stock merger that would result in Metromedia Fiber acquiring SiteSmith for $1.5 billion worth of Metromedia Fiber class A common stock. As a result of this preliminary understanding, the parties decided to commence due diligence reviews of each other and negotiations of the terms of a merger agreement and other ancillary agreements.

    On September 20, 2000, the SiteSmith board of directors held a meeting at which they reviewed the proposed terms of the merger as set forth in the term sheet. Following an extended discussion, the SiteSmith board of directors authorized senior management to proceed with further discussions regarding the negotiation and preparation of a definitive merger agreement and the documents related thereto, and to perform due diligence in connection with the potential transaction.

    Beginning September 21, 2000 and continuing through October 5, 2000, SiteSmith and Metromedia Fiber conducted intensive mutual due diligence, including a review of each other's business plans, budgets and capital requirements. The parties and their legal counsel began negotiation of a merger agreement and other ancillary agreements on September 20, 2000 and continued their negotiations until shortly before the merger agreement was signed on October 9, 2000.

    On October 6, 2000, SiteSmith's board of directors held a special telephonic meeting with senior management and SiteSmith's legal and financial advisers to discuss the status of the negotiations with Metromedia Fiber and SiteSmith's due diligence review of Metromedia Fiber. Management provided its view of the proposed merger, describing the background of the discussion with Metromedia Fiber, the terms of the merger and the merger agreement and outlining the benefits and risks of the proposed transaction. Following the presentation by senior management, the board of directors engaged in a full discussion of the terms of the proposed merger, including the strategic benefits of the combinations and the terms and conditions of the proposed merger. SiteSmith's board of directors concluded that the merger agreement was fair to SiteSmith's stockholders and that the proposed merger was in the best interests of SiteSmith and its stockholders. Accordingly, the SiteSmith board of directors approved the merger, declaring the merger agreement to be advisable and approved the related documents and authorized management to proceed with the execution of the merger documents.

    On October 6, 2000, the board of directors of Metromedia held a telephonic meeting at which senior executives of Metromedia Fiber and its legal advisors made a presentation of the business of SiteSmith and the principal terms of the proposed agreements with SiteSmith. Each board member was provided with the most current draft of the transaction documents and with information about SiteSmith. After discussion, the board unanimously determined that the merger agreement, the transactions contemplated by the merger agreements and the issuance of shares of Metromedia Fiber class A common stock pursuant to the merger agreement were advisable and in the best interests of Metromedia Fiber and its stockholders, and the board approved the merger agreement and the issuance of the shares of Metromedia class A common stock pursuant to the merger agreement, subject to finalization of the merger documentation, due diligence and the execution of new employment agreement by Messrs. Spagnolo and Ryan.

    Following the Metromedia Fiber board meeting on October 6, 2000, extensive negotiations took place between representatives of Metromedia Fiber and representatives of Mark F. Spagnolo and Robert J. Ryan, concerning new employment agreements with those executives to become effective upon closing of the merger. These employment agreements were a condition to Metromedia Fiber's willingness to enter into the merger agreement. See "The Merger Agreement--Related Agreements." Following the conclusion of these negotiations and finalization of the merger documentation, Metromedia Fiber and SiteSmith executed the merger agreement on October 9, 2000.

    In the evening of October 9, 2000, Metromedia Fiber and SiteSmith entered into the merger agreement, and the SiteSmith stockholders identified on page 32 under the heading "The Written Consent of SiteSmith Stockholders--Voting Agreement" entered into the voting agreement with Metromedia Fiber. On the morning of October 10, 2000, Metromedia Fiber issued a press release announcing the merger agreement.

RECOMMENDATION OF SITESMITH BOARD OF DIRECTORS; SITESMITH'S REASONS FOR THE
  MERGER

    At the telephonic meeting of the board of directors of SiteSmith on October 6, 2000, the directors present at the meeting voted unanimously to enter into the merger agreement and to recommend that SiteSmith's stockholders vote to adopt the merger agreement.

    In the course of reaching its decision to approve and adopt the merger and the merger agreement, the board of directors of SiteSmith consulted with SiteSmith's senior management, outside legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including the following material factors:

    - the merger would give SiteSmith access to the optical internet infrastructure developed by Metromedia Fiber and provide SiteSmith with a reliable source of data center space and internet connectivity from AboveNet Communications, a subsidiary of Metromedia Fiber;

    - the strategic fit between Metromedia Fiber and SiteSmith, and the customer offering created by the merger, which will be a global end-to-end optical internet infrastructure outsourcing solution, combining comprehensive managed services with unmetered, unshared fiber network connections in the local loop, internet connectivity, co-location data centers and a globally connected fiber backbone network;

    - the belief that the combined company has the potential to enhance stockholder value through share ownership in a larger, more diversified, internet and telecommunications company;

    - the amount and form of consideration to be received by SiteSmith's stockholders in the merger and information on the historical trading range of Metromedia Fiber's class A common stock;

    - information concerning the business, earnings, competitive position and prospects of SiteSmith and Metromedia Fiber both individually and on a combined basis;

    - the strategic and financial alternatives available to SiteSmith in the rapidly growing internet infrastructure management services industry;

    - the possibility, as alternatives to the merger, of seeking to engage in one or more joint ventures, seeking to engage in a combination with a company other than Metromedia Fiber, or seeking to complete an initial public offering of SiteSmith common stock;

    - the likely impact of the merger on SiteSmith's employees and customers;

    - the expected effect of the merger on SiteSmith's existing relationships with third parties;

    - the interests that certain executive officers and directors of SiteSmith may have with respect to the merger in addition to their interests as stockholders of SiteSmith generally as described in "Interests of Members of SiteSmith Board of Directors and Management in the Merger;" and

    - the qualification of the merger as a tax-free transaction for United States federal income tax purposes (except for tax resulting from any cash received for fractional shares by the holders of SiteSmith capital stock).

    The SiteSmith board of directors has concluded that the proposal to adopt the merger agreement is advisable and in the best interests of SiteSmith and its stockholders and has approved and adopted the merger and the merger agreement. Accordingly, the SiteSmith board of directors recommends that all SiteSmith stockholders vote FOR adoption of the merger agreement, and the related matters, by executing the written consent.

METROMEDIA FIBER'S REASONS FOR THE MERGER

    Metromedia Fiber's board of directors approved the merger agreement and the merger, as it believes that:

    - the combined entity will be well positioned to meet the market's need for an integrated internet infrastructure management solution, including a worldwide fiber optic network, web hosting facilities and managed services;

    - the combined entity is expected to build brand equity, and gain significant market share as it will be able to differentiate from its competitors due to its ability to offer integrated end-to-end internet solutions;

    - the combination of the two companies' products and services is expected to generate significant cross-selling and up-selling opportunities;

    - SiteSmith's and Metromedia Fiber's resources and skills are complementary; and

    - SiteSmith and Metromedia Fiber have a strong cultural compatibility and share the same marketing and business strategies.

INTERESTS OF SITESMITH'S OFFICERS AND DIRECTORS IN THE MERGER

    In considering the recommendation of the SiteSmith board of directors with respect to adopting the merger agreement, the SiteSmith stockholders should be aware that certain members of the board of directors and management of SiteSmith have interests in the merger that are in addition to the interests of the SiteSmith stockholders generally. The SiteSmith board of directors was aware of these interests and considered them, among other matters, in approving the principal terms of the merger, the merger agreement and the transactions contemplated thereby.

    INDEMNIFICATION. The merger agreement provides for the survival after the merger of all indemnification rights of the members of the board of directors and officers of SiteSmith for acts and omissions occurring before the merger, as their rights existed as of October 9, 2000, in the SiteSmith charter or bylaws, in indemnification agreements with SiteSmith or as otherwise in effect on that date. Metromedia Fiber will guaranty that the surviving company observes all of these indemnification rights to the fullest extent permitted under Delaware law for a period of not less than six years after the merger.

    AUTOMATIC ACCELERATION OF STOCK OPTIONS; CHANGE IN CONTROL
PROVISIONS. Before initiation of discussions relating to the merger, SiteSmith entered into agreements containing change in control provisions with Mark F. Spagnolo, Chairman of the Board of SiteSmith and SiteSmith's Chief Executive Officer and President, David C. Winn, SiteSmith's Managing Director, Europe, Middle East and Africa, David S. Bauer, SiteSmith's Vice President, Operations, Mary Cortani, SiteSmith's Vice President, Business Integration, Richard H. Dym, SiteSmith's Vice President, Marketing, Peter E. Hilliard, SiteSmith's Vice President, Human Resources, Dan M. Rasmussen, SiteSmith's Vice President, New Market Development, Robert J. Ryan, IV, SiteSmith's Senior Vice President, Operations, Michael E. Seifert, SiteSmith's Vice President and Chief Financial Officer, Frank Slattery, SiteSmith's Vice President, Business Development and General Counsel, Marvin Tseu, a director of SiteSmith and SiteSmith's former President and Chief Executive Officer, Thomas Knight, SiteSmith's Assistant Treasurer, David Moroney, SiteSmith's Director of Finance, Caren Durazzo, SiteSmith's Corporate Controller, Lisa Geifer, SiteSmith's Director of Corporate Marketing, Carolyn Aver, a director of SiteSmith and Edward Sanderson, a director of SiteSmith. These arrangements provide for benefits if there is a change in control of SiteSmith. The merger is a change in control for this purpose.

    Metromedia Fiber and some of the directors, officers and consultants of SiteSmith may be subject to certain adverse tax consequences under Section 280G of the Internal Revenue Code of 1986, as amended, due to certain change in control benefits as described above. A portion of the change of control benefits may not be deductible to Metromedia Fiber for tax purposes. Moreover, the recipient of the change of control benefits may be subject to a 20% excise tax in addition to regular income tax. These adverse tax consequences may be avoided if SiteSmith stockholders holding shares possessing more than 75% of the voting power of the outstanding SiteSmith shares computed as provided in Section 280G of the Internal Revenue Code and the Treasury Regulations proposed thereunder, approve the acceleration of vesting. Each person who may be subject to adverse tax consequences has agreed to waive his or her right to the change of control benefits in the event that such stockholder approval is not obtained. Messrs. Spagnolo and Ryan have agreed to waive their rights to their change of control benefits regardless of stockholder approval.

    SiteSmith is in the process of soliciting stockholder approval by written consent for change of control benefits so that Metromedia Fiber and none of the directors or officers receiving change of control benefits suffer adverse tax consequences under Section 280G of the Internal Revenue Code.

    TERMINATION FOR REDUNDANCY; ACCELERATION OF STOCK OPTIONS. The merger agreement provides that if, within two years following the closing of the merger, (a) an employee of SiteSmith as of the effective time of the merger is terminated due to redundancy in position or (b) an employee of SiteSmith as of the closing of the merger resigns his or her position for good reason, then all unvested portions of each option to purchase SiteSmith common stock held by that employee at the closing of the merger will fully accelerate and become immediately exercisable.

    EMPLOYMENT AGREEMENTS. Mark F. Spagnolo has entered into an employment agreement with Metromedia Fiber and SiteSmith regarding employment with SiteSmith after the merger. Mr. Spagnolo will be appointed the Chief Executive Officer for SiteSmith. Robert J. Ryan has entered into an employment agreement with Metromedia Fiber and SiteSmith regarding employment with SiteSmith after the merger. Mr. Ryan will be appointed the Senior Vice President of Operations for SiteSmith. In connection with the execution of the employment agreements, Messrs. Spagnolo and Ryan have agreed that only 25% of their unvested shares of SiteSmith common stock will vest as a result of the merger, and that such newly vested shares will be subject to a lock-up for a period of six months following the closing of the merger. See the section entitled "The Merger Agreement--Related Agreements."

    As a result of these arrangements, the directors and executive officers of SiteSmith could be more likely to vote in favor of recommending adoption of the merger agreement than if they did not hold these interests.

STOCK EXCHANGE LISTING

    The Metromedia Fiber class A common stock to be issued to you in the merger will be listed on the Nasdaq National Market, subject to official notice of issuance.

APPRAISAL RIGHTS

    Under the Delaware General Corporation Law, notwithstanding the approval of the merger by the holders of the requisite number of shares of SiteSmith common stock and preferred stock, you are entitled to refuse the merger consideration to which you would otherwise be entitled under the merger agreement and exercise appraisal rights and obtain payment of the "fair value" for your shares under the terms of the Delaware General Corporation Law. In order to effectively exercise your appraisal rights you must satisfy each of the following primary requirements:

    - you must hold shares in SiteSmith as of the date you make your demand for appraisal rights and continue to hold shares in SiteSmith through the closing of the merger;

    - you must deliver to SiteSmith a written notice of your demand of payment of the fair value for your shares within 20 days of being notified by SiteSmith that the merger and the merger agreement have been approved by written consent; and

    - you must not have consented to the merger and the merger agreement.

    If you fail to comply with any of the above conditions or otherwise fail to comply with the requirements of Section 262 of the Delaware General Corporation Law, you will have no appraisal rights with respect to your shares.

    The determination of fair value takes into account all relevant factors, but excludes any appreciation or depreciation in anticipation of the applicable merger. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and allocated among the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon your application for appraisal, the Delaware Court of Chancery may order all or a portion of the expenses incurred by you in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, you will bear your own expenses.

    All written notices should be addressed to: SiteSmith, Inc., 3283 Scott Blvd., Santa Clara, California 95054, Telephone: (408) 987-6400. All written notices must be executed by, or with the consent of, the holder of record. The notice must identify you and indicate your intention to demand payment of the fair value for your shares. In the notice, your name should be stated as it appears on your stock certificate(s). If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, your demand must be executed by or for the fiduciary. If you own the shares with another person, such as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute your demand for appraisal. However, the agent must identify you and any other owners of the shares and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for you and any other owners.

    IF YOU ARE CONTEMPLATING THE EXERCISE OF THE RIGHTS SUMMARIZED ABOVE IN CONNECTION WITH THE MERGER, YOU ARE URGED TO CONSULT WITH YOUR OWN LEGAL COUNSEL. THE DESCRIPTION OF SECTION 262 CONTAINED IN THIS DOCUMENT IS ONLY A SUMMARY OF THE FULL TEXT DESCRIBED IN ANNEX D ATTACHED TO THIS INFORMATION STATEMENT/PROSPECTUS AND THE DELAWARE GENERAL CORPORATION LAW. FAILURE TO FOLLOW PRECISELY ALL OF THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS. ANY DEMANDS, NOTICES, CERTIFICATES OR OTHER DOCUMENTS REQUIRED TO BE DELIVERED IN

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CONNECTION WITH YOUR EXERCISE OF APPRAISAL RIGHTS SHOULD BE SENT TO TARGET AT
THE ADDRESS INDICATED ABOVE.

FEDERAL SECURITIES LAWS CONSEQUENCES

    All shares of Metromedia Fiber class A common stock received by SiteSmith stockholders in the merger will be freely transferable under the Federal securities laws, except for shares received by persons who are deemed to be "affiliates" of SiteSmith prior to the closing of the merger. The shares received by persons deemed "affiliates" of SiteSmith may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 (or Rule 144 in the case of persons who become affiliates of Metromedia Fiber) or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Metromedia Fiber or SiteSmith generally include individuals or entities that control, are controlled by, or are under common control with those parties and individuals who serve as officers or directors of Metromedia Fiber or SiteSmith.

ACCOUNTING TREATMENT

    The merger is expected to be accounted for under the purchase method of accounting. This means that after the merger, Metromedia Fiber will be required to record as intangible assets the excess of the consideration paid over the estimated fair value of net assets acquired and will subsequently amortize this cost against earnings.

REGULATORY APPROVALS

    Under the merger agreement, neither Metromedia Fiber nor SiteSmith is required to complete the merger unless any antitrust law waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, has expired or been terminated.

    Under the Hart-Scott-Rodino Act of 1976, and the rules under that act, the merger may not be completed unless the required 30-day waiting period has expired or been terminated. On October 18, 2000, SiteSmith and Metromedia Fiber filed premerger notifications and report forms under the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The waiting period expired on November 17, 2000.

                                       34
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                 THE WRITTEN CONSENT OF SITESMITH STOCKHOLDERS

    PURPOSES OF THE WRITTEN CONSENT

    The purposes of the written consent are:

    - to adopt the merger agreement;

    - to adopt the escrow agreement;

    - appoint Mark F. Spagnolo as escrow representative;

    - with respect to the SiteSmith preferred stockholders, to convert the series A preferred stock, series B preferred stock and series C preferred stock, respectively, into shares of SiteSmith common stock in accordance with the terms of SiteSmith's certificate of incorporation; and

    - with respect to SiteSmith preferred stockholders, Marv Tseu, Robert Ryan and Dan Rasmussen, to terminate the amended and restated investor rights agreement, dated July 20, 2000, by and among SiteSmith and certain holders of SiteSmith series A preferred stock, series B preferred stock and series C preferred stock, which termination shall be effective immediately prior to the consummation of the merger.

    RECOMMENDATION OF SITESMITH'S BOARD OF DIRECTORS

    THE SITESMITH BOARD OF DIRECTORS HAS CONCLUDED THAT THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IS ADVISABLE AND IN THE BEST INTERESTS OF SITESMITH AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE MERGER AND THE MERGER AGREEMENT. ACCORDINGLY, THE SITESMITH BOARD OF DIRECTORS RECOMMENDS THAT ALL SITESMITH STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT BY EXECUTING THE WRITTEN CONSENT.

    IN ADDITION, THE SITESMITH BOARD OF DIRECTORS RECOMMENDS THAT (1) ALL SITESMITH PREFERRED STOCKHOLDERS VOTE FOR THE CONVERSION OF THE PREFERRED STOCK INTO COMMON STOCK AND (2) ALL SITESMITH PREFERRED STOCKHOLDERS, MARV TSEU, ROBERT RYAN AND DAN RASMUSSEN VOTE FOR THE TERMINATION OF SITESMITH'S AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT.

    RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

    The board of directors of SiteSmith has fixed January   , 2001 as the record
date for the consent solicitation. Accordingly, only holders of shares of
SiteSmith common and preferred stock at the close of business on January   ,
2001, are entitled to notice of and to vote at the special meeting. As of the
record date, there were         shares of SiteSmith common stock,         shares
of SiteSmith series A preferred stock,         shares of SiteSmith series B
preferred stock and         shares of SiteSmith series C preferred stock.

    Each share of SiteSmith common stock and series A, B and C preferred stock entitles its holder to one vote on each matter submitted for stockholder approval in the written consent.

    REQUIRED VOTE

    Under applicable Delaware law and the charter documents of SiteSmith, the adoption of the merger agreement, the adoption of the escrow agreement and the appointment of Mark F. Spagnolo requires the affirmative vote of a majority of the SiteSmith common stock, voting as a single class, and a majority of the SiteSmith common stock and preferred stock, voting together as a single class.

    Under the charter documents of SiteSmith, the conversion of the preferred stock into common stock requires the affirmative vote of a majority of the holders of SiteSmith preferred stock, voting together as a single class.

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
    Under the amended and restated investor rights agreement, the termination of the amended and restated investor rights agreement requires the affirmative vote of (1) a majority of the SiteSmith preferred stock voting as a single class,
(2) a majority of the SiteSmith common stock held by Marv Tseu, Robert Ryan and Dan Rasmussen, and (3) 66 2/3 percent of the outstanding SiteSmith Series C preferred stock.

    VOTING AGREEMENT

    At the time of the signing of the merger agreement, the following individuals and entities who owned approximately 25,912,355 shares of common stock and series A, B and C preferred stock of SiteSmith, representing a majority of the common stock and a majority of each series of the preferred stock, executed a voting agreement under which they have agreed to vote all of their shares of SiteSmith stock to approve and adopt the merger agreement:
Robert J. Ryan, Mark F. Spagnolo, Spagnolo 2000 Trust, Spagnolo Extended Family Trust, Marv Tseu, Communications Ventures III, L.P., Communications
Ventures III CEO & Entrepreneur's Fund, L.P., ComVentures IV CEO Fund, L.P., ComVentures IV, L.P., ComVentures IV Entrepreneurs Fund, L.P., Bedrock Capital Partners I, L.P., Credit Suisse First Boston Bedrock Fund, L.P., VBW Employee Bedrock Fund, L.P., Weiss, Peck & Greer Venture Associates V Cayman, L.P., WPG Information Sciences Entrepreneur Fund II, L.L.C., WPG Information Sciences Entrepreneur Fund II-A, L.L.C., Weiss, Peck & Greer Venture Associates V-A, L.L.C., and Weiss, Peck & Greer Venture Associates V, L.L.C.

    Approximately 8,849,525 shares of common stock, 6,000,000 shares of series A preferred stock, 8,403,361 shares of series B preferred stock and 2,659,469 shares of series C preferred stock, which represent 53.1%, 83.3%, 97.6 % and 56.4% of such class and series of capital stock of SiteSmith, respectively, are subject to the voting agreement. Therefore, approval and adoption of the merger agreement is assured. However, your vote in favor of adoption of the merger agreement, adoption of the escrow agreement and appointment of the escrow representative remains important. See "The Merger Agreement--The Voting Agreement."

    EFFECT OF ABSTAINING

    You may abstain from voting on the proposal to adopt the merger agreement, the proposal to convert the preferred stock into common stock and/or the proposal to terminate the amended and restated investor rights agreement. If you mark your written consent "ABSTAIN" with respect to a proposal, you will be in effect voting against that proposal. In addition, if you fail to send in your written consent, this, too, will have the same negative effect.

    RETURNING WRITTEN CONSENTS

    BY TELECOPY. Because Delaware, the state in which SiteSmith is incorporated, permits electronic submission of written consents by telecopy, stockholders are asked to fill in, sign, date and fax their written consents to the attention of Elizabeth Holmes, at Venture Law Group, a Professional Corporation, at:
(650) 233-8386.

    BY MAIL. Stockholders are encouraged to return the written consent they faxed in the enclosed, prepaid envelope marked "Written Consent" to: Elizabeth Holmes, Venture Law Group, a Professional Corporation, 2800 Sand Hill Road,
Menlo Park, CA 94025, prior to February   , 2001.

    WRITTEN CONSENT SOLICITATION

    SiteSmith will bear the cost of the solicitation of written consents from its stockholders and will share the cost of printing and mailing this information statement/prospectus.

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
                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the merger agreement. A copy of the merger agreement is attached as Annex A to this document and is incorporated in this document by reference. YOU SHOULD READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

TERMS OF THE MERGER

    GENERAL

    The merger agreement contemplates the merger of a Metromedia Fiber subsidiary, Aqueduct Acquisition Corp., with and into SiteSmith. The merger will be completed once Metromedia Fiber files the Certificate of Merger with the Delaware Secretary of State. This filing will occur as soon as is practicable after the closing under the merger agreement. Unless Metromedia Fiber and SiteSmith agree otherwise, the closing will occur at 10:00 a.m. on the business day after the day on which the last of the conditions set forth in the merger agreement is satisfied or waived.

    CONVERSION OF SECURITIES

    Once Metromedia Fiber completes the merger, each of your shares of SiteSmith common stock will be converted into a number of shares of Metromedia Fiber class A common stock equal to the aggregate merger consideration divided by the total number of shares of SiteSmith common stock on the date of consummation of the merger on a diluted basis (i.e., assuming that all outstanding options, warrants, preferred stock or other securities exercisable for or convertible into SiteSmith common stock have been exercised or converted). The holders of SiteSmith series A, B and C preferred stock will receive the number of shares of Metromedia Fiber class A common stock that those holders would have received, had they converted their SiteSmith preferred stock into common stock immediately prior to consummation of the merger.

    The aggregate merger consideration will be based on the average closing price of Metromedia Fiber class A common stock on the Nasdaq National Market during the twenty trading day period ending four business days prior to the closing of the merger, subject to the following conditions:

    - If the average closing price is greater than or equal to $24.00 and less than or equal to $27.2727, then the aggregate merger consideration will be the number of shares obtained by dividing $1,500,000,000 by the average closing price.

    - If the average closing price is less than $24.00, then the aggregate merger consideration will be 62,500,000 shares.

    - If the average closing price is greater than $27.2727, then the aggregate merger consideration will be 55,000,000 shares.

    If there is a change in the number of shares, or securities or other instruments convertible or exchangeable into, or exercisable for, or common stock of SiteSmith or Metromedia Fiber class A common stock prior to the completion of the merger, the exchange ratio will be adjusted to eliminate the effects of that event.

    FRACTIONAL SHARES

    Metromedia Fiber will not issue any fractional shares of its stock in the merger. As promptly as practicable after Metromedia Fiber completes the merger, ChaseMellon Shareholder Services, as Metromedia Fiber's exchange agent in the merger, will determine the aggregate number of fractional shares which would be distributed to all of Metromedia Fiber's stockholders. ChaseMellon Shareholder Services will then sell a number of shares of Metromedia Fiber class A common stock equal to such aggregate number of fractional shares, and fractional stockholders will receive a cash payment in lieu of

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
the fractional shares. Until the net proceeds of those sales have been distributed to Metromedia Fiber's stockholders, ChaseMellon Shareholder Services will hold those proceeds in trust for the benefit of those holders. SiteSmith will pay the costs of the sale of the excess shares. ChaseMellon Shareholder Services will determine the portion of the proceeds to which each holder of fractional shares will be entitled, if any, by multiplying the amounts of the aggregate net proceeds from the sale by the holder's proportionate interest in the proceeds, which will depend on the holder's fractional share ownership.

    Instead of the procedure described above, however, Metromedia Fiber may satisfy payment for the excess shares by delivering cash (without interest) to ChaseMellon Shareholder Services in an amount equal to the aggregate amount of all of these excess shares multiplied by the closing sales price of Metromedia Fiber class A common stock on the Nasdaq Stock Market on the trading day immediately following the date Metromedia Fiber completes the merger.

    STOCK OPTIONS AND OTHER STOCK RIGHTS

    Once Metromedia Fiber completes the merger, each option or warrant to purchase shares of SiteSmith common stock will be assumed by Metromedia Fiber. This means that each SiteSmith stock option or warrant will be converted into an option or warrant to acquire shares of Metromedia Fiber class A common stock. The number of shares of Metromedia Fiber class A common stock to be subject to the option or warrant will be equal to the product of (a) the number of shares of SiteSmith common stock subject to the original option or warrant and (b) the exchange ratio by which the shares of SiteSmith common stock were exchanged into Metromedia Fiber class A common stock, rounded, in the case of any warrant or option other than an incentive stock option, up, and in the case of any incentive stock option, down, to the nearest whole share. The exercise price for each SiteSmith option and warrant will also be adjusted and will be equal to the quotient of (a) the exercise price of the original SiteSmith option and warrant divided by (b) the number of shares of Metromedia Fiber class A common stock for which the SiteSmith option or warrant shall be exercisable, rounded to the nearest cent in the case of any warrant or option other than an incentive stock option and, in the case of an incentive stock option, rounded up to the nearest cent.

EXCHANGE OF STOCK CERTIFICATES

    EXCHANGE PROCEDURES

    Once Metromedia Fiber completes the merger, ChaseMellon Shareholder Services will mail to each SiteSmith stockholder (a) a letter of transmittal,
(b) instructions for use in surrendering its SiteSmith shares in exchange for certificate(s) representing shares of Metromedia Fiber class A common stock, and
(c) stock transfer powers. Upon surrender of a SiteSmith stock certificate to ChaseMellon Shareholder Services along with an executed letter of transmittal and any other required documents, each SiteSmith stockholder will be entitled to receive a certificate representing that number of whole shares of Metromedia class A common stock and cash instead of any fractional share of Metromedia class A common stock, plus any dividends, which that stockholder has a right to receive in the merger. Surrendered SiteSmith stock certificates will then be canceled.

    DIVIDENDS AND DISTRIBUTIONS

    NO DIVIDENDS OR OTHER DISTRIBUTIONS DECLARED OR MADE AFTER THE MERGER WITH RESPECT TO METROMEDIA FIBER CLASS A COMMON STOCK WITH A RECORD DATE AFTER THE DATE OF THE CLOSING OF THE MERGER WILL BE PAID TO SITESMITH STOCKHOLDERS UNTIL A SITESMITH STOCKHOLDER SURRENDERS ITS SITESMITH STOCK CERTIFICATE(S).

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
    Following surrender to ChaseMellon Shareholder Services of any such certificate(s), as a record holder of certificates representing whole shares of Metromedia Fiber class A common stock, each SiteSmith stockholder will be paid, without interest:

    - the amount of any cash payable instead of a fractional share of Metromedia Fiber class A common stock to which it is entitled;

    - the amount of dividends or other distributions with a record date after the date of the closing of the merger and a payment date on or prior to the date of issuance of those whole shares of Metromedia Fiber class A common stock; and

    - at the appropriate payment date, the amount of dividends or other distributions payable with respect to those whole shares of Metromedia Fiber class A common stock with a record date after the date of the closing of the merger but with a payment date subsequent to surrender.

    TRANSFERS

    Immediately after the closing of the merger, the stock transfer books of SiteSmith will be closed, and there will be no further registration of transfers of SiteSmith common stock.

    TERMINATION OF EXCHANGE FUND

    Metromedia Fiber will receive any portion of Metromedia Fiber class A common stock or the proceeds from the sale of any excess Metromedia Fiber shares (or cash deposited by Metromedia Fiber representing fractional shares) which remains undistributed to SiteSmith stockholders twelve months after the date of the closing of the merger. Any SiteSmith stockholder who has not previously complied with the exchange procedures may then look only to Metromedia Fiber for payment.

    NO LIABILITY

    Metromedia Fiber, SiteSmith and ChaseMellon Shareholders Services will not be liable to any stockholder for any undistributed Metromedia Fiber class A common stock or cash from the proceeds of the sale of any excess Metromedia Fiber shares (or cash deposited by Metromedia Fiber representing fractional shares) which is properly delivered to a public official pursuant to any applicable abandoned property or similar laws.

    NO INTEREST

    No interest will be paid or accrued on cash paid to SiteSmith stockholders instead of fractional shares. In addition, no interest will be paid or accrued on unpaid dividends and distributions, if any, which may be payable upon surrender of SiteSmith stock certificates.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties of SiteSmith relating to, among other things:

    - its organization and qualification and that of its subsidiary;

    - its certificate of incorporation and by-laws;

    - its capitalization;

    - its authority relative to the merger agreement and the merger;

    - no conflicts or violations of laws or other agreements in connection with the merger agreement and the merger;

    - consents, approvals and filings required by it for the merger;

    - its possession of permits and other approvals required for operation of its business and compliance with laws;

    - its filings with the SEC and its financial statements;

    - absence of certain changes or events;

    - its employee benefit plans;

    - tax matters;

    - its material contracts and absence of defaults under them;

    - absence of litigation;

    - environmental matters;

    - its intellectual property;

    - non-competition agreements;

    - absence of agreements that would alter or increase certain of its obligations;

    - its real property interests;

    - labor matters;

    - its customers;

    - the lack of any requirement to be registered under the Investment Company Act of 1940;

    - brokers;

    - no impact of anti-takeover statutes;

    - vote necessary to approve the merger; and

    - the accuracy of information supplied by it for inclusion in this document.

    The merger agreement also contains customary representations and warranties made by Metromedia Fiber and its merger subsidiary as to, among other things:

    - its organization and qualification and its subsidiaries;

    - its certificate of incorporation and by-laws;

    - its capitalization;

    - its authority relative to the merger agreement and the merger;

    - no conflicts or violations of laws or other agreements in connection with the merger agreement and the merger;

    - consents, approvals and filings required by it for the merger;

    - its possession of permits and other approvals required for operation of its businesses and compliance with laws;

    - filings with the SEC and its financial statements;

    - absence of certain changes or events;

    - tax matters;

    - absence of litigation;

    - environmental matters;

    - absence of brokers;

    - no impact of anti-takeover statutes;

    - interim operations of its merger subsidiary; and

    - the accuracy of information supplied for inclusion in this document.

COVENANTS

    SiteSmith has agreed between the date of the merger agreement and the closing of the merger, except for scheduled exceptions or with the consent of Metromedia Fiber, that it will:

    - conduct its business in the ordinary course of business and consistent with past practice;

    - not amend its organizational documents;

    - not issue any shares of its capital stock, other than issuances of additional shares of common stock or preferred stock necessary to fund its working capital needs;

    - not declare or pay any dividends on its capital stock;

    - not split, combine, subdivide, reclassify or redeem, retire, purchase or acquire any shares of its capital stock or any of its securities;

    - except for pay or benefits increases made in accordance with past practice to officers and employees of SiteSmith or in connection with new hires, and bonuses paid in accordance with past practice, not change the terms of its existing pay or benefits arrangements with management or its employees or otherwise enter into new employment or severance agreements with any of those persons;

    - except for activities in the ordinary course of business, not acquire, sell, lease, license, encumber or dispose of any material properties or assets or enter into any material commitment or transaction;

    - except for borrowings made in the ordinary course of business, not incur or prepay any debt, guarantee any obligations of another person or make any loans or capital contributions to any other person;

    - not terminate, cancel or make any significant change in any contract or agreement material to it;

    - not enter into any joint venture agreement, partnership agreement or similar agreement;

    - not make or authorize any capital expenditures in excess of those provided for its budget;

    - not adopt a plan of liquidation, dissolution, merger, consolidation, or other reorganization, other than the merger with Metromedia Fiber;

    - not create or acquire any subsidiary;

    - not take any action with respect to accounting policies or procedures, other than in the ordinary course of business and consistent with past practice or as required by law or by generally accepted accounting principles;

    - not waive, release, assign, settle or compromise any material rights, claims or litigation;

    - not enter into any arrangement or agreement that would materially limit or otherwise materially restrict it and its subsidiary from engaging or competing in Metromedia Fiber's or SiteSmith's line of business or in any geographic area;

    - not make any tax election or settle any material income tax liability; and

    - not authorize or enter into any agreement or make any commitment to do any of the foregoing.

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
    Each of Metromedia Fiber and SiteSmith has also agreed, among other things, to:

    - not voluntarily take any action that would, or that could reasonably be expected to, result in any of the conditions to the merger not being satisfied;

    - use reasonable best efforts to cause the merger to qualify as a plan of reorganization and not knowingly take any actions or cause any actions to be taken which would prevent the merger from qualifying as a plan of reorganization;

    - use reasonable best efforts to do all things necessary to ensure that the conditions to the merger are satisfied and to consummate and make effective the merger, and to take any further actions necessary to carry out the purpose of the merger agreement; and

    - except as required under any confidentiality agreement or similar agreement, provide to each other such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects as the other party may reasonably request.

    Metromedia Fiber has agreed to:

    - offer employee benefits to SiteSmith's employees for a period of two years following consummation of the merger substantially equivalent to those offered prior to the merger;

    - no later than three business days after the effectiveness of the merger, file with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement with respect to the Metromedia Fiber class A common stock issuable in respect of the SiteSmith stock options and warrants; and

    - grant stock options to purchase 1,000,000 shares of Metromedia Fiber class A common stock to the employees of SiteSmith as an incentive for such employees to remain employed by SiteSmith following the closing of the merger.

NO SOLICITATION OF TRANSACTIONS

    SiteSmith has agreed not to, and not to permit any of its officers, directors, employees or representatives, to:

    - solicit, initiate or encourage any competing acquisition proposal; or

    - participate in any discussions or negotiations regarding, furnish information to anyone else about, or knowingly facilitate any competing acquisition proposal.

INDEMNIFICATION

    After the merger is completed, Metromedia Fiber will preserve all rights to indemnification existing as of the date of the merger agreement, in favor of any director, officer, agent or employee of SiteSmith and its subsidiaries for a period of at least six years following the effectiveness of the merger. Metromedia Fiber will also indemnify directors, officers, agents and employees of SiteSmith and its subsidiaries against liabilities or claims arising before the merger is completed and as a result of their positions at SiteSmith or any of its subsidiaries. Finally, Metromedia Fiber will those persons legal and other expenses in connection with any proceeding arising out of any matter occurring until the merger is completed.

CONDITIONS TO THE MERGER

    Metromedia Fiber's and SiteSmith's respective obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

    - the adoption and approval of the merger agreement by the SiteSmith stockholders;

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
    - the authorization of the Nasdaq National Market listing of the shares of Metromedia Fiber class A common stock to be issued in the merger;

    - the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and obtaining of all approvals and consents from governmental authorities that are necessary to complete the merger;

    - the registration statement on Form S-4 filed with the SEC being declared effective;

    - no law, order, injunction or decree that prohibits, restrains or enjoins consummation of the merger being enacted, issued, promulgated, enforced or entered by, or be pending before, any court or governmental entity; and

    - Metromedia Fiber, the escrow representative and the escrow agent each entering into the escrow agreement.

    Metromedia Fiber's obligation to complete the merger agreement also depends on the satisfaction or waiver of each of the following conditions:

    - SiteSmith's representations and warranties being true and correct in all material respects when made and as of the closing date;

    - SiteSmith's having performed in all material respects all obligations to be performed by it under the merger agreement at or prior to the closing date;

    - SiteSmith's having obtained the consent, approval or waiver of each person that is not a governmental entity whose consent, approval or waiver is required to consummate the merger, except those for which the failure so to do could not reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on SiteSmith;

    - the employment agreements entered into on the date of execution of the merger agreement with Mark F. Spagnolo and Robert J. Ryan, remaining in full force and effect;

    - stockholders holding no more than 5% of the outstanding capital stock of SiteSmith having exercised or having given notice of their intent to exercise dissenter's rights;

    - the Investor Rights Agreement dated as of July 20, 2000 among SiteSmith and holders of SiteSmith's preferred stock being terminated;

    - agreements between Metromedia Fiber and each of Mark F. Spagnolo and Robert J. Ryan, IV providing for the waiver of the acceleration of vesting of their SiteSmith stock options as a result of the merger being in full force and effect; and

    - Metromedia Fiber having received an opinion from Paul, Weiss, Rifkind, Wharton & Garrison, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code and that each party to the merger agreement will be treated as a "party to the reorganization" within the meaning of section 368(b) of the Internal Revenue Code.

    SiteSmith's obligation to complete the merger agreement also depends on the satisfaction or waiver of each of the following conditions:

    - Metromedia Fiber's representations and warranties being true and correct in all material respects when made and as of the closing date;

    - Metromedia Fiber having performed in all material respects with all obligations to be performed by it under this agreement at or prior to the closing date; and

    - SiteSmith having received the opinion of Venture Law Group, a Professional Corporation, dated as of the closing date, to the effect that the merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code and that each party to the merger agreement will be treated as a "party to the reorganization" within the meaning of section 368(b) of the Internal Revenue Code.

TERMINATION

    The merger agreement may be terminated and the merger may be abandoned, at any time before Metromedia Fiber completes the merger and before or after any stockholder approval, in the following circumstances:

    - by Metromedia Fiber's and SiteSmith's mutual written consent;

    - by Metromedia Fiber or SiteSmith, if the merger is not completed before March 31, 2001 through no fault of the party wishing to terminate the merger agreement;

    - by Metromedia Fiber or SiteSmith, if a final non-appealable order, decree or injunction prevents the completion of the merger;

    - by Metromedia Fiber or SiteSmith if the SiteSmith stockholders fail to adopt and approve the merger agreement and the merger;

    - by Metromedia Fiber, if SiteSmith breaches any of its material representations, warranties, covenants or agreements and fails to cure that breach; and

    - by SiteSmith, if Metromedia Fiber breaches any of its material representations, warranties, covenants or agreements and fails to cure that breach.

TERMINATION FEES AND EXPENSES

    Except as otherwise stated in the merger agreement, all expenses incurred in the merger will be paid by the party incurring the expenses.

RELATED AGREEMENTS

    ESCROW AGREEMENT

    At the closing of the merger, Metromedia Fiber, Mark F. Spagnolo, acting on behalf of all the SiteSmith stockholders, as escrow agent will enter into an escrow agreement, the form of which is attached as Annex B to this information statement/prospectus and is incorporated in this document by reference.

    Under this escrow agreement, the SiteSmith stockholders, represented by Mr. Spagnolo, will agree to place in escrow 15% of the shares of Metromedia Fiber class A common stock they will receive in the merger. The shares placed in escrow will be used to guarantee SiteSmith's stockholders' obligations under the merger agreement to indemnify Metromedia Fiber for losses suffered as a result of SiteSmith's breach of any representation, warranty or covenant contained in the merger agreement.

    Each SiteSmith stockholder will have the right to receive any taxable dividends distributed on the Metromedia Fiber class A common stock that he, she or it has placed in escrow and to exercise any voting rights associated to that stock.

    One half of the shares placed in escrow and remaining in escrow on the date on which Metromedia Fiber files its annual report on Form 10-K for the year ended December 31, 2000 will be released and distributed at that time to the former SiteSmith stockholders. The remainder of the shares held in escrow will be released on the first anniversary of the closing date, unless an indemnification claim remains outstanding, in which case the escrow will continue, but with respect only to that claim and will terminate upon its resolution.

    VOTING AGREEMENT

    As a condition to Metromedia Fiber's willingness to enter into the merger agreement, on October 9, 2000, eighteen stockholders of SiteSmith, who together hold shares of SiteSmith's capital stock representing more than a majority of the outstanding voting power of SiteSmith's common stock and each class of SiteSmith's preferred stock, entered into a voting agreement with Metromedia Fiber. A copy of the voting agreement is attached as Annex C to this information statement/prospectus and is incorporated in this document by reference. These stockholders have agreed to execute written consents or to vote in favor of the merger agreement and the merger. They have also agreed to vote against any proposal for any extraordinary corporate transaction between SiteSmith and any person (other than Metromedia Fiber or its subsidiaries) or any other action or agreement, in each case that is intended or could reasonably be expected to:

    - result in a breach of any covenant, representation, warranty or agreement of SiteSmith under the merger agreement;

    - result in any of the conditions to SiteSmith's obligations under the merger agreement not being fulfilled; or

    - impede, interfere with, delay, postpone or materially adversely affect the merger and the transactions contemplated by the merger agreement.

    These stockholders have also agreed not to transfer or assign any of their shares of SiteSmith capital stock prior to the closing date or termination of the merger agreement, unless the person to whom the shares are transferred agrees to be bound by this voting agreement.

    EMPLOYMENT AGREEMENTS

    SPAGNOLO EMPLOYMENT AGREEMENT

    As a condition to Metromedia Fiber's willingness to enter into the merger agreement, on October 9, 2000, Metromedia Fiber, SiteSmith and Mark F. Spagnolo entered into an employment agreement which will become effective upon closing of the merger. Under this employment agreement, Mr. Spagnolo will serve as the chief executive officer of SiteSmith and carry out the duties consistent with that position.

    TERM AND TERMINATION. The employment agreement with Mr. Spagnolo provides for his employment until September 30, 2003. After this initial term, Mr. Spagnolo's employment will be "at will," meaning that any party may terminate the employment agreement at any time and for any reason.

    During the initial term ending September 30, 2003, if SiteSmith terminates Mr. Spagnolo's employment agreement because of his disability, Mr. Spagnolo will receive his base salary for a period of one year from termination. If SiteSmith terminates Mr. Spagnolo's employment for cause (as defined in his employment agreement), Mr. Spagnolo will have no right to receive any compensation or benefit from SiteSmith. If SiteSmith terminates the employment agreement without cause (as defined in his employment agreement), or if Mr. Spagnolo terminates his employment for good reason (as defined in the Employment Agreement), Mr. Spagnolo will be entitled to the following for a period ending on the later of (a) one year after the termination or (b) September 30, 2003:

    - his then-current annual base salary;

    - his then current target bonus;

    - reimbursement for expenses incurred in continuing his medical coverage from the date of termination;

    - accelerated vesting of his options to purchase shares of Metromedia Fiber class A common stock granted by Metromedia Fiber pursuant to his employment agreement; and

    - full and accelerated vesting of his options to purchase SiteSmith common stock granted by SiteSmith prior to the merger.

    The definition of good reason in Mr. Spagnolo's employment agreement includes:

    - a material reduction in the nature or scope of Mr. Spagnolo's title, authority, powers, stature, duties or responsibilities;

    - a reduction in Mr. Spagnolo's base salary and/or target bonus;

    - a reduction in Mr. Spagnolo's benefits;

    - a change in the method or formula for determining the annual discretionary bonus which results in a decrease in the potential amount of the bonus payable to Mr. Spagnolo;

    - a material change in Mr. Spagnolo's reporting relationships;

    - a requirement that Mr. Spagnolo relocate his principal place of employment by more than 35 miles from Dallas, Texas; and

    - a material breach by SiteSmith of its affirmative or negative covenants or undertakings in the employment agreement and a failure to remedy that breach within 15 days.

    COMPENSATION. Mr. Spagnolo's employment agreement provides for a base salary of at least $350,000 per year. His base salary will be reviewed at least annually by SiteSmith's board of directors and, if appropriate, will be increased. In addition, Mr. Spagnolo will receive a bonus of $350,000 if he continues to be employed by SiteSmith on June 30, 2001 and will be eligible for annual discretionary bonuses equal to at least 100% of his base salary based on the achievement of objectives to be identified by the board of directors.

    OPTIONS. Concurrently with or as soon as reasonably practicable after closing of the merger, Mr. Spagnolo will be granted options to purchase 500,000 shares of Metromedia Fiber class A common stock at the fair market value on the date of the grant. 25% of these options will vest and become exercisable on each of the first four anniversaries of the consummation of the merger. However, if there is a change-in-control of Metromedia Fiber or SiteSmith, all of Mr. Spagnolo's options to purchase shares of Metromedia Fiber class A common stock (including his options to purchase SiteSmith common stock granted by SiteSmith prior to the merger) will fully vest and become immediately exercisable. Mr. Spagnolo has agreed that only 25% of his unvested shares of SiteSmith common stock will vest as a result of the merger and that such newly vested shares will be subject to a lock-up for a period of six months following the closing of the merger.

    NON-COMPETE. Mr. Spagnolo has agreed not to compete with Metromedia Fiber and SiteSmith until termination of his employment, and if he is terminated for cause or if he resigns without good reason, for one year following termination of his employment. In addition, Mr. Spagnolo has agreed not to solicit any employees of SiteSmith during that period.

    RYAN EMPLOYMENT AGREEMENT

    As a condition to Metromedia Fiber's willingness to enter into the merger agreement, on October 9, 2000, Metromedia Fiber, SiteSmith and Robert J. Ryan entered into an employment agreement which will become effective upon closing of the merger. Under this employment agreement, Mr. Ryan will serve as the Senior Vice President of Operations of SiteSmith and carry out the duties consistent with that position.

    TERM AND TERMINATION. The employment agreement with Mr. Ryan provides for his employment until September 30, 2002. After this initial term, Mr. Ryan's employment with SiteSmith will be "at will," meaning that any party may terminate the employment agreement at any time and for any reason.

    If SiteSmith terminates Mr. Ryan's employment for cause (as defined in the merger agreement), Mr. Ryan will have no right to receive any compensation or benefit from SiteSmith. During the initial term ending September 30, 2002, if SiteSmith terminates the employment agreement without cause, or if Mr. Ryan terminates his employment for good reason, Mr. Ryan will be entitled to the following for a period of six months after the termination or until September 30, 2002, whichever period is greater:

    - his then-current annual base salary;

    - his then-current target bonus;

    - reimbursement for expenses incurred in continuing his medical coverage from the date of termination;

    - accelerated vesting of his options to purchase shares of Metromedia Fiber class A common stock granted by Metromedia Fiber pursuant to his employment agreement; and

    - full and accelerated vesting of his options to purchase SiteSmith common stock granted by SiteSmith prior to the merger.

    The definition of good reason in Mr. Ryan's employment agreement includes:

    - a material reduction in the nature or scope of Mr. Ryan's title, authority, powers, stature, duties or responsibilities;

    - a reduction of greater than 5% in Mr. Ryan's base salary, target bonus, benefits and/or incentive payments;

    - a material change in Mr. Ryan's reporting relationship;

    - a requirement that Mr. Ryan relocate his principal place of employment by more than 50 miles from Santa Clara, California; and

    - a material breach by SiteSmith of its affirmative or negative covenants or undertakings in the employment agreement and a failure to remedy that breach within 15 days.

    COMPENSATION. Mr. Ryan's employment agreement provides for a base salary of at least $225,000 per year. His base salary will be reviewed at least annually by SiteSmith's chief executive officer and board of directors and, if appropriate, will be increased. In addition, beginning January 1, 2001, Mr. Ryan will be eligible for annual discretionary bonuses equal to at least 40% of his base salary based on the achievement of objectives to be identified by SiteSmith's chief executive officer.

    OPTIONS. Concurrently with or as soon as reasonably practicable after closing of the merger, Mr. Ryan will be granted options to purchase 200,000 shares of Metromedia Fiber class A common stock at the fair market value on the date of the grant. 25% of these options will vest and become exercisable on each of the first four anniversaries of the consummation of the merger. However, if there is a change-in-control of Metromedia Fiber or SiteSmith, 50% of Mr. Ryan's unvested options to purchase shares of Metromedia Fiber class A common stock will fully vest and become immediately exercisable and all options to purchase SiteSmith common stock granted by SiteSmith prior to the merger will fully vest and become immediately exercisable. Mr. Ryan has agreed that only 25% of his unvested shares of SiteSmith common stock will vest as a result of the merger and that such newly vested shares will be subject to a lock-up period of six months following the closing of the merger.

    NON-COMPETE. Mr. Ryan has agreed not to compete with Metromedia Fiber and SiteSmith until termination of his employment, and if he is terminated for cause or if he resigns without good reason, for six months following termination of his employment. In addition, Mr. Ryan has agreed not to solicit any employees of SiteSmith during that period.

              METROMEDIA FIBER SELECTED HISTORICAL FINANCIAL DATA

    THE SELECTED FINANCIAL DATA SET FORTH BELOW FOR METROMEDIA FIBER FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 AND AS OF DECEMBER 31, 1999 AND 1998, IS DERIVED FROM, AND QUALIFIED BY REFERENCE TO, THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS INFORMATION STATEMENT/ PROSPECTUS.

    The selected financial data set forth below for Metromedia Fiber for the years ended December 31, 1996 and 1995 and as of December 31, 1997, 1996 and 1995 are derived from Metromedia Fiber's audited consolidated financial statements not included elsewhere in this information statement/prospectus.

    The statements of operations data for the nine months ended September 30, 2000 and 1999 and the balance sheet data as of September 30, 2000 and 1999 have been derived from Metromedia Fiber's unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of Metromedia Fiber's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

    Metromedia Fiber is providing the following selected historical financial information to aid you in your analysis of the financial aspects of the merger. The information is only a summary. You should carefully review Metromedia Fiber's consolidated financial statements included elsewhere in this information statement/prospectus and the information provided in "Metromedia Fiber Unaudited Pro Forma Condensed Combining Financial Information," "Metromedia Fiber Selected Consolidated Financial Data" and "Metromedia Fiber Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                             NINE MONTHS ENDED
                                                             FISCAL YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                 ------------------------------------------------------   -----------------------
                                                  1999(C)       1998       1997       1996       1995        2000         1999
                                                 ----------   --------   --------   --------   --------   ----------   ----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue........................................  $   75,247   $ 36,436   $  2,524   $    236   $     56   $  127,118   $   49,397
Expenses:
  Cost of sales................................      49,019     13,937      3,572        699         --      133,466       24,414
  Selling, general and administrative..........      51,010     14,712      6,303      2,070      3,886       94,363       27,369
  Consulting and employment incentives (a).....         397        248     19,218      3,652         --          919           --
  Settlement agreement.........................       1,932      3,400         --         --         --           --           --
  Depreciation and amortization................      45,965      1,532        757        613        162      118,567       15,645
                                                 ----------   --------   --------   --------   --------   ----------   ----------
Income (loss) from operations..................     (73,076)     2,607    (27,326)    (6,798)    (3,992)    (220,197)     (18,031)
Interest income (expense), net.................     (40,256)     1,927      1,067     (3,561)      (327)     (49,551)     (25,784)
(Loss) from joint venture......................      (1,606)      (146)        --         --         --       (2,739)        (475)
Income taxes...................................          --      3,402         --         --         --           --           --
                                                 ----------   --------   --------   --------   --------   ----------   ----------
Net income (loss)..............................  $ (114,938)  $    986   $(26,259)  $(10,359)  $ (4,319)  $ (272,487)  $  (44,290)
                                                 ==========   ========   ========   ========   ========   ==========   ==========

Net income (loss) applicable to common
  stockholders per share-basic.................  $    (0.28)  $   0.00   $  (0.14)  $  (0.07)  $  (0.04)  $    (0.51)  $    (0.12)

Net income applicable to common stockholders
  per share-diluted............................         N/A   $   0.00        N/A        N/A        N/A          N/A          N/A

Number of shares of common stock assumed
  outstanding-basic (b)........................     407,192    373,980    189,788    143,432     99,316      538,811      381,278
Number of shares of common stock assumed
  outstanding-diluted (b)......................         N/A    439,048        N/A        N/A        N/A          N/A          N/A


                                                                   AS OF DECEMBER 31,                       AS OF SEPTEMBER 30,
                                                 ------------------------------------------------------   -----------------------
                                                    1999        1998       1997       1996       1995        2000         1999
                                                 ----------   --------   --------   --------   --------   ----------   ----------
                                                                                  (IN THOUSANDS)
SUMMARY BALANCE SHEET DATA:
Current assets.................................  $1,377,465   $665,823   $140,557   $    645   $    254   $1,800,486   $  558,637
Working capital (deficiency)...................   1,127,945    553,050    133,030    (12,887)   (11,542)   1,422,485      392,536
Fiber optic transmission network and related
  equipment, net...............................     796,684    244,276     24,934      6,369      5,885    2,049,166      557,662
Property and equipment, net....................       9,215      2,716        759        525        468       32,613        7,136
Total assets...................................   3,959,985    974,417    167,378      7,977      7,077    5,659,839    2,918,401
Long-term debt.................................   1,699,314    672,675         --         --         --    2,670,570      689,036
Total liabilities..............................   2,125,309    816,903     17,838     14,835     12,413    3,291,294      938,408
Stockholders' equity (deficiency)..............   1,834,676    157,514    149,540     (6,858)    (5,336)   2,368,545    1,979,993

------------------------------

(a) Represents value of class A common stock, warrants and options issued to consultants and officers to provide services to Metromedia Fiber.

(b) Based upon the weighted average shares outstanding after giving retroactive effect to stock splits; see Note 1 to Notes to Consolidated Financial Statements.

(c) Includes the impact of adopting FASB Interpretation No. 43.

              SITESMITH SELECTED HISTORICAL FINANCIAL INFORMATION

    THE FOLLOWING SELECTED FINANCIAL DATA SHOULD BE READ IN CONJUNCTION WITH SITESMITH'S FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS AND "SITESMITH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" INCLUDED ELSEWHERE IN THIS INFORMATION
STATEMENT/PROSPECTUS.

    The statements of operations data for the period from September 8, 1999 (inception) through December 31, 1999 and for the nine months ended
September 30, 2000 and the balance sheet data at December 31,1999 and September 30, 2000, are derived from SiteSmith's financial statements included elsewhere in this information statement/prospectus. You should note that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                                     PERIOD FROM             NINE MONTHS
                                                                  SEPTEMBER 8, 1999             ENDED
                                                                     (INCEPTION)            SEPTEMBER 30,
                                                              THROUGH DECEMBER 31, 1999         2000
                                                              -------------------------   -----------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                             (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Revenue:
    Service revenue.........................................           $    98                $  9,296
    Equipment revenue.......................................                --                   4,860
                                                                       -------                --------
Total revenue...............................................                98                  14,156
  Costs and expenses:
    Cost of service revenue (excludes stock-based
      compensation of $251,741 and $4,810,490
      (unaudited))..........................................               484                  16,559
    Cost of equipment revenue...............................                --                   4,341
    Research and development (excludes stock-based
      compensation of $92,594 and $875,685 (unaudited)).....                67                     594
    Sales and marketing (excludes stock-based compensation
      of $131,658 and $2,734,605 (unaudited))...............               147                  10,074
    General and administrative (excludes stock-based
      compensation of $186,925 and $3,479,116
      (unaudited))..........................................               861                  17,494
    Stock-based compensation................................               663                  11,900
                                                                       -------                --------
Total costs and expenses....................................             2,222                  60,962
Loss from operations........................................            (2,124)                (46,806)
Interest income, net........................................                21                     518
                                                                       -------                --------
Net loss....................................................            (2,103)                (46,288)
Accretion of redemption premium on mandatorily redeemable
  convertible preferred stock...............................               (60)                 (2,276)
                                                                       -------                --------
Net loss attributable to common stockholders................           $(2,163)               $(48,564)
                                                                       =======                ========

                                                                                                AS OF
                                                                        AS OF               SEPTEMBER 30,
                                                                  DECEMBER 31, 1999             2000
                                                              -------------------------   -----------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................           $ 1,416                $  5,099
Working capital.............................................             1,140                   3,080
Total assets................................................             2,793                  30,810
Current liabilities.........................................               613                  11,539
Mandatorily redeemable convertible preferred stock..........             3,625                  52,971
Total stockholders' deficit.................................            (1,445)                (33,701)

 METROMEDIA FIBER UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

    THE FOLLOWING UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION ILLUSTRATES THE EFFECT OF THE MERGER OF SITESMITH WITH AQUEDUCT ACQUISITION CORP., METROMEDIA FIBER'S WHOLLY-OWNED SUBSIDIARY, UNDER THE TERMS OF THE MERGER AGREEMENT DATED OCTOBER 9, 2000.

BASIS FOR THE CONVERSION RATIO

    Each share of SiteSmith common stock will be converted into a number of shares of Metromedia Fiber class A common stock equal to the aggregate merger consideration divided by the total number of shares of SiteSmith common stock on the date of consummation of the merger on a diluted basis (i.e., assuming that all outstanding options, warrants, preferred stock or other securities exercisable for or convertible into SiteSmith common stock have been exercised or converted). The holders of SiteSmith series A, B and C preferred stock will receive the number of shares of Metromedia class A common stock that they would have received if those holders had converted their preferred stock into SiteSmith common stock immediately prior to consummation of the merger.

    The aggregate merger consideration will be based on the average closing price of Metromedia Fiber class A common stock on the Nasdaq National Market during the twenty trading day period ending four business days prior to the closing of the merger, subject to the following conditions:

    - If the average closing price is greater than or equal to $24.00 and less than or equal to $27.2727, then the aggregate merger consideration will be the number of shares obtained by dividing $1,500,000,000 by the average closing price.

    - If the average closing price is less than $24.00, then the aggregate merger consideration will be 62,500,000 shares.

    - If the average closing price is greater than $27.2727, then the aggregate merger consideration will be 55,000,000 shares.

    Metromedia Fiber has prepared these unaudited pro forma condensed combining financial statements assuming an average closing price of $25.6364 (the midpoint of the range between $24.00 and $27.27), a total number of shares of SiteSmith common stock on a diluted basis equal to 45,610,776 and, therefore, an exchange ratio of 1.2828. The actual exchange ratio will be determined on the date of determination in accordance with the formulas set forth in the merger agreement. See "The Merger Agreement."

    The unaudited pro forma condensed combining statements of operations for the nine months ended September 30, 2000 and for the period ended December 31, 1999 give effect to the above transactions as if they had been consummated on January 1, 1999. The unaudited condensed combining balance sheets give effect to the above transaction as if it had occurred on September 30, 2000.

ACCOUNTING TREATMENT

    Metromedia Fiber plans to record the acquisition of SiteSmith using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed will be recorded at their estimated fair values, which are subject to further adjustment based upon appraisals and other analyses.

    The pro forma adjustments are based upon available information and assumptions that Metromedia Fiber believes are reasonable at the time made. The unaudited pro forma condensed combining financial statements do not purport to present Metromedia Fiber's financial position or results of operations had the acquisition occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combining statements of operations do not reflect any adjustments for synergies that Metromedia Fiber expects to realize following consummation of the acquisitions. No assurances can be made as to the amount of cost savings or revenues enhancements, if any, that may be realized.

    The unaudited pro forma condensed combining financial statements should be read in conjunction with the consolidated financial statements and notes of Metromedia Fiber and of SiteSmith, included elsewhere in this information statement/prospectus.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               SITESMITH    METROMEDIA
                                               HISTORICAL   HISTORICAL   ADJUSTMENTS(1)       PRO FORMA
                                               ----------   ----------   --------------       ---------
Revenue......................................   $ 14,156    $ 127,118      $    (578)(2)      $ 140,696
Expenses:
  Cost of sales..............................     20,900      133,466           (578)(2)        153,788
  Selling, general and administrative........     26,991       94,363                           121,354
  Deferred compensation......................     11,900          919        104,980 (3)        117,799
  Depreciation and amortization..............      1,171      118,567         80,014 (4)        199,752
                                                --------    ---------      ---------          ---------
Loss from operations.........................    (46,806)    (220,197)      (184,994)          (451,997)
Interest income..............................        518       93,194             --             93,712
Interest expense (including financing
  costs).....................................         --     (142,745)            --           (142,745)
Income (loss) from joint ventures............         --       (2,739)            --             (2,739)
                                                --------    ---------      ---------          ---------
Net loss.....................................    (46,288)    (272,487)      (184,994)          (503,769)
Accretion of redemption premium on
  mandatorily redeemable convertible
  preferred stock............................     (2,276)          --          2,276 (5)             --
                                                --------    ---------      ---------          ---------
Net loss available for common stockholders...   $(48,564)   $(272,487)     $(182,718)         $(503,769)
                                                ========    =========      =========          =========
Net loss per share...........................               $   (0.51)                        $   (0.87)
                                                            =========                         =========
Weighted average number of shares outstanding
  (6)........................................                 538,811                           578,605
                                                            =========                         =========

  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL
                                  STATEMENTS.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            METROMEDIA
                                               SITESMITH      FIBER
                                               HISTORICAL   PRO FORMA    ADJUSTMENTS (1)       PRO FORMA
                                               ----------   ----------   ---------------       ---------
Revenue......................................   $    98     $  96,491       $     (18)(2)      $  96,571
Expenses:
  Cost of sales..............................       484        74,958             (18)(2)         75,424
  Selling, general and administrative........     1,050        70,252              --             71,302
  Consulting and employment incentives.......        --         1,051              --              1,051
  Settlement agreement.......................        --         1,932              --              1,932
  Deferred compensation......................       663            --         139,973 (3)        140,636
  Depreciation and amortization..............        25       107,791         106,685 (4)        214,501
                                                -------     ---------       ---------          ---------
Loss from operations.........................    (2,124)     (159,493)       (246,659)          (408,276)
Interest income..............................        21        36,785              --             36,806
Interest expense (including financing
  costs).....................................        --       (74,142)             --            (74,142)
Income (loss) from joint ventures............        --        (2,003)             --             (2,003)
                                                -------     ---------       ---------          ---------
Net loss.....................................    (2,103)     (198,853)       (246,659)          (447,615)
Accretion of redemption premium on
  mandatorily redeemable convertible
  preferred stock............................       (60)           --              60 (5)             --
                                                -------     ---------       ---------          ---------
Net loss available for common stockholders...   $(2,163)    $(198,853)      $(246,599)         $(447,615)
                                                =======     =========       =========          =========
Net loss per share...........................               $   (0.41)                         $   (0.85)
                                                            =========                          =========
Weighted average number of shares
  outstanding (6)............................                 488,474                            528,268
                                                            =========                          =========

  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL
                                  STATEMENTS.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                  PRO FORMA CONDENSED COMBINING BALANCE SHEETS

                                  (UNAUDITED)

                               SEPTEMBER 30, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              SITESMITH    METROMEDIA
                                              HISTORICAL   HISTORICAL   ADJUSTMENTS(1)       PRO FORMA
                                              ----------   ----------   --------------       ----------
ASSETS
Current Assets:
  Cash and cash equivalents.................   $  5,099    $1,492,513     $   (3,121)(1)     $1,494,491
  Restricted cash, current..................        482            --                               482
  Marketable securities.....................         --       188,433                           188,433
  Accounts receivable.......................      6,981        86,249                            93,230
  Prepaid expenses and other current
    assets..................................      2,058        33,291                            35,349
                                               --------    ----------     ----------         ----------
    Total current assets....................     14,620     1,800,486         (3,121)         1,811,985
Fiber optic transmission network and related
  equipment, net............................         --     2,049,166                         2,049,166
Property and equipment,net..................     11,907        32,613                            44,520
Restricted cash.............................      3,030        52,605                            55,635
Investment in/advance to joint venture......         --        23,068                            23,068
Other assets................................      1,253        97,642                            98,895
Goodwill, net...............................         --     1,604,259      1,066,854 (1)      2,671,113
                                               --------    ----------     ----------         ----------
    Total assets............................   $ 30,810    $5,659,839     $1,063,733         $6,754,382
                                               ========    ==========     ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................      7,250        91,242                            98,492
  Accrued expenses..........................      4,290       257,674                           261,964
  Deferred revenue, current.................         --        21,048                            21,048
  Capital lease obligations and notes
    payable, current........................         --         8,037                             8,037
                                               --------    ----------     ----------         ----------
    Total current liabilities...............     11,540       378,001             --            389,541
Mandatorily redeemable convertible preferred
  stock.....................................     52,971                      (52,971)(1)             --
Senior notes payable........................         --     1,660,900                         1,660,900
Convertible subordinated notes payable......         --       975,281                           975,281
Capital lease obligations and notes
  payable...................................         --        34,389                            34,389
Deferred revenue............................         --       226,278                           226,278
Other long term liabilities.................         --        16,445                            16,445
    Total stockholders' (deficit) equity....    (33,701)    2,368,545      1,116,704 (1)      3,451,548
                                               --------    ----------     ----------         ----------
    Total liabilities and stockholders'
      equity................................   $ 30,810    $5,659,839     $1,063,733         $6,754,382
                                               ========    ==========     ==========         ==========

  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS

METROMEDIA FIBER NETWORK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Reflects the acquisition by Metromedia Fiber of SiteSmith at September 30, 2000 for the balance sheet and January 1, 1999 for the statement of operations as follows:

    (a) September 30, 2000 information for SiteSmith has been adjusted to reflect the issuance of 559,566 stock options from October 1 to October 24, 2000, and 698,974 common stock warrants, at exercise prices ranging from $1.75 to $5.65 per warrant. Series C manditorily redeemable convertible preferred stock and common stock warrants are assumed to convert to Metromedia Fiber Class A common stock based on the exchange ratio.

    (b) The issuance of 48,494,612 shares of Metromedia Fiber class A common stock in exchange for shares of SiteSmith common stock, including the conversion of SiteSmith's Series A, Series B and Series C mandatorily redeemable convertible preferred stock, and the exercise of warrants to purchase common stock, at a ratio of 1.2828, assuming that the price of Metromedia Fiber's class A common stock is at the midpoint of the price range of $24.00 to $27.2727.

    (c) Issuance of shares of Metromedia Fiber class A common stock

        Number of shares issued to acquire SiteSmith (including
          shares subject to repurchase).........................   48,494,612
        Per share price of stock................................  $   25.6364
                                                                  -----------
        Value of shares issued..................................                $1,243,227,000
        Value of Metromedia Fiber options issued in exchange for
          SiteSmith's options...................................                   259,697,000
        Less value of restricted shares and unvested options
          accounted for as deferred compensation................                  (419,920,000)
        Transaction costs.......................................                     5,000,000
                                                                                --------------
        Total acquisition costs.................................                 1,088,004,000
        Fair value of SiteSmith's net tangible assets
          acquired..............................................                   (21,150,000)
                                                                                --------------
        Excess of cost over net tangible assets acquired........                $1,066,854,000
                                                                                ==============

    Metromedia Fiber has made a preliminary allocation to intangible assets of excess cost over fair value of net tangible assets acquired as SiteSmith's tangible assets and liabilities are estimated to approximate fair value. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(2) Reflects elimination of intercompany sales.

(3) Reflects amortization of deferred compensation over the remaining vesting period which is estimated to be three years.

(4) Reflects additional amortization of the excess of cost over tangible assets acquired in the merger by use of the straight-line method over ten years.

(5) Reflects conversion of mandatorily redeemable preferred stock to common stock.

(6) The average common shares outstanding used in calculating pro forma loss per common share are calculated assuming that the number of shares of Metromedia Fiber's class A common stock issued in the merger were outstanding from the beginning of the periods presented. Further, 8,701,000 shares of class A common stock subject to repurchase were deducted from shares outstanding.

                   METROMEDIA FIBER'S ACQUISITION OF ABOVENET
         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

    The following unaudited pro forma condensed combining financial information illustrates the effect of the merger of AboveNet on September 8, 1999 with Metromedia Fiber's wholly-owned subsidiary for the year ended December 31, 1999. Under the terms of the merger agreement, the holders of AboveNet common stock received 1.175 shares of Metromedia Fiber's class A common stock for each share of AboveNet common stock. The share price used to determine the acquisition cost was derived from taking the average of the closing price of Metromedia Fiber's class A common stock for the two days prior to and subsequent to the announcement of the merger, which was June 23, 1999.

    On June 21, 1999, AboveNet acquired the assets and assumed obligations related to the Palo Alto Internet Exchange, known as PAIX, from Compaq Computer Corporation ("Compaq") for approximately $76.5 million, consisting of $70 million in cash, an obligation to provide various services to Compaq with a value estimated to be approximately $5 million and expenses of approximately $1.5 million.

    The unaudited pro forma condensed combining statements of operation for the year ended December 31, 1999 presented herein gives effect to Metromedia Fiber's acquisition of AboveNet and AboveNet's acquisition of PAIX as if they had been consummated on January 1, 1999. The unaudited pro forma condensed combining financial information is based on the historical financial statements of Metromedia, AboveNet and PAIX.

    The pro forma adjustments are based upon available information and assumptions that Metromedia Fiber believes are reasonable at the time made. The unaudited pro forma condensed combined financial statements do not purport to present Metromedia Fiber's financial position or results of operations had the transaction occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for synergies that Metromedia Fiber expects to realize following consummation of the transactions. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

    The unaudited pro forma condensed combining financial information should be read in conjunction with the consolidated financial statements and notes of our company, AboveNet and PAIX included elsewhere in this information statement/prospectus.

                         METROMEDIA FIBER NETWORK, INC.
       PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      (IN 000'S, EXCEPT PER SHARE AMOUNTS)

                                                                            METROMEDIA                     METROMEDIA
                       ABOVENET(1)    PAIX(2)                   PRO FORMA     FIBER                          FIBER
                       HISTORICAL    HISTORICAL   ADJUSTMENTS   ABOVENET    HISTORICAL     ADJUSTMENTS     PRO FORMA
                       -----------   ----------   -----------   ---------   ----------     -----------     ----------
Revenue                 $ 18,073       $3,171       $    --     $ 21,244    $  75,247       $     --       $  96,491
Expenses:
  Cost of sales......     24,132        2,013          (206)(3)   25,939       49,019                         74,958
  Selling, general
    and
    administrative...     21,810          301            --       22,111       51,010         (2,869)(4)      70,252
  Consulting and
    employment
    incentives.......        654           --            --          654          397                          1,051
  Settlement
    agreement........                                                           1,932                          1,932
  Depreciation and                                    5,228 (5)                               (5,228)(6)
    amortization.....      5,006        1,696        (1,490)(3),(5)   10,440    45,965        56,614 (7)     107,791
                        --------       ------       -------     --------    ---------       --------       ---------
Loss from
  operations.........    (33,529)        (839)       (3,532)     (37,900)     (73,076)       (48,517)       (159,493)
Interest income......      4,679           --            --        4,679       32,106                         36,785
Interest expense
  (including
  financing costs)...     (1,780)          --            --       (1,780)     (72,362)                       (74,142)
Loss in joint
  ventures...........       (397)          --            --         (397)      (1,606)                        (2,003)
                        --------       ------       -------     --------    ---------       --------       ---------
Net loss.............   $(31,027)      $ (839)      $(3,532)    $(35,398)   $(114,938)      $(48,517)      $(198,853)
Net loss per share...                                                       $   (0.28)                     $   (0.41)
                                                                            =========                      =========
Weighted average
  number of shares
  outstanding(8)                                                              407,192                        488,474
                                                                            =========                      =========

  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL
                                  STATEMENTS.

                         METROMEDIA FIBER NETWORK, INC.
                            ACQUISITION OF ABOVENET

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

(1) AboveNet historical amounts are for the period through the acquisition by us on September 8, 1999.

(2) PAIX historical amounts are for the period through the acquisition by AboveNet on June 21, 1999.

(3) Reflects adjustments to conform to Metromedia Fiber's presentation.

(4) Reflects the elimination of merger related expenses.

(5) Reflects adjustments related to the acquisition by AboveNet of PAIX at January 1, 1999 as follows:

    (i) The elimination of PAIX historical intangible asset amortization; and

    (ii) The addition of amortization for the excess of cost over net tangible assets acquired of PAIX ($69.7 million) over 10 years.

(6) Reflects the elimination of AboveNet's historical intangible asset amortization.

(7) Reflects additional amortization of the excess of cost over net tangible assets acquired in the merger by use of the straight-line method over 20 years.

(8) The average common shares outstanding used in calculating pro forma loss per common share are calculated assuming that the number of shares of Metromedia Fiber's class A common stock issued in the merger were outstanding from January 1, 1999.

                          BUSINESS OF METROMEDIA FIBER

GENERAL

    Metromedia Fiber provides dedicated fiber optic infrastructure and high performance internet connectivity for its communications intensive customers. Metromedia Fiber is a facilities-based provider of end-to-end optical solutions that offer virtually unlimited, unmetered bandwidth at a fixed cost to its communications carrier, corporate and government customers in the United States and Europe. Through its AboveNet Communications Inc. subsidiary, Metromedia Fiber provides internet infrastructure to its customers. The combined company facilitates the growth of e-commerce and advanced internet and communications applications by delivering secure, reliable and scaleable optical networks and IP services to internet content and service providers, communications carriers and enterprise users worldwide.

    Metromedia Fiber was founded in 1993 and is a Delaware corporation and its executive offices are located at 360 Hamilton Avenue, White Plains, New York 10601.

    Metromedia Fiber is expanding its presence to approximately 50 markets in the United States and 17 major international markets. To date, Metromedia Fiber has 10 cities operational, 24 cities under construction, and the balance in the engineering phase.

    THE INTRA-CITY NETWORKS. Metromedia Fiber's existing intra-city networks consist of approximately 924,000 fiber miles covering in excess of 1,600 route miles in the United States. Metromedia Fiber is currently expanding its existing local intra-city networks in metropolitan areas and constructing additional intra-city networks in other Tier I and Tier II markets in the United States.

    THE INTER-CITY NETWORKS. Metromedia Fiber's inter-city network currently consists of approximately 225,000 fiber miles primarily covering the 255 route-mile network that it has built between New York City and Washington, D.C. Metromedia Fiber has also built or contracted to acquire a nationwide dark fiber network linking its intra-city networks.

    THE INTERNATIONAL NETWORKS. In addition to Metromedia Fiber's domestic networks, Metromedia Fiber is expanding its international presence to include approximately 17 major markets. In February 1999, Metromedia Fiber entered into an agreement with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a dark fiber inter-city network between selected cities throughout Germany. Once completed, Metromedia Fiber's German network will consist of approximately 320,000 fiber miles covering in excess of 1,450 route miles connecting 14 major cities. Metromedia Fiber has also acquired fiber on the Circe network, which connects a number of European markets. In addition to its inter-city networks, Metromedia Fiber is constructing 16 intra-city networks throughout Europe. Separately, Metromedia Fiber has also entered into a contract to acquire rights to dark fiber network facilities in Toronto, Canada.

    INTERNET CONNECTIVITY AND EXCHANGE. Through its acquisition of AboveNet, Metromedia Fiber is a leading provider of high performance internet connectivity services to a wide range of internet service providers, internet content providers and web hosting companies and facilities-based, managed co-location services. Its internet exchange server facilities provide high performance, reliable and scalable solutions for electronic commerce and other business critical applications. AboveNet developed a network architecture based upon strategically located, fault-tolerant internet exchange servers. Metromedia Fiber currently operates four internet service exchange campuses, two of which are located near two of the major internet access points, metropolitan area exchange west and metropolitan area exchange east, using Metromedia Fiber's suite of sophisticated network management and remote monitoring tools. Metromedia Fiber believes that its centralized network architecture provides enhanced connectivity while eliminating the need to build numerous geographically dispersed data centers. AboveNet's internet service exchange model offers customers the benefits of combining direct internet service providers access with co-location services for internet content providers. As of September 30, 2000, AboveNet had more than 457 direct public and private data exchange agreements, known as peering arrangements, including relationships with most major network providers. The convergence of content providers and internet service providers at Metromedia Fiber's internet service exchanges enables internet service provider customers to provide their users with "one hop" connectivity, through Metromedia Fiber's local area network, to the Web sites of the internet content providers that are co-located at the same site. This direct connectivity minimizes the risk of delays and data loss often encountered in the transmission of data over the public internet infrastructure.

    AboveNet's wholly-owned subsidiary PAIX.net, Inc., known as PAIX, began operations in 1996 as Digital Equipment Corporation's PAIX. Having proven itself as a vital part of the internet infrastructure, PAIX serves as a packet switching center for internet service providers. PAIX also offers secure, fault-tolerant co-location services to internet service providers. PAIX is the only major commercial internet exchange or IX that is not owned by a telecommunications carrier, which enables internet service providers at PAIX to form public and private peering relationships with each other and choose from multiple telecommunications carriers for circuits, all within the same facility.

    CUSTOMERS. Metromedia Fiber is focused on providing its broadband communications infrastructure and internet connectivity services to two main customer groups located in Tier I and Tier II markets: communications carriers and corporate/government customers.

    Metromedia Fiber's targeted customers include a broad range of companies such as:

    - incumbent local exchange carriers or ILECs;

    - competitive local exchange carriers or CLECs;

    - long distance companies/IXCs;

    - paging, cellular and PCS companies;

    - cable companies;

    - Fortune 500 and major financial institutions;

    - internet service providers; and

    - Web hosting and e-commerce companies.

    Metromedia Fiber's dark fiber customers typically lease Metromedia Fiber's fiber optic capacity with which they develop their own communications networks. Leasing Metromedia Fiber's fiber optic capacity is a low-cost alternative to building their own infrastructure or purchasing metered services from ILECs or CLECs. Metromedia Fiber's internet connectivity and co-location customers typically lease bandwidth and co-location space which allows them to provide their internet related services on a reliable and cost-effective basis. Metromedia Fiber believes that it is well-positioned to penetrate its target customer base since it plans to continue to install most of its dark fiber networks and internet service exchanges in major markets where these customers are concentrated. Metromedia Fiber believes its target customers for its dark fiber and internet connectivity are complementary and will provide significant cross selling opportunities.

    NETWORK INFRASTRUCTURE. Metromedia Fiber has designed its networks to provide high levels of reliability, security and flexibility by virtue of a self-healing SONET architecture that prevents interruption in service to its clients by instantaneously rerouting traffic in the event of a fiber cut. Metromedia Fiber's advanced network architecture is also capable of supporting state-of-the-art technologies, including DWDM (dense wave division multiplexing), which significantly increases the transmission capacity of a strand of fiber optic cable. Because DWDM can boost transmission capacity significantly, it has greater relevance on Metromedia Fiber's inter-city routes where Metromedia Fiber has, on average, fewer strands of fiber installed than in Metromedia Fiber's intra-city markets. Where practicable, Metromedia Fiber installs additional unused conduits to cost effectively accommodate future network expansion and eliminate the need for future construction.

    MARKET OPPORTUNITY. Metromedia Fiber believes that the market for its dark fiber services is characterized by significant and growing demand for, and limited supply of, fiber optic capacity. To meet its customers' demand, Metromedia Fiber tailors the amount of fiber capacity leased to the needs of its customers. Generally, customers lease fiber optic capacity from Metromedia Fiber and connect their own transmission equipment to the leased fiber, thereby obtaining a high-bandwidth, fixed-cost, secure communications alternative to the metered communications services offered by traditional providers. In addition, Metromedia Fiber believes that it has installation, operating and maintenance cost advantages per fiber mile relative to its competitors because Metromedia Fiber generally install 432 fibers, and has begun installing as many as 864 fibers, per route mile, as compared to the generally lower number of fibers per mile in existing competitive networks.

    Metromedia Fiber believes the market for its internet service exchanges is characterized by significant and growing demand for, and limited access to, highly reliable internet connectivity and co-location services. To meet Metromedia Fiber's customers' demands, it provides scalable connectivity and co-location services that drive its customers' electronic commerce and other mission critical internet applications. Metromedia Fiber's customers lease bandwidth and co-location space from it to gain highly reliable, secure and cost effective internet connectivity. Through its existing and planned networks, Metromedia Fiber believes it has the low cost position relative to those competitors who lease rather than own their networks.

    MANAGEMENT EXPERTISE. Metromedia Fiber benefits from the support of its controlling stockholder, Metromedia Company. On April 30, 1997, Metromedia Company and certain of its affiliates made a substantial equity investment in Metromedia Fiber (the "Metromedia Investment"). As a result, Metromedia Company and its partners own all of Metromedia Fiber's outstanding shares of class B common stock, par value $.01 per share. Metromedia Fiber's class B common stock is entitled to 10 votes per share and to vote separately to elect at least 75% of the members of the Board of Directors. As of the date of this information statement/prospectus, Metromedia Company and its partners own and control more than a majority of the outstanding voting power of Metromedia Fiber.

    VERIZON COMMUNICATIONS INVESTMENT. Metromedia Fiber also anticipates benefits from the March 6, 2000 investment in it by Verizon Communications. On October 7, 1999, Metromedia Fiber entered into a securities purchase agreement with Verizon Communications, under which Verizon Communications would purchase up to approximately 51.2 million newly issued shares of Metromedia Fiber's class A common stock at a purchase price of $14.00 per share and a convertible subordinated note of approximately $975.3 million, which is convertible into shares of Metromedia Fiber's class A common stock at a conversion price of $17.00 per share. This transaction closed on March 6, 2000. After the issuance of the 51.2 million shares of class A common stock and assuming conversion of the convertible subordinated note, this investment would represent 18.2% of Metromedia Fiber's outstanding shares. Verizon Communications has also agreed to pay Metromedia Fiber $550 million over the next three years in exchange for delivery of fiber optic facilities over the next five years. The proceeds from these two transactions will be used to fund the expansion of Metromedia Fiber's network.

BUILD-OUT OF NETWORKS

    Metromedia Fiber has concentrated on developing and constructing its networks. It has either obtained or is currently pursuing the acquisition of necessary licenses, franchises and rights-of-way to construct these networks. On May 22, 2000, Metromedia Fiber awarded Bechtel Corporation a contract to provide program and construction management, and construction services, for Metromedia Fiber's currently planned build of optical networks in metropolitan areas throughout North America and Europe. The agreement allows Metromedia Fiber to streamline engineering processes, control network quality and maintain its low-cost position by using a single point-of-contact for its infrastructure projects. Metromedia Fiber utilizes only advanced commercially available fiber. It has ordered a substantial portion of its fiber optic cable from Lucent Technologies, Inc. However, Metromedia Fiber believes that it could obtain advanced fiber from other suppliers on acceptable terms.

    Metromedia Fiber's existing intra-city networks currently consist of approximately 924,000 fiber miles covering in excess of 1,600 route miles in the United States. Metromedia Fiber's inter-city network consists of approximately 225,000 fiber miles primarily covering Metromedia Fiber's 255 route-mile network that it has built between New York City and Washington D.C. It has also built or, contracted to acquire a nationwide dark fiber network linking its intra-city networks.

    Metromedia Fiber has also entered into an agreement with Carrier 1
Holdings, Ltd. and Viatel, Inc., to jointly build a dark fiber intercity network between selected cities throughout Germany. Once completed, Metromedia Fiber's German inter-city network will consist of approximately 320,000 fiber miles covering in excess of 1,450 route miles that will connect 14 of Germany's largest cities such as Hamburg, Berlin, Munich, Frankfurt and Dusseldorf. Metromedia Fiber has also acquired fiber on the Circe networks, which connects a number of European markets. In addition to its inter-city networks, Metromedia Fiber is constructing 16 intra-city networks throughout Europe. Separately, it has also entered into a contract to acquire rights to dark fiber network facilities in Toronto, Canada. Metromedia Fiber's networks will be high-capacity broadband networks capable of supporting high-quality voice, video, internet protocol and data traffic and built using a self-healing SONET architecture.

    In addition, Metromedia Fiber has acquired from Pacific Gateway Exchange, Inc. up to 137 STM-1s of capacity on the Japan-U.S. Cable Network and up to 168 STM-1s of capacity on the TAT-14 cable network, which will connect the United States and Europe. The amount of capacity available to Metromedia Fiber on each cable system will depend on the amount of capacity that each system ultimately places in service. Metromedia Fiber expects the initial tranches of capacity on both systems to be available by the end of the second quarter of 2001.

THE INTERNET SERVICE EXCHANGE

    Metromedia Fiber's internet service exchanges ("ISXs") provide co-location services, internet connectivity services, network management services and tools. Its ISXs provide Metromedia Fiber's customers with the most advanced, fail-safe data center environment available, as well as superior internet connectivity. The unique combination of intelligent connectivity and massive bandwidth availability enables content and service providers to deliver an ever-advancing class of new, data-rich applications. Metromedia Fiber's network employs intelligent network routing and peering technology, thereby ensuring the highest level of data integrity of any network. By co-locating network equipment and servers in ISXs, enterprise customers, content providers and internet service providers can combine the advanced internet connectivity solutions with virtually unlimited data throughput capacity via dark fiber connections running into each center. Metromedia Fiber's management services and tools enable Metromedia Fiber and its customers to continuously manage their internet operations jointly, proactively and remotely.

INTERNET CONNECTIVITY

    Metromedia Fiber's internet connectivity services are designed to meet the requirements of high bandwidth, business critical internet operations by providing highly reliable, scalable, non-stop and uncongested operations. As of September 30, 2000, AboveNet had peering relationships with more than 420 network providers. Any failure by AboveNet to maintain and increase peering relationships would have a material adverse effect on Metromedia Fiber's business, results of operations and financial condition.

    Metromedia Fiber's network is designed to minimize the likelihood of service interruptions. Each ISX has multiple physical fiber paths into the facility. Metromedia Fiber maintains multiple network links from multiple vendors and regularly check that its network traffic traverses physically separated paths. This network architecture enhances the availability of a customer's site, even in the event of a link failure. In addition, since Metromedia Fiber's customers' internet operations often experience network traffic spikes due to promotions or events, Metromedia Fiber has a policy of maintaining significant excess capacity. Metromedia Fiber might not be able to expand or adapt its telecommunications infrastructure to meet additional demand or its customers' changing requirements on a timely basis and at a commercially reasonable cost, or at all.

    Metromedia Fiber's internet connectivity services are also designed to reduce latency and to enhance network performance. Its engineering personnel continuously monitor traffic patterns and congestion points throughout the internet and dynamically reroute traffic flows to improve end-user response times. Metromedia Fiber also enhances network performance by maintaining what Metromedia Fiber believes is among the largest number of direct public and private network peering interconnections in the industry. For customers seeking a direct communications link to the site of another customer that is located at the same ISX, Metromedia Fiber offers highly secure, fast and efficient cross-connections.

CO-LOCATION SERVICES

    Metromedia Fiber provides co-location services designed to meet the demands of sophisticated, multi-vendor business critical internet operations. Metromedia Fiber supports most leading internet hardware and software system vendor platforms, including those from Ascend Communications, Inc., Nortel Networks, Cisco Systems, Inc., Compaq Computer Corporation, Dell Computer Corporation, EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Lucent Technologies Inc., Microsoft Corporation, Apple
Computer, Inc., Network Appliance, Inc., Silicon Graphics Inc., Sun
Microsystems Inc. and 3Com Corporation. This multi-vendor compatibility enables Metromedia Fiber's customers to retain control over their choice of technical solution and to integrate their internet operations into Metromedia Fiber's existing information technology architecture. Because business critical internet operations are dynamic and often require timely hardware and software upgrades to maintain targeted service levels, customers have twenty-four hours a day, seven days a week physical and remote access to the ISX facilities. Additional space and electrical power can be added as needed in order to provide Metromedia Fiber's customers with access to additional server co-location services. Customers install and manage their own hardware and software at Metromedia Fiber's facilities. Metromedia Fiber does not provide any Web hosting services.

MANAGEMENT SERVICES AND TOOLS

    Metromedia Fiber's management services and tools support business critical internet operations by providing the customer with detailed monitoring, reporting and management tools to control their hardware, network, software and application environments. Through Metromedia Fiber's network management services and tools, customers are able to remotely manage their business critical internet operations housed at its ISX facilities. Metromedia Fiber believes that this provides an important

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advantage to enterprises that seek to outsource a portion of their internet operations and to link the management of the outsourced operations with in-house operations. Metromedia Fiber's proactive management services and tools enable it to identify and resolve hardware, software, network and application problems, often before the customer is aware that a problem exists.

TECHNOLOGY

    Metromedia Fiber's networks consist of fiber optic communications networks which allow for high speed, high quality transmission of voice, data and video. Fiber optic systems use laser-generated light to transmit voice, data and video in digital formats through ultra-thin strands of glass. Fiber optic systems are generally characterized by large circuit capacity, good sound quality, resistance to external signal interference and direct interface to digital switching equipment or digital microwave systems. Metromedia Fiber plans to install backbone fiber optic cables containing up to 864 fiber optic strands, which have significantly greater bandwidth than traditional analog copper cables. Using current electronic transmitting devices, a single pair of glass fibers used by Metromedia Fiber's network can transmit up to 8.6 gigabits of data per second or the equivalent of approximately 129,000 simultaneous voice conversations, which is substantially more than traditional analog copper cable installed in many current communications networks. Metromedia Fiber believes that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber optic strand, thereby providing more bandwidth carrying capacity at relatively low incremental costs. Metromedia Fiber's network is capable of using the highest commercially available capacity transmission (OC-192) and thereby can handle advanced, capacity-intensive data applications such as voice over internet Protocol, video teleconferencing, Frame Relay, ATM, multimedia and internet-related applications. In its intra-city networks, Metromedia Fiber offers end-to-end fiber optic capacity, capable of utilizing SONET capable ring architecture, which has the ability to route customer traffic in either direction around its ring design thereby assuring that fiber cuts do not interrupt service to customers on its networks. Metromedia Fiber's networks are also capable of supporting DWDM. Currently, a state-of-the-art network operating system continuously monitors and maintains quality control of networks on a 24-hour basis, alerts Metromedia Fiber of any degradation or loss of fiber capacity and pinpoints the location of such degradation. This network operating system also enables Metromedia Fiber to repair or replace impaired fiber without any loss of service. In addition, the monitoring system automatically reroutes traffic in the event of a catastrophic break in the system, enabling Metromedia Fiber to ensure that its customers obtain continuous service.

    Metromedia Fiber's connectivity services utilize its internally developed ASAP network monitoring and routing technology to enhance internet connectivity by monitoring all of Metromedia Fiber's direct and indirect network connections for congestion. ASAP automatically monitors all of Metromedia Fiber's major providers' and peers' direct and indirect connections on a real-time 24-hour basis to identify congestion. If packet loss and congestion is detected on any of the links that directly affect customers' performance, Metromedia Fiber's network engineers are able to dynamically reroute traffic temporarily away from the problem link. This functionality is particularly important for emerging applications such as audio and video streaming and voice over the internet.

FRANCHISE, LICENSE AND RELATED AGREEMENTS

    When Metromedia Fiber decides to build a fiber optic communications network, its corporate development staff seeks to obtain the necessary rights-of-way and governmental authorizations. In some jurisdictions, a construction permit is all that is required. In other jurisdictions, a license agreement, permit or franchise is also required. Such licenses, permits and franchises are generally for a term of limited duration. Where possible, rights-of-way are leased under multi-year agreements with renewal options and are generally non-exclusive. Metromedia Fiber leases underground conduit and pole space and other rights-of-way from entities such as ILECs, utilities, railroads, IXCs, state highway authorities,

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local governments and transit authorities. Metromedia Fiber strives to obtain rights-of-way that afford it the opportunity to expand its communications networks as business develops.

SALES AND MARKETING

    Metromedia Fiber's sales and marketing strategy includes:

    - positioning Metromedia Fiber as the preferred facilities based provider of broadband communications infrastructure and internet connectivity services;

    - focusing on high dollar volume corporate and government customers;

    - emphasizing the cost advantages that will allow Metromedia Fiber to lease its fiber optic infrastructure at fixed prices which represent potentially significant savings for its large volume carrier and corporate customers relative to their present build or buy alternatives;

    - achieve broad market penetration and increase brand recognition for its internet connectivity services among internet service providers, internet content providers and Web hosting companies; and

    - Identify opportunities to cross-sell its internet connectivity services to its complementary infrastructure customer base.

    Metromedia Fiber also believes that communications carrier and corporate and government customers will be attracted to its dark fiber product and its unmetered pricing structure. Dark fiber is installed fiber optic cable which is not otherwise carrying a signal originated by the service provider, such as Metromedia Fiber, but which will carry a signal generated by the customer. Metromedia Fiber intends initially to centralize its sales and marketing efforts on carrier customers through a national sales team and it is currently in the process of hiring additional sales professionals to focus on these customers. As Metromedia Fiber has constructed fiber optic networks in new cities, it has hired sales forces in these areas to target regional corporate, government and to a lesser extent carrier customers. Metromedia Fiber plans to continue this strategy.

    For Metromedia Fiber's internet connectivity services, it has developed a two-tiered sales strategy to target leading internet service providers, internet content providers and Web hosting companies through direct sales and channel relationships. Metromedia Fiber maintains a direct sales force of highly trained individuals in San Jose, California, New York, New York and Vienna, Virginia. Metromedia Fiber's sales force is supported by its sales engineers and, in many circumstances, by its senior management. Metromedia Fiber is also seeking to develop relationships with potential channel partners including hardware vendors, value added resellers, system integrators, application hosting and Web hosting companies in order to leverage their sales organizations.

COMPETITION

    Fiber optic systems are currently under construction both locally and nationally. In New York City, for example, several franchisees have been granted the right to install and operate a telecommunications network within the city. Development of fiber optic networks is also continuing on a national scale. The construction of these networks enables their owners to lease access to their networks to other communications carriers or large corporate or government customers seeking high bandwidth capacity, without these customers having to incur costly expenditures associated with building networks of their own. Alternatively, some network owners may choose to use their infrastructure to provide switched voice and data services, competing directly with ILECs and IXCs. Currently, Metromedia Fiber does not provide such services or plan to provide such services.

    In the cities where it plans to deploy fiber optic communications networks, it faces significant competition from the ILECs, which currently dominate their local communications markets.

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Metromedia Fiber also faces competition from CLECs and other potential competitors in these markets and will face competition in the cities in which it plans to build its networks. Many of Metromedia Fiber's competitors have financial, management and other resources substantially greater than that of Metromedia Fiber, as well as other competitive advantages over Metromedia Fiber, including established reputations in the communications market.

    Various communications carriers already own fiber optic cables as part of their communications networks. Accordingly, each of these carriers could, and some do, compete directly with Metromedia Fiber in the market for leasing fiber capacity. In addition, although CLECs generally provide a wider array of services to their customers than Metromedia Fiber presently provides to its customers, CLECs nevertheless represent an alternative means by which Metromedia Fiber's potential customer could obtain direct access to an IXC POP or other site of the customer's choosing. Thus, CLECs could compete with Metromedia Fiber. In November 1999, the Federal Communications Commission ordered ILECs to provide nondiscriminatory access to their dark fiber to other telecommunications services providers. This will increase the competitive nature of Metromedia Fiber's business.

    Some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to undertake the requisite construction to so equip their networks. To the extent that communications carriers and local cable companies decide to equip their networks with fiber optic cable, they are potential direct competitors provided that these competitors are willing to offer this capacity to all of their customers.

    Metromedia Fiber believes that as competition in the local exchange market develops, a fundamental division between the needs of corporate, governmental and institutional end users and residential end users will drive the creation of differentiated communications services and service providers. Metromedia Fiber believes that the CLECs, IXCs, internet service providers, wireless carriers and corporate and government customers on which it focuses will have distinct requirements, including maximum reliability, consistent high quality transmissions, capacity for high-speed data transmissions, diverse routing and responsive customer service. Metromedia Fiber believes that it will be able to satisfy the needs of such customers.

    Metromedia Fiber's internet connectivity services business is intensely competitive. There are few substantial barriers to entering the co-location service business, and Metromedia Fiber expects that it will face additional competition from existing competitors and new market entrants in the future. Metromedia Fiber believes that participants in this market must grow rapidly and achieve a significant presence in the market in order to compete effectively. Metromedia Fiber believes that the principal competitive factors in this market are uncongested connectivity, quality of facilities, level of customer service, price, the financial stability and credibility of the provider, brand name and the availability of network management tools. AboveNet might not have the resources or expertise to compete successfully in the future. Metromedia Fiber's current and potential competitors in this market include:

    - providers of co-location services, such as Exodus Communications, Inc., Frontier Corporation, which was acquired by Global Crossing Ltd., Hiway Technologies, Inc., which was acquired by Verio Inc., and Globix Corporation;

    - national and regional internet service providers, such as Concentric Network Corporation, PSINet, Inc., MCI WorldCom and certain subsidiaries of GTE Corporation;

    - global, regional and local telecommunications companies, such as Sprint, MCI WorldCom and Regional Bell Operating Companies, some of whom supply capacity to AboveNet; and

    - large information technology outsourcing firms, such as International Business Machines Corporation and Electronic Data Systems.

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REGULATION

    As a provider of communications facilities, Metromedia Fiber is subject to varying degrees of regulation in each of the jurisdictions in which it operates. In the United States, some aspects of its services are regulated by the FCC and various state regulatory bodies. In some local jurisdictions, Metromedia Fiber must obtain approval to operate or construct its networks. In other countries where Metromedia Fiber operates it may also be subject to regulations by the agencies having jurisdiction over the provision of telecommunications services.

FEDERAL

    In the United States, federal telecommunications law directly shapes the market in which Metromedia Fiber competes. Metromedia Fiber offers two types of services--the leasing of dark fiber and the provision of telecommunications transmission services--that are subject to varying degrees of regulation by the FCC pursuant to the provisions of the Communications Act of 1934, as amended, by the Telecommunications Act of 1996 (the "Communications Act"), and by FCC regulations implementing and interpreting the Communications Act.

    The Communications Act imposes legal requirements on "common carriers" who engage in "interstate or foreign communication by wire or radio" and on "telecommunications carriers." Telecommunications carriers, or common carriers, are providers of telecommunications services, which is defined by the Communications Act as the offering of telecommunications for a fee "directly to the public" or to all potential users of an indiscriminate basis subject to standardized rates, terms, and conditions.

    DARK FIBER LEASING. Metromedia Fiber believes that it is not a "telecommunications carrier" or "common carrier" with respect to its leasing of dark fiber facilities, and therefore that Metromedia Fiber's dark fiber activities are not subject to special legal requirements applicable to such carriers. First, the FCC has said that leasing dark fiber is not a "telecommunications service" that is subject to FCC regulation. The FCC considers dark fiber a "network element". The FCC generally regulates "communication by wire or radio" or the "transmission" of "information of the users' choosing," neither of which describes the leasing of dark fiber facilities. Second, Metromedia Fiber does not offer dark fiber facilities as a common carrier, i.e., to all potential users on an indiscriminate basis. Instead, Metromedia Fiber enters into individualized negotiations on a selective basis with prospective lessees of its dark fiber facilities to determine whether and on what terms to serve each potential lessee. Metromedia Fiber's dark fiber offerings should therefore not be subject to the common carrier jurisdiction of the FCC or to the common carrier provisions of the Communications Act.

    If Metromedia Fiber's offering of dark fiber facilities were deemed to constitute "telecommunications," then Metromedia Fiber's revenues from such leases to end users (but not to other telecommunication carriers), whether or not provided on a common carrier basis, would become subject to assessment for the FCC's Universal Service Fund to assist in ensuring the universal availability of basic telecommunications services at affordable prices, and other FCC assessments. The FCC announced that the rate of assessment will be approximately 5.88% of gross interstate end-user revenues for the first quarter of 2000. On July 30, 1999, the U.S. Court of Appeals for the Fifth Circuit upheld in part the FCC's order but determined that assessments must be limited to interstate revenues. Metromedia Fiber cannot predict the effect of this ruling on the rate of assessment, or what rates of assessment will apply in future years. Metromedia Fiber may also be liable for assessments by state commissions for state universal service programs.

    TRANSMISSION SERVICES. With respect to Metromedia Fiber's offering of telecommunications services, however, Metromedia Fiber will likely operate as a common carrier, offering such transmission services to all potential users indiscriminately, and therefore will be subject to the regulatory requirements applicable to common carriers and to telecommunications carriers. For example,

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Metromedia Fiber will be required, with respect to its transmission services, to
(1) provide such services indiscriminately upon any reasonable request;
(2) charge rates and adopt practices, classifications and regulations that are just and reasonable; and (3) avoid unreasonable discrimination in charges, practices, regulations, facilities and services. Metromedia Fiber may also be required to file tariffs setting forth the rates for its services. Under current FCC policies, these regulatory requirements should not impose any substantial burdens on Metromedia Fiber. The FCC has recently determined, for example, that providers of "access" services (intracity transmission services used to originate and/or terminate interstate and foreign communications) need not file tariffs and may offer such services to customers on a private, contractual basis. Metromedia Fiber's revenues from transmission services will also be subject to FCC Universal Service Fund assessments as discussed above, to the extent that these services are purchased by end users. Since the revenues of Metromedia Fiber's competitors will be subject to comparable assessments, this should not reduce Metromedia Fiber's competitiveness. Also, being regulated as a "telecommunications carrier" will give Metromedia Fiber's certain legal benefits. In particular, Metromedia Fiber will be entitled, like other competitive local exchange carriers to insist upon access to the existing telecommunications infrastructure by interconnecting its fiber-optic networks with incumbent local exchange carriers central offices and other facilities. Under the 1996 Telecom Act, ILECs must, among other things: (1) allow interconnection at any technically feasible point and provide service equal in quality to that provided to others, (2) provide unbundled access to network elements, and (3) provide access to their poles, ducts, conduits and other rights-of-way.

    ILECs must also provide "physical co-location" for other telecommunications carriers. Physical co-location is an offering by an ILEC that enables another telecommunications carrier to enter the ILEC's premises to install, maintain and repair its own equipment that is necessary for interconnection or access to the ILEC's network elements. An ILEC is required to allocate reasonable amounts of space to carriers on a first-come first-served basis. If space limitations or practical or technical reasons prohibit physical co-location, an ILEC must offer "virtual co-location," by which the other carrier may specify ILEC equipment to be dedicated to its use and electronically monitor and control communications terminating in such equipment. Metromedia Fiber intends, in some instances, to co-locate portions of its network on the premises of certain ILECs. Metromedia Fiber's ability to do this on a cost-effective basis will depend on the rates, terms and conditions established for co-location, which will be established by state regulators in arbitration proceedings and therefore may vary from one state to the next.

    The FCC has responsibility under the 1996 Telecom Act's interconnection provisions to determine what elements of an ILEC's network must be provided to competitors on an unbundled basis. The FCC declared dark fiber an unbundled network element under these provisions. The FCC's requirements for unbundling were overturned by the Supreme Court, which ordered the FCC to re-evaluate the standard it uses to determine which network elements need to be unbundled. In response, the FCC recently issued an order affirming all but one of the network elements and also stating for the first time that ILECs must provide access to dark fiber as a separate element. In addition, federal district courts in a number of jurisdictions have interpreted the 1996 Telecom Act to include dark fiber as a network element, which must be unbundled. The FCC decision to treat dark fiber as an unbundled element, as well as these court rulings, could decrease the demand for dark fiber provided by Metromedia Fiber because its potential customers will be able to obtain dark fiber from ILECs at cost-based rates. In addition, the FCC has announced that state commissions may decide to add network elements to the FCC's list of elements that are required to be unbundled by carriers.

    ILECs, CLECs and inter-exchange carriers are subject to other requirements under the Communications Act, the FCC regulations and additional federal telecommunications laws. These requirements may affect Metromedia Fiber's business by virtue of the inter-relationships that exist among Metromedia Fiber and many of these regulated telecommunications carriers. For example, the FCC recently issued an order requiring, among other things, that access charges (fees charged by

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ILECs to IXCs for use of local telephone facilities for the origination and termination of long-distance calls) shift in part from being usage driven to a fixed flat cost-based structure. The FCC recently issued an order granting ILECs greater pricing flexibility for their access services (both switched and non-switched), which may permit the ILECs to compete more effectively against some of Metromedia Fiber's service offerings. While it is not possible to predict the precise effect the access charge changes will have on Metromedia Fiber's business or financial condition, the reforms will reduce access charges paid by IXCs, likely making the use of ILEC facilities by IXCs more attractive, which could have a material adverse effect on the use of Metromedia Fiber's fiber optic telecommunications networks by IXCs. Bell Atlantic's proposed investment could subject Metromedia Fiber to additional regulation by the FCC. Bell Atlantic is an ILEC and pursuant to the Communications Act may not provide long distance service within its geographic region until certain conditions are met. Companies in which an ILEC owns greater than a ten percent ownership interest are subject to the same prohibitions. If such prohibitions applied to Metromedia Fiber it would have a material adverse effect on Metromedia Fiber's business. For that reason, Metromedia Fiber's agreement with Bell Atlantic prohibits Bell Atlantic from owning more than ten percent of Metromedia Fiber until the long-distance prohibitions no longer apply to Bell Atlantic and its affiliates.

STATE

    The 1996 Telecom Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits, or has the effect of prohibiting, any person from providing any interstate or intrastate telecommunications service. Nonetheless, this provision of the 1996 Telecom Act should enable Metromedia Fiber and its customers to provide telecommunications services in states that previously prohibited competitive entry.

    However, states retain jurisdiction, on a competitively neutral basis, under the 1996 Telecom Act, to adopt regulations necessary to preserve universal service, protect public safety and welfare, manage public rights of way, ensure the continued quality of communications services and safeguard the rights of consumers.

    States continue to determine the rates that ILECs can charge for most of their intrastate services. They are also responsible for mediating and arbitrating ILEC interconnection arrangements with other carriers if voluntary agreements are not reached. Accordingly, state involvement in local telecommunications services is substantial.

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    Each state (and the District of Columbia, which is treated as a state for the purpose of regulation of telecommunications services) has its own statutory scheme for regulating providers of telecommunications services of they are "common carriers" or "public utilities". As with the federal regulatory scheme, Metromedia Fiber believes that the offering of dark fiber facilities does not make Metromedia Fiber a common carrier or public utility so Metromedia Fiber would not be subject to this type of regulation in most jurisdictions in which it currently has or plans to construct facilities. Metromedia Fiber's offering of transmission services (as distinct from dark fiber capacity), however, will likely be subject to regulation in each of these jurisdictions to the extent that these services are offered for intra-state use. Even though its facilities will be physically located in individual states, Metromedia Fiber anticipates that most customers will use Metromedia Fiber's facilities and services for the purpose of originating and/or terminating interstate and foreign communications. Under current FCC policies, any dedicated transmission service or facility that is used more than 10% of the time for the purpose of inter-state or foreign communication is subject to FCC jurisdiction to the exclusion of any state regulation.

    State regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Metromedia Fiber's subsidiaries are currently authorized to provide intrastate telecommunications services in California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Illinois, Kansas, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Jersey, New York, Ohio, Oregon, Pennsylvania, Rhode Island, Texas, Virginia, Washington and have applications pending in Arizona, Louisiana and North Carolina. At present, Metromedia Fiber does not anticipate that the regulatory requirements to which Metromedia Fiber will be subject in the states in which it currently intends to operate will have any material adverse effect on its operations. These regulations may require, among other things, that Metromedia Fiber obtain certification to operate, and that Metromedia Fiber provide notification of, or obtain authorization for, certain corporate transactions, such as the transaction with Bell Atlantic. In any event, Metromedia Fiber will incur certain costs to comply with these and other regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators, and payment of regulatory fees and assessments, including contributions to state universal service programs. In some jurisdictions, Metromedia Fiber's pricing flexibility for intra-state services may be limited because of regulation, although its direct competitors will be subject to similar restrictions. However, Metromedia Fiber makes no assurances that future regulatory, judicial, or legislative action will not materially adversely affect it.

    Verizon Communications was recently approved by the FCC to provide long distance service in New York on the grounds that it provides nondiscriminatory access and interconnection to its network facilities for the network facilities of one or more unaffiliated competing providers of telecommunications services. In conjunction with the March 6, 2000 investment in Metromedia Fiber, Verizon Communications became a significant customer of Metromedia Fiber.

LOCAL

    In addition to federal and state laws, local governments exercise legal authority that affects Metromedia Fiber's business. For example, local governments, such as the City of New York, typically retain the ability to manage public rights-of-way, subject to the limitation that local governments may not prohibit persons from providing telecommunications services and local governments may not treat telecommunication service providers in a discriminatory manner. Because of the need to obtain approvals, local authorities affect the timing and costs associated with Metromedia Fiber's use of public rights-of-way. In addition, some local authorities must approve or be notified of certain corporate transactions, such as the Verizon Communications transaction. These regulations may have an adverse effect on Metromedia Fiber's business.

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FEDERAL REGULATION OF INTERNATIONAL SERVICE

    Various regulatory requirements and limitations also will influence Metromedia Fiber's business as it enters the market for international telecommunications service. It has entered into a 50/50 joint venture, ION, with a subsidiary of Racal that contemplates jointly acquiring and selling international, facilities-based telecommunications capacity between the U.S. and the United Kingdom and possibly between the U.S. and other markets. ION is a U.S. international common carrier subject to U.S. regulation under Title II of the Communications Act, and, Metromedia Fiber is also a U.S. international common carrier subject to the same regulations. Under current FCC rules, international carriers that do not exercise market power and that are not affiliated with dominant foreign carriers (carriers possessing market power in their local markets) are subject to relatively relaxed U.S. regulation as nondominant international carriers. As a non-dominant common carrier, ION and Metromedia Fiber are subject to, among other policies, the common carrier obligation of nondiscrimination. In addition, FCC rules prohibit U.S. carriers from bargaining for special concessions from certain foreign partners. ION and Metromedia Fiber are required, under Sections 214 and 203 of the Communications Act to obtain authorization and file an international service tariff containing rates, terms and conditions prior to initiating service. As a nondominant carrier, ION and Metromedia Fiber are eligible to seek "global" authorization under Section 214 to operate as facilities-based and/or resale carrier. International carriers are also subject to certain annual fees and filing requirements, such as the requirement to file contracts with other carriers, including foreign carrier agreements, and reports setting forth international circuit, traffic and revenue data. Failure to obtain an appropriate U.S. license for international service or the revocation of a license could materially adversely affect Metromedia Fiber's future operations. Until recently, international common carriers were also required to comply with the FCC's International Settlements Policy which defines the permissible boundaries for U.S. carriers and their foreign correspondents to settle the cost of terminating each other's traffic over their respective networks. The FCC, however, recently decided that it is no longer necessary to apply the International Settlement Policy rules to U.S. carrier arrangements with non-dominant foreign carriers and with arrangements with all foreign carriers in competitive foreign markets. Since the U.S.-UK route has been declared competitive by the FCC, ION and Metromedia Fiber will not have to comply with the International Settlement Policy.

    The FCC has also made significant changes to other aspects of its international regulatory regime that facilitate Metromedia Fiber's international operations. For example, it has approved the provisions of switched services over private lines ("ISR") interconnected with the public switched network between the United States and 22 other countries, including the UK and Germany. Recently, the FCC took steps to streamline the application process for authority to provide international services, relaxing further the rules for almost all international services to almost all countries (with China, Taiwan, Russia, Saudi Arabia, the notable exceptions). The FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries, and reduce accounting rates toward cost. Metromedia Fiber is unable to predict how the FCC will resolve the various pending international policy issues and the effect of such resolutions on Metromedia Fiber.

REGULATION OF INTERNATIONAL OPERATIONS

    Metromedia Fiber's international services are also subject to regulation in other countries where Metromedia Fiber operates. Such regulation, as well as policies and regulations on the European Union level, may impose separate licensing, service and other conditions on Metromedia Fiber's international service operations, and these requirements may have a material adverse effect on Metromedia Fiber's ability to operate. In addition to its joint venture, ION, Metromedia Fiber has entered into a joint venture with Carrier 1 and Viatel to develop a fiber network linking Germany's main cities. Metromedia Fiber also has an agreement with Viatel to use Viatel's network in France, Germany, the UK and the Netherlands. The following discussion is intended to provide a general

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outline of certain regulations and current regulatory posture in certain foreign jurisdictions in which Metromedia Fiber currently operates or intends to operate, and is not intended as a comprehensive discussion of such regulations or regulatory posture. Local laws and regulations differ significantly among these jurisdictions, and, within such jurisdictions, the interpretation and enforcement of such laws and regulations can be unpredictable.

THE EUROPEAN UNION

    The European Union was established by the Treaty of Rome and subsequent treaties. Member states are required to implement directives issued by the European Commission and the European Council by passing national legislation. The European Commission and European Council have issued a number of key directives establishing basic principles for the liberalization of the EU telecommunications market. This basic framework has been advanced by a series of harmonization directives, which include the so-called Open Network Provision directives and the Licensing Directive of April 1997 and the Interconnection Directive of June 1997, which address the procedures for granting license authorizations and conditions applicable to such licenses and the interconnection of networks and the interoperability of services as well as the achievement of universal service. The Licensing Directive sets out framework rules for the procedures associated with the granting of national authorizations for the provision of telecommunications services and for the establishment or operation of any infrastructure for the provision of telecommunications services. It distinguishes between "general authorizations," which should normally be easier to obtain since they do not require an explicit decision by the national regulatory authority, and "individual licenses." EU member states may impose individual license requirements for the establishment and operation of public telecommunications networks and for the provision of voice telephony, among other things. Consequently, Metromedia Fiber's operations in those EU member states comprising its European Network and its proposed operations in general, require Metromedia Fiber's local operating subsidiaries to obtain individual licenses rather than operate under a general authorization. EU law permits member states to establish universal service funds and seek contributions from licensed operators. Each of the EU member states in which Metromedia Fiber currently conducts its business have different regulatory regimes and such differences are expected to continue. Licensing requirements and requirements to obtain necessary approvals vary considerably from country to country.

    On November 10, 1999, the European Commission published a consultation paper called "Towards a new framework for Electronic Communications infrastructure and associated services". This communication advocates simplification of the existing package of European telecommunications legislation, greater reliance on competition rules and devolving more interpretation and enforcement functions to national regulatory authorities. It also recommends a move away from individual licenses to general authorizations. The communication is part of the European Commission's ongoing 1999 review of telecommunications European legislation. The proposals, if implemented, may make it easier for Metromedia Fiber to operate under general authorizations rather than obtaining individual licenses in each of the EU member states comprising Metromedia Fiber's European Network.

    In a number of European jurisdictions, the standard licenses authorizing the operation of telecommunications networks and the provision of services over such networks assume that the licensee is a vertically integrated operator, running its own infrastructure and providing services to subscribers over such infrastructure. The impact of such licenses on operators that provide infrastructure alone is unclear in a number of European jurisdictions.

AUSTRIA

    The Telecommunications Act (Telekommunikationsgesetz) which came into force on August 1, 1997 establishes the basic regulatory framework for the telecommunications sector. It was enacted to

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prepare the market for the abolition of the voice telephony monopoly and to fulfil Austria's obligations under the relevant EU liberalization and harmonization directives.

    The Telecommunications Act itself only sets out the basic regulatory provisions and leaves it to the competent telecommunications authorities to issue ordinances containing more detailed and specific provisions. So far, the Federal Minister of Science and Transport has issued several ordinances.

    The Telecommunications Act provides for two regulatory authorities: the Telekom Control GmbH and the Telekom Control Kommission. The Telekom Control GmbH is responsible for the implementation of basic provisions, such as regulatory tasks and adjudicating complaints regarding fee disputes or quality of service. The Telekom Control Kommission is an independent three-member committee responsible for decisions about matters concerning civil rights. These matters include the issuance, withdrawal, revocation and amendment of licenses, the approval of general business conditions and tariffs of dominant operators, the definition of financial compensation to be paid from and to the universal service fund, the conditions for interconnection in the event of a dispute and decisions regarding failure to comply with the ban on cross-subsidization.

    An individual license issued by the Telekom Control Kommission is required for the public offer of leased lines by means of an owner-operated fixed network. Metromedia Fiber Network Services GmbH ("MFN Austria") will shortly be filing an application for a license for the provision of leased lines. According to the Telecommunications Act, such required license shall be granted if the applicant has the necessary technical competence and there is no reason to assume that it will not provide the relevant service in accordance with the license. Further, the financial strength of the applicant, its experience in the telecommunications sector and its expertise shall be taken into consideration.

    Operators of public telecommunications networks have the right to negotiate interconnection with other operators. The framework for this interconnection is set out in the Telecommunications Act and two ordinances, the "Zusammenschaltungsverordnung" (interconnection ordinance) and the "Numerierungsverordnung" (numbering ordinance). Additional principles for interconnection have been set out by the Kommission in several decisions.

BELGIUM

    The Belgian Telecommunications Act of March 21, 1991, as amended, provides for the licensing and regulatory framework for telecommunications activities in Belgium. Under the Belgian Act, voice telephony was liberalized as of January 1, 1998. The Belgian Act is implemented by a number of Royal Decrees. These cover, among other things, licensing procedure, license fees, interconnection, universal service, number portability, mobile telecommunication services and mediation of conflicts between operators.

    Licenses in Belgium are granted by the Minister for Telecommunications, upon the recommendation of the national regulator, the Belgian Institute for Post and Telecommunications. Under the Belgian regulatory schemes, there are two basic types of licenses: a voice telephony license (service license) and an infrastructure license (public network license). Other licenses are specific to mobile terrestrial services, mobile satellite services and so forth. Other services, such as the leasing of leased lines, are subject to a prior notification obligation to the national regulator.

    A services license allows the licensee to offer voice telephony services to the public, independent of the infrastructure used. An infrastructure license allows the licensee to build and operate a network and allow the use of that network for public voice telephony services (a "public" network). Only an infrastructure license provides the licensee with certain rights of way over public property. The provision of dark fiber (owned but not-self-operated infrastructure) does not require an infrastructure license.

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    Metromedia Fiber's Belgian subsidiary, Metromedia Fiber Network Belgium
BVBA/SPRL, will apply for an infrastructure license in the near future.

    A licensed operator of a public network will have the right, but also the obligation, to negotiate interconnection with other operators. For its interconnection with Belgacom, the Belgian incumbent operator, the interconnection rates are fixed in the BRIO 2000 (the Belgacom Reference Interconnect Offer for the year 2000). A BRIO is negotiated each year among Belgacom, the industry and the national regulator and is subject to regulatory approval. Interconnection rates with other operators are subject to commercial agreement.

    Licensed operators are under an obligation to present their standard terms and conditions with regard to the provision of telecommunication services to the public to the regulator, who may not accept these or suggest modifications. Licensed operators are also subject to certain universal service financing obligations.

FRANCE

    In July 1996, France enacted legislation providing for the liberalization of all telecommunications activities by January 1, 1998. The establishment and operation of public telecommunications networks and the provision of voice telephony services to the public are subject to individual licenses granted by the Minister in charge of telecommunications upon recommendation of France's independent regulatory authority, the Autorite de Regulation des Telecommunications.

    The regulation of telecommunication services is set out in article L34-1 of the French Post and Telecommunications Code, which requires a license to be issued for "the commercial provision to the public of a service consisting of the conveyance of direct, real-time voice telephony between public switched telephone networks for mobile and fixed users."

    In order to own and control transmission infrastructure in France, and benefit from rights of ways, a carrier must obtain a network license under article L33-1 of the French Post and Telecommunication Code. On October 7, 1999, Metromedia Fiber Network France SAS was granted an L 33-1 license to be a public telecommunications network operator. This license enables Metromedia France to build a telecommunications network in the following French regions: Alsace, Champagne-Ardenne, Ile de France, Lorraine, Nord--Pas de Calais and Picardie. The license is granted for 15 years and may not be freely assigned.

    Metromedia France is subject to the requirements in the operation of its public telecommunications network, as set forth in the schedule of conditions attached to the license.

    Local authorities are under the obligation to grant authorizations for public occupancy to licensed telecommunication operators. Metromedia France is therefore entitled by law to obtain rights of way on public properties to build its network. However, such authorizations may contain restrictions relating to, among other things, the location, the coordination of works and operations in consideration of public traffic and maintenance of the roads. In consideration for the right to use the public property, Metromedia France will be required to pay annual fees to such local authorities. The right to occupy the public domain is precarious and is granted to telecommunication operators in consideration of the person or entity to which the telecommunication license is granted. Metromedia France will also benefit from statutory easements on private properties.

    Metromedia France is entitled to interconnection with France Telecom. France differentiates between interconnection for public telecommunications network operators, holding a L33.1 license, and voice telephony service providers, holding a L34.1 license. The 2000 interconnection tariffs of France Telecom, which have been officially approved by ART, provide different interconnection rates for public telecommunications network operators and for voice telephony service providers.

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GERMANY

    The German Telecommunications Act of July 25, 1996 liberalized all telecommunications activities. Under the German Telecommunications Act, voice telephony was liberalized as of January 1, 1998. The German Telecommunications Act has been complemented by several Ordinances. The most significant Ordinances concern license fees, rate regulation, interconnection, universal service, frequencies and customer protection. Under the German regulatory scheme, licenses can be granted within four license classes. A license is required for operation of transmission lines that extend beyond the limits of a property and that are used to provide telecommunications services for the general public. The licenses required for the operation of transmission lines are divided into three infrastructure license classes: mobile telecommunications (license class 1); satellite (license class 2); and telecommunications services for the general public (license class 3). The provision of dark fiber does not require a license. Beside the infrastructure licenses, an additional license is required for provision of voice telephony services on the basis of self-operated telecommunications networks (license class 4). A class 4 license does not include the right to operate transmission lines. Metromedia Fiber Network GmbH obtained a class 3 license for the whole territory of Germany on October 20, 1999.

    According to the License Fees Ordinance, a nationwide class 4 license costs a one-time fee of DM 3,000,000 (approximately $1.5 million at June 30, 2000). A nationwide territorial class 3 license costs DM 10,600,000 (approximately
$5.2 million at June 30, 2000). The Administrative Court of Cologne held in a preliminary ruling that there is a high probability that the license fees are excessive and that therefore the Ordinance might be void. The Upper Administrative Court of Northrhine-Westfalia, however, did not agree with these doubts when it received a complaint from the Regulierungsbehorde fur Telekommunikation und Post (the "RegTP"). Metromedia Fiber Network GmbH has received license fee orders in the total amount of DM 10,600,000. Metromedia Fiber Network GmbH has challenged these license fee orders before the Administrative Court. The legal proceedings are currently at an early stage and Metromedia Fiber does not know when the courts will reach a decision. Since the action does not suspend the obligation to pay the fees, Metromedia Fiber Network GmbH must pay the fees. If the administrative court action is successful, the sum paid or a portion thereof will be refunded.

    Licensees that operate transmission lines crossing the boundary of a property have the right to install transmission lines on, in and above public roads, squares, bridges and public waterways without payment; however, when installing transmission lines a planning agreement must be obtained from the relevant authorities. Metromedia Fiber Network GmbH has concluded framework agreements with the cities of Frankfurt, Stuttgart, Cologne and Munich on the conditions and procedures for obtaining the necessary planning agreements with the city authorities.

    The German Telecommunications Act provides that the operators of public telecommunications networks are under the obligation to interconnect and have a right to request interconnection from other operators. This right and the obligation only apply to operators of public telecommunications networks. According to the Regulatory Authority, a public telecommunications network consists of at least one switch and three transmission lines and is the basis for the provision of telecommunications services to the public. Since Metromedia Fiber Network GmbH does not operate any switching equipment in Germany and does not intend to do so, the right and the obligation do not apply to Metromedia Fiber Network GmbH.

    Licensed operators are under an obligation to present their standard terms and conditions (with regard to the provision of telecommunications services for the public) to the RegTP. The RegTP may, based upon specified criteria, decide not to accept these terms and conditions. Metromedia Fiber Network GmbH may become subject to universal service financing obligations. Currently, it is unlikely that the universal service financing system will be implemented in Germany in the foreseeable future. These obligations do not apply as far as the provision of mere dark fiber is concerned.

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ITALY

    Under Presidential Decree No. 318 of September 19, 1997 on the Regulation for the implementation of European Directives in the telecommunications field and Ministerial Decree of November 25, 1997 on individual licenses, an individual license is required, inter alia, for (1) the provision of voice telephony services, (2) the establishment and provision of public telecommunications networks, and (3) the establishment of a public network in order to provide voice telephony services on such a network (so-called "combined" license). The combined license is intended to expedite the administrative licensing process for any facility-based operator, but it does not allow the provision (e.g., the lease to third parties) of the operator's network.

    On January 21, 2000, Metromedia Fiber Network Italia S.r.l. filed with the Italian Telecommunications Regulatory Authority (the "Italian regulatory authority") an individual license for the establishment and provision of public telecommunications networks in the Milan area. Once granted, the Network License will entitle Metromedia Italy to establish and provide its network in the Milan area.

    In addition, in order to dig and build on public land, network licensees must previously obtain ad hoc rights of way from the relevant municipal authorities. Such rights of way are generally granted in the form of concessions. In this respect, the Italian Telecommunications Act provides that the public authorities in charge of public property management may not discriminate among telecommunications operators in connection with the granting of rights of way for the installation of public telecommunications networks. The ad hoc concession is not required for the installation of "backbones", as these will be defined by the Italian regulatory authority.

    Telecommunications operators belonging to defined categories have the right to negotiate interconnection with any telecommunications operator within the same categories. Accordingly, once Metromedia Italy obtains the Network License, it will be entitled to negotiate interconnection with other operators (including the incumbent operator, Telecom Italia S.p.A.)

    Under Ministerial Decree of April 23, 1998 on interconnection and network access, the telecommunications operators mentioned above must enter into interconnection agreements within 45 days from the beginning of the relevant negotiations. If there is no agreement between the parties by such deadline, the telecommunications operators involved must transmit to the Italian regulatory authority the scheme of the agreement, highlighting those parts on which they were unable to find a mutually acceptable solution. The Italian regulatory authority must resolve interconnection disputes within 90 days from notification of the dispute and, in the meantime, it may also issue temporary restraining orders.

    The telecommunications operators mentioned above and notified by the Italian regulatory authority as having significant market power with respect to the interconnection (i.e., currently Telecom Italia S.p.A., Telecom Italia Mobile S.p.A. and Omnitel Pronto Italia S.p.A.) must apply non-discriminatory, objective, transparent and cost-oriented interconnection prices.

THE NETHERLANDS

    The Telecommunications Act of 1998 (the "Dutch law") provides a licensing and regulatory framework for telecommunications activities in the Netherlands. The Secretary of State at the Ministry of Transport, Public Works and Water Management (the "Secretary of Transport") is responsible for granting individual licenses for use of frequencies under the Dutch law, for enforcing the terms of such licenses and for overseeing telecommunications policy, aided principally by the Directorate General of Telecommunications and Post and the Radio Communications Agency. The Independent Authority for Post and Telecommunications is responsible, among other things, for performing registrations, issuing numbers, regulating interconnection rights and obligations, adjudicating interconnection disputes, and

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generally enforcing the obligations under the Dutch law in respect of registered parties. Both Metromedia Fiber Network B.V. and Metromedia Fiber Network ICN
B.V. have been registered with Dutch regulatory authority as providers of public telecommunications networks as of July 1999. Under these registrations, Metromedia's Dutch subsidiaries and Metromedia's Dutch subsidiaries are authorized to construct and publicly offer telecommunications networks, which include dark fiber. As registered parties, both Metromedia's Dutch subsidiaries and Metromedia's Dutch subsidiaries are granted statutory rights of way over public land.

    Any provider of a public telecommunications network or of public telecommunications services has the right to negotiate interconnection as well as a corresponding obligation to negotiate interconnection with any other such provider. The terms, conditions and charges to be applied to interconnection between operators who do not have significant market power are not specifically regulated and are therefore subject to commercial agreement. All the aforementioned providers are eligible to benefit from the terms and conditions and charges which fixed-line operators with significant market power are obliged to offer by an interconnection directive. In the Netherlands, KPN Telecom has significant market power for the provision of fixed networks and services and leased lines.

UNITED KINGDOM

    The Telecommunications Act of 1984 provides a licensing and regulatory framework for telecommunications activities in the United Kingdom. The Secretary of State for Trade and Industry at the Department of Trade and Industry is responsible for granting licenses under the U.K. Act and for overseeing telecommunications policy, while the director general of telecommunications and his office (the office of telecommunications) are responsible, among other things, for enforcing the terms of such licenses. Both ION and Metromedia Fiber Network UK Limited have been granted Public Telecommunication Operator licenses. The regulatory license authorizes the operation of and provision of services over the operator's own international facilities as well as an authorization to provide telecommunications services in the United Kingdom.

    Metromedia U.K. will be used as the operating company in the United Kingdom and has been granted code powers, which gives it statutory rights of way over land, which override private rights.

    Any operator who appears on the Annex II list on the office of telecommunications web-site (www.oftel.gov.uk) has the right to negotiate interconnection as well as a corresponding obligation to negotiate interconnection with any other operator in Annex II. The terms, conditions and charges to be applied to interconnection between operators who do not have significant market power are not specifically regulated and are therefore subject to commercial agreement. All Annex II operators are eligible to benefit from the terms and conditions and charges which fixed-line operators with significant market power are obliged to offer by the Interconnection Directive. In the United Kingdom, British Telecommunications and Kingston Communications have significant market power for the provision of fixed networks and services and leased lines. ION is included in the Annex II list of operators on office of telecommunications's web-site and therefore has a right coupled with a corresponding obligation to negotiate interconnection with any other operator on the Annex II list. Metromedia U.K. is not currently included in the Annex II list but may apply to office of telecommunications to be included in the list.

OTHER COUNTRIES

    In addition to its operations in the above countries, Metromedia Fiber is also in the process of incorporating or has incorporated local subsidiaries and is applying for licenses in The Czech Republic, Denmark, Hungary, Ireland, Israel, Japan, Spain and Switzerland.

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REGULATION OF THE INTERNET

    Laws and regulations that apply directly to the internet are becoming more prevalent. The U.S. Congress recently considered internet laws regarding privacy and security relating to the collection and transmission of information over the internet, entrusting the Federal Trade Commission with strong enforcement power. The U.S. Congress also addressed the need for regulation on the protection of children, copyrights, trademarks, domain names, taxation and the transmission of sexually explicit material over the internet. The European Union adopted its own privacy regulations and other countries may do so in the future. Other nations have taken actions to restrict the free flow of material deemed objectionable over the internet.

    Also, the scope of certain laws and regulations applicable to the internet is subject to conflicting interpretations and developments. The applicability to the internet of laws and regulations from various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is unsettled and may take years to resolve. For example, the Telecommunications Act of 1996 prohibits the transmission of certain types of information and content over the internet but the scope of this prohibition is currently unsettled. In addition, although courts held unconstitutional substantial parts of the Communication Decency Act, federal or state governments may enact, and courts may uphold similar legislation as well as laws covering issues such as intellectual property rights over the internet and the characteristics and quality of internet services and consumer protection laws. Foreign countries may also enact laws in these fields.

    The current application of these laws does not directly affect Metromedia Fiber in a material fashion. However, by exposing companies involved in the internet to increased liability and costs such legal developments may discourage the development of the internet as a commercial medium, dampen its growth and indirectly harm Metromedia Fiber in its efforts to establish a satisfactory customer base for its internet and co-location services. Moreover, to the extent that internet connectivity and co-location service providers such as Metromedia Fiber are in the future held directly or contributorily liable for violations of such laws by their customers or others distributing illegal material on the internet, Metromedia will face increased legal liability and costs of legal compliance.

EMPLOYEES

    As of September 30, 2000, Metromedia Fiber employed 1,351 people, including 858 in engineering and construction, 272 in sales and marketing and 221 in administration. Metromedia Fiber's employees are not represented by any labor union. Metromedia Fiber considers its relationship with employees to be good.

PROPERTIES

    Metromedia Fiber's principal properties currently are the fiber optic cable in place and its component assets. Metromedia Fiber owns substantially all of the communications equipment required for its business. Metromedia Fiber installed fiber optic cable is laid under the various rights-of-way held by it. Metromedia Fiber's other fixed assets are located at various leased locations in the geographic areas that it serves. Metromedia Fiber's executive and administrative offices are located at its principal office at 360 Hamilton Avenue, White Plains, New York. Metromedia Fiber leases this space (currently approximately 80,000 square feet) under an agreement that expires in June 2010. Metromedia Fiber leases additional office or operation space in many of the markets Metromedia Fiber is building out its network. Such additional space ranges from 1,000 to 10,000 square feet under agreements that expire within the next three to ten years.

    AboveNet's executive and administrative offices are located at 50 West San Fernando Street, San Jose, California. Metromedia Fiber leases this space (approximately 19,850 square feet) under an agreement that expires in February 2008. Palo Alto Internet Exchange's executive and administrative

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offices are located at 285 Hamilton Avenue, Palo Alto, California (approximately
5,130 square feet) under an agreement that expires in January 2007. In addition, AboveNet and Palo Alto Internet Exchange lease various co-location facilities in California, Virginia and New York that range from 10,000 to 29,000 square feet under agreements that expire within the next 10 to 20 years.

LEGAL PROCEEDINGS

    On or about June 12, 1998, Claudio E. Contardi commenced an action against Peter Sahagen, Sahagen Consulting Group of Florida and the Company in the United States District Court for the Southern District of New York (No. 98 CIV 4140) (the Contardi Litigation). Mr. Contardi alleges a cause of action for, among other things, breach of a finder's fee agreement entered into between Mr. Sahagen and Mr. Contardi on or about November 14, 1996 and breach of an implied covenant of good faith and fair dealing contained in the finder's fee agreement. Mr. Contardi is seeking, among other things, a number of shares of Metromedia Fiber which Metromedia Fiber cannot currently ascertain but believes to be approximately 225,000 shares (calculated as of the date on which the complaint was filed without taking into account subsequent stock splits) or damages in an amount which Metromedia Fiber cannot currently ascertain but believes to be approximately $4.9 million (calculated as of the date on which the complaint was filed) and all costs and expenses incurred by him in this action. Metromedia Fiber has filed an answer to the complaint and has raised affirmative defenses. Metromedia Fiber moved for summary judgment on the complaint. On or about June 5, 2000, the court denied the summary judgment motion. On or about July 20, 2000, the court entered a stipulation and order dismissing this action without prejudice on the grounds that the court lacks subject matter jurisdiction. On or about December 28, 2000, Contardi refiled the action in the Southern District of New York, captioned CONTARDI V. SAHAGEN ET AL 00 CIV 9811 (JGK), alleging claims against the Company for breach of contract, breach of the implied covenant of good faith and fair dealing, conversion and unjust enrichment. Contardi seeks, among other things, 1,814,400 shares of the Company's stock or damages "in the amount of the highest value of said MFN/NFN shares to which plaintiff was and is entitled, from the date of defendants' breach to time of trial, together with interest therein."

    In January 2000, Herman Goldsmith and Arnold S. Schickler commenced an action against Metromedia Fiber, F. Garofalo Electric Co., Inc. and Stephen A. Garofalo in the Supreme Court of the State of New York, County of New York
(No. 600163/00) (the "Goldsmith Litigation"). The complaint alleges a cause of action for breach of contract in connection with an alleged "finders agreement" entered into in 1993 between Messrs. Goldsmith and Schickler, on the one hand, and F. Garofalo Electric Co., Inc. and Stephen A. Garofalo, on the other. Plaintiffs seek damages of $860,627,590.99, plus interest from September 7, 1999, in addition to their costs, expenses and reasonable attorneys' fees. On April 7, 2000 Metromedia Fiber filed a motion to dismiss the complaint.

    Metromedia Fiber intends to vigorously defend both the Goldsmith Litigation and the Contardi Litigation (if plaintiff pursues the action) actions because Metromedia Fiber believes that it acted appropriately in connection with the matters at issue in these two cases. However, Metromedia Fiber can make no assurances that it will not determine that the advantages of entering into a settlement outweigh the risk and expense of protracted litigation or that ultimately Metromedia Fiber will be successful in defending against these allegations. If Metromedia Fiber is unsuccessful in defending against these allegations, an award of the magnitude being sought in the Contardi Litigation and the Goldsmith Litigation would have a material adverse effect on Metromedia Fiber's financial condition or results of operations.

    On June 29, 1999, an alleged stockholder of AboveNet filed a lawsuit, captioned Kaufman v. Tuan, et al, Del. Ch. C.A. No. 17259NC, in the Court of Chancery of the State of Delaware in and for the New Castle County. The plaintiff, who purports to represent a class of all AboveNet stockholders, challenges the terms of the proposed merger between Metromedia Fiber and AboveNet. The complaint

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names, as defendants, AboveNet, the directors of AboveNet and Metromedia Fiber
(as an aider and abettor). The complaint alleges generally that AboveNet's directors breached their fiduciary duty to stockholders of AboveNet, and seeks an injunction against the merger, or, in the alternative, rescission and the recovery of unspecified damages, fees and expenses. AboveNet, Metromedia Fiber and the individual defendants believe the lawsuit is without merit and intend to defend themselves vigorously. AboveNet and the individual director defendants' responses were filed on July 22, 1999. In connection with these responses, a motion to dismiss the complaint in its entirety and a motion to stay discovery pending the outcome of the motion to dismiss were filed by the AboveNet and the individual directors of AboveNet on July 22, 1999. Similar motions to dismiss the complaint and stay discovery were filed by Metromedia Fiber on July 26, 1999. Upon stipulation of the parties, this action was dismissed without prejudice in December 1999.

    Four other complaints, which are virtually identical to the complaint in Kaufman v. Tuan, have also been filed in the Delaware Court of the Chancery. None of these four complaints have been served. The four actions are captioned Brosious v. Tuan, et al, Del. Ch. C.A. No. 17271NC, Chong v. Tuan, et al, Del. Ch. C.A. No. 17281NC, Ehlert v. Tuan et al, Del. Ch. C.A. No. 17284NC, Horn v. Tuan, et al, Del. Ch. C.A. No. 17300NC.

    In addition, Metromedia Fiber is subject to various claims and proceedings in the ordinary course of business. Based on information currently available, Metromedia Fiber believes that none of such current claims, or proceedings, individually or in the aggregate, including the Contardi litigation and the Goldsmith litigation, will seriously harm Metromedia Fiber's financial condition or results of operations, although Metromedia Fiber can make no assurances in this regard.

                   DESCRIPTION OF AQUEDUCT ACQUISITION CORP.

    Aqueduct Acquisition Corp. is a wholly owned subsidiary of Metromedia Fiber organized under the laws of the State of Delaware. It was incorporated in September 2000 solely for use in the merger, and is engaged in no other business. Its executive offices are located at One Meadowlands Plaza, East Rutherford, New Jersey 07073.

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             METROMEDIA FIBER MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THIS INFORMATION TOGETHER WITH METROMEDIA FIBER'S CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES AND OTHER FINANCIAL INFORMATION INCLUDED IN THIS DOCUMENT. THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. METROMEDIA FIBER'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS. PLEASE SEE THE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ELSEWHERE IN THIS DOCUMENT.

GENERAL

    Metromedia Fiber provides dedicated fiber optic infrastructure and high-bandwidth internet connectivity for its communications intensive customers. Metromedia Fiber is a facilities-based provider of end-to-end optical solutions that offer virtually unlimited, unmetered bandwidth at a fixed cost to its communications carrier, corporate and government customers in the United States and Europe. Through its AboveNet Communications, Inc. subsidiary, Metromedia Fiber provides internet infrastructure to its customers. The combined company facilitates the growth of e-commerce and advanced internet and communications applications by delivering secure, reliable and scaleable optical networks and IP services to internet content and service providers, communications carriers and enterprise users worldwide.

    Metromedia Fiber is expanding its presence to approximately 50 markets in the United States and 17 major international markets. To date, Metromedia Fiber has 10 cities operational, 24 cities currently under construction, and the balance in the engineering phase.

    Metromedia Fiber's existing intra-city networks consist of approximately 924,000 fiber miles covering in excess of 1,600 route miles in the United States. Metromedia Fiber's inter-city network consists of approximately 225,000 fiber miles primarily covering the 255 route-mile network that it has built between New York City and Washington, D.C. Metromedia Fiber has also built or contracted to acquire, a nationwide dark fiber network linking its intra-city networks.

    In February 1999, Metromedia Fiber entered into an agreement with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a dark fiber inter-city network between selected cities throughout Germany. Once completed, Metromedia Fiber's German network will consist of approximately 320,000 fiber miles covering in excess of 1,450 route miles connecting 14 major cities. Metromedia Fiber has also acquired fiber on the Circe network, which connects a number of European markets. In addition to its inter-city networks, Metromedia Fiber is constructing 16 intra-city networks throughout Europe. Separately, Metromedia Fiber also entered into a contract to acquire rights to dark fiber network facilities in Toronto, Canada.

    On September 8, 1999, Metromedia Fiber completed the acquisition of AboveNet. The holders of AboveNet common stock received 2.35 shares of Metromedia Fiber's class A common stock for each share of AboveNet common stock. AboveNet is a leading provider of facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance internet connectivity solutions for electronic commerce and other business critical internet operations. Palo Alto Internet Exchange, AboveNet's wholly owned subsidiary, serves as a packet switching center for internet service providers. Palo Alto Internet Exchange also offers secure, fault-tolerant co-location services to internet service providers. The acquisition has been recorded under the purchase method of accounting and AboveNet's results will be included in the results of operations subsequent to the acquisition date. On October 7, 1999, Metromedia Fiber entered into a securities purchase agreement with Verizon Communications, under which Verizon Communications agreed to purchase up to approximately 51.1 million newly issued shares of Metromedia Fiber's class A common stock at a purchase price of $14.00 per share and a convertible subordinated note of approximately $975.3 million, which is convertible into shares of Metromedia Fiber's class A common stock at a conversion price of $17.00 per share. This transaction closed on March 6, 2000. Assuming the issuance of the 51.1 million shares of Metromedia Fiber's class A common stock and conversion of the convertible subordinated

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note, this investment would represent 18.2% of Metromedia Fiber's outstanding shares. Verizon Communications has also agreed to pay Metromedia Fiber
$550 million over the next three years in exchange for delivery of fiber optic facilities over the next five years. The proceeds from these two transactions will be used to fund the expansion of Metromedia Fiber's network.

    Most of Metromedia Fiber's contracts for the provision of dark fiber are accounted for as operating leases under which it recognizes recurring monthly revenues. For certain other contracts Metromedia Fiber recognizes revenue under the percentage of completion method for the provision of dark fiber. Effective June 30, 1999, the Financial Accounting Standards Board issued FASB Interpretation No. 43, "Real Estate Sales" ("FIN 43"), which requires that sales or leases of integral equipment subsequent to June 30, 1999, be accounted for in accordance with real estate accounting rules. Metromedia Fiber believes that the staff of the Securities and Exchange Commission requires the classification of dark fiber cables in the ground as integral equipment as defined in FIN 43. Accounting for dark fiber leases as defined by FIN 43 does not change any of the economics of the contracts. It requires Metromedia Fiber, however, to recognize the revenue from certain leases as operating leases over the term of the contract as opposed to the prior method of recognizing revenue during the period over which Metromedia delivers the fiber. As a result, this change in accounting treatment reduces the revenue and income that Metromedia Fiber recognizes in the earlier years of the contract and spreads it out over the life of the contract regardless of when the cash was received or the delivery of the fiber took place.

    By way of example, if Metromedia Fiber entered into an agreement for a 25 year lease for dark fiber with a customer who pays $100.0 million in cash when the contract is signed, Metromedia Fiber previously recorded average revenues of $20.0 million over the 5 years during which it delivered the dark fiber. By contrast, the real estate accounting rules of FIN 43 would require Metromedia Fiber to recognize revenue of $4.0 million per year over the 25 year term of the contract, even though Metromedia Fiber would receive a cash payment of $100.0 million when the contract is signed.

    Metromedia Fiber implemented this method of accounting for its contracts entered into after June 30, 1999, for which the method is required. Although there was no change to the economics of the contracts or the timing of the cash to be received by Metromedia Fiber, the impact of the change in accounting resulted in Metromedia Fiber recording substantially less revenue between the dates of July 1, 1999 and December 31, 1999 than would have been recorded if this change had not been imposed.

    Total revenue for the quarter ended September 30, 2000 was $51.9 million. Of the $13.0 million of optical infrastructure revenue, 96% came from recurring domestic revenue, with pricing in line with Metromedia Fiber's expectations. Approximately 85% of the optical infrastructure revenue is from carrier customers. Internet infrastructure revenue rose 19% over the previous quarter to $38.9 million.

    STOCK SPLITS. On August 28, 1998, December 22, 1998, May 19, 1999, and April 17, 2000, Metromedia Fiber completed two-for-one stock splits of Metromedia Fiber's class A and class B common stock in the form of 100 percent stock dividends to all stockholders of record as of certain specified dates.

    All share and per share amounts presented herein give retroactive effect to the four stock splits effected in 1998, 1999 and on April 17, 2000. As of October 9, 2000, adjusted for the effect of the stock dividends, Metromedia Fiber had 483,058,711 class A common shares outstanding and 67,538,544 class B common shares outstanding.

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RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1999

    REVENUES. Revenues for the nine months ended September 30, 2000 were $127.1 million, or 157% greater than revenues of $49.4 million for the same period in 1999. The increase for the nine months ended September 30, 2000, compared with the nine months ended September 30, 1999, reflected higher revenues associated with commencement of service to an increased total number of customers, and the inclusion of AboveNet's revenue in 2000. Revenue recognized for the nine months ended September 30, 2000 using the percentage of completion method was $325,000 compared to $37.7 million for the nine months ended September 30, 1999, respectively. If not for the impact of the aforementioned accounting change, effective June 30, 1999, the increase in revenues for the nine month period would have been greater.

    COST OF SALES. Cost of sales for the nine months ended September 30, 2000 was $133.5 million, or 447% greater than cost of sales of $24.4 million for the same period in 1999. The increase for the nine months ended September 30, 2000, compared with the nine months ended September 30, 1999, is primarily due to the inclusion of AboveNet and costs associated with an increased amount of customers and higher fixed costs associated with the operation of our network in service. Cost of sales as percentages of revenue for the nine months ended September 30, 2000 and 1999 was 105% and 49%, respectively, increasing in 2000 as a result of the higher fixed costs related to the operation and maintenance of Metromedia Fiber's network, as well as the higher fixed costs of the internet connectivity services related to AboveNet's operations. Cost of sales in the nine months ended September 30, 2000 related to the percentage of completion method was $49,000, compared to $10.3 million for the nine months ended September 30, 1999. Costs of sales were also impacted as a direct result of the aforementioned accounting change, effective June 30, 1999.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, for the nine month period ended September 30, 2000 versus the nine month period ended September 30, 1999, increased 245% to $94.4 million from $27.4 million. The increase in selling, general and administrative expenses in the nine month period ended September 30, 2000 as compared to the same period in 1999 resulted primarily from the acquisition of AboveNet and the increased headcount and other overhead to support our network expansion. As a percentage of revenue, selling, general and administrative expenses were 74.2% for the nine months ended September 30, 2000, compared to 55.4% for the comparable period in 1999.

    EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(EBITDA). EBITDA consists of earnings (loss) before income taxes plus all net interest expense and all depreciation and amortization expense and losses from joint ventures. Metromedia Fiber has included EBITDA because it is a widely used financial measure of the potential capacity of a company to incur and service debt. Metromedia Fiber's reported EBITDA may not be comparable to similarly titled measures used by other companies.

    For the nine months ended September 30, 2000, Metromedia Fiber recognized an EBITDA loss of $101.6 million compared with an EBITDA loss for the nine months ended September 30, 1999 of $2.4 million. The change in EBITDA is primarily due to the acquisition of AboveNet and the aforementioned accounting change.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $118.6 million for the nine months ended September 30, 2000, versus $15.7 million for the nine months ended September 30, 1999. This represents an increase of $102.9 million for the nine months ended September 30, 2000 as compared to the same period in 1999. The increases in depreciation and amortization expense resulted primarily from amortization of the goodwill relating to the acquisition of AboveNet and increased investment in Metromedia Fiber's completed fiber optic network and additional property and equipment acquired.

    LOSS FROM OPERATIONS. For the nine months ended September 30, 2000 Metromedia Fiber recognized losses from operations of $220.2 million. This represents an increased loss of $202.2 million

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for the nine months ended September 30, 2000 from the $18.0 million loss from operations recognized at September 30, 1999. The increased loss from operations was attributable to the acquisition of AboveNet and the related goodwill and the aforementioned accounting change.

    INTEREST INCOME. Interest income was $93.2 million during the nine months ended September 30, 2000, as compared to $19.1 million during the comparable 1999 period, an increase of $74.1 million, or 388%. Interest income increased in 2000 as a result of the investment of Metromedia Fiber's excess cash received as proceeds from the issuance and sale of our 10% senior notes in October 1999, as well as from the convertible subordinated notes issued in March 2000.

    INTEREST EXPENSE. Interest expense increased in the nine months ended September 30, 2000 to $142.8 million versus $44.9 million for the nine months ended September 30, 1999, respectively. The increase in interest expense reflects the cost of additional debt acquired related to the issuance and sale of 10% senior notes in October 1999, as well as the convertible subordinated notes issued in March 2000.


    NET LOSS. Metromedia Fiber had net losses of $272.5 million for the nine months ended September 30, 2000 versus a net loss of $44.3 million for the comparable periods of 1999. For the nine months ended September 30, 2000, basic net loss per share was $0.51 versus basic net loss per share of $0.12 for the nine months ended September 30, 1999.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues for 1999 were $75.2 million or 107% greater than revenues of $36.4 million for the same period in 1998. The increase reflected higher revenues associated with commencement of service to an increased total number of customers, as well as revenue recognized related to sales-type leases of portions of Metromedia Fiber's network for contracts entered into before June 30, 1999, and the inclusion of AboveNet's revenue for the period of September 9, 1999 (acquisition date) through December 31, 1999. Revenue recognized in 1999 using the percentage of completion method was $40.3 million, compared to $32.8 million in 1998. If not for the impact of the aforementioned accounting change, effective June 30, 1999, the increase in revenues would have been greater.

    COST OF SALES. Cost of sales was $49.0 million for 1999, a 253% increase over cost of sales of $13.9 million for 1998. Cost of sales increased for 1999 compared with the same period in 1998 due to costs related to the inclusion of AboveNet's operations since the acquisition date, costs associated with the greater number of customers, as well as higher fixed costs associated with the operation and maintenance of Metromedia Fiber's networks. Costs of sales as percentages of revenue for 1999 and 1998 were 65% and 38% respectively, increasing as a result of the higher fixed costs related to the operation and maintenance of Metromedia Fiber's fiber optic network, as well as the higher fixed costs related to Metromedia Fiber's internet connectivity services. Cost of sales in 1999 related to the percentage of completion method was $10.7 million, compared to $11.2 million in 1998. Cost of sales was also impacted as a direct result of the aforementioned accounting change, effective June 30, 1999.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $51.0 million during 1999 from $14.7 million during 1998, an increase of $36.3 million, or 247%. The increase in selling, general and administrative expenses resulted primarily from increased overhead to accommodate Metromedia Fiber's network expansion and the acquisition of AboveNet. As a percentage of revenue, selling, general and administrative expenses increased to 68% of revenue for 1999, from 40% for the comparable period in 1998. Selling, general and administrative expenses as a percentage of revenue were also impacted as a direct result of the aforementioned accounting change, effective June 30, 1999.

    SETTLEMENT AGREEMENT. Metromedia Fiber recorded $1.9 million and $3.4 million for settlement agreements in 1999 and 1998, respectively.

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    EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(EBITDA). For the year ended December 31, 1999 Metromedia Fiber recognized a loss before interest, taxes, depreciation and amortization of $27.1 million compared with income before interest, taxes, depreciation and amortization for the year ended December 31, 1998 of $4.1 million. The change in EBITDA is primarily due to the acquisition of AboveNet and the aforementioned accounting change.

    DEPRECIATION AND AMORTIZATION. Metromedia Fiber recorded depreciation and amortization of $46.0 million during 1999 versus $1.5 million during 1998, an increase of $44.5 million. The increase in depreciation and amortization expense resulted primarily from amortization of the goodwill relating to the acquisition of AboveNet and increased investment in Metromedia Fiber's completed fiber optic network and additional property and equipment acquired.

    INCOME (LOSS) FROM OPERATIONS. For the year ended December 31, 1999, loss from operations was $73.1 million, a $75.7 million change over the $2.6 million income for the comparable period in 1998. The loss was greater as a result of the acquisition of AboveNet and the aforementioned accounting change, effective June 30, 1999.

    INTEREST INCOME. Interest income was $32.1 million during 1999 compared with $8.8 million during the comparable 1998 period, an increase of $23.3 million or 265%. Interest income increased as a result of the investment of certain of the proceeds from the issuance and sale of Metromedia Fiber's 10% senior notes due in 2008 and 2009.

    INTEREST EXPENSE (NET).  Interest expense increased for 1999 to
$72.4 million compared with $6.9 million during the same period of 1998. The increase in interest expense reflects the issuance and sale of Metromedia Fiber's 10% senior notes due in 2008 and 2009, issued in November 1998 and October 1999, respectively.

    INCOME (LOSS) FROM JOINT VENTURES. For the year ended December 31, 1999 Metromedia Fiber recorded a $1.6 million loss from joint ventures compared with a $146,000 loss for the year ended December 31, 1998. The increase is attributable to the losses incurred by AboveNet's joint venture investees.

    NET LOSS. Metromedia Fiber had net loss of $114.9 million for 1999, versus net income of $986,000 for the comparable period of 1998. For the year ended December 31, 1999, the basic net loss per share was $0.28 versus a basic net income per share of $0.00 for the same period in 1998. The net losses were primarily attributable to the amortization of goodwill related to the AboveNet acquisition, the results of operations of AboveNet since the date of acquisition, the increase in net interest expense related to the issuance and sale of Metromedia Fiber's 10% senior notes due in 2008 and 2009, issued in November 1998 and October 1999, respectively, and the aforementioned accounting change.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues for 1998 were $36.4 million or 1,356% greater than revenues of $2.5 million for 1997. The increase in revenue for 1998 versus 1997 reflected higher revenues associated with commencement of service to an increased total number of customers, as well as revenue recognized related to grants of indefeasible rights of use to portions of Metromedia Fiber's network and sales of dark fiber classified as sales type leases. Revenue recognized in 1998 using the percentage of completion method was $32.8 million. No revenue was recognized in 1997 using the percentage of completion method.

    COST OF SALES. Cost of sales was $13.9 million in 1998, a 286% increase over cost of sales of $3.6 million in 1997. Cost of sales increased for 1998 as compared to 1997 due to costs associated with the commencement of service to customers, higher fixed costs associated with the operation of Metromedia Fiber's network in service and the allocated costs of the network related to revenue recognized for grants of indefeasible rights of use to portions of Metromedia Fiber's network and sales type leases of portions of Metromedia Fiber's dark fiber classified as capital leases. Costs of sales, as

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percentages of revenue for 1998 and 1997 were 38% and 142%, respectively, declining as a result of the significant increase in the number of customers and revenues. Cost of sales in 1998 related to the percentage of completion method was $11.2 million. No cost of sales was incurred in 1997 relating to the percentage of completion method.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1998 were $14.7 million or 133% greater than selling, general and administrative expenses of $6.3 million during 1997. The increase in selling, general and administrative expenses for 1998 as compared to 1997 resulted primarily from increased overhead to accommodate Metromedia Fiber's network expansion.

    CONSULTING AND EMPLOYMENT INCENTIVES EXPENSE. Consulting and employment incentives expense for 1998 were $0.2 million compared with $19.2 million for 1997. Consulting and employment incentives expense incurred in 1997 reflects the value of stock options issued to key employees, officers and directors in order to attract or retain their services. For 1998, the amount recorded reflects amortization for the unvested component of options issued in 1997 to key employees.

    SETTLEMENT AGREEMENT. Metromedia Fiber recorded $3.4 million for a settlement agreement in 1998. The amount was recorded in the first quarter of 1998 for the expense associated with the issuance of stock options and payment of cash related to a settlement agreement.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for 1998 was $1.5 million or 88% greater than depreciation and amortization expense of $800,000 during 1997. The increases in depreciation and amortization expense resulted from increased investment in Metromedia Fiber's completed fiber optic network and property and equipment.

    INTEREST INCOME (EXPENSE). Interest income for 1998 was $8.8 million or 389% greater than interest income of $1.8 million during 1997. Interest income during 1998 was derived from investment of Metromedia Factor's excess cash received as proceeds from its initial public offering in October 1997 and the additional cash received in November 1998 from the proceeds of Metromedia Factor's $650 million note issuance. Interest expense increased in 1998 to $6.9 million as compared to $0.7 million for 1997. The increase in interest expense reflects interest accrued for the senior notes issued in November 1998.

    INCOME (LOSS) FROM JOINT VENTURE. Metromedia Fiber recorded a $100,000 loss from its 50% share of the ION joint venture's loss for 1998. The loss primarily represents startup costs and operating activities for the joint venture.

    INCOME TAXES. Metromedia Fiber recorded a provision for income taxes for 1998 in the amount of $3.4 million. This represents an estimated effective tax rate, for federal and state taxes, of 77.5%.

    NET INCOME (LOSS). Net income was $1.0 million for 1998, as compared to a net loss of $26.3 million for 1997. For 1998, basic net income per share was $0.00 as compared to a basic net loss per share of $0.14 for 1997. On a diluted basis, net income per share for 1998 was $0.00.

    The improvements in results for 1998 were primarily attributable to the growth of revenues and the improvements in gross margins, as noted above, as well as the increase in net interest income related to the investment made by Metromedia Company and the funds raised through Metromedia Fiber's initial public offering as compared to net interest expense.

LIQUIDITY AND CAPITAL RESOURCES

    Metromedia Fiber's initial public offering, on October 28, 1997, of 145,728,000 shares of class A common stock generated net proceeds of $133.9 million, after deducting the underwriter's commission and expenses relating to such initial public offering. In addition, on November 25, 1998, Metromedia Fiber issued and sold 10% Senior Notes due 2008 which generated net proceeds of $630.0 million. Also, on October 25, 1999, Metromedia Fiber issued and sold 10% Senior Notes due 2009 which generated net proceeds of $974.2 million. On October 7, 1999, Metromedia Fiber entered into a

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securities purchase agreement with Verizon Communications, under which Verizon
Communications would purchase shares of Metromedia Fiber's class A common stock and a convertible subordinated note. The agreement closed on March 6, 2000 and generated net proceeds of approximately $1.7 billion. In addition, Verizon Communications has agreed to purchase a minimum of $550 million of fiber optic facilities payable over the next three years.

    Cash used in operating activities was $24.5 million for the nine months ended September 30, 2000, compared with $6.3 million provided by operations during the comparable period in 1999. For the nine months ended September 30, 2000 Metromedia Fiber used $1.5 billion of cash for investing activities as compared to $211.3 million for the same period in 1999. This increase was due primarily to investments in the expansion of Metromedia Fiber's networks and related construction in progress. For the nine months ended September 30, 2000, $1.8 billion was provided by financing activities, primarily through the Verizon Communications investment, compared to the $11.5 million cash outflow in the nine months ended September 30, 1999.

    For the year ended December 31, 1999, Metromedia Fiber's operating activities generated $59.7 million of cash, compared with $18.0 million during the comparable period in 1998. The increase in cash provided by operations was primarily due to the increase in advance payments received from customers. For the year ended December 31, 1999, Metromedia Fiber used $344.8 million of cash for net investing activities compared with $126.0 million for 1998. This increase was due primarily to investments in the expansion of its networks and related construction in progress, and the acquisition of dark fiber infrastructure in certain markets in Texas. Offsetting these items was the cash acquired through the AboveNet acquisition. For the year ended December 31, 1999, Metromedia Fiber had net proceeds of $986.9 million of cash from financing activities, compared with $538.6 million in 1998. These amounts are primarily due to the issuance noted above of 10% senior notes in October, 1999 and November, 1998.

    On May 9, 2000, Metromedia Fiber finalized an agreement with Pacific Gateway Exchange ("PGE") to purchase PGE's ownership position in two transoceanic fiber-optic consortia. One of the transactions closed in June 2000 and the other closed in August 2000. Under the terms of the sale, Metromedia Fiber has paid approximately $52.0 million in net cash proceeds to PGE, primarily to reimburse it for payment to the consortia to date. Metromedia Fiber has assumed PGE's future payment obligations to the cable consortia.

    Metromedia Fiber anticipates that it will continue to incur net operating losses as it expands and completes its existing networks, constructs additional networks and markets its services to an expanding customer base and incurs operating expenses related to the business of SiteSmith. Metromedia Fiber anticipates spending approximately $3.4 billion through the year ending December 31, 2001 on the build-out of its fiber optic networks and internet service exchanges in 50 major markets in the United States and in 17 major international markets. Metromedia Fiber believes that the net proceeds from the investment by Verizon Communications, the net proceeds from the senior notes, cash on hand, certain vendor financing and cash generated by operations (including advance customer payments), will enable it to fully fund the planned build-out of its networks and its other working capital needs through the year ended December 31, 2001.

    The indentures governing Metromedia Fiber's debt obligations permit it to incur additional indebtedness to finance the engineering, construction, installation, acquisition, lease, development or improvement of telecommunications assets. As a result, Metromedia Fiber may also consider from time to time private or public sales of additional equity or debt securities, and entering into other credit facilities and financings, depending upon market conditions, in order to finance the continued build-out of its network.

    Metromedia Fiber recently entered into a commitment letter with Citicorp USA, Inc. and Salomon Smith Barney which provides for senior credit facilities in the aggregate amount of $350 million. Citicorp will act as lender and administrative agent under the facilities and Salomon Smith Barney will act as sole advisor, lead arranger and sole book manager. The commitment letter provides for a

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revolving credit facility of up to $150 million and a term loan facility of up to $200 million. The commitment letter provides Metromedia Fiber access to additional revolving credit or term loan facilities not to exceed $100 million upon terms to be agreed upon. The commitment of Citicorp and Salomon Smith Barney, which is subject to customary conditions, will expire on May 15, 2001 if Metromedia Fiber has not entered into definitive documentation for the senior credit facilities by then.

    Borrowings under the senior credit facilities will bear interest at adjusted LIBOR plus 2.75-3.00% or an alternative base rate plus 1.75-2.00%. The margins will depend upon the credit ratings that the facilities receive. Metromedia Fiber's obligations under the senior credit facilities will be guaranteed by its existing and future subsidiaries and will be secured by all of its assets and the assets of each guarantor, to the extent permitted in the trust indenture governing Metromedia Fiber's outstanding notes. The senior credit facilities will contain customary provisions relating to prepayments, representations and warranties, covenants and events of default. Borrowings under the senior credit facilities will be subject to customary conditions.

    Metromedia Fiber previously filed a universal shelf registration statement on Form S-3 which was declared effective in October 1999. Under that registration statement, $489,925,000 aggregate principal amount of securities remain eligible to be sold in primary offerings and 9,120,760 shares of class A common stock remain eligible to be resold in secondary offerings. Metromedia Fiber may issue and sell shares of its class A common stock or its debt or other securities, or facilitate the sale of shares of class A common stock by some of its existing stockholders. In addition, on January 10, 2001, Metromedia Fiber filed a universal shelf registration statement on Form S-3 to register the primary offering of up to $1,010,075,000 of debt and equity securities. Metromedia Fiber cannot assure you, however, that it will be able to successfully consummate any such financing on acceptable terms or at all. Some or all of the securities covered by the two registration statements may be issued or sold prior to or after the closing of the merger.

    Metromedia Fiber expects to continue to experience negative cash flows for the foreseeable future. In addition, as part of its acquisition of AboveNet, Metromedia Fiber recorded approximately $1.6 billion in goodwill and other intangible assets, which it is amortizing over periods up to twenty years. As part of its acquisition of SiteSmith, Metromedia Fiber will record approximately $1.1 billion in goodwill and other intangible assets, which it will amortize over periods up to ten years. Accordingly, Metromedia Fiber expects to report further net operating losses for the foreseeable future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    In the normal course of business, the financial position of Metromedia Fiber is routinely subjected to a variety of risks. In addition to the market risk associated with interest movements on Metromedia Fiber's outstanding debt, Metromedia Fiber is subject to other types of risk such as the collectibility of its accounts receivables. Metromedia Fiber's principal long term obligation are its $650 million 10% senior notes due 2008 and $1 billion 10% senior notes due 2009, and the convertible subordinated note of approximately $975.3 million issued to Verizon Communications in March 2000. The fair value of the long-term debt at September 30, 2000 was $2.67 billion. A 10% decrease and a 10% increase in the level of interest rates would result in an increase in the fair value of Metromedia Fiber's long term obligation by $73 million and a decrease in the fair value of Metromedia Fiber's long term obligation by $33 million respectively.

    Metromedia Fiber had approximately $1.5 billion in cash and cash and equivalents at September 30, 2000. To the extent Metromedia Fiber's cash and cash equivalents exceed its short-term funding requirements Metromedia Fiber may invest its excess cash and cash equivalents in longer-term high-quality financial instruments. Such investments when made will be subject to changes in interest rates.

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                             BUSINESS OF SITESMITH

OVERVIEW

    SiteSmith is a provider of comprehensive, internet infrastructure management services to internet companies and traditional businesses seeking to maximize the performance, reliability and security of large-scale, complex internet sites. By relying on SiteSmith to manage their internet operations, its customers can focus on their strategic initiatives and core competencies. SiteSmith's core services include establishing and maintaining the infrastructure for its customers' internet operations, and its premium services currently include automated monitoring, security and network redundancy.

    SiteSmith's technical personnel focus exclusively on analyzing, recommending, implementing and supporting its customers' internet infrastructure. SiteSmith has relationships with hardware, software, web hosting and other internet infrastructure companies, including Cisco, Sun Microsystems, Storage Networks, Oracle and Metromedia Fiber's subsidiary, AboveNet. To date, SiteSmith has worked with over 100 customers, including About.com, Critical Path, Electronic Arts, Microsoft HotMail, and Ogilvy & Mather.

    SiteSmith was incorporated as SiteBrigade in Delaware on September 8, 1999 and began offering commercial access to its marketplace in October 1999. On November 15, 1999, SiteSmith changed its name to SiteSmith, Inc. SiteSmith's principal executive offices are located at 3283 Scott Blvd., Santa Clara, California 95054. Its telephone number at that location is (408) 987-6400. Its web site address is www.sitesmith.com.

SITESMITH'S SOLUTION

    SiteSmith provides comprehensive internet infrastructure management services that maximize the performance, reliability and security of large-scale, complex internet sites for SiteSmith's customers. Key elements of SiteSmith's solution include:

    COMPREHENSIVE SERVICE OFFERINGS. SiteSmith handles all aspects of internet infrastructure management. To create or upgrade an internet site quickly, SiteSmith designs and architects the infrastructure, installs the appropriate hardware and software and establishes reliable network connectivity. SiteSmith is an expert in "clustering," which involves the linking together of multiple computer systems in order to handle variable workloads or to provide continued operations in the event one system fails, and in "load balancing," which involves distributing data and processing across the systems within a cluster. Once an internet site is up and running, SiteSmith performs site monitoring and fault resolution, as well as security audits, load balancing, site mirroring and data replication.

    EXPERIENCE WITH LARGE-SCALE, COMPLEX INTERNET SITES. SiteSmith's founders have extensive experience in internet infrastructure management, and its technical personnel focus exclusively on analyzing, recommending and implementing internet infrastructure management solutions for SiteSmith's customers worldwide. SiteSmith's technical personnel have experience in many technical disciplines, including infrastructure design and architecture, database interface development, site security, site availability and content distribution. To date, SiteSmith has worked with over 100 large-scale and complex internet sites. SiteSmith also is implementing a sophisticated web-based knowledge management system SiteSmith called Knowledge Network to share technology developments, best practices, and experiences from prior customer engagements.

    SOLUTIONS TAILORED TO CUSTOMER REQUIREMENTS. Each of SiteSmith's customers has unique business requirements, which can be met by a variety of technology solutions. SiteSmith understands and employs a wide range of operating systems, hardware, software and services. SiteSmith's relationships with internet infrastructure providers including Cisco, Sun Microsystems, StorageNetworks, Oracle and

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AboveNet give it access to a wide range of internet infrastructure management solutions and service solutions enabling it to select from a variety of options to tailor solutions to meet its customers' specific needs.

    AROUND-THE-CLOCK HANDS-ON MANAGEMENT. SiteSmith's Internet Customer Care Center, or IC3, monitors its customers' internet operations 24 hours a day, 365 days a year. The IC3 is the first line of attack for problems with customers' internet operations. The IC3 serves as a filtering mechanism for minor problems, with more serious problems being escalated to SiteSmith's internet site management team. This process gives SiteSmith's customers a single point of contact for all internet infrastructure management related issues. While SiteSmith provides some services remotely, SiteSmith believes that timely installation, quick fault resolution, and efficient maintenance of its customers' internet operations require active on-site management. SiteSmith achieves this by maintaining a permanent presence near major data centers where its customers' hardware resides. SiteSmith currently has offices in Silicon Valley, Los Angeles, New York City, Newark, Herndon, Chicago and London.

SITESMITH'S SERVICES

    SiteSmith offers a comprehensive solution for the management of its customers' internet infrastructure. SiteSmith's core services cover the range of activities involved in establishing the infrastructure of an internet site and managing its ongoing operation. These offerings rely on the technical skills of SiteSmith's personnel to help its customers design, build and maintain internet infrastructures that are reliable and high-performing. SiteSmith also offers premium services designed to maximize the performance of an internet site, including such areas as monitoring, network redundancy and security.

    CORE SERVICES

    SiteSmith's core services can be classified into three areas:

    INFRASTRUCTURE DESIGN AND ARCHITECTURE. SiteSmith's first step consists of analyzing its customer's online business objectives and existing applications, and recommending the configuration of hardware, software and network components that best serves its current and anticipated future requirements. SiteSmith's technical personnel select an infrastructure design that ensures that its customer's internet operations:

    - have no single point of failure;

    - are scalable and allow for easy, low-cost expansion;

    - have sufficient redundancy; and

    - enjoy optimal performance with minimal system bottlenecks.

    SiteSmith's experience with leading technology providers allows SiteSmith to consider a wide range of solutions for its customers. Examples of technologies that SiteSmith works with include:

    - Clustering: VERITAS Cluster Server, MS Cluster Server

    - Databases: Oracle, MS SQL, Sybase

    - Hardware: Sun Microsystems, Compaq, Cisco, Dell, Hewlett-Packard

    - Load Balancing: Cisco, Foundry, Alteon, F5, Hydraweb, Radware

    - Networking: Cisco, Nortel, Foundry, Alteon

    - OS Support: Solaris, NT, Linux

    - Security: Nokia, Check Point, Netscreen, Cisco

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    - Software: Apache, iPlanet Web Server, MS IIS

    - Storage: StorageNetworks, EMC, Sun Microsystems, Compaq, StorageTek, StorageWay

    IMPLEMENTATION. After finalizing the infrastructure design, SiteSmith performs the services necessary to begin operation of its customers' new or upgraded internet site. These services consist of:

    - configuring components of SiteSmith's customers' internet infrastructure;

    - provisioning, installing and testing equipment; and

    - arranging for web hosting.

    Configuring internet infrastructure components requires knowledge of stable release levels, security complications, component interaction trade-offs and business integration requirements. SiteSmith's technical personnel work closely with each customer to ensure that their systems are configured correctly for their business application environment. For example, SiteSmith ensures that all required security updates are applied correctly and that security policies are applied consistently across its customers' internet infrastructure.

    Provisioning is the management of purchasing, tracking, and taking delivery of internet infrastructure components. As part of this service, SiteSmith also arranges support for purchased equipment, including coordination of vendor service agreements. SiteSmith then helps its customers install and test these components.

    Arranging for web hosting consists of working with multiple hosting providers in order to provide a tailored package for each customer. SiteSmith's relationships with multiple hosting providers allow its customers to spread their internet operation across multiple data centers, maximizing internet site availability.

    ONGOING MANAGEMENT.  Ongoing management of internet operations involves:

    - day-to-day maintenance;

    - performance optimization; and

    - site fault resolution.

    In order to keep its customers' internet operations running efficiently and problem-free, SiteSmith performs regular maintenance including installation of software patches and updates in response to vendor recommendations or security alerts and system backups.

    SiteSmith also works closely with customers to refine and improve performance of their internet operations by recommending and implementing modifications and upgrades to both hardware and software. As a customer's business grows, SiteSmith helps them develop a solution to scale their business. In addition, SiteSmith keeps a record of all revisions made to a customer's internet infrastructure, which eliminates inconsistent revisions to hardware and software.

    SiteSmith's technical personnel are on-call around-the-clock to resolve problems quickly and minimize disruption to SiteSmith's customers' internet operations. SiteSmith has offices close to data centers so it can respond quickly in person when a remote resolution is not possible or would be sub-optimal.

    PREMIUM SERVICES. The key benefits of SiteSmith's premium services are to improve internet site availability, security and content distribution. Availability of internet sites can be improved by network redundancy, load balancing, monitoring, clustering, and back-up and restore services. Security can be improved by access control, intrusion detection systems, system hardening, and network filtering.

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Content distribution services include distributed caching and geographic site replication, as well as load balancing, all of which can also improve availability.

    SiteSmith's premium services currently consist of:

    MONITORING. SiteSmith's monitoring service is designed to identify problems as they occur. SiteSmith offers two levels of internet site monitoring to its customers. SiteSmith's basic monitoring service includes external monitoring of customer URLs, mailboxes and servers, typically by verifying the viability of each component at five-minute intervals. SiteSmith generates reports for customers that include exception details, as well as internet site statistics such as total downtime and average bandwidth use. SiteSmith's premium monitoring service supplements these functions with customized internal monitoring of hardware, databases and applications. Subscribers to this service receive enhanced reports that discuss trends and analyze internet site performance from the user's perspective, allowing customers to plan expansion of bandwidth or data storage capabilities.

    SECURITY SERVICES. SiteSmith's managed security services help provide a secure environment for its customers' internet operations. To take advantage of public infrastructure, the networks of many systems are built within public networks. These networks can be configured so as to operate as if they were private, and are then referred to as "virtual private networks". One method for keeping a network secure is the use of "firewalls," which control access across network segments, such as to separate a company's public Web server from its internal network. SiteSmith's security services offerings include managed firewalls, virtual private network, and intrusion detection systems. SiteSmith's managed firewall services help protect internet sites against unwanted intrusions and can be installed without major modification to the customer's existing site infrastructure. SiteSmith's virtual private network services provide secure connections to its customers' internet sites for content maintenance and administration tasks.

    NETWORK REDUNDANCY. SiteSmith's network redundancy service connects customers to multiple independent web hosting and bandwidth providers, reducing their exposure to network failures. By using multiple network providers, online businesses can avoid network degradations or outages caused by the failure of a specific data center's network connection. Building connections to multiple networks, referred to here as a metropolitan area network, is a complex and expensive undertaking for even the most sophisticated online business. SiteSmith's network redundancy service gives customers the benefits of a metropolitan area network without the attendant costs.

CUSTOMERS

    As of September 30, 2000, SiteSmith has worked with over 150 customers. SiteSmith's customers range from Fortune 500 companies, application service providers, internet content companies to internet start-up companies. The following are customers from which SiteSmith has derived in excess of $100,000 of revenue as of September 30, 2000:

3iNetworks
About.com
AdOne
Alloy
Astaga
AudioBasket.com
Carabunga
Click2Send.com
CoolBoard.com
Critical Path
The Daily Deal
Electronic Arts
ESCENE
Fasturn
File America.com

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Financialprinter.com
FreeSamples.com
funBug.com
GroupTrade.com
Handspring
Healinx
iGroove
Microsoft-Hotmail
Namezero.com
Nano.com
Novell
Ogilvy & Mather
Pentech Financial
RedCart Technologies
Rocketlinks

Scale8
Shine
Sigaba
SmoothSale
Sonera
Swan Systems
Trepp
UBUBU
Urban Box Office
UUNET
Walmart
Website Pros
wine.com
World Wrestling Federation

    For the nine months ended September 30, 2000, no customer accounted for more than 10% of total revenues.

SALES AND MARKETING

    SALES

    SiteSmith sells its services through an internal direct sales organization, which establishes and maintains direct relationships with key accounts and strategic customers. In addition, SiteSmith maintains field offices in five major metropolitan areas in the United States and one in London, England.

    SiteSmith derives sales leads from both its internal direct sales organization and its channel partners. SiteSmith's sales team generates its leads from its marketing activities, including SiteSmith's internet site, advertising, direct marketing and trade show participation, as well as from telemarketing based on purchased prospect lists. Companies with whom SiteSmith has alliances generate leads through team selling and co-marketing arrangements, which provide SiteSmith with access to their customer base.

    MARKETING

    SiteSmith's marketing strategy is to build its brand in order to solidify its competitive position in the market for internet infrastructure management services. SiteSmith's marketing activities include:

    - establishing relationships with key trade analyst groups,

    - advertising in trade and general business print media, regional radio, and outdoor venues,

    - employing direct marketing programs,

    - participating in trade shows,

    - speaking at industry and technology conferences, and

    - hosting and participating in technical seminars.

    We also plan to establish regional campaigns for the various metropolitan areas that SiteSmith serves, both domestically and internationally.

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
ALLIANCES

    SiteSmith has relationships with many leading hardware, software, storage, hosting and value-added reseller companies. SiteSmith uses these relationships to enhance its service offerings, as well as to generate qualified sales leads. These arrangements also can include co-marketing and cross-training activities. Set forth below is a representative list of companies with which SiteSmith has alliances:

HARDWARE          SOFTWARE       STORAGE          HOSTING              VARS
--------          --------       -------          -------              ----
Cisco             Argus Systems  EMC              AboveNet             Comstor
Compaq            Check Point    StorageNetworks  Colo.com             IngramMicro
Dell              Microsoft      StorageTek       Equinix              Merisel
Foundry Networks  Oracle         StorageWay       GlobalCenter
Nokia             Peakstone                       Globix
RADWARE           Red Hat                         QwestCommunications
Sun Microsystems  VERITAS                         UUNET
VA Linux Systems  Vignette

COMPETITION

    SiteSmith competes in the rapidly evolving and increasingly competitive internet infrastructure management services market. SiteSmith competes against web hosting companies, companies selling internet site design services, and the development efforts of companies seeking to maintain and improve their internet infrastructures in-house. SiteSmith expects competition to intensify even further as this market evolves.

    SiteSmith believes that the key competitive factors are:

    - experience in internet infrastructure management services,

    - technological independence,

    - focus on new and emerging technologies,

    - global presence, and

    - broad and deep relationships with customers.

    SiteSmith believes it competes favorably on these criteria and distinguishes itself from its competitors based on the breadth of its expertise, which enables SiteSmith to tailor a solution for customers from a variety of leading technologies.

EMPLOYEES

    As of November 3, 2000, SiteSmith had approximately 439 full-time employees. SiteSmith has never experienced a work stoppage or labor dispute that has interfered with its operations. SiteSmith considers its relations with its employees to be satisfactory.

FACILITIES

    SiteSmith's principal executive offices are located at 3283 Scott Boulevard, Santa Clara, California. SiteSmith's lease on these premises covers approximately 11,200 square feet and expires in October 2004. SiteSmith also has leases on an adjoining building at 3281 Scott Boulevard, Santa Clara, California that covers approximately 24,000 square feet and expires in February 2005, and a lease covering approximately 48,275 square feet at 3250 Olcott Street, Santa Clara, California that expires in June 2010. SiteSmith also leases facilities in Chicago, Herndon (Virginia), Los Angeles, New York City,

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
Newark, and London. SiteSmith anticipates additional space will be required as its business expands and believe that SiteSmith will be able to obtain suitable space as needed.

INTELLECTUAL PROPERTY RIGHTS

    SiteSmith relies on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights. Despite SiteSmith's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its technology. Monitoring unauthorized use of SiteSmith's intellectual property rights is difficult and costly, and SiteSmith cannot be certain that the steps it has taken will prevent misappropriations of its technology, particularly in countries where the laws may not protect its proprietary rights as fully as in the United States.

LEGAL PROCEEDINGS

    SiteSmith is not currently subject to any material legal proceedings. SiteSmith may from time to time become a party to various legal proceedings arising in the ordinary course of business.

                     SITESMITH MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF SITESMITH'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH SITESMITH'S FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE INFORMATION BELOW CONTAINS SOME FORWARD-LOOKING STATEMENTS AND YOU SHOULD SPECIFICALLY CONSIDER THE SECTION OF THIS DOCUMENT ENTITLED "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" IN EVALUATING THESE RESULTS.

    REVENUE. SiteSmith derives its revenue primarily from providing internet infrastructure management services to its customers. SiteSmith also derives revenue by purchasing equipment on behalf of its customers and reselling it to them.

    SiteSmith sells its services under contracts that typically have terms of one year. Customers pay monthly fees for the services utilized and one-time fees for projects and purchases of equipment. Monthly fees for SiteSmith's services are generally recognized as they are performed. Generally, the pricing of SiteSmith's one-year service contracts is based on the complexity of the engagement and the resources required. SiteSmith bills its customers a monthly rate based on the contract, plus out-of-pocket expenses. If the services required in any given month exceed the services SiteSmith is contracted to perform, SiteSmith bills its customers for any incremental service. SiteSmith reports revenue inclusive of reimbursable expenses. Any advanced billings are classified as deferred revenue. To date, SiteSmith has worked with over 150 customers. For the nine months ended September 30, 2000, no customer accounted for more than 10% of total revenue.

    Revenue from equipment resales is not related to contracts for services. Over time, SiteSmith expects the percentage of revenue that it derives from equipment resales to decrease substantially as SiteSmith focuses on revenues from services. In the future, SiteSmith plans to include the provisioning of hardware in its basic offering, and to outsource any other equipment sales.

    COST OF SERVICE AND EQUIPMENT REVENUE. SiteSmith's cost of service revenue consists of salaries and benefits for technical personnel, rent, depreciation, space in internet data centers, network and local telecommunications circuits and interconnections to other networks, plus other costs that are not reimbursed directly by the customer. SiteSmith expects to continue to incur significant costs to hire personnel and to obtain data center space and bandwidth in anticipation of future revenue. In addition, SiteSmith expects that salaries for its technical personnel will increase over time due to the intense competition in SiteSmith's industry for qualified personnel. SiteSmith's cost of service revenue, as a percentage of service revenue, is affected by the efficiency with which SiteSmith uses its technical resources, including personnel, and its ability to incorporate increased costs in the fees SiteSmith charges its customers. SiteSmith's cost of service revenue as a percentage of service revenue could decline as customers increasingly use its premium services. To date, cost of service revenue has exceeded service revenue due to costs incurred to establish adequate base-level service-delivery capabilities in anticipation of future revenue.

    SiteSmith's cost of equipment revenue presently consists of the costs of third party computer equipment resold to its customers. SiteSmith expects this cost to increase as SiteSmith includes the provisioning of hardware in its basic offering, offset in part by the outsourcing of other equipment sales. This cost as a percentage of total revenue will fluctuate depending on the product mix selected by customers.

    RESEARCH AND DEVELOPMENT EXPENSES. SiteSmith's research and development expenses consist primarily of personnel costs. SiteSmith's efforts in research and development are primarily directed towards evaluating software and hardware technologies for potential use by its customers, and performing benchmark analyses on various products that might be employed by SiteSmith for the benefit of its customers.

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
    SALES AND MARKETING EXPENSES. SiteSmith's sales and marketing expenses consist primarily of personnel costs, sales commissions, advertising costs and public relations expenses. Most of SiteSmith's marketing costs are directed towards programs designed to build brand name recognition and attract new customers. SiteSmith expects sales and marketing expenses as a percentage of revenue to decline in the future.

    GENERAL AND ADMINISTRATIVE EXPENSES. SiteSmith's general and administrative expenses consist primarily of salaries and benefits for its administrative and management information systems personnel, recruiting, related costs for general corporate functions, fees for legal and other professional services and facilities costs. SiteSmith expects general and administrative expenses as a percentage of revenue to decline in the future.

    STOCK-BASED COMPENSATION EXPENSE. SiteSmith recorded unearned stock-based compensation in connection with the granting of options to purchase its common stock with purchase or exercise prices that were subsequently determined to be less than the deemed fair market value at the grant date. Options granted are typically subject to a four-year vesting period. Stock-based compensation related to the issuance of these options is being amortized on an accelerated basis over their respective vesting periods in accordance with FASB Interpretation No. 28. As a result of the cumulative effect of stock-based compensation charges related to stock option grants. SiteSmith expects stock-based compensation expense, which is primarily attributable to amortization of unearned stock-based compensation charges, to affect its reported results through December 31, 2004.

    INTEREST INCOME, NET. Interest income, net consists primarily of interest earned on cash and cash equivalents SiteSmith generated from private placements of convertible preferred stock.

    LOSS FROM OPERATIONS. Since SiteSmith began operations in October 1999, SiteSmith has experienced significant operating losses and negative cash flows from operations in each quarterly period. As of September 30, 2000, SiteSmith had an accumulated deficit of $48.4 million. SiteSmith also expects to continue to incur increasing sales and marketing, infrastructure development and general and administrative expenses as the number of its employees increase. As a result, SiteSmith will need to generate significant revenues to achieve profitability. If SiteSmith does achieve profitability, SiteSmith may not be able to sustain or increase profitability on a quarterly or annual basis in the future. Although SiteSmith's revenue has grown since its inception, SiteSmith does not believe that it can sustain its historical growth rates. Accordingly, SiteSmith's historical growth rates may not be indicative of its future revenue growth.

    RECENT DEVELOPMENTS. On October 9, 2000, SiteSmith entered into a definitive agreement with Metromedia Fiber to exchange all outstanding shares of its common and preferred stock for the right to receive between 55 million and
62.5 million shares of Metromedia Fiber class A common stock. The exchange ratio will depend on the average closing price of Metromedia Fiber class A common stock during the 20 trading day period ending on the fourth business day prior to the effective time of merger. This transaction is expected to close during the fourth quarter of fiscal 2000, subject to various closing conditions.

    RESULTS OF OPERATIONS. The following table sets forth selected items from SiteSmith's audited statement of operations for the periods indicated:

                                                                 PERIOD FROM
                                                              SEPTEMBER 8, 1999
                                                                 (INCEPTION)       NINE MONTHS ENDED
                                                                   THROUGH           SEPTEMBER 30,
                                                              DECEMBER 31, 1999          2000
                                                              ------------------   -----------------
                                                                          (IN THOUSANDS)
Revenue:
Service revenue.............................................        $    98            $  9,296
Equipment revenue...........................................             --               4,860
                                                                    -------            --------
Total revenue...............................................             98              14,156
Costs and expenses:
Cost of service revenue.....................................            484              16,559
Cost of equipment revenue...................................             --               4,341
Research and development....................................             67                 594
Sales and marketing.........................................            147              10,074
General and administrative..................................            861              17,494
Stock-based compensation....................................            663              11,900
                                                                    -------            --------
Total costs and expenses....................................          2,222              60,962
                                                                    -------            --------
Loss from operations........................................         (2,124)            (46,806)
Interest income, net........................................             21                 518
                                                                    -------            --------
Net loss....................................................        $(2,103)           $(46,288)
                                                                    =======            ========

NINE MONTHS ENDED SEPTEMBER 30, 2000

    REVENUE. SiteSmith's service revenue increased to $9.3 million for the nine months ended September 30, 2000, from $98,000 for the period from inception through December 31, 1999. The increase in service revenue was due to the addition of customers and increased revenue per customer, as SiteSmith enhanced its sales and marketing efforts. Equipment revenue was $4.9 million for the nine months ended September 30, 2000. There was no equipment revenue for the period from inception through December 31, 1999. Equipment revenue was related to the sale of equipment in connection with some of SiteSmith's service engagements.


    COST OF SERVICE AND EQUIPMENT REVENUE. SiteSmith's cost of service revenue increased to $16.6 million for the nine months ended September 30, 2000, from $484,000 for the period from inception through December 31, 1999. The increase in cost of service revenue was primarily due to the hiring of additional technical personnel. Cost of equipment revenue was $4.3 million for the nine months ended September 30, 2000 and costs to obtain data center space in anticipation of future needs. Cost of service revenue exceeded service revenue due to costs incurred to establish adequate base-level service-delivery capabilities (including hiring a broad range of technical experts and developing a base inventory of data center space), and the cost of having a large number of personnel on hand relative to the number of customer contracts while operations were nascent and inefficient. Cost of service revenue is expected, over time, to become less than service revenue, assuming service revenue increases and SiteSmith achieves operating efficiencies of scale.


    RESEARCH AND DEVELOPMENT EXPENSES. SiteSmith's research and development expenses increased to $594,000 for the nine months ended September 30, 2000, from $67,000 for the period from inception through December 31, 1999.

    SALES AND MARKETING EXPENSES. SiteSmith's sales and marketing expenses increased to $10.1 million for the nine months ended September 30, 2000, from $147,000 for the period from inception through December 31, 1999. The increase in sales and marketing expenses was primarily due to an increase in the number of sales and marketing personnel and related recruiting costs and costs incurred in connection with advertising and public relations.

    GENERAL AND ADMINISTRATIVE EXPENSES. SiteSmith's general and administration expenses increased to $17.5 million for the nine months ended September 30, 2000, from $861,000 for the period from inception through December 31, 1999. The increase was primarily due to an increase in the number of general and administrative personnel, facilities costs, recruiting costs, and professional service fees.

    STOCK-BASED COMPENSATION EXPENSE. SiteSmith's stock-based compensation expense increased to $11.9 million for the nine months ended September 30, 2000, from $663,000 for the period from inception through December 31, 1999.

    INTEREST INCOME, NET. SiteSmith's interest income, net, increased to $518,000 for the nine months ended September 30, 2000, from $21,000 for the period from inception through December 31, 1999. The increase in interest income, net, was primarily due to the increase in cash and cash equivalents.

    NET LOSS. SiteSmith's net loss increased to $46.3 million for the nine months ended September 30, 2000, from $2.1 million for the period from inception through December 31, 1999, as a result of the above factors.

    PERIOD FROM SEPTEMBER 8, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999

    REVENUE. SiteSmith began providing its services in October 1999. For the period from its inception to December 31, 1999, service revenue was $98,000 and SiteSmith derived no equipment revenue.

    COST OF SERVICE AND EQUIPMENT REVENUE. For the period from SiteSmith's inception to December 31, 1999, cost of services revenue was $484,000. Cost of revenue exceeded revenue due to the hiring of technical personnel in anticipation of future customer contracts, as well as acquisition of facilities. There was no cost of equipment revenue for the period from inception through December 31, 1999.

    RESEARCH AND DEVELOPMENT EXPENSES. For the period from SiteSmith's inception to December 31, 1999, its research and development expenses were $67,000.

    SALES AND MARKETING EXPENSES. For the period from SiteSmith's inception to December 31, 1999, sales and marketing expenses were $147,000, resulting mainly from the establishment of its sales and marketing department.

    GENERAL AND ADMINISTRATIVE EXPENSES. For the period from SiteSmith's inception to December 31, 1999, its general and administrative expenses were $861,000, consisting mainly of general and administrative personnel salaries, facilities costs, and professional service fees.

    STOCK-BASED COMPENSATION EXPENSES. For the period from SiteSmith's inception to December 31, 1999, stock-based compensation expense was $663,000.

    INTEREST INCOME, NET. For the period from SiteSmith's inception to December 31, 1999, interest income, net, was $21,000.

    NET LOSS. For the period from SiteSmith's inception to December 31, 1999, its net loss was $2.1 million as a result of the above factors.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception through September 30, 2000, SiteSmith has financed its operations by raising approximately $51.4 million primarily through the private placement of equity securities. In addition, on September 29, 2000, the Company entered into a Master Lease Agreement with Comdisco ("Comdisco") that provides the Company the ability to lease up to $4.0 million in equipment, software and improvements. No borrowings were outstanding under this agreement at September 30th. On

October 9, 2000, the Company entered into a $3.0 million Loan and Security Agreement with Comdisco for general working capital purposes. In connection with these agreements, Comdisco received an option to purchase up to 168,141 shares of the Company's Series C mandatorily redeemable preferred stock at $5.65 per share which, if exercised, would provide the Company an additional $950,000 in funding. At December 31, 1999, SiteSmith had $1.4 million in cash and cash equivalents and at September 30, 2000, SiteSmith had $5.1 million in cash and cash equivalents as well as $3.5 million of restricted cash. SiteSmith had significant negative cash flows from operating activities for the period from inception to December 31, 1999 and for the nine months ended September 30, 2000.

    Net cash used in SiteSmith's operating activities was $1.3 million for the period from inception to December 31, 1999 and $28.6 million for the nine months ended September 30, 2000. Cash used in operating activities consisted primarily of net operating losses and increases in accounts receivable and prepaid expenses, which were partially offset by increases in accrued expenses and accounts payable. As SiteSmith continues to grow, any increases in its accounts receivable balance will adversely affect its ability to generate positive cash flows from SiteSmith's operating activities.

    Net cash used in SiteSmith's investing activities was $876,000 for the period from inception to December 31, 1999 and $15.7 million for the nine months ended September 30, 2000. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computer equipment, purchased software, office equipment, and leasehold improvements.

    Net cash provided by SiteSmith's financing activities was $3.6 million for the period from inception to December 31, 1999, and $48.0 million for the nine months ended September 30, 2000. Net cash provided by financing activities was principally attributable to the private sale of 7,200,000 shares of Series A mandatorily redeemable convertible preferred stock, 8,610,861 shares of Series B mandatorily redeemable convertible preferred stock and 4,717,372 shares of Series C mandatorily redeemable convertible preferred stock. The preferred stock is voting stock with a dividend and liquidation preference over the common stock, and is redeemable after January 13, 2005 at cost plus 10% per year outstanding prior to redemption.

    As of September 30, 2000, SiteSmith's principal commitments consisted of obligations outstanding under a number of facility and equipment leases. SiteSmith has entered into facility lease agreements for its corporate headquarters in Santa Clara, California, as well as for office space in Illinois, New York, New Jersey, Virginia, a number of locations in southern California, and London, with expiration dates through the year 2010. In addition, SiteSmith leases equipment under noncancellable lease agreements through 2002. In July 2000, SiteSmith entered into an operating lease agreement for a new facility in Santa Clara, California. The agreement is for a minimum of ten years with annual rent payments increasing from $2.8 million to $3.9 million over the lease term. Concurrent with the execution of the lease, SiteSmith posted a letter of credit in the amount of $2.9 million, which expires on October 1, 2001. In March 2000, SiteSmith entered into a two-year equipment rental agreement, which provides for a line of credit up to $2.0 million secured by the assets that SiteSmith acquires during that time and by restricted cash balances equal to six months of lease payments. As of September 30, 2000, SiteSmith had utilized $1.5 million under this agreement. Lease terms are 24 months, and may be extended by agreement of the parties.

    SiteSmith believes that the cash resources available from Metromedia Fiber following the merger, together with its current cash and cash equivalents, will be sufficient to meet SiteSmith's working capital requirements, including its planned increases in its expenditures on sales and marketing, research and development and international expansion, for at least the twelve months following the merger. If SiteSmith is not acquired in this transaction, SiteSmith will need to raise additional funds within the next twelve months. Management believes that there is sufficient cash on hand and borrowings available to continue operations until early 2001. However, after that date, SiteSmith will need additional financing. If SiteSmith needs to raise additional funds, it will likely do so through the issuance and sale of equity securities. If this were to occur, the percentage of ownership of SiteSmith's stockholders could be reduced, its stockholders may experience additional dilution and these securities may have rights, preferences or privileges senior to those of its stockholders. SiteSmith cannot assure you that additional financing will be available on terms favorable to it, if at all. If adequate funds are not available or are not available on acceptable terms, SiteSmith's ability to continue its expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. SiteSmith's business, results of operations and financial condition could be materially affected by these limitations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The Company does not currently hold any derivative instruments and does not engage in hedging activities. The Company expects the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flow. The Company will be required to adopt SFAS No. 133 for the year ending December 31, 2001.

    In December 1999, the SEC issued Staff Accounting Bulletin, or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The adoption of SAB 101 did not have a material effect on the financial position or results of operations of the Company.

    In March 2000, the FASB issued Interpretation, or FIN No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25. This Interpretation clarifies (a) the definition of an employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of the conclusions of
FIN 44 did not have a material impact on the Company's financial position and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    SiteSmith has limited exposure to financial market risks, including changes in interest rates. An increase or decrease in interest rates would not significantly increase or decrease interest expense on debt or lease obligations due to the fixed nature of the obligation.

    SiteSmith's interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of its investments are in short-term financial instruments. Due to the short-term nature of its investments, SiteSmith believes that it is not subject to any material market risk exposure. SiteSmith has limited foreign operations and so it believes that SiteSmith is not materially exposed to foreign currency fluctuations. SiteSmith anticipates that as it expands internationally the proportion of its revenues paid in foreign currencies will increase. Accordingly, SiteSmith may be subject to exposure from adverse movements in foreign currency exchange rates in relation to those revenues.

    During the third quarter of the fiscal year 2000, SiteSmith established a United Kingdom subsidiary and as a result may be exposed to market risk from fluctuations in foreign currency exchange rates, which could affect its financial position, results of operations and cash flows. SiteSmith plans to manage its exposure to market risk through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. SiteSmith plans to use derivative financial instruments as risk management tools and not for trading or speculative purposes, and does not plan to maintain such instruments that may expose SiteSmith to significant market risk.

           INFORMATION ON OFFICERS AND DIRECTORS OF METROMEDIA FIBER

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the directors and executive officers of Metromedia Fiber:

NAME                             AGE                             POSITION HELD
----                           --------   -----------------------------------------------------------
Stephen A. Garofalo               49      Chairman of the Board and Chief Executive Officer

Nicholas M. Tanzi                 41      President, Chief Operating Officer and Director

Gerard Benedetto                  43      Senior Vice President and Chief Financial Officer

David Rand                        37      Executive Vice President and Director

Sherman Tuan                      46      Chief Executive Officer of AboveNet Communications, Inc.
                                            and Director

Silvia Kessel                     50      Executive Vice President and Director

Robert Sokota                     37      Senior Vice President, General Counsel and Secretary

John W. Kluge                     86      Director

David Rockefeller                 85      Director

Stuart Subotnick                  58      Director

Leonard White                     61      Director

DIRECTORS OF METROMEDIA FIBER

    Holders of the class B common stock are entitled to elect 75% of the board of directors and holders of the class A common stock are entitled to vote as a separate class to elect the remaining directors. Metromedia Fiber's charter provides that the number of directors shall be fixed at twelve. The board of directors of Metromedia Fiber presently consists of nine members, Howard M. Finkelstein, Vincent A. Galluccio and Arnold L. Wadler having resigned from the board of directors during 2000, Mr. Finkelstein has been replaced by Nicholas M. Tanzi. Currently eight of the ten directors are nominees of the holders of class B common stock and two of the ten directors are nominees of the holders of class A common stock and as a result holders of the class A common stock and the holders of class B common stock are entitled to fill one vacancy on the board of directors. Members of each class of directors will hold office until their successors are elected and qualified. The directors elected by the holders of the class A common stock are elected by a plurality vote of all votes cast by such holders at each annual meeting of stockholders of Metromedia Fiber entitled to vote for such directors. The directors hold office for a one-year term. The class A directors are Nicholas M. Tanzi and Stephen A. Garofalo and the class B directors are Silvia Kessel, John W. Kluge, David Rockefeller, Stuart Subotnick, Sherman Tuan, David Rand and Leonard White.

COMMITTEES OF THE BOARD

    The board of directors has delegated certain functions to the following standing committees:

    THE EXECUTIVE COMMITTEE. The executive committee was created on December 3, 1997 and is authorized to exercise, to the extent permitted by law, all of the powers of the board of directors in the management or corporate matters including, without limitation, the power and authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger in connection with Metromedia Fiber's merger or the merger of any of Metromedia Fiber's subsidiaries. The members of the executive committee are Messrs. Stuart Subotnick, Stephen A. Garofalo,
Nicholas M. Tanzi and Ms. Silvia Kessel.

    THE AUDIT COMMITTEE. The audit committee is responsible for (a) reviewing the professional services and independence of Metromedia Fiber's independent auditors and the scope of the annual external audit recommended by the independent auditors, (b) ensuring that the scope of the annual external audit is sufficiently comprehensive, (c) reviewing, in consultation with Metromedia Fiber's independent auditors and Metromedia Fiber's internal auditors, the plan and results of the annual external audit, the adequacy of Metromedia Fiber's internal control systems and the results of Metromedia Fiber's internal audit and (d) reviewing with management and Metromedia Fiber's independent auditors Metromedia Fiber's annual financial statements, financial reporting practices and the results of such external audit. The current members of the audit committee are Ms. Silvia Kessel and Messrs. David Rockefeller and Leonard White.

    THE COMPENSATION COMMITTEE. The compensation committee's functions are to review, approve, recommend and report to the board of directors on matters specifically relating to the compensation of Metromedia Fiber's executive officers and other key personnel and to administer Metromedia Fiber's stock option plans. The current members of the compensation committee are Messrs. Rockefeller and White.

    THE NOMINATING COMMITTEE. The nominating committee's principal function is to identify candidates and recommend to the board of directors nominees for membership on the board of directors. The nominating committee expects normally to be able to identify from its own resources the names of qualified nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees, provided Metromedia Fiber's stockholders follow procedures specified in Metromedia Fiber's by-laws. These procedures provide that, in order to nominate an individual to the board of directors, a stockholder must provide timely notice of such nomination in writing to the secretary of Metromedia Fiber and a written statement by the candidate of his or her willingness to serve. The notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of common stock beneficially owned by the stockholder giving such notice. To be timely, notice must be received by Metromedia Fiber not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the annual meeting is given, such notice must be received within 10 days following the earlier of (i) public disclosure by us of the date of the annual or special meeting at which directors are to be elected or (ii) the day on which such notice of the date of the meeting was mailed. For purposes of this notice requirement, disclosure will be deemed to be first made when disclosure of such date of the annual or special meeting of stockholders is first made in a press release reported by the Dow Jones News Service, Associated Press or other comparable national news services, or in a document which has been publicly filed by us with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. Any such nominations should be submitted in writing to Metromedia Fiber Network, Inc., One Meadowlands Plaza, East Rutherford, New Jersey, 07073, Attention: Secretary. The nominating committee recommends individuals to serve as directors and includes members who have been elected by the class B stockholders. The only current member of the nominating committee is Silvia Kessel.

COMPENSATION OF DIRECTORS

    During 1999, each director of Metromedia Fiber who was not an officer, employee or affiliate of Metromedia Fiber was entitled to receive a $20,000 annual retainer plus a separate attendance fee of $1,200 for each meeting of the board of directors attended in person or $500 for each meeting of the board of directors in which the non-employee director participated by conference telephone call. Members of committees of the board of directors are paid $500 for each meeting attended. In addition, Metromedia Fiber's 1998 and 1997 Incentive Stock Plans entitle any non-employee director who meets the criteria for "outside director" under Section 162(m) of the Internal Revenue Code ("Independent

Directors") and who first serves on the board of directors after the adoption of the Incentive Stock Plans to receive awards under such plans of 80,000 shares of class A common stock, each having an exercise price equal to the fair market value of a share of class A common stock on the date of grant. Awards to non-employee directors under the 1998 Incentive Stock Plan will be aggregated with awards under the 1997 Incentive Stock Plan so that total awards will not exceed 80,000 shares of class A common stock.

    In addition, on September 16, 1999, Metromedia Fiber granted to each of Mr. Tuan and Mr. Rand options to purchase 1,000,000 shares of class A common stock at an exercise price of $13.1875 per share in connection with their respective employment agreements with Metromedia Fiber's wholly-owned subsidiary AboveNet Communications Inc.

DIRECTORS OF METROMEDIA FIBER

    NICHOLAS M. TANZI has been Metromedia Fiber's President and Chief Operating Officer since January 2000 and a Director since April 2000. He served as Senior Vice President from August 1999 to January 2000 and as Senior Vice President--Sales from August 1997 to July 1999. Prior to joining Metromedia Fiber, Mr. Tanzi served as Vice President--Enterprise Networks Division at Fujitsu Business Communications Systems from March 1995 until July 1997 and prior to that Mr. Tanzi served as Director of Sales, Eastern Region, Asante Technologies Inc. from April 1993 until February 1995.

    STEPHEN A. GAROFALO founded Metromedia Fiber in April 1993, and has been serving as Chairman of the Board since Metromedia Fiber's inception and as Chief Executive Officer since October 1996 and served as President from 1993 to 1996 and as Secretary from 1993 to 1997. From 1979 to 1993, Mr. Garofalo served as President and Chief Executive Officer of F. Garofalo Electric Co., Inc., an electrical contractor.

    SILVIA KESSEL has served as a Director of Metromedia Fiber since July 1997 and as Executive Vice President since October 1997. Ms. Kessel is a Director of Metromedia International Group, Inc. and has served as Chief Financial Officer and Treasurer since 1995 and Executive Vice President since 1996. In addition, Ms. Kessel served as Executive Vice President of Orion Pictures Corporation, a motion picture production and distribution company, from January 1993 through July 1997 and Senior Vice President and Director from June 1991 to
November 1992. Ms. Kessel has been Senior Vice President of Metromedia Company since 1994 and President of Kluge & Company since January 1994 and Managing Director from April 1990 to January 1994. Ms. Kessel is a Director and Executive Vice President of Big City Radio, Inc., an American Stock Exchange listed company that operates radio stations in New York, Los Angeles, Chicago and Phoenix. Ms. Kessel is also a Director of Liquid Audio, Inc.

    JOHN W. KLUGE has been a Director of Metromedia Fiber since July 1997.
Mr. Kluge has been the President and Chairman of Metromedia Company and its predecessor-in-interest, Metromedia, Inc. for over five years. Mr. Kluge has been the Chairman of the Board of Metromedia International Group, Inc. since 1995. In addition, Mr. Kluge was Chairman of the Board and a Director of Orion from 1992 until July 1997. He also serves as a Director of Conair Corporation and Occidental Petroleum Corporation.

    STUART SUBOTNICK has been a Director of Metromedia Fiber since July 1997. Mr. Subotnick has been the Vice Chairman of the Board of Metromedia International Group, Inc. since 1995 and President and Chief Executive Officer since December 1996. In addition, Mr. Subotnick served as Vice Chairman of the Board of Orion, Inc. from 1992 until July 1997. Mr. Subotnick has served as Executive Vice President of Metromedia Company, and its predecessor-in-interest, Metromedia, Inc., for over five years. Mr. Subotnick is also a director of Carnival Cruise Lines, Inc. and Chairman of the Board of Big City Radio, Inc.

    DAVID RAND has served as a Director of Metromedia Fiber since
September 1999 and as AboveNet's Chief Technology Officer from March 1996, initially as a consultant, and from May 1998 as an employee to July 2000.
Mr. Rand is currently Executive Vice President of Metromedia Fiber and also served as its Chief Technology Officer until July 2000. Mr. Rand has served as a member of the Internet Engineering Task Force for the past seven years.
Mr. Rand authored rfc 1962 and rfc 1663, developed the EtherValve technology, ASAP and APS, as well as co-developed MRTG. From September 1995 to May 1998,
Mr. Rand was an engineer at Cisco Systems, Inc., a router manufacturer. From February 1994 to August 1995, Mr. Rand was an engineer at Innovative Systems and Technologies, a video compression company. From October 1993 to February 1994, Mr. Rand was a software engineer at Novell, Inc., a network server company.

    DAVID ROCKEFELLER has served as a Director of Metromedia Fiber since October 1997. He currently serves as a member of The Chase Manhattan Bank's International Advisory Committee, as Chairman of Rockefeller Center Properties, Inc. (since 1995) and as a Director of Rockefeller & Co., Inc. (since 1994), a privately owned investment management firm, and its parent corporation, Rockefeller Financial Services, Inc. From 1961 to 1981,
Mr. Rockefeller served as Chairman of The Chase Manhattan Corporation and The Chase Manhattan Bank, N.A. From 1981 to 1995, he served as Chairman of Rockefeller Group, Inc.

    SHERMAN TUAN has served as a Director of Metromedia Fiber since
September 1999. Mr. Tuan, the founder of AboveNet Communications, Inc., has served as Chief Executive Officer and a Director of AboveNet
Communications, Inc. since March 1996 and President until January 1998.
Mr. Tuan was President of InterNex Information Services, Inc., an internet infrastructure provider, from November 1994 to October 1995 and from February 1994 to November 1995 was President of Tiara Computer, Inc., a network equipment manufacturer, which merged with InterNex Information Services, Inc. in November 1994. From January 1992 to June 1993, Mr. Tuan was Vice President of Worldwide Sales and Marketing of Primus Technologies, Inc., a provider of problem resolution and knowledge management software, and President of Celerite Graphics, Inc., a manufacturer of video chips. Mr. Tuan received an Electrical Engineering degree from Feng-Chia University in Taiwan.

    LEONARD WHITE has served as a Director of Metromedia Fiber since
October 1997. Mr. White has served as President and Chief Executive Officer of Rigel Enterprises since July 1997. Mr. White served as President and Chief Executive Officer of Orion, Inc. from 1992 until 1997 and as President and Chief Executive Officer of Orion Home Entertainment Corporation from 1987 to 1992.
Mr. White also serves as a Director of Metromedia International Group and Big City Radio, Inc.

EXECUTIVE OFFICERS OF METROMEDIA FIBER

    Set forth below is the background of each of Metromedia Fiber's executive officers other than those who are also directors.

    GERARD BENEDETTO has been Senior Vice President--Chief Financial Officer since May 1999 and was Vice President-Chief Financial Officer from
February 1998 until May 1999. From July 1995 to January 1998, he was Vice President-Chief Accounting Officer at Metromedia International Telecommunications, Inc. From October 1993 to July 1995 he was Senior Vice President-Chief Financial Officer at Metromedia Restaurant Group. From
February 1985 to October 1993, he was vice president-chief financial officer at Metromedia Communications Corporation.

    ROBERT SOKOTA has been Senior Vice President, General Counsel and Secretary of Metromedia Fiber since November 2000. Previously he was Vice President--Legal for International and Internet. Prior to joining Metromedia Fiber Network in January 2000, he was Vice President--Legal for Metromedia International Telecommunications, Inc.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth information on compensation awarded to, earned by or paid to the chief executive officer and Metromedia Fiber's four other most highly compensated executive officers whose individual compensation exceeded $100,000 during the years ended December 31, 1999, December 31, 1998 and December 31, 1997 for services rendered in all capacities to us and Metromedia Fiber's subsidiaries. The persons listed in the table below are referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                             ANNUAL COMPENSATION        COMPENSATION AWARDS
                                            ----------------------   -------------------------
                                                                                    NUMBER OF
                                                                                      SHARES
                                                                     OTHER ANNUAL   UNDERLYING       ALL OTHER
NAME AND                                                             COMPENSATION     STOCK         COMPENSATION
POSITION PRINCIPAL                 YEAR     SALARY ($)   BONUS ($)      ($)(1)      OPTIONS(2)          ($)
------------------               --------   ----------   ---------   ------------   ----------      ------------
Stephen A. Garofalo ..........      1999      368,231     100,000         24,149            --               --
  Chief Executive Officer           1998      328,385     100,000         23,301            --               --
                                    1997      295,000      50,000         14,157     6,084,000 (3)           --

Howard M. Finkelstein ........      1999      361,923     100,000         24,149            --               --
  Former Vice Chairman(4)           1998      321,462     100,000         24,074            --               --
                                    1997      196,756      50,000         11,769    24,336,000 (5)           --

Nicholas M. Tanzi ............      1999      209,616      92,000          5,585     1,150,000 (7)           --
  President and Chief               1998      158,000      65,000          2,819       600,000 (8)           --
  Operating Officer(6)              1997           --          --             --     1,443,360 (9)           --

Vincent A. Galluccio .........      1999      201,000      36,680          6,448            --               --
  Former Senior Vice                1998      183,400      15,000          1,673       600,000 (11)          --
  President(10)                     1997      181,522          --             --     4,963,680 (12)          --

Gerard Benedetto .............      1999      222,500      36,285          5,661       150,000 (14)          --
  Senior Vice President--Chief      1998      181,423          --          3,355     2,200,000 (15)          --
  Financial Officer(13)             1997           --          --             --            --               --

David Rand ...................      1999       82,109          --             --     1,305,500 (17)          --
  Executive Vice President--        1998           --          --             --       511,124 (18)          --
  Chief Technology Officer(16)      1997           --          --             --       117,500 (19)          --

Sherman Tuan .................      1999       82,916      37,840          8,000     1,070,500 (21)          --
  Chief Executive Officer--         1998           --          --             --       665,050 (22)          --
  AboveNet Communications(20)       1997           --          --             --       293,750 (23)          --

------------------------

 (1) Includes amounts paid as automobile allowance, insurance premiums and 401(k) matching funds.

 (2) This information gives effect to Metromedia Fiber's 1998, 1999 and April 17, 2000 stock splits.

 (3) Includes presently exercisable options to purchase 6,084,000 shares of class A common stock at an exercise price of $0.123 per share of which 5,764,000 are held by the Stephen A. Garofalo 1999 Annuity Trust No. 1 and 320,000 are held by the Stephen A. Garofalo 1999 Annuity Trust No. 2.
    Mr. Garofalo is the trustee of both trusts. Also includes 813,378 shares of class A common stock owned by the Garofalo Foundation, Inc.

 (4) Mr. Finkelstein served as Metromedia Fiber's President and Chief Operating Officer during 1999 and became Vice Chairman in January 2000.
    Mr. Finkelstein's employment agreement expired on April 30, 2000 at which time Mr. Finkelstein's employment terminated and Mr. Finkelstein resigned from Metromedia Fiber's board of directors.

 (5) Includes presently exercisable options to purchase 18,816,000 shares of class A common stock at an exercise price of $.123 per share and the options to purchase 5,520,000 shares of class A common stock which the officer exercised during 1999.

 (6) Mr. Tanzi was hired by Metromedia Fiber during 1998 thus preceding years' compensation is not applicable. Mr. Tanzi served as the company's Senior Vice President--Sales during 1999 until his promotion to Chief Operating Officer and President in January 2000.

 (7) Represents options to purchase 150,000 shares of class A common stock at an exercise price of $13.1875 per share of which 37,500 are presently exercisable, the remainder becoming exercisable ratably over a three year period commencing September 16, 2001 and 1,000,000 shares of class A common stock at an exercise price of $19.875 per share which become exercisable ratably over a four year period commencing December 14, 2000.

 (8) Includes presently exercisable options to purchase 273,360 shares of class A common stock at an exercise price of $2.625 per share and options to purchase 300,000 shares of class A common stock at an exercise price of $2.625 per share which become exercisable ratably over a two year period commencing August 31, 2001.

 (9) Includes presently exercisable options to purchase 390,000 shares of class A common stock at an exercise price of $1.00 per share, and options to purchase 300,000 shares of class A common stock at an exercise price of $1.00 per share which become exercisable ratably over a one year period commencing October 28, 2001.

(10) Mr. Galluccio served as Metromedia Fiber's Senior Vice President during 1999 and 2000, until recently resigning as Senior Vice President and a Director.

(11) Includes presently exercisable options to purchase 300,000 shares of class A common stock at $2.625 per share and options to purchase 300,000 shares of class A common stock at an exercise price of $2.625 per share that become exercisable ratably over a two year period commencing August 31, 2001.

(12) Includes presently exercisable options to purchase 1,663,680 and 700,000 shares of class A common stock at an exercise price of $.123 and $1.00 per share, respectively and options to purchase shares of class A common stock which the officer exercised in 1998 and 1999 at an exercise price of $.123 per share and shares of class A common stock which the officer exercised in 1999 at an exercise price of $1.00 per share. Also, includes options to purchase 300,000 shares of class A common stock at an exercise price of $1.00 per share that will become exercisable ratably over a one year period commencing October 28, 2001.

(13) Mr. Benedetto was hired by Metromedia Fiber during 1998, thus preceding years' compensation is not applicable.

(14) Represents options to purchase shares of class A common stock at an exercise price of $13.1875 per share of which 37,500 shares are presently exercisable and the remainder will become exercisable ratably over a three year period commencing September 16, 2001.

(15) Includes presently exercisable options to purchase 250,000 and 150,000 shares of class A common stock at an exercise price of $.9685 and $2.625 per share, respectively and options to purchase shares of class A common stock which the officer exercised in 1999. Also includes options to purchase 800,000 shares of class A common at an exercise price of $.9685 per share that will become exercisable ratably over a two year period commencing January 6, 2001 and options to purchase 300,000 shares of class A common stock at an exercise price of $2.625 per share that will become exercisable ratably over a two year period commencing August 31, 2001.

(16) Mr. Rand was hired by Metromedia Fiber during 1999 and thus preceding years' compensation is not applicable. However, Metromedia Fiber has included option grants made to Mr. Rand during those years which, in connection with the merger of AboveNet Communications into Metromedia Fiber, became exercisable for shares of class A common stock of Metromedia Fiber.

(17) Includes presently exercisable options to purchase 235,000, 70,5000 and 243,250 shares of class A common stock at an exercise price of $11.104, $16,596, $13.1875 per share, respectively.

(18) Includes presently exercisable options to purchase 287,394 shares of class A common stock at an exercise price of $2.128 per share and 1,750 shares of class A common stock at an exercise price of $2.58 per share.

(19) These options were exercised at $0.0855 per share.

(20) Mr. Tuan was hired by Metromedia Fiber during 1999 and thus preceding years' compensation is not applicable. However, Metromedia Fiber has included option grants made to Mr. Tuan during those years which, in connection with the merger of AboveNet Communications into Metromedia Fiber, became exercisable for shares of class A common stock of Metromedia Fiber.

(21) Includes presently exercisable options to purchase 70,500 and 333,334 shares of class A common stock at an exercise price of $16.596 and $13.1875 per share, respectively.

(22) Includes presently exercisable options to purchase 23,500, 228,050 and 11,750 shares of class A common stock at an exercise price of $0.2555, $2.128 and $2.58 per share, respectively, 16.596 and $13.1875 per share, respectively.

(23) Includes presently exercisable options to purchase 293,750 shares of class A common stock at an exercise price of $0.0855.

    During 1999, Mr. Wadler and Ms. Kessel, each of whom serves as an executive officer of Metromedia Fiber, were employed and paid by Metromedia Company pursuant to a management agreement with Metromedia Company dated as of January 2, 1998, as amended. Metromedia Fiber did not pay any other amounts to the named executive officers during 1999, 1998 or 1997.

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OPTION/SAR GRANTS DURING THE YEAR ENDED DECEMBER 31, 1999

    The following table sets forth individual grants of stock options by us pursuant to Metromedia Fiber's 1997 and 1998 incentive stock plans or otherwise to the named executive officers during the fiscal year ended December 31, 1999.

                                                     % OF TOTAL
                                                     SECURITIES
                                       NUMBER OF      GRANTED
                                       SECURITIES        TO
                                       UNDERLYING    EMPLOYEES    EXERCISE
                                        OPTIONS      IN FISCAL     PRICE     EXPIRATION      GRANT DATE
NAME                                  GRANTED (#)       YEAR       ($/SH)       DATE      VALUATION ($)(1)
----                                  ------------   ----------   --------   ----------   -----------------
Stephen A. Garofalo.................           --         --           --           --                --
Howard M. Finkelstein...............           --         --           --           --                --
Nicholas M. Tanzi...................      150,000          1%     $13.1875     9/16/09       $ 1,411,500
                                        1,000,000          6%     $19.875     12/14/09       $14,270,000
Vincent A. Galluccio................           --         --           --           --                --
Gerard Benedetto....................      150,000          1%     $13.1875     9/16/09       $ 1,411,500
David Rand..........................      235,000        1.3%     $11.104      3/19/09       $ 2,201,950
                                        1,000,000          6%     $13.1875     9/16/09       $ 9,410,000
Sherman Tuan........................       70,500        0.4%     $16.596       5/6/09       $   969,375
                                        1,000,000          1%     $13.1875     9/16/09       $ 9,410,000

------------------------

(1) The modified Black-Scholes method of option valuation has been used to determine grant date present value. The assumptions used in the Black-Scholes option valuation calculations are (i) an estimated future annual stock price volatility of 86.7%; (ii) a ten-year strip rate of 5.89%-6.46%; (iii) a future dividend yield of 0%; and (iv) an expected life of five years.

AGGREGATED OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION AND SAR VALUES

    The following table sets forth information concerning the exercise of options by the named executive officers during the 1999 fiscal year and the number of unexercised options and SARs beneficially held by such officers as of the end of the 1999 fiscal year.

                                                                                                VALUE OF
                                                                  NUMBER OF                   UNEXERCISED
                                                                 UNEXERCISED                  IN THE MONEY
                                                              OPTIONS AND SARS                OPTIONS/SARS
                                                             AT FISCAL YEAR-END          AT FISCAL YEAR-END($)
                        SHARES ACQUIRED   VALUE REALIZED      (#) EXERCISABLE/                EXERCISABLE/
NAME                      ON EXERCISE          ($)              UNEXERCISABLE               UNEXERCISABLE(1)
----                    ---------------   --------------  -------------------------  ------------------------------
Stephen A. Garofalo...            --       $         --       6,084000/0               $           --
Howard M.
  Finkelstein.........     5,520,000        103,807,050     18,816,000/0                  448,683,984/0
Nicholas M. Tanzi.....       270,000          3,847,746        723,360/1,050,000           16,368,027/23,386,200
Vincent A.
  Galluccio...........       400,000          4,296,495      2,913,680/1,050,000           68,944,246/24,567,450
Gerard Benedetto......       550,000          8,769,422        400,000/1,400,000            8,537,600/28,297,225
Sherman Tuan..........       458,000          8,758,359        970,800/1,000,000           16,483,672/10,781,500
David Rand............       475,000          7,543,591        975,164/1,000,000           17,447,328/10,781,500

------------------------

(1) Calculated based on a closing price for the class A common stock of $23.969 per share reported by the Nasdaq National Market on December 31, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    TRADEMARK LICENSE AGREEMENT. Metromedia Fiber is a party to a license agreement with Metromedia Company, pursuant to which Metromedia Company has granted Metromedia Fiber a nonexclusive, nontransferable, nonassignable right and license, without the right to grant sublicenses, to use the trade name, trademark and corporate name Metromedia in the United States and worldwide, royalty-free for a term of 10 years. The license agreement with Metromedia Company can be terminated by Metromedia Company upon one month's prior written notice in the event that:

    (1) Metromedia Company or its affiliates own less than 20% of the common stock;

    (2) a change in control of Metromedia Fiber occurs; or

    (3) any of the stock or all or substantially all of the assets of any of Metromedia Fiber's subsidiaries are sold or transferred, in which case, the license agreement with Metromedia Company will terminate with respect to such subsidiary.

    A change in control of Metromedia Fiber is defined as:

    - a transaction in which a person or group, within the meaning of
      Section 13(d)(3) of the Securities Exchange Act of 1934, not in existence at the time of the execution of the Metromedia license agreement becomes the beneficial owner of stock entitling such person or group to exercise 50% or more of the combined voting power of all classes of Metromedia Fiber's stock;

    - a change in the composition of Metromedia Fiber's board of directors whereby a majority of the members are not directors serving on the board of directors at the time of the license agreement with Metromedia Company or any person succeeding such director who was recommended or elected by such directors;

    - a reorganization, merger or consolidation where following consummation thereof, Metromedia Company would hold less than 20% of the combined voting power of all classes of Metromedia Fiber's stock;

    - a sale or other disposition of all or substantially all of Metromedia Fiber's assets; or

    - any transaction the result of which would be that the common stock would not be required to be registered under the Securities Exchange Act of 1934 and the holders of common stock would not receive common stock of the survivor to the transaction which is required to be registered under the Securities Exchange Act of 1934.

    In addition, Metromedia Company has reserved the right to terminate this trademark license agreement in its entirety immediately upon written notice to us if, in Metromedia Company's sole judgment, Metromedia Fiber's continued use of Metromedia as a trade name would jeopardize or be detrimental to the good will and reputation of Metromedia Company.

    Metromedia Fiber has agreed to indemnify Metromedia Company and hold it harmless against any and all losses, claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and reasonable legal expenses, and other related expenses, arising in connection with the license agreement with Metromedia Company.

    MANAGEMENT AGREEMENT. Metromedia Fiber is a party to the management agreement under which Metromedia Company provides us with consultation and advisory services relating to legal matters, insurance, personnel and other corporate policies, cash management, internal audit and finance, taxes, benefit plans and other services as Metromedia Fiber may reasonably request. The management agreement terminates on December 31 of each year, and is automatically renewed for successive one year terms unless either party terminates upon 60 days prior written notice. Metromedia Fiber is also obligated to reimburse Metromedia Company all its out-of-pocket costs and expenses incurred and advances paid by Metromedia Company in connection with the management agreement. In this agreement, Metromedia Fiber has agreed to indemnify Metromedia Company and hold it harmless from and against any and all damages, liabilities, losses, claims, actions, suits, proceedings, fees, costs or expenses, including reasonable attorneys' fees and other costs and expenses incident to any suit, proceeding or investigation of any kind imposed on, incurred by or asserted against Metromedia Company in connection with the management agreement. In 1997, Metromedia Company received no money for its out-of-pocket costs and expenses or for interest on advances extended by it to us under the management agreement. For the year ended December 31, 1999, Metromedia Fiber incurred $1,000,000 to Metromedia Company under this agreement.

CERTAIN AGREEMENTS REGARDING EMPLOYMENT

EMPLOYMENT AGREEMENTS

    Metromedia Fiber has entered into employment agreements with each of the following named executive officers.

    GAROFALO EMPLOYMENT AGREEMENT. Mr. Garofalo's employment agreement, dated as of February 26, 1997, has a five-year term. It provides Mr. Garofalo a base salary of $295,000 for the first year, $335,000 for the second year, $375,000 for the third year, $415,000 for the fourth year and $455,000 for the fifth year. Mr. Garofalo is also entitled to receive an annual incentive bonus to be determined by the compensation committee of the board of directors. The incentive bonus will not be less than $100,000 per year. Mr. Garofalo's employment agreement also provides for other employee benefits such as a car allowance, life insurance, health care and certain disability and death benefits. In addition, Mr. Garofalo was granted options to purchase 6,084,000 shares of class A common stock at an exercise price of $.123 per share. These options are immediately exercisable and expire 10 years from their grant. Metromedia Fiber registered the shares of class A common stock underlying the options under the Securities Act upon the consummation of Metromedia Fiber's initial public offering.

    Except in the case of disability, Metromedia Fiber may terminate
Mr. Garofalo's employment only for cause upon which termination Mr. Garofalo will have no right to receive any compensation or benefit from us. If the agreement is terminated without cause, or if Mr. Garofalo terminates employment for good reason, Metromedia Fiber will be obligated to pay Mr. Garofalo an amount equal to the greater of:

    - his monthly base salary as then in effect multiplied by the number of months remaining in the term of his employment as of such termination date, and

    - $1,000,000.

    Good reason includes:

    - a reduction in the nature or scope of Mr. Garofalo's titles, authorities, powers, duties or responsibilities;

    - a reduction in the nature or scope of Mr. Garofalo's titles, authorities, powers, duties or responsibilities;

    - a change in the method or formula for determining the bonus which results in a decrease in the amount of bonus payable to Mr. Garofalo;

    - the removal of Mr. Garofalo as a member of the board of directors, unless such removal occurs after termination of Mr. Garofalo's employment for cause;

    - a sale of all or substantially all of the ownership interests or assets of Metromedia Fiber or a merger or consolidation of Metromedia Fiber with any other corporation;

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
    - a change in control of Metromedia Fiber, defined as any person or entity becoming a beneficial owner as defined in Rule 13d-3 of the Securities Exchange Act of 1934 directly or indirectly of Metromedia Fiber's securities representing 50% or more of the combined voting power of Metromedia Fiber's then outstanding securities; or

    - a change in control of Metromedia Fiber, defined as any person or entity becoming a beneficial owner as defined in Rule 13d-3 of the Securities Exchange Act of 1934 directly or indirectly of Metromedia Fiber's securities representing 50% or more of the combined voting power of Metromedia Fiber's then outstanding securities; or

    - a material breach by us of Metromedia Fiber's affirmative or negative covenants or undertakings in the employment agreement and a failure to remedy such breach within 15 days.

    Mr. Garofalo has agreed not to compete with Metromedia Fiber for a period of one year following termination of his employment agreement. During this non-compete period, Mr. Garofalo will be entitled to receive an amount equal to his base salary as in effect on the date of termination so long as the agreement was not terminated prior to the expiration of the term by either party.

    TANZI EMPLOYMENT AGREEMENT. Metromedia Fiber and Mr. Tanzi have agreed in principle on the terms of a new employment agreement under which Mr. Tanzi would continue to serve as Metromedia Fiber's President and Chief Operating Officer through September 30, 2002. Under this new employment agreement, Mr. Tanzi will receive a base salary of $500,000 for each year and will be entitled to bonuses to be agreed upon. The new employment agreement will contain other customary terms and conditions, has not been finalized by the parties and remains subject to final documentation and approval by the Metromedia Fiber compensation committee. Mr. Tanzi's former employment agreement, dated as of August 31, 1998, had a two year term. It provided Mr. Tanzi with a minimum base salary of $175,000 for each year. Mr. Tanzi was also entitled to receive an annual incentive bonus, which was dependent upon Metromedia Fiber's performance, as determined by the compensation committee of the board of directors. If approved by the compensation committee, the incentive bonus had a target of 40% of Mr. Tanzi's base salary. Mr. Tanzi's former employment agreement also provided for other employee benefits such as the right to participate in all group health and insurance programs. In addition, Mr. Tanzi was granted options to purchase 600,000 shares of class A common stock at an exercise price of $2.625 per share. These shares have been registered under the Securities Act on Form S-8.

    Except in the case of disability or change of control, Metromedia Fiber may terminate Mr. Tanzi's employment only for cause upon which termination
Mr. Tanzi will have no right to receive any compensation or benefit from Metromedia Fiber. If Mr. Tanzi's employment is terminated for any reason other than for cause or in the event that there is a change of control of Metromedia Fiber and Mr. Tanzi is requested in connection with such change of control to perform his duties under this agreement on a regular, full-time basis at a location further than 75 miles from Mr. Tanzi's current principal office location, Mr. Tanzi, in his sole and absolute discretion, may deem this agreement to be terminated by Metromedia Fiber without cause. Upon such termination, Mr. Tanzi will be entitled to receive his base salary for the remaining term of his employment agreement, all previously earned and accrued entitlements and benefits from Metromedia Fiber and Metromedia Fiber's employee benefit plans and an amount equal to 25% of Mr. Tanzi's base salary. Mr. Tanzi has agreed not to compete with Metromedia Fiber or any affiliated company for a period of two years following termination of his employment agreement.

    BENEDETTO EMPLOYMENT AGREEMENT. Mr. Benedetto's employment agreement, dated as of August 31, 1998, has a three and one-half year term. It provides
Mr. Benedetto with a minimum base salary of $200,000 for each year.
Mr. Benedetto is also entitled to receive an annual incentive bonus, which is dependent upon Metromedia Fiber's performance, to be determined by the compensation committee of the board of directors. If approved by the compensation committee, the incentive bonus has a target of 20% of Mr. Benedetto's base salary. Mr. Benedetto's employment agreement also provides for other employee benefits such as the right to participate in all group health and insurance programs. In addition, Mr. Benedetto was granted options to purchase 600,000 shares of class A common stock at an exercise price of $2.625 per share. These shares have been registered under the Securities Act on Form S-8.

    Except in the case of disability or a change of control, Metromedia Fiber may terminate Mr. Benedetto's employment only for cause upon which termination Mr. Benedetto will have no right to receive any compensation or benefit from Metromedia Fiber. If Mr. Benedetto's employment is terminated for any reason other than for cause or in the event that there is a change of control of Metromedia Fiber and Mr. Benedetto is requested in connection with such change of control to perform his duties under this agreement on a regular, full-time basis at a location further than 75 miles from Mr. Benedetto's current principal office location, Mr. Benedetto, in his sole and absolute discretion, may deem this agreement to be terminated by Metromedia Fiber without cause. Upon such termination, Mr. Benedetto will be entitled to receive his base salary for the remaining term of his employment agreement, all previously earned and accrued entitlements and benefits from Metromedia Fiber and Metromedia Fiber's employee benefit plans and an amount equal to 25% of Mr. Benedetto's base salary.
Mr. Benedetto has agreed not to compete with Metromedia Fiber or any affiliated company for a period of two years following termination of his employment agreement.

    TUAN EMPLOYMENT AGREEMENT. Mr. Tuan is employed as chief executive officer of AboveNet and is a member of Metromedia Fiber's board of directors.
Mr. Tuan's employment agreement has an initial term of three years and expires in October 2002. After this initial term of employment, the employment agreement will be automatically renewed for successive one-year periods unless terminated by either party upon written notice given not less than three months prior to the expiration of the then-current term. The employment agreement provides for an initial base salary of $250,000 for each year of the term or at such higher rate as the board of Metromedia Fiber determines in its sole discretion. The base salary will be increased by at least 10% in each year of the term. The employment agreement also provides for an annual bonus of $150,000 based upon performance targets established by the board of Metromedia Fiber at the beginning of each employment year.

    Mr. Tuan has received first incentive stock options, up to the extent legally permissible, and then nonqualified stock options to purchase 1,000,000 shares of Metromedia Fiber's class A common stock at an exercise price equal to the fair market value on the date of grant. Mr. Tuan will be vested as to one-third of the option shares on each of the first three anniversaries of the effective date of the employment agreement.

    The employment agreement may be terminated in the event of Mr. Tuan's death or disability, for cause or as a result of a material breach by Metromedia Fiber. If Mr. Tuan's employment agreement is terminated for cause, he will be entitled to receive only his base salary through the date of termination and any previously accrued and unpaid benefits. If the employment agreement is terminated for death or disability, Mr. Tuan will be entitled to base salary through the date of termination and any additional compensation to which he is entitled, prorated to the date of termination. If the employment agreement is terminated without cause by Metromedia Fiber or upon a material breach of the agreement by Metromedia Fiber, Mr. Tuan is entitled to base salary through the date of termination, any additional compensation to which he is entitled prorated to the date of termination, continuing payments of base salary for 18 months following termination, coverage for Mr. Tuan and his dependents for two years under certain insurance plans sponsored by Metromedia Fiber or AboveNet, and immediate vesting of all options. Metromedia Fiber and AboveNet pay all current insurance policies covering Mr. Tuan.

    The employment agreement subjects Mr. Tuan during, and for 18 months after the termination of his employment, to a restriction on, among other things, directly or indirectly competing with AboveNet by serving as an officer, director or employee of, or consultant to, any competitor of Metromedia Fiber or AboveNet that sells or offers to sell any products or services which compete with those offered or sold by Metromedia Fiber or AboveNet. He is also restricted in his dealings with customers of Metromedia and AboveNet.

    RAND EMPLOYMENT AGREEMENT. Mr. Rand is employed as chief technology officer of AboveNet and is a member of the Metromedia Fiber's board of directors.
Mr. Rand's employment agreement has an initial term of five years and expires in October 2004. After this initial term of employment, the letter agreement will be automatically extended for additional periods of one year unless terminated by either party upon written notice given not less than three months prior to the expiration of the then-current term. The letter agreement with Mr. Rand provides for an initial base salary of $250,000 for each year of the term or at such higher rate as the board of Metromedia shall determine in its sole discretion. The letter agreement also provides for an annual bonus of $125,000 based upon performance targets established by the board of Metromedia Fiber at the beginning of each employment year.

    Mr. Rand has received stock options to purchase 1,000,000 shares of Metromedia Fiber's class A common stock at an exercise price equal to the fair market value on the date of grant. Mr. Rand will be vested in 25% of the option shares on the first anniversary of the effective date of the employment agreement and 25% of the options on each anniversary for the next three years.

    The letter agreement with Mr. Rand may be terminated in the event of his death or disability, for cause or as a result of a material breach by Metromedia Fiber. If the letter agreement is terminated for cause, Mr. Rand will be entitled to no further compensation. It the letter agreement is terminated for disability, he will be entitled to compensation and reimbursement amounts provided in the letter agreement prorated to the date of termination. If the letter agreement is terminated because of a material breach by Metromedia Fiber, Mr. Rand will be entitled to his unpaid salary through the date of termination, all previously earned and accrued entitlement and benefits from Metromedia Fiber and its employee benefit plans, an amount equal to the product of Mr. Rand's base salary as determined in accordance with the letter agreement multiplied by two, continued coverage for Mr. Rand and any covered dependents for two years under all health, life and disability insurance plans sponsored by Metromedia Fiber or AboveNet at premium rates in effect at the time of the termination, and immediate vesting of all options held by Mr. Rand.

    The employment agreement subjects Mr. Rand during and 24 months after the termination of his employment to a restriction on, among other things, directly or indirectly competing with AboveNet by serving as an officer, director or employee of, or consultant to, any competitor of Metromedia Fiber or AboveNet that sells or offers to sell any products or services which compete with those offered or sold by Metromedia Fiber or AboveNet. He is also restricted in his dealings with customers of Metromedia Fiber and AboveNet. Mr. Rand has also entered into a proprietary information and inventions agreement with AboveNet whereby he has agreed, among other things, to license or assign specified intellectual property to AboveNet and to hold certain information concerning AboveNet and Metromedia Fiber confidential.

1997 AND 1998 INCENTIVE STOCK PLANS

    Metromedia Fiber has adopted the 1997 and the 1998 Incentive Stock Plans pursuant to which key employees, officers and directors (including independent directors and members of the compensation committee) of Metromedia Fiber and its subsidiaries who have substantial responsibility in the direction of Metromedia Fiber and its subsidiaries, and others whom the option committee determines provide substantial and important services to the company may be granted
(i) incentive stock options ("ISOs") and/or (ii) non-qualified stock options ("NQSOs" and together with ISOs, "Stock Options"). The aggregate number of shares of the class A common stock that may be the subject of Stock Options under the Incentive Stock Plans is 56,000,000 (16,000,000 under the 1997 Incentive Stock Plan and

40,000,000 under the 1998 Incentive Stock Plan) and the maximum number of shares of class A common stock available with respect to Stock Options granted to any one grantee is 4,000,000 (1,600,000 under the 1997 Incentive Stock Plan and 2,400,000 under the 1998 Incentive Stock Plan) shares.

    The exercise price of all ISOs is the fair market value of the class A common stock on the date of grant (or 110% of such fair market value with respect to ISOs granted to persons who own stock possessing more than 10% of the voting rights of Metromedia Fiber "s capital stock) and the exercise price of all NQSOs is determined by the compensation committee, although the initial awards will be made at fair market value of the class A common stock on the date of grant. Stock Options vest and become exercisable over a period of years, as determined by the compensation committee, and have a term not to exceed ten years.

    If a grantee's employment with Metromedia Fiber is terminated because of the grantee's death, or the grantee's retirement on or after attaining the age which the company may from time to time establish as the retirement age for any class of its employees or the age specified in the employment agreement with such grantee prior to the date when the stock option is by its terms exercisable, the stock option will be immediately exercisable as of the date of the termination of the grantee's employment, subject to the other terms of the Incentive Stock Plans. Upon a "change in control" of Metromedia Fiber (as defined in the Incentive Stock Plans) each holder of a stock option granted under the 1997 Incentive Stock Plan will have the right to exercise the stock option in full without regard to any waiting period, installment period or other limitation or restriction thereon and the right, exercisable by written notice within 60 days after the change in control, to receive in exchange for the surrender of an option an amount of cash equal to the difference between the fair market value of the class A common stock on the date of exercise and the exercise price of the stock option. For options granted under the 1998 Incentive Stock Plan on or after November 13, 1998, in the event of a change in control, the board of directors may in its sole discretion determine (i) that each holder of such a stock option will have the right to exercise the stock option in full without regard to any waiting period, installment period or other limitation or restriction thereon, and/or (ii) each holder of such a stock option will have the right, exercisable by written notice within 60 days after the change of control, to receive in exchange for the surrender of a stock option an amount of cash equal to the difference between the fair market value of the Class A Common Stock on the date of exercise and the exercise price of the stock option. Alternatively, the board of directors may in its sole discretion determine to take neither action. Upon a grantee's termination of employment from Metromedia Fiber or a subsidiary on account of disability, the grantee or the legal representative of the grantee will have the right for a period of one year following the date of such termination to exercise a stock option to the extent such award is exercisable and to the extent such stock option has not yet expired. In the event the grantee's employment with Metromedia Fiber is terminated for any reason other than disability, death or retirement, the grantee may exercise a stock option within three months after his or her termination of employment.

    On March 13, 2000, Metromedia Fiber's board of directors voted to amend Metromedia Fiber's 1998 incentive stock plan to increase the number of shares available for the grant of options under the plan from 40,000,000 to 60,000,000, subject to adjustment in the event of stock splits, stock dividends, recapitalizations and the like.

INDEMNIFICATION AGREEMENTS

    Metromedia Fiber has entered into indemnification agreements with certain officers and directors. The indemnification agreements provide for indemnification of such directors and officers to the fullest extent authorized or permitted by law. The indemnification agreements also provide that:

    - Metromedia Fiber will advance all expenses incurred by the director or officer in defending certain litigation;

    - Metromedia Fiber will appoint in specified circumstances an independent legal counsel to determine whether the director or officer is entitled to indemnification; and

    - Metromedia Fiber will continue to maintain directors' and officers' liability insurance, which currently consists of $25.0 million of primary coverage.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee consists of Messrs. Rockefeller and White. Neither member of the compensation committee served as an officer or employee of Metromedia Fiber or any of its subsidiaries during 1999. There were no material transactions between us and any of the members of the compensation committee during 1999.

COMPENSATION COMMITTEE REPORT ON COMPENSATION

    The compensation committee of the board of directors is comprised entirely of independent directors and is responsible for developing and making recommendations to the board with respect to Metromedia Fiber's executive compensation policies.

    The following report of the compensation committee discusses Metromedia Fiber's executive compensation policies and the basis of the compensation paid to Metromedia Fiber's executive officers in 1999:

    In general, the compensation committee seeks to link the compensation paid to each executive officer to the performance of such executive officer. Within these parameters, the executive compensation program attempts to provide an overall level of executive compensation that is competitive with companies of comparable size and with similar market and operating characteristics.

    There are three elements in Metromedia Fiber's executive total compensation program, all determined by individual and corporate performance as specified in the various employment agreements:

    - Base salary;

    - Annual incentive; and

    - Long-term incentive.

BASE SALARY

    The summary compensation table shows amounts earned during 1999 by Metromedia Fiber's executive officers. The base compensation of such executive officers is set by the terms of the employment agreement entered into with each such executive officer. Metromedia Fiber established base salaries prior to its initial public offering in 1997 for Mr. Garofalo's executive employment agreement. The company established the base salaries for the other executive employment agreements in August 1998.

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
ANNUAL INCENTIVES

    Each executive officer is entitled to an annual incentive bonus as determined by the compensation committee based on such executive officer's performance during the previous calendar year. The cash bonuses awarded to Metromedia Fiber's chief executive officer and president in 1999 were determined based on provisions of their respective employment agreements. The cash bonuses awarded to the company's senior vice presidents were determined by management and approved by the compensation committee.

LONG-TERM INCENTIVES

    Metromedia Fiber grants long-term incentive awards periodically to align a significant portion of the executive compensation program with shareholder interests. Executives are eligible to participate in the 1997 and 1998 incentive stock plans. On September 16, 1999, the compensation committee approved, and Metromedia Fiber granted to, Mr. Tanzi, currently the president and chief operating officer, and Mr. Benedetto, senior vice president and chief financial officer, stock options to purchase 150,000 shares of class A common stock at an exercise price of $26.375 per share, which was the fair market value of such shares on the date of grant. On December 14, 1999, Metromedia Fiber granted options to purchase 1,000,000 shares of class A common stock to Mr. Tanzi at an exercise price of $19.875 per share, which was the fair market value of such shares on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The summary compensation table shows amounts earned during 1999 by Metromedia Fiber's chairman and chief executive officer, Stephen A. Garofalo. Mr. Garofalo's employment agreement sets his base compensation. During 1999, Mr. Garofalo was paid a bonus of $100,000 in accordance with the terms of his employment agreement. No additional stock option grants were awarded to Mr. Garofalo during 1999.

PERFORMANCE GRAPH

    The following graph sets forth the total stockholder return on Metromedia Fiber class A common stock as compared to the Nasdaq Stock Market Composite Index, a broad based capitalization-weighted index of all Nasdaq National Market and Smallcap Stocks, and the Nasdaq Telecommunications Stock Index, a capitalization-weighted index designed to measure the performance of all Nasdaq stocks in the telecommunications sector, for the period commencing on October 29, 1997, the date of our initial public offering, and ending
December 31, 1999. The total stockholder return assumes $100 invested on October 29, 1997 in Metromedia Fiber Network's class A common stock, the Nasdaq Stock Market Composite Index and the Nasdaq Telecommunications Stock Index and reinvestment of dividends paid.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
      METROMEDIA FIBER NETWORK, INC., NASDAQ STOCK MARKET COMPOSITE INDEX
                   AND NASDAQ TELECOMMUNICATIONS STOCK INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            METROMEDIA FIBER      NASDAQ          NASDAQ
               Network, Inc.  Composite Index  Telecom Index
10/29/1997              $100             $100           $100
12/31/1997              $104              $98           $104
12/31/1998              $838             $137           $170
12/31/1999            $2,397             $256           $346

                                                            10/29/1997   12/31/97   12/31/98   12/31/99
                                                            ----------   --------   --------   --------
Metromedia Fiber Network, Inc.............................      100        104        838       2,397
Nasdaq Stock Market Composite Index.......................      100         98        137         256
Nasdaq Telecommunications Stock Index.....................      100        104        170         346

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
     FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SITESMITH CAPITAL STOCK

GENERAL

    The following describes the material federal income tax consequences of the merger to SiteSmith stockholders. This discussion is based on the Internal Revenue Code, U.S. Treasury regulations, judicial decisions and administrative rulings as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion assumes that SiteSmith stockholders hold their stock as capital assets. The tax treatment of a stockholder may vary depending upon the stockholder's particular situation, and some stockholders may be subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, foreign partnerships or foreign estates or trusts and persons who are not citizens or residents of the United States. This discussion does not address any state, local or foreign tax consequences of the merger. This discussion may not be applicable to holders who acquired SiteSmith capital stock pursuant to the exercise of options or warrants or otherwise as compensation. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

MATERIAL TAX CONSEQUENCES OF THE MERGER

    The material United States federal income tax consequences of the merger will be as follows:

    - The merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code for United States federal income tax purposes, and Metromedia Fiber, Aqueduct Acquisition Corp. and SiteSmith will each be a party to the reorganization within the meaning of section 368(b) of the Internal Revenue Code;

    - No gain or loss will be recognized by you upon your receipt of Metromedia Fiber class A common stock in exchange for your SiteSmith capital stock, except with respect to cash received instead of fractional shares of Metromedia Fiber class A capital stock;

    - The aggregate tax basis of the shares of Metromedia Fiber class A common stock received in the merger, including any fractional share interest for which cash is received, will be the same as the aggregate tax basis of your SiteSmith capital stock exchanged therefor;

    - The holding period for Metromedia Fiber class A common stock received in the merger will include the period during which the SiteSmith common stock exchanged therefor was held; and

    - If you receive cash instead of a fractional share of Metromedia Fiber class A common stock, you will recognize gain or loss equal to the difference, if any, between your tax basis in the fractional share and the amount of cash received.

    - If you exercise dissenters' rights with respect to your shares of SiteSmith capital stock, you will generally recognize gain or loss for federal income tax purposes measured by the difference between your tax basis in those shares and the amount of cash received. However, if the payment of that cash is essentially equivalent to a dividend within the meaning of section 302 of the Internal Revenue Code and SiteSmith has current or accumulated earnings and profits for United States federal income tax purposes, you will recognize ordinary income to the extent of your pro rata share of those earnings and profits (but not greater than the amount of cash received). To the extent that the cash received exceeds your pro rata share of those earnings and profits and your tax basis in your shares of SiteSmith capital stock, you will recognize gain equal to the amount of that excess.

    Metromedia Fiber's obligation to complete the merger is conditioned upon, among other things, its receipt of an opinion from Paul, Weiss, Rifkind, Wharton & Garrison that the merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code and that

Metromedia Fiber, Aqueduct Acquisition Corp. and SiteSmith will each be a party to the reorganization within the meaning of section 368(b) of the Internal Revenue Code. SiteSmith's obligation to complete the merger is conditioned upon, among other things, its receipt of an opinion from Venture Law Group, a Professional Corporation, that the merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code and that Metromedia Fiber, Aqueduct Acquisition Corp. and SiteSmith will each be a party to the reorganization within the meaning of section 368(b) of the Internal Revenue Code. These opinions of counsel will be based in part upon representations, made as of the effective time of the merger, by Metromedia Fiber, Aqueduct Acquisition Corp. and SiteSmith, which each counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinions of counsel could be adversely affected. No ruling has been sought (or will be sought) from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the opinion of counsel will not be binding upon the Internal Revenue Service or any court.

    A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in all SiteSmith stockholders being treated as if they sold their SiteSmith capital stock in a fully taxable transaction. In such event, you would recognize gain or loss with respect to each share of SiteSmith capital stock surrendered by you equal to the difference between your adjusted tax basis in such share and the fair market value, as of the effective time of the merger, of the Metromedia Fiber class A common stock received in exchange therefor (and any cash received in lieu of fractional shares). In such event, your aggregate tax basis in your Metromedia Fiber class A common stock so received would equal its fair market value as of the effective time of the merger and your holding period for such Metromedia Fiber class A common stock would begin the day after the merger.

BACKUP WITHHOLDING

    Noncorporate holders of SiteSmith common stock may be subject to backup withholding at a rate of 31% of cash payments received instead of a fractional share interest in Metromedia Fiber class A common stock. Backup withholding will not apply, however, to a stockholder who:

    - furnishes a taxpayer identification number and certifies, under penalties of perjury, that the taxpayer identification number is correct and that he or she is not subject to backup withholding for specified reasons, and otherwise complies with applicable requirements of the backup withholding rules; or

    - is a corporation or otherwise exempt from backup withholding and, when required, demonstrates this fact.

    Any amount withheld under these rules will be credited against the stockholder's federal income tax liability.

REPORTING REQUIREMENTS

    You will be required to attach a statement to your tax returns for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the Department of Treasury regulations. The statement must include your tax basis in the SiteSmith capital stock surrendered and a description of the Metromedia Fiber class A common stock and cash, if any, received in the merger.

                 DESCRIPTION OF METROMEDIA FIBER CAPITAL STOCK


    Metromedia Fiber's authorized capital stock consists of 2,404,031,240 shares of class A common stock, par value $.01 per share, 522,254,782 shares of class B common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. As of January 19, 2001 there were 486,493,676 shares of class A common stock outstanding, 67,538,544 shares of class B common stock outstanding and no shares of preferred stock outstanding.


COMMON STOCK

    The shares of class A common stock and class B common stock are identical in all respects, except for different voting rights described below and conversion rights and restrictions on transfer applicable only to the class B common stock that is described below.

    VOTING RIGHTS. The holders of class A common stock are entitled to one vote per share. Holders of class B common stock are entitled to ten votes per share. Holders of all classes of common stock are entitled to vote together as a single class on all matters presented to Metromedia Fiber's stockholders for their vote or approval except for the election and the removal of directors and as otherwise required by applicable law. With respect to the election of directors, Metromedia Fiber's amended and restated certificate of incorporation provides that holders of class B common stock vote as a separate class to elect at least 75% of the members of Metromedia Fiber's board.

    Directors may be removed, with or without cause, only by the holders of the class of common stock or series of preferred stock that, as of the date such removal is effected, would be entitled to elect such director at the next annual meeting of stockholders. Vacancies in a directorship may be filled only by:

    - the remaining directors elected by holders of each class of common stock or series of preferred stock that elected such director and as of the date such vacancy is filled, would be entitled to elect such director at the next annual meeting of the stockholders; or

    - if there are no such remaining directors, then by the vote of the holders of the class or classes of common stock or series of preferred stock, that, as of the date such vacancy is filled, would be entitled to elect such director at the next annual meeting of stockholders, voting as a separate class at a meeting, special or otherwise, of the holders of common stock of such class or series of preferred stock.

    DIVIDENDS. Holders of class A common stock and the class B common stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by Metromedia Fiber's board out of assets legally available therefor after payment of dividends required to be paid on shares of outstanding preferred stock. Metromedia Fiber may not make any dividend or distribution to any holder of any class of common stock unless simultaneously with such dividend or distribution Metromedia Fiber makes the same dividend or distribution with respect to each outstanding share of common stock regardless of class. In the case of a dividend or other distribution payable in shares of class of common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of class A common stock may be distributed with respect to class A common stock and only shares of class B common stock may be distributed with respect to class B common stock. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of the common stock, is payable in shares of a class of common stock, the number of shares of each class of common stock payable per share of such class of common stock will be equal in number. In the case of dividends or other distributions consisting of Metromedia Fiber's other voting securities or of voting securities of any corporation which is Metromedia Fiber's wholly-owned subsidiary, Metromedia Fiber

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
will declare and pay such dividends in two separate classes of such voting securities, identical in all respects except that:

    - the voting rights of each security issued to the holders of class A common stock will be one-tenth of the voting rights of each security issued to holders of class B common stock;

    - such security issued to holders of class B common stock will convert into the security issued to the holders of class A common stock into class A common stock and will have the same restrictions on transfer and ownership applicable to the transfer and ownership of the class B common stock; and

    - with respect only to dividends or other distributions of voting securities of any corporation which is Metromedia Fiber's wholly owned subsidiary, the respective voting rights of each such security issued to holders of the class A common stock and class B common stock with respect to election of directors shall otherwise be as comparable as is practicable to those of the class A common stock and class B common stock.

    In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, Metromedia Fiber's voting securities or of voting securities of any corporation which is Metromedia Fiber's wholly owned subsidiary, Metromedia Fiber will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate) except that the underlying securities may have the same difference as they would have if Metromedia Fiber issued voting securities of Metromedia Fiber's wholly owned subsidiary rather than issuing securities convertible into or exchangeable for, such securities. Metromedia Fiber does not anticipate paying cash dividends in the foreseeable future.

    RESTRICTIONS ON ADDITIONAL ISSUANCES AND TRANSFER. Metromedia Fiber may not issue or sell any shares of class B common stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible into, or exchangeable or exercisable for, shares of class B common stock to any person or entity other than to Metromedia Company, John W. Kluge and Stuart Subotnick, their affiliates, relatives and other permitted holders that are controlled by these persons. Additionally, shares of class B common stock may not be transferred, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than to a permitted holder. Notwithstanding the foregoing:

    - any permitted holder may pledge his, her or its shares of class B common stock to a financial institution pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee as long as such shares remain subject to the transfer restrictions and that, in the event of foreclosure or other similar action by the pledgee, such pledged shares of class B common stock may only be transferred to a permitted holder or converted into shares of class A common stock, as the pledgee may elect; and

    - the foregoing transfer restrictions do not apply in the case of a merger, consolidation or business combination of Metromedia Fiber with or into another corporation in which all of the outstanding shares of common stock and preferred stock regardless of class are purchased by the acquiror.

    CONVERSION. Class A common stock has no conversion rights. Shares of class B common stock are convertible into class A common stock, in whole or in part, at any time and from time to time at the option of the holders, on the basis of one share of class A common stock for each share of class B common stock converted. Additionally, at such time as a person ceased to be a permitted holder, any share of class B common stock held by such person at such time shall convert into a share of class A common stock. Metromedia Fiber agrees that:

    - Metromedia Fiber will at all times reserve and keep available out of Metromedia Fiber's authorized but unissued shares of class A common stock, such number of shares of class A common stock issuable upon the conversion of all outstanding shares of class B common stock;

    - Metromedia Fiber will cause any shares of class A common stock issuable upon conversion of a share of class B common stock that require registration with or approval of any governmental authority under federal or state law before such shares may be issued upon conversion to be so registered or approved; and

    - Metromedia Fiber will use Metromedia Fiber's best efforts to list the shares of class A common stock required to be delivered upon conversion prior to such delivery upon such national securities exchange upon which the outstanding class A common stock is listed at the time of such delivery.

    RECLASSIFICATION AND MERGER. In the event of a reclassification or other similar transaction as a result of which the shares of class A common stock are converted into another security, then a holder of class B common stock will be entitled to receive upon conversion the amount of such other securities that the holder would have received if the conversion occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends will be made upon the conversion of any share of class B common stock. If a share is converted subsequent to the record date for the payment of a dividend or other distribution on shares of class B common stock but prior to such payment, then the registered holder of such share at the close of business on such record date will be entitled to receive the dividend or other distribution payable on such date regardless of the conversion thereof or Metromedia Fiber's default in payment of the dividend due on such date.

    In the event Metromedia Fiber enters into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of common stock will be exchanged for or changed into either:

    - the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ only to the extent that the class A common stock and the class B common stock differ as provided in Metromedia Fiber's amended and restated certificate of incorporation; or

    - if holders of each class of common stock are to receive different distributions of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share having a value as determined by an independent investment banking firm of national reputation selected by the board of directors, equal to the value per share into which or for which each share of any other class of common stock is exchanged or changed.

    LIQUIDATION. In the event of Metromedia Fiber's liquidation, after payment of Metromedia Fiber's debts and other liabilities and after making provision for the holders of preferred stock, if any, Metromedia Fiber's remaining assets will be distributed ratably among the holders of the class A common stock and class B common stock treated as a single class.

    OTHER PROVISIONS. Except as described below, the holders of the class A common stock and class B common stock are not entitled to preemptive rights. None of the class A common stock or class B common stock may be subdivided or combined in any manner unless the other classes are subdivided or combined in the same proportion. Metromedia Fiber may not make any offering of options, rights or warrants to subscribe for shares of class B common stock. If Metromedia Fiber makes an offering of options, rights or warrants to subscribe for shares of any other class or classes of capital stock (other than class B common stock) to all holders of a class of common stock, then Metromedia Fiber is required to simultaneously make an identical offering to all holders of the other classes of common stock other than to any class the holders of which, voting as a separate class, agrees that such offerings need not be made to such class. All such options, rights or warrants offerings will offer the respective holders of class A common stock and class B common stock the right to subscribe at the same rate per share. All outstanding shares of common stock are, and all shares of common stock offered hereby when issued will be upon payment therefor, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The board has the authority, without any further action by Metromedia Fiber's stockholders to issue from time to time shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including voting rights, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting rights could have an adverse effect on the voting power of holders of common stock by increasing the number of outstanding shares having voting rights. In addition, if the board authorizes preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. Any such issuance could also have the effect of delaying, deterring or preventing a change in control of the company and may adversely affect the rights of holders of common stock.

CERTIFICATE OF INCORPORATION AND BY-LAWS

    Stockholders' rights and related matters are governed by the Delaware General Corporation Law and Metromedia Fiber's certificate of incorporation and the by-laws. Certain provisions of Metromedia Fiber's certificate of incorporation and by-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by Metromedia Fiber's board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the common stock. Metromedia Fiber believes that such provisions are necessary to enable Metromedia Fiber to develop Metromedia Fiber's business in a manner that will foster Metromedia Fiber's long-term growth without disruption caused by the threat of a takeover not deemed by Metromedia Fiber's board of directors to be in Metromedia Fiber's best interests and those of Metromedia Fiber's stockholders.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Metromedia Fiber's by-laws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by Metromedia Fiber's secretary at least 60 days but not more than 90 days prior to the scheduled date of the annual meeting. However, if public disclosure of Metromedia Fiber's annual meeting date is made less than 70 days before the annual meeting, notice by a stockholder will be considered timely if it is delivered not later than the 10th day following the earlier of
(i) the day on which public disclosure of the date of the annual meeting was made or (ii) the day on which such notice of the date of the meeting was mailed. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.

    By requiring advance notice of nominations by stockholders, these procedures will afford Metromedia Fiber's board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures will provide Metromedia Fiber's board of directors with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the board of directors' position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.

DILUTION

    Metromedia Fiber's certificate of incorporation provides that Metromedia Fiber's board of directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from Metromedia Fiber shares of stock or other securities of Metromedia Fiber or of any other corporation. Metromedia Fiber's board of directors is authorized to issue these rights even though the creation and issuance of these rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to:

    - acquire a significant portion of Metromedia Fiber's outstanding securities;

    - engage in any transaction which might result in a change of control of the corporation; or

    - enter into any agreement, arrangement or understanding with another party to accomplish these transactions or for the purpose of acquiring, holding, voting or disposing of any of Metromedia Fiber's securities.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder", which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless:

    - the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;

    - the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

    - the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

    A business combination is defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. A Delaware corporation, under a provision in its certificate of incorporation or by-laws, may elect not to be governed by
Section 203 of the Delaware General Corporation Law. Metromedia Fiber is subject to the restrictions imposed by Section 203.

    Under certain circumstances, Section 203 makes it more difficult for a person who could be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Metromedia Fiber's certificate of incorporation does not exclude Metromedia Fiber from the restrictions imposed under
Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring Metromedia Fiber to negotiate in advance with the board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Mr. Stephen Garafalo and Metromedia Company are interested stockholders under the Delaware General Corporation Law. However since their acquisition of Metromedia Fiber's securities was approved in advance by Metromedia Fiber's board, they would not be prohibited from engaging in a business transaction with Metromedia Fiber.

LIMITATIONS OF DIRECTORS' LIABILITY

    Metromedia Fiber's certificate of incorporation provides that none of Metromedia Fiber's directors will be personally liable to Metromedia Fiber or Metromedia Fiber's stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

    - for any breach of the director's duty of loyalty to Metromedia Fiber or Metromedia Fiber's stockholders;

    - for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    The effect of these provisions will be to eliminate Metromedia Fiber's rights and Metromedia Fiber's stockholders (through stockholders' derivatives suits on behalf of Metromedia Fiber) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

TRANSFER AGENT

    The Transfer Agent and Registrar for Metromedia Fiber's class A common stock is Mellon Investor Services LLC.

              COMPARISON OF RIGHTS OF HOLDERS OF METROMEDIA FIBER
                    CLASS A COMMON STOCK AND SITESMITH STOCK

GENERAL

    Metromedia Fiber is incorporated under the laws of Delaware and accordingly, the rights of the Metromedia Fiber stockholders are governed by the certificate of incorporation of Metromedia Fiber, the by-laws of Metromedia Fiber and the laws of the state of Delaware. SiteSmith is also incorporated under the laws of Delaware and, accordingly, the rights of the SiteSmith stockholders are governed by the certificate of incorporation of SiteSmith, the by-laws of SiteSmith and the laws of the state of Delaware.

COMPARISON OF STOCKHOLDERS' RIGHTS

    Set forth on the following pages is a summary comparison of material differences among the rights of a Metromedia Fiber stockholder under the current Metromedia Fiber charter and by-laws (left column), and the rights of a SiteSmith stockholder under the current SiteSmith charter and by-laws (right column).

    The summary set forth below highlights the material distinctions among the governing documents of Metromedia Fiber, SiteSmith and the combined company and is not intended to provide a comprehensive summary of each of those companies' governing documents. Copies of the SiteSmith charter and by-laws, the Metromedia Fiber charter and by-laws and Aqueduct Acquisition Corp. charter and by-laws, will be sent to stockholders upon request. See "Where you can find more information."

          CURRENT METROMEDIA FIBER                           CURRENT SITESMITH
---------------------------------------------  ---------------------------------------------
                                  AUTHORIZED CAPITAL STOCK

2,404,031,240 shares of class A common stock,  50,000,000 shares of common stock, par value
par value $.01 per share, entitled to one      $0.0001 per share, entitled to one vote per
vote per share on all matters and to vote as   share on all matters and to vote as a class
a class to elect 25% of the members of the     to elect 2 of the members of the board of
board of directors of Metromedia Fiber.        directors of SiteSmith, Inc.

522,254,782 shares of class B common stock,    7,200,000 shares of series A convertible
par value $.01 per share, entitled to ten      preferred stock, par value $0.0001, entitled
votes per share on all matters and to vote as  to one vote per share on all matters and to
a class to elect 75% of the members of         vote as a class to elect 2 of the members of
Metromedia Fiber's board of directors.         the board of directors of SiteSmith, Inc.

20,000,000 shares of preferred stock, par      8,610,861 shares of series B convertible
value $.01 per share.                          preferred stock, par value $0.0001, entitled
                                               to one vote per share on all matters and to
                                               vote as a class to elect one of the members
                                               of the board of directors of SiteSmith, Inc.

                                               4,968,429 shares of series C convertible
                                               preferred stock, par value $0.0001, entitled
                                               to one vote per share on all matters.

                                     PREEMPTIVE RIGHTS

None.                                          None.

          CURRENT METROMEDIA FIBER                           CURRENT SITESMITH
---------------------------------------------  ---------------------------------------------
                                     STOCKHOLDER ACTION

                                      ANNUAL MEETINGS

On such date as may be designated by the       On such date as may be designated by the
board of directors or the President.           board of directors or the President.

                                      SPECIAL MEETINGS

May be called at any time by the chairman of   May be called at any time by the board of
the board of directors, by the president or    directors, the chairman of the board of
by the holders of at least 33% of the voting   directors, by the president or by the holders
power of the outstanding shares of common      of at least 10% of the voting power of the
stock.                                         outstanding shares of capital stock.

                                 ACTION BY WRITTEN CONSENT

Allowed.                                       Allowed.

                 ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND OTHER PROPOSALS

None.                                          None.

                                     BOARD OF DIRECTORS

                                       CLASSIFICATION

Directors are classified into two classes.     Each director holds office until his or her
The class A directors serve a one year term    successor is elected and qualified or until
and are elected at each annual meeting by the  his or her earlier resignation or removal.
holders of the class A common stock. The
class B directors are elected by the class B
directors at each annual meeting.

                              CUMULATIVE VOTING FOR DIRECTORS

None.                                          None.

                                    NUMBER OF DIRECTORS

Twelve total; 75% designated by the holders    Seven total; 2 designated by the holders of
of class B common stockholders and 25%         common stock, 2 designated by the holders of
designated by class A common stockholders.     series A convertible preferred stock, one
                                               designated by the holders of the series B
                                               convertible preferred stock and 2 designated
                                               by all the stockholders.

          CURRENT METROMEDIA FIBER                           CURRENT SITESMITH
---------------------------------------------  ---------------------------------------------
                                          REMOVAL

With or without cause, only by the holders of  With or without cause, only by the holders of
the class or classes of common stock or        the common stock or series of convertible
series of preferred stock that, as of the      preferred stock that, as of the date such
date such removal is effected, would be        removal is effected, would be entitled to
entitled to elect such directorship at the     elect such directorship at the next annual
next annual meeting of stockholders.           meeting of stockholders.

                                      BOARD VACANCIES

Vacancies in a directorship may be filled      Vacancies in a directorship may be filled
only by (a) the remaining directors elected    only by the remaining directors elected by
by holders of each class of common stock or    holders of common stock or each series of
series of preferred stock that (x) elected     convertible preferred stock that (x) elected
such directorship and (y) as of the date such  such directorship and (y) as of the date such vacancy is filled, would be entitled to elect  vacancy is filled, would be entitled to elect
such directorship at the next annual meeting   such directorship at the next annual meeting
of stockholders or, (b) if there are no such   of stockholders.
remaining directors, then by the vote of the
holders of the class or classes of common
stock or series of preferred stock that, as
of the date such vacancy is filled, would be
entitled to elect such directorship at the
next annual meeting of stockholders, voting
as a separate class at a meeting, special or
otherwise, of the holders of common stock of
such class or classes or series of preferred
stock.

                                  DIRECTOR QUALIFICATIONS

No special requirements.                       No special requirements.

                               SPECIAL MEETINGS OF THE BOARD

Special meetings of the board of directors     Special meetings of the board of directors
shall be held at such time and place as shall  shall be held at such time and place as shall
be designated in the notice of the meeting     be designated in the notice of the meeting
whenever called by the chairman of the board,  whenever called by the chairman of the board
if any, the president, or by a majority of     of directors, if any, the president, any
the directors then in office.                  vice-president, the secretary or any two
                                               directors.

           TRANSACTIONS WITH INTERESTED STOCKHOLDERS' EXTRAORDINARY TRANSACTIONS
                                  AND SECURITIES ISSUANCES

No issuance or selling of any shares of class  No selling of any shares of common stock to
B common stock or any securities (including,   any person who is not a permitted holder
without limitation, any rights, options,       transferee without first offering the shares
warrants or other securities) convertible,     of common stock to SiteSmith.
exchangeable or exercisable into shares of
class B common stock to any person who is not
a class B permitted holder.

          CURRENT METROMEDIA FIBER                           CURRENT SITESMITH
---------------------------------------------  ---------------------------------------------
                                     CHARTER AMENDMENTS

No specific requirements.                      No specific requirements.

                                     BY-LAWS AMENDMENTS

May be amended by a vote of a majority of the  May be amended by a vote of a majority of the
entire board of directors. Any by-laws made,   entire board of directors. Any by-laws made,
amended or adopted by the board of directors   amended or adopted by the board of directors
may be amended or repealed, and any by-laws    may be amended or repealed, and any by-laws
may be adopted, by the stockholders of the     may be adopted, by the stockholders of the
corporation by vote of a majority of the       corporation by vote of a majority of the
holders of shares of stock of the              holders of shares of stock of the
corporation.                                   corporation.

         INFORMATION REGARDING BENEFICIAL OWNERSHIP OF METROMEDIA FIBER
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT


    The following table provides you with information, as of January 19, 2001, regarding the beneficial ownership of Metromedia Fiber's voting stock after giving effect to Metromedia Fiber's stock splits by (1) each of Metromedia Fiber's directors, (2) each person whom Metromedia Fiber believes beneficially owns more than 5% of Metromedia Fiber's outstanding voting stock, (3) each named executive officer and (4) all Metromedia Fiber's executive officers and directors as a group. In accordance with the rules promulgated by the Securities and Exchange Commission, such ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by such person.


                     BEFORE THE CONSUMMATION OF THE MERGER


                                            CLASS A COMMON STOCK(1)          CLASS B COMMON STOCK(2)       PERCENT
                                      -----------------------------------   -------------------------     OF TOTAL
                                                                 PERCENT    NUMBER OF        PERCENT       VOTING
                                        NUMBER OF SHARES         OF CLASS     SHARES         OF CLASS       POWER
                                      --------------------       --------   ----------       --------   -------------
Stephen A. Garofalo.................           89,242,224(3)       18.3%            --           --               7.6%
Metromedia Company(4)...............                   --            --     62,924,096         93.2%             54.2%
Putnam Investments, Inc.............           58,716,938(5)       12.1%            --           --               5.1%
Bell Atlantic Investments, Inc......           51,116,218(6)       10.5%            --           --               4.4%
FMR Corp............................           31,053,064(7)        6.4%            --           --               2.7%
Gerard Benedetto....................              837,500(8)          *             --           --                 *
Nicholas M. Tanzi...................              944,110(9)          *             --           --                 *
Silvia Kessel.......................              800,144(10)         *             --           --                 *
John W. Kluge.......................            3,727,100(11)         *     62,924,096(12)     93.2%             54.2%
David Rockefeller...................            3,867,208(13)         *             --           --                 *
Stuart Subotnick....................            2,733,500(14)         *     67,538,544(12)    100.0%             58.1%
Sherman Tuan........................            1,844,610(15)         *             --           --                 *
David Rand..........................              792,759(16)         *             --           --                 *
Janus Capital Corporation...........           20,907,482(17)       4.3%            --           --               1.8%
All Directors and Executive Officers
  as a Group........................          104,089,155(18)      21.4%    67,538,544        100.0%             67.1%


------------------------

*   less than 1.0%

                      AFTER THE CONSUMMATION OF THE MERGER


                                           CLASS A COMMON STOCK(1)      CLASS B COMMON STOCK(2)    PERCENT
                                         ---------------------------   -------------------------   OF TOTAL
                                                            PERCENT    NUMBER OF        PERCENT     VOTING
                                         NUMBER OF SHARES   OF CLASS     SHARES         OF CLASS    POWER
                                         ----------------   --------   ----------       --------   --------
Stephen A. Garofalo....................     89,242,224(3)     16.3%            --           --        7.3%
Metromedia Company(4)..................             --          --     62,924,096         93.2%      51.4%
Putnam Investments, Inc................     58,716,938(5)     10.7%            --           --        4.8%
Bell Atlantic Investments, Inc.........     51,116,218(6)      9.3%            --           --        4.2%
FMR Corp...............................     31,053,064(7)      5.7%            --           --        2.5%
Gerard Benedetto.......................        837,500(8)        *             --           --          *
Nicholas M. Tanzi......................        944,110(9)        *             --           --          *
Silvia Kessel..........................        800,144(10)       *             --           --          *
John W. Kluge..........................      3,727,100(11)       *     62,924,096(12)     93.2%      51.7%
David Rockefeller......................      3,867,208(13)       *             --           --          *
Stuart Subotnick.......................      2,733,500(14)       *     67,538,544(12)    100.0%      55.4%
Sherman Tuan...........................      1,844,610(15)       *             --           --          *
David Rand.............................        792,759(16)       *             --           --          *
Janus Capital Corporation..............     20,907,482(17)     3.8%            --           --        1.7%
All Directors and Executive Officers as
  a Group..............................    104,089,155(18)    19.0%    67,538,544        100.0%      63.7%


------------------------

*   less than 1.0%

(1) The percent of class A common stock shown does not include outstanding shares of class B common stock or shares of class A common stock issuable upon conversion of the class B common stock.

(2) The shares of class B common stock are convertible into shares of class A common stock at the rate of one share of class A common stock for each share of class B common stock and the holders of shares of class B common stock are entitled to 10 votes per share.

(3) Includes presently exercisable options to purchase 6,084,000 shares of class A common stock at an exercise price of $0.123 per share of which 5,435,888 shares are held by the Stephen A. Garofalo 1999 Annuity Trust No. 1 and 301,524 shares are held by the Stephen A. Garofalo 1999 Annuity Trust No. 2. Mr. Garofalo is the trustee of both trusts. Also includes 813,378 shares of class A common stock owned by the Garofalo Foundation, Inc. of which Mr. Garofalo is President. Mr. Garofalo's address is c/o Metromedia Fiber Network, Inc. One North Lexington Avenue, White Plains, New York 10601.

(4) Metromedia Company's address is 810 Seventh Avenue, 29th Floor, New York, New York 10019.

(5) Based solely upon the Schedule 13G/A, dated February 7, 2000, filed by Putnam Investments, Inc. Putnam Investments, Inc.'s address is One Post Office Square, Boston, Massachusetts 02109.

(6) Bell Atlantic Investments, Inc. owns 9.4% of the outstanding shares of class A common stock upon giving effect to the conversion of the outstanding shares of class B common stock into shares of class A common stock. Bell Atlantic Investments, Inc.'s address is 3900 Washington Street, Second Floor, Wilmington, Delaware 19802.

(7) Based solely on the Schedule 13G/A, dated February 14, 2000 filed by FMR Corp., Edward C. Johnson III and Abigail P. Johnson. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(8) Includes presently exercisable options to purchase 650,000, 150,000 and 37,500 shares of class A common stock at an exercise price of $.96875, $2.625 and $13.1875 per share, respectively.

(9) Includes presently exercisable options to purchase 360,000, 223,360 and 37,500 shares of class A common stock at an exercise price of $1.00, $2.625 and $13.1875 per share, respectively and options to purchase 250,000 shares of class A common stock at an exercise price of $19.88 which becomes exercisable within 60 days. Mr. Tanzi's address is 360 Hamilton Avenue, White Plains, New York 10601.

(10) Includes 800,144 presently exercisable options to acquire shares of class A common stock at an exercise price of $0.123 per share. Does not include shares owned by Metromedia Company. Ms. Kessel is employed by Metromedia Company and disclaims beneficial ownership of the shares owned by Metromedia Company.

(11) Consists of 3,727,100 presently exercisable options to acquire shares of class A common stock at an exercise price of $0.123 per share. Mr. Kluge's address is c/o Metromedia Company, 810 Seventh Avenue, 29(th) Floor, New York, New York 10019.

(12) Includes 62,924,096 shares owned by Metromedia Company. Messrs. Kluge and Subotnick, Directors of Metromedia Fiber's company, are general partners of Metromedia Company.

(13) Represents 3,787,208 shares owned by DR & Descendants LLC, of which Mr. Rockefeller is Managing Member and for which he exercises voting and investment power. Also includes presently exercisable options to purchase 80,000 shares of class A common stock at an exercise price of $1.00 per share. Mr. Rockefeller disclaims beneficial ownership of shares owned by DR & Descendants LLC except as to the one-seventh ( 1/7) of the shares attributable to his proportionate interest in the LLC. The other interests of the LLC are owned by Mr. Rockefeller's six children.

(14) Includes 2,733,500 presently exercisable options to acquire shares of class A common stock at an exercise price of $0.123 per share. Mr. Subotnick's address is c/o Metromedia Company, 810 Seventh Avenue, 29(th) Floor, New York, New York 10019.

(15) Includes presently exercisable options to purchase 183,250; 293,750; 23,500; 228,050; 11,750 and 333,334 shares of class A common stock at an exercise price of $0.009; $.0855; $.2555; $2.128; $2.58 and $13.1875, respectively.

(16) Includes presently exercisable options to purchase 203,557; 226,750 and 250,000 shares of class A common stock at an exercise price of $2.128; $11.104 and $13.1875, respectively.

(17) Based solely on the Schedule 13-G, dated February 17, 2000 filed by Janus Capital Corporation and Thomas H. Bailey. Janus Capital Corporation's address is 100 Fillmore Street, Denver, Colorado 80206-4923.

(18) Includes presently exercisable options to acquire shares of class A common stock in the amounts and at the exercise prices as set forth in the preceding footnotes.

            INFORMATION REGARDING BENEFICIAL OWNERSHIP OF SITESMITH
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of SiteSmith's capital stock as of January 8, 2001 by:

    - each of SiteSmith's directors;

    - SiteSmith's former chief executive officer and current chief executive officer;

    - all directors and executive officers as a group; and

    - each person who is known to SiteSmith to own beneficially more than 5% of SiteSmith's capital stock.


    Except as otherwise noted, the address of each person listed in the table is c/o SiteSmith, Inc., 3283 Scott Boulevard, Santa Clara, CA 95054. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. To SiteSmith's knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentages of ownership for each stockholder are based on 38,048,006 shares of capital stock outstanding for SiteSmith as of January 19, 2001 together with applicable options for that stockholder and 486,493,676 shares outstanding of class A common stock of Metromedia Fiber and 67,538,544 shares outstanding of class B common stock of Metromedia Fiber as of January 19, 2001. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable within 60 days of January 19, 2001 are deemed outstanding for the purposes of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person. A portion of the shares issuable upon exercise of the options is subject to repurchase by SiteSmith at the original purchase price in the event of a termination of the holder's relationship as an employee or director of SiteSmith. This repurchase right lapses over time. Shares of SiteSmith series A preferred stock, series B preferred stock and series C preferred stock are convertible into shares of SiteSmith's common stock on a one-for-one basis.


                              BENEFICIAL OWNERSHIP


                                                                                METROMEDIA FIBER (GIVING
                                                                                  EFFECT TO THE MERGER)
                                                          SITESMITH            ---------------------------
                                                 ---------------------------   TOTAL NUMBER
                                                                  PERCENT       OF SHARES       PERCENT
                                                 TOTAL NUMBER   BENEFICIALLY     (CLASS A     BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER              OF SHARES        OWNED         COMMON)         OWNED
------------------------------------             ------------   ------------   ------------   ------------
Entities affiliated with Bedrock Capital           6,042,671        15.9%        7,751,538          1.4%
  Partners ....................................
  One Boston Place
  Boston, MA 02108(1)

Entities affiliated with Com Ventures .........    6,042,670        15.9         7,751,537          1.4%
  505 Hamilton Avenue
  Palo Alto, CA 94301(2)

Entities affiliated with Weiss, Peck &             4,977,489        13.1         6,385,123          1.2%
  Greer .......................................
  555 California Street, Suite 3130
  San Francisco, CA 94104(3)

                                                                                METROMEDIA FIBER (GIVING
                                                                                  EFFECT TO THE MERGER)
                                                          SITESMITH            ---------------------------
                                                 ---------------------------   TOTAL NUMBER
                                                                  PERCENT       OF SHARES       PERCENT
                                                 TOTAL NUMBER   BENEFICIALLY     (CLASS A     BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER              OF SHARES        OWNED         COMMON)         OWNED
------------------------------------             ------------   ------------   ------------   ------------
Dell USA L.P.  ................................    1,769,912         4.7         2,270,443            *
  Mail Stop 8066
  One Dell Way
  Round Rock, TX 78682(4)

Marvin Tseu(5).................................    1,165,000         3.1         1,494,462            *

Mark F. Spagnolo(6)............................    2,771,432         7.0         3,555,193            *

Carolyn V. Aver(7).............................      100,000           *           128,280            *

Amal M. Johnson(3).............................    4,977,489        13.1         6,385,123          1.2%

James L. McLean(1).............................    6,042,671        15.9         7,751,538          1.4%

Robert John Ryan(8)............................    6,475,000        17.0         8,306,130          1.5%

Edward J. Sanderson, Jr.(7)....................      100,000           *           128,280            *

All directors and executive officers as a group
  (16 persons).................................   25,046,592        61.8%       32,129,768          5.9%


------------------------

*   Less than 1%

(1) Represents shares held by the following entities:

    - 2,786,070 shares of series A preferred stock, 1,951,029 shares of series B preferred stock, and 874,670 shares of series C preferred stock held by Bedrock Capital Partners I, L.P.;

    - 116,730 shares of series A preferred stock, 81,744 shares of series B preferred stock, and 36,647 shares of series C preferred stock held by Credit Suisse First Boston Bedrock Fund, L.P.; and

    - 97,200 shares of series A preferred stock, 68,067 shares of series B preferred stock, and 30,514 shares of series C preferred stock held by VWB Employee Fund, L.P.

    The general partner of each of these funds is Bedrock General Partner I, L.L.C. James L. McLean, a director of SiteSmith, Inc., is a managing member of Bedrock Partner I, L.L.C. Mr. McLean disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.

(2) Represents shares held by the following entities:

    - 142,857 shares of series A preferred stock, 100,042 shares of series B preferred stock, and 21,147 shares of series C preferred stock held by Communications Ventures III CEO & Entrepreneurs Fund, L.P.;

    - 2,857,143 shares of series A preferred stock, 2,000,798 shares of series B preferred stock, and 422,961 shares of series C preferred stock held by Communications Ventures III, L.P.;

    - 455,963 shares of series C preferred stock held by ComVentures IV L.P.;

    - 35,304 shares of series C preferred stock held by ComVentures IV CEO Fund L.P.; and

    - 6,455 shares of series C preferred stock held by ComVentures IV Entrepreneurs' Fund, L.P.

    ComVen III, LLC is the general partner of Communications Ventures III CEO & Entrepreneurs Fund, L.P. and Communications Ventures III, L.P. ComVen IV, L.L.C. is the general partner of

    ComVentures IV, L.P., ComVentures IV CEO Fund, L.P., and ComVentures IV Entrepreneurs' Fund, L.P. Mr. McLean, a director of SiteSmith, Inc., joined ComVentures in July 2000 but is not a general partner of any of the above funds.

(3) Represents shares held by the following entities:

    - 3,361,345 shares of series B preferred stock and 626,512 shares of series C preferred stock held by Weiss, Peck and Greer Venture Associates V, L.L.C.;

    - 28,151 shares of series B preferred stock and 5,275 shares of series C preferred stock held by Weiss, Peck and Greer Venture Associates V-A, L.L.C.;

    - 689,916 shares of series B preferred stock and 128,996 shares of series C preferred stock held by Weiss, Peck and Greer Ventures Associates V Cayman, L.P.;

    - 75,630 shares of series B preferred stock and 9,294 shares of series C preferred stock held by WPG Information Sciences Entrepreneur Fund II, L.L.C.; and

    - 46,639 shares of series B preferred stock and 5,731 shares of series C preferred stock held by WPG Information Sciences Entrepreneur Fund II-A, L.L.C.

    Amal M. Johnson, a director of SiteSmith, Inc., is a managing member of WPG VC Fund Adviser II, L.L.C., which is the Fund Investment Advisory Member of Weiss, Peck & Greer Venture Associates V, L.L.C., Weiss, Peck & Greer Venture Associates V-A, L.L.C., WPG Information Sciences Entrepreneur Fund II, L.L.C., and WPG Information Sciences Entrepreneur Fund II-A, L.L.C. and the Fund Investment Advisory Partner of Weiss, Peck and Greer Venture Associates V Cayman, L.P. Ms. Johnson disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest in the shares.

(4) Dell Gen. P. Corp. is the general partner of Dell USA L.P.

(5) Does not include an aggregate of 135,000 shares of common stock transferred by Mr. Tseu to eight different individual transferees and 100,000 shares of series A preferred stock purchased in October 1999 by Pensco Pension Services, Inc. Custodian FBO Marvin Tseu IRA, Mr. Tseu's investment retirement account.

(6) Includes 405,000 shares of common stock held by Spagnolo 2000 Trust, 144,000 shares of common stock held by Spagnolo Extended Family Trust, and 1,361,907 shares of common stock issuable upon exercise of options exercisable within 60 days of October 9, 2000.

(7) All shares issuable upon exercise of options exercisable within 60 days of October 9, 2000.

(8) Includes 200,000 shares transferred to Ryan Venture L.P. Mr. Ryan and his wife are the trustees of the Ryan Management Trust, which is the general partner of Ryan Venture L.P. Does not include an aggregate of 725,000 shares of common stock transferred by Mr. Ryan to nine individual transferees.

                             STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to SiteSmith in a timely manner.

    SiteSmith will hold an annual meeting in the year 2001 only if the merger is not completed. If the merger is not completed and SiteSmith schedules a 2001
annual meeting to be held after February   , 2001, stockholders may present a
proposal for inclusion in SiteSmith's proxy statement and presentation at the annual meeting a reasonable time before SiteSmith begins to print and mail its proxy materials.

                                 LEGAL MATTERS

    The validity of the shares of Metromedia Fiber class A common stock to be issued pursuant to the terms of the merger agreement will be passed upon by Robert Sokota, Senior Vice President, General Counsel and Secretary of Metromedia Fiber. As of January 8, 2001, Mr. Sokota owned 2,800 shares of class A common stock of Metromedia Fiber and options to purchase 100,000 shares of class A common stock of Metromedia Fiber. Material United States Federal income tax consequences of the merger will be passed upon for Metromedia Fiber by Paul, Weiss, Rifkind, Wharton & Garrison.

    Material United States Federal income tax consequences of the merger will be passed upon for SiteSmith by Venture Law Group, a Professional Corporation. As of the date of this information statement/prospectus, attorneys of Venture Law Group and an investment partnership controlled by Venture Law Group beneficially own 80,000 shares of SiteSmith series A preferred stock.

                                    EXPERTS

    The consolidated financial statements of Metromedia Fiber Network, Inc. as of December 31, 1998 and 1999 for each of the three years in the period ended December 31, 1999 appearing in this information statement/prospectus and the related financial statement schedule included elsewhere in the registration statement, have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports thereon appearing elsewhere in this registration statement, and are included in this registration statement in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

    The financial statements of SiteSmith, Inc. as of December 31, 1999 and for the period from September 8, 1999 (inception) through December 31, 1999 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountant, given on the authority of said firm as experts in auditing and accounting.

    AboveNet's consolidated financial statements as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The Combined Statement of Assets to be Acquired and Liabilities to be Assumed of Palo Alto Internet Exchange as of December 26, 1998 and December 27, 1997 and the related Combined Statement of Revenues and Direct Expenses for the period June 12, 1998 through December 26, 1998, the period December 28, 1997 through June 11, 1998 and the fiscal years ended December 27, 1997 and December 29, 1996, included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Metromedia Fiber files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549 and also at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference room. Reports, proxy statements and other information regarding issuers that file electronically with the SEC, including our filings, are also available to the public from the SEC's Web site at "http://www.sec.gov."

    Metromedia Fiber has filed with the SEC a registration statement on Form S-4. This joint information statement/prospectus is a part of the registration statement and constitutes a prospectus of Metromedia Fiber for the Metromedia Fiber class A common stock to be issued to SiteSmith stockholders in the merger.

    Metromedia Fiber has not authorized anyone to give any information or make any representation about the merger or about it that differs from or adds to the information in this document or in its documents or the documents that Metromedia Fiber publicly file with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this document does not extend to you.

    The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
METROMEDIA FIBER NETWORK, INC.:

Report of Independent Auditors..............................  F-3

AUDITED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-4

Consolidated Statements of Operations for the years ended
December 31, 1999, 1998 and 1997............................  F-5

Consolidated Statements of Cash Flows for the years ended
December 31, 1999, 1998 and 1997............................  F-6

Consolidated Statements of Changes in Stockholders' Equity
(Deficiency) for the years ended December 31, 1999, 1998 and
1997........................................................  F-7

Notes to Consolidated Financial Statements..................  F-8

UNAUDITED FINANCIAL STATEMENTS

Consolidated Statements of Operations for the Nine Month
  Periods Ended
  September 30, 2000 and 1999...............................  F-30

Consolidated Balance Sheets as of September 30, 2000 and
  1999......................................................  F-31

Consolidated Statements of Cash Flows for the Nine Month
  Periods Ended
  September 30, 2000 and 1999...............................  F-32

Notes to Consolidated Financial Statements..................  F-33

ABOVENET COMMUNICATIONS INC.:

Independent Auditors' Report................................  F-42

Consolidated Balance Sheets as of June 30, 1999 and 1998....  F-43

Consolidated Statements of Operations for the Years Ended
  June 30, 1999, 1998 and 1997..............................  F-44

Consolidated Statements of Stockholders' Equity for the
  Years Ended
  June 30, 1999, 1998 and 1997..............................  F-45

Consolidated Statements of Cash Flows for the Years Ended
  June 30, 1999, 1998 and 1997..............................  F-46

Notes to Consolidated Financial Statements..................  F-47

                                                              PAGE
                                                              ----
PALO ALTO INTERNET EXCHANGE:

Report of Independent Accountants...........................  F-63

Combined Statements of Assets to be Acquired and Liabilities
  to be Assumed as of March 27, 1999 (unaudited), December
  26, 1998 and December 27, 1997............................  F-65

Combined Statement of Revenues and Direct Expenses for the
  Quarters Ended March 27, 1999 and March 26, 1998
  (unaudited), period from June 12, 1998 through December
  26, 1998, period from December 28, 1997 through June 11,
  1998 and the Fiscal Years Ended December 27, 1997 and
  December 29, 1996.........................................  F-66

Notes to Combined Statements of Assets to be Acquired and
  Liabilities to be Assumed and Combined Statements of
  Revenues and Direct Expenses..............................  F-67

SITESMITH:

Report of Independent Accountants...........................  F-72

Balance Sheets as of September 30, 2000 and December 31,
  1999......................................................  F-73

Statements of Operations for the Year Ended December 31,
  1999 and the Nine Months Ended September 30, 2000.........  F-74

Statements of Stockholders' Deficit for the Year Ended
  December 31, 1999 and the Nine Months Ended September 30,
  2000......................................................  F-75

Statements of Cash Flows for the Year Ended December 31,
  1999 and the Nine Months Ended September 30, 2000.........  F-76

Notes to Financial Statements...............................  F-77

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Metromedia Fiber Network, Inc.

    We have audited the accompanying consolidated balance sheets of Metromedia Fiber Network, Inc. and Subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Metromedia Fiber Network, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1 to the financial statements, in 1999 the Company implemented the provisions of FASB Interpretation No. 43 "Real Estate Sales" with respect to certain leases.

                                          /s/ Ernst & Young LLP

New York, New York
March 8, 2000

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        (IN 000'S, EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1999        1998
                                                              ----------   --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $1,262,391   $569,319
  Pledged securities, current portion.......................      31,960     61,384
  Accounts receivable, net..................................      72,166     30,910
  Prepaid expenses and other current assets.................      10,948      4,210
                                                              ----------   --------
      Total current assets..................................   1,377,465    665,823
Fiber optic transmission network and related equipment,
  net.......................................................     796,684    244,276
Property and equipment, net.................................       9,215      2,716
Pledged securities..........................................      --         30,512
Restricted cash.............................................      82,193      --
Marketable securities.......................................      29,628      --
Investments in and advances to joint ventures...............      23,130      4,156
Other assets................................................     102,573     26,934
Goodwill, net...............................................   1,539,097      --
                                                              ----------   --------
      Total assets..........................................  $3,959,985   $974,417
                                                              ==========   ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   43,344   $  6,106
  Accrued expenses..........................................     186,528     96,512
  Deferred revenue, current portion.........................      12,867      8,100
Capital lease obligations and notes payable, current
  portion...................................................       6,781         55
                                                              ----------   --------
      Total current liabilities.............................     249,520    110,773
Senior notes payable........................................   1,660,900    650,000
Capital lease obligations and notes payable.................      38,414     22,675
Deferred revenue............................................     176,475     33,455

Commitments and contingencies (see notes)
Stockholders' equity:
  Class A common stock, $.01 par value; 2,404,031,240 shares authorized; 411,116,800 and 310,420,440 shares issued
    and outstanding, respectively...........................       4,111      3,104
  Class B common stock, $.01 par value; 522,254,782 shares
    authorized; 67,538,544 shares issued and outstanding....         676        676
  Additional paid-in capital................................   1,995,741    195,971
  Accumulated deficit.......................................    (157,175)   (42,237)
  Accumulated other comprehensive loss......................      (8,677)     --
                                                              ----------   --------
      Total stockholders' equity............................   1,834,676    157,514
                                                              ----------   --------
        Total liabilities and stockholders' equity..........  $3,959,985   $974,417
                                                              ==========   ========

                            SEE ACCOMPANYING NOTES.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN 000'S, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1999        1998       1997
                                                              ---------   --------   --------
Revenue.....................................................  $  75,247   $36,436    $  2,524
Expenses:
  Cost of sales.............................................     49,019    13,937       3,572
  Selling, general and administrative.......................     51,010    14,712       6,303
  Consulting and employment incentives......................        397       248      19,218
  Settlement agreements.....................................      1,932     3,400       --
  Depreciation and amortization.............................     45,965     1,532         757
                                                              ---------   -------    --------
Income (loss) from operations...............................    (73,076)    2,607     (27,326)
  Interest income...........................................     32,106     8,788       1,808
  Interest expense (including financing costs)..............    (72,362)   (6,861)       (741)
  Loss from joint ventures..................................     (1,606)     (146)      --
                                                              ---------   -------    --------
Income (loss) before income taxes...........................   (114,938)    4,388     (26,259)
  Income taxes..............................................     --         3,402       --
                                                              ---------   -------    --------
Net income (loss)...........................................  $(114,938)  $   986    $(26,259)
                                                              =========   =======    ========
Net income (loss) per share, basic..........................  $   (0.28)  $  0.00    $  (0.14)
                                                              =========   =======    ========
Net income per share, diluted...............................        N/A   $  0.00         N/A
                                                              =========   =======    ========
Weighted average number of shares outstanding, basic........    407,192   373,980     189,788
                                                              =========   =======    ========
Weighted average number of shares outstanding, diluted......        N/A   439,048         N/A
                                                              =========   =======    ========

                            SEE ACCOMPANYING NOTES.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (IN 000'S)

                                                                    YEAR ENDED DECEMBER 31,
                                                               ---------------------------------
                                                                  1999        1998        1997
                                                               ----------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................   $ (114,938)  $     986   $(26,259)
                                                               ----------   ---------   --------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation and amortization...........................       45,965       1,532        757
    Amortization of deferred financing costs................        2,464      --          --
    Stock, stock options and warrants issued for services...          397         248     19,439
    Stock and warrants issued for settlement agreements.....        1,932       3,000      --
    Deferred taxes..........................................       --           2,707      --
    Reserve for note receivable.............................       --          --            338
    Loss from joint ventures................................        1,606         146      --
Change in operating assets and liabilities:
      Accounts receivable...................................      (31,716)    (30,073)      (656)
      Prepaid expenses......................................       (4,567)     --          --
      Accounts payable and accrued expenses.................       54,983      13,449        (12)
      Deferred revenue......................................      110,390      30,060     10,387
      Other.................................................       (6,851)     (4,070)    (1,806)
                                                               ----------   ---------   --------
    Net cash provided by operating activities...............       59,665      17,985      2,188
                                                               ----------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities...........................      (29,628)     --          --
Capital expenditures on fiber optic transmission network and
  related equipment.........................................     (409,554)   (114,849)   (19,206)
Deposit payments............................................       --          (4,675)       (87)
Investments in and advances to joint venture................       (7,674)     (4,246)       (56)
Cash acquired through AboveNet acquisition..................      135,163      --          --
Capital expenditures on property and equipment..............       (8,155)     (2,305)      (318)
CSD acquisition (net of cash acquired)......................      (24,966)     --          --
                                                               ----------   ---------   --------
    Net cash used in investing activities...................     (344,814)   (126,075)   (19,667)
                                                               ----------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock......................       20,353       1,038    133,975
Proceeds from issuance of preferred stock and warrants......       --          --         32,500
Payment of pre-acquisition debt of acquired business........      (15,028)     --          --
Dividends paid on preferred stock...........................       --          --            (77)
Repayments of notes payable- private placement..............       --          --         (1,408)
Purchases and sales of pledged securities...................       59,936     (91,896)     --
Restricted cash secured by letter of credit.................      (50,973)     --          --
Repayments of notes payable.................................       (1,544)     --         (5,950)
Proceeds from senior notes payables, net....................    1,010,900     630,000      --
Payment of deferred financing costs.........................      (36,746)     --          --
Payments of capital lease obligations.......................       --            (579)     --
Purchase of common stock....................................       --          --         (1,140)
Purchase of preferred stock.................................       --          --         (2,039)
                                                               ----------   ---------   --------
    Net cash provided by financing activities...............      986,898     538,563    155,861
                                                               ----------   ---------   --------
Effect of exchange rate changes on cash.....................       (8,677)     --          --
Net increase in cash and cash equivalents...................      693,072     430,473    138,382
Cash and cash equivalents--beginning of year................      569,319     138,846        464
                                                               ----------   ---------   --------
Cash and cash equivalents--end of year......................   $1,262,391   $ 569,319   $138,846
                                                               ==========   =========   ========
Supplemental information:
    Interest paid...........................................   $   64,941   $     219   $  1,145
                                                               ==========   =========   ========
    Income taxes paid.......................................   $    2,771   $   3,760   $
                                                               ==========   =========   ========
Supplemental disclosure of significant non-cash investing
  activities:
    Capital lease obligations...............................   $    3,384   $  23,309   $  --
                                                               ==========   =========   ========
    Accrued capital expenditures............................   $  131,726   $  82,916   $  --
                                                               ==========   =========   ========

                            SEE ACCOMPANYING NOTES.

    In connection with the acquisition of all of the common stock of AboveNet, the Company issued shares of Class A common stock with a total value of $1,681,102 and options and warrants with a total value of $98,925.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES
     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                                    ($000'S)

                                       SERIES A & B
                                         PREFERRED                                    CLASS A               CLASS B
                                           STOCK             COMMON STOCK          COMMON STOCK          COMMON STOCK
                                    -------------------   -------------------   -------------------   -------------------
                                     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                    --------   --------   --------   --------   --------   --------   --------   --------
Balance at December 31, 1996......     600        60       160,024     1,600      --         --         --        --
  Issuance of common stock in
    connection with the exercise
    of warrants...................    --        --           2,432        24      --         --         --        --
  Issuance of options to
    employees.....................    --        --           --        --         --         --         --        --
  Issuance of warrants in
    connection with debt
    extension.....................    --        --           --        --         --         --         --        --
  Dividends on preferred stock....    --        --           --        --         --         --         --        --
  Repurchase and retirement of
    Series A preferred stock and
    warrants......................    (600)      (60)        --        --         --         --         --        --
  Repurchase and retirement of
    common stock and warrants.....    --        --          (9,414)      (94)     --         --         --        --
  Sale of Series B Preferred
    Stock.........................      32      --           --        --         --         --         --        --
  Net proceeds from Initial Public
    Offering......................    --        --           --        --       145,726     1,458       --        --
  Conversion of common stock to
    Series A common stock.........    --        --        (153,042)   (1,530)   153,040     1,530       --        --
  Conversion of Series B preferred
    stock to Series A & B common
    stock.........................     (32)     --           --        --           628         6      67,538      676
  Sale of Series A common stock
    for warrant...................    --        --           --        --           192         2       --        --
  Net loss for the year...........    --        --           --        --         --         --         --        --
                                      ----       ---      --------    ------    -------     -----      ------      ---
Balance at December 31, 1997......    --        --           --        --       299,586     2,996      67,538      676
                                      ----       ---      --------    ------    -------     -----      ------      ---
  Issuance of options to
    employees.....................    --        --           --        --         --         --         --        --
  Issuance of warrants in
    connection with settlement
    agreement.....................    --        --           --        --         --         --         --        --
  Issuance of common stock in
    connection with the exercise
    of warrants...................    --        --           --        --         8,634        86       --        --
  Issuance of common stock in
    connection with the exercise
    of stock options..............    --        --           --        --         2,200        22       --        --
  Net income for the year.........    --        --           --        --         --         --         --        --
  Income tax benefit from
    exercises of employee stock
    options.......................    --        --           --        --         --         --         --        --
                                      ----       ---      --------    ------    -------     -----      ------      ---
Balance at December 31, 1998......    --        --           --        --       310,420     3,104      67,538      676
                                      ----       ---      --------    ------    -------     -----      ------      ---
  Issuance of common stock in
    connection with the
    acquisition of Abovenet.......    --        --           --        --        83,306       834       --        --
  Issuance of warrants in
    connection with the
    acquisition of Abovenet.......    --        --           --        --         --         --         --        --
  Issuance of common stock in
    connection with the exercise
    of stock options..............    --        --           --        --        14,486       144       --        --
  Warrant exercises...............    --        --           --        --         2,874        29       --        --
  Consulting fees.................    --        --           --        --            30      --         --        --
  Net loss for the year...........    --        --           --        --         --         --         --        --
  Foreign currency translation
    adjustment....................
  Cumulative comprehensive loss
    for the year..................    --        --           --        --         --         --         --        --
                                      ----       ---      --------    ------    -------     -----      ------      ---
Balance at December 31, 1999......    --        --           --        --       411,116     4,111      67,538      676
                                      ====       ===      ========    ======    =======     =====      ======      ===


                                                                ACCUMULATED
                                    ADDITIONAL                     OTHER
                                     PAID-IN     ACCUMULATED   COMPREHENSIVE
                                     CAPITAL       DEFICIT         LOSS          TOTAL
                                    ----------   -----------   -------------   ---------
Balance at December 31, 1996......      7,221      (15,739)       --              (6,858)
  Issuance of common stock in
    connection with the exercise
    of warrants...................        (14)      --            --                  10
  Issuance of options to
    employees.....................     19,218       --            --              19,218
  Issuance of warrants in
    connection with debt
    extension.....................        220       --            --                 220
  Dividends on preferred stock....     --              (77)       --                 (77)
  Repurchase and retirement of
    Series A preferred stock and
    warrants......................     (1,966)         (14)       --              (2,040)
  Repurchase and retirement of
    common stock and warrants.....         89       (1,134)       --              (1,139)
  Sale of Series B Preferred
    Stock.........................     32,500       --            --              32,500
  Net proceeds from Initial Public
    Offering......................    132,421       --            --             133,879
  Conversion of common stock to
    Series A common stock.........     --           --            --              --
  Conversion of Series B preferred
    stock to Series A & B common
    stock.........................       (682)      --            --              --
  Sale of Series A common stock
    for warrant...................         84       --            --                  86
  Net loss for the year...........     --          (26,259)       --             (26,259)
                                    ---------     --------        ------       ---------
Balance at December 31, 1997......    189,091      (43,223)       --             149,540
                                    ---------     --------        ------       ---------
  Issuance of options to
    employees.....................        248       --            --                 248
  Issuance of warrants in
    connection with settlement
    agreement.....................      3,000       --            --               3,000
  Issuance of common stock in
    connection with the exercise
    of warrants...................         75       --            --                 161
  Issuance of common stock in
    connection with the exercise
    of stock options..............        850       --            --                 872
  Net income for the year.........     --              986        --                 986
  Income tax benefit from
    exercises of employee stock
    options.......................      2,707       --            --               2,707
                                    ---------     --------        ------       ---------
Balance at December 31, 1998......    195,971      (42,237)       --             157,514
                                    ---------     --------        ------       ---------
  Issuance of common stock in
    connection with the
    acquisition of Abovenet.......  1,680,268       --            --           1,681,102
  Issuance of warrants in
    connection with the
    acquisition of Abovenet.......     98,925       --            --              98,925
  Issuance of common stock in
    connection with the exercise
    of stock options..............     19,730       --            --              19,874
  Warrant exercises...............        450       --            --                 479
  Consulting fees.................        397       --            --                 397
  Net loss for the year...........     --         (114,938)       --            (114,938)
  Foreign currency translation
    adjustment....................     --           --            (8,677)         (8,677)
                                                                               ---------
  Cumulative comprehensive loss
    for the year..................     --           --            --            (123,615)
                                    ---------     --------        ------       ---------
Balance at December 31, 1999......  1,995,741     (157,175)       (8,677)      1,834,676
                                    =========     ========        ======       =========

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Metromedia Fiber Network, Inc. and its wholly owned subsidiaries, (collectively, the "Company"), which includes as of March 11, 1999 Communication Systems Development, Inc. ("CSD") and as of September 8, 1999, AboveNet Communications, Inc. ("AboveNet") and it's wholly-owned subsidiary Palo Alto Internet Exchange ("PAIX"), (see note 2). All significant inter-company balances and transactions have been eliminated in consolidation. Investments in joint ventures which are not majority owned, or which the Company does not control but over which it exercises significant influence, are accounted for using the equity method. Certain reclassifications have been made to the consolidated financial statements for prior years to conform to the current presentation.

DESCRIPTION OF BUSINESS

    The Company provides dedicated fiber optic infrastructure and high-bandwidth internet connectivity for its communications intensive customers. The Company is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure to communications carriers and corporate and government customers in the United States and Europe. Through its acquisition of AboveNet, the Company also provides "one-hop" connectivity that enables mission critical internet applications to thrive, as well as high-bandwidth infrastructure, including managed co-location services. PAIX serves as a packet switching center for ISPs and also offers secure, fault-tolerant co-location services to ISPs.

    The Company currently has operations in, or under construction in, eleven Tier I cities throughout the United States and seven selected international markets. The Company intends to expand its presence to include approximately 50 Tier I and Tier II markets in the United States and 17 major international markets.

    The Company's existing intra-city networks consist of approximately 514,000 fiber miles covering in excess of 1,000 route miles in the first eleven Tier I cities. Its inter-city network consists of approximately 132,000 fiber miles primarily covering its 255 route-mile network that the Company has built between New York City and Washington D.C. The Company has also built or contracted to acquire (primarily through fiber swaps) a nationwide dark fiber network linking its intra-city networks.

    In February 1999, the Company entered into an agreement with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a dark fiber inter-city network among selected cities throughout Germany. Once completed, our German network will consist of approximately 320,000 fiber miles covering in excess of 1,450 route miles connecting 14 major cities. The Company has also swapped strands of fiber in the United States for strands of fiber on the Circe network, which connects a number of European markets. In addition to its inter-city networks, the Company is constructing 16 intra-city networks throughout Europe. Separately, the Company has also entered into a contract to acquire rights to dark fiber network facilities in Toronto, Canada.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts for cash, accounts receivable, accounts payable and accrued liabilities approximate fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter similar financial instruments. At December 31, 1999, the fair value of the Company's fixed rate long-term debt for the 10% Senior Notes due in 2008, and 2009 was $650 million, and $1.0 billion, respectively. The recorded amounts for all other long-term debt of the Company approximates fair values.

FOREIGN CURRENCY TRANSLATION

    The statutory accounts of the Company's foreign subsidiaries are maintained in accordance with local accounting regulations and are stated in local currencies. Local statements are translated into U.S. generally accepted accounting principles and U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 ("SFAS 52"), "Accounting for Foreign Currency Translation."

    Under SFAS 52, foreign currency assets and liabilities are generally translated using the exchange rates in effect at the balance sheet date. Results of operations are generally translated using average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as part of the foreign currency translation component of other comprehensive income and stockholders' equity. Gains and losses from foreign currency transactions are included in net income in the period in which they occur.

CASH AND CASH EQUIVALENTS

    For purposes of the consolidated financial statements, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

PLEDGED SECURITIES

    In connection with the sale of 10% Senior Notes due 2008 (see Note 12), a portion of the net proceeds was utilized to purchase a portfolio consisting of U.S. government securities, which mature at dates sufficient to provide for payment in full of interest on the 10% Senior Notes due 2008 through May 15, 2000. The pledged securities are stated at cost, adjusted for premium amortization and accrued interest. The fair value of the pledged securities approximates the carrying value.

ACCOUNTS RECEIVABLE

    Accounts receivable includes trade receivables and costs and estimated earnings in excess of billings for those contracts where the Company utilizes the percentage of completion method for recognizing revenue.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
MARKETABLE SECURITIES

    Marketable securities primarily consist of investments in United States Government and corporate obligations and are classified as held-to-maturity. Accordingly, such investments are carried at cost, with unrealized gains and losses reported upon maturation of the underlying investment.

FIBER OPTIC TRANSMISSION NETWORK AND RELATED EQUIPMENT

    The fiber optic transmission network and related equipment are stated at cost. Costs in connection with the installation and expansion of the network are capitalized. Depreciation is computed using the straight-line method through the life of either the franchise agreement or right of way for the related network.

PROPERTY AND EQUIPMENT

    Fixed assets are stated at cost and depreciation for financial reporting purposes is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining period of the lease.

OTHER ASSETS

    Other assets include debt issuance costs, franchise agreements and deposits. Those costs that are amortizable, are amortized on a straight-line basis over a period ranging from ten to twenty years.

LONG-LIVED ASSETS

    The Company reviews for the impairment of long-lived assets and certain identifiable intangibles, including goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has identified no such impairment indicators.

INCOME TAXES

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is "more likely than not" to be realized. The provision for income taxes is the tax payable for the period and the change, during the period, in deferred tax assets and liabilities.

RECAPITALIZATIONS

    In April 1997, the Company increased its authorized common stock of $.01 par value to 60,000,000 shares; in addition, authorized preferred stock with a par value of $.01 was increased to 2,000,000 shares. On April 29, 1997, the Company effected a 3-for-one stock split of its outstanding shares of common stock.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In September 1997, the Company effected a .507-for-one reverse stock split of its common stock.

    On October 28, 1997, the total authorized number of shares of common stock of the Company was increased to 200 million shares, par value $0.01 per share, of which 180 million shares were designated Class A common stock and 20 million shares were designated Class B common stock.

    During 1999, the Company completed two-for-one stock splits of the Company's Class A and Class B Common Stock in the form of a 100 percent stock dividend to all shareholders of record on August 7, 1998, December 8, 1998, and May 3, 1999. These splits were effective on August 28, 1998, December 22, 1998 and May 19, 1999, respectively.

    On May 6, 1999, the total authorized number of shares of stock of the Company was increased to approximately 2.9 billion shares, par value $0.01 per share, of which 40 million shares were designated as preferred stock, 4.8 billion shares were designated Class A common stock and 1.0 billion shares were designated Class B common stock.

    On March 2, 2000, the Company announced a two-for-one stock split of the Company's Class A and Class B Common Stock in the form of a 100 percent stock dividend to all shareholders of record on March 14, 2000.

    The accompanying financial statements give retroactive effect to the above recapitalizations.

RECOGNITION OF REVENUE

    The Company recognizes revenue on telecommunications services ratably over the term of the applicable lease agreements with customers. Amounts billed in advance of the service provided are recorded as deferred revenue. Revenue on bandwidth and space requirement charges is recognized in the period in which the services are provided. In addition, the Company occasionally enters into sales-type leases for portions of its network. For those leases entered into prior to completion of the portion of the network and under contracts entered into before June 30, 1999, the Company recognizes revenue using the percentage of completion method.

    Under the percentage of completion method, progress is generally measured on performance milestones relating to the contract where such milestones fairly reflect the progress toward contract completion. Network construction costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. If necessary, the estimated loss on an uncompleted contract is expensed in the period in which it is identified. Contract costs are estimated using allocations of the total cost of constructing the specific phase of the network. Revisions to estimated profits on contracts are recognized in the period that they become known.

    Most of the Company's contracts for the provision of dark fiber are accounted as operating leases under which it recognizes recurring monthly revenues. For certain other contracts the Company recognizes revenue under the percentage of completion method for the provision of dark fiber. Effective June 30, 1999, the Financial Accounting Standards Board issued FASB Interpretation No. 43 "Real Estate Sales" ("FIN 43") which requires that sales or leases of integral equipment be accounted for in accordance with real estate accounting rules. The Company believes that the staff of the Securities and Exchange Commission requires the classification of dark fiber cables in the ground as

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) integral equipment as defined in FIN 43. Accounting for dark fiber leases as defined by FIN 43 does not change any of the economics of the contracts. It requires the Company, however, to recognize the revenue from certain leases as operating leases over the term of the contract as opposed to the prior method of recognizing revenue during the period over which the Company delivers the fiber. As a result, this change in accounting treatment reduces the revenue and income that the Company recognizes in the earlier years of the contract and spreads it out over the life of the contract regardless of when the cash was received or the delivery of the fiber took place.

    By way of example, if the Company entered into an agreement for a 25-year lease for dark fiber with a customer who pays $100.0 million in cash when the contract is signed, the Company previously recorded revenues of $20.0 million over the 5 years during which the Company delivered the dark fiber. By contrast, the real estate accounting rules of FIN 43 would require recognition of revenue of $4.0 million per year over the 25 year term of the contract, even though the Company would receive a cash payment of $100.0 million when the contract is signed.

    The Company implemented FIN 43 real estate accounting for certain of its leases entered into after June 30, 1999, and has not restated any amounts for contracts executed prior to such date. Although there was no change to the economics of the contracts or the timing of the cash to be received by the Company, the impact of the change in accounting resulted in the Company recording substantially less revenue between the dates of July 1, 1999 and December 31, 1999 than would have been recorded if this change had not been imposed. Revenue recognized for the years ended December 31, 1999 and 1998 related to the percentage of completion method was $40.3 million and $32.8 million respectively. The related cost of sales recorded was $10.7 million and $11.2 million, respectively, for the years ended December 31, 1999 and 1998. No revenues were recognized or cost of sales incurred relating to the percentage of completion method in 1997. In the future, similar revenues will be recognized over the term of the related contracts, typically 20 to 25 years.

    The Company also provides installation services for its customers, and as these services typically are completed within a short time period, the Company records the revenues and related costs for these services under the completed contract method.

STOCK OPTIONS

    The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock options.

CONSULTING AND EMPLOYMENT INCENTIVES

    The amounts represent the value of common stock, warrants and options issued to consultants, officers, employees and directors of the Company as incentive to provide services to the Company. The 1997 amounts represent the value of options to purchase 49,525,200 shares of the Company's common stock issued in 1997 to officers, employees and directors of the Company. The options have been valued in accordance with APB Opinion No. 25 at the difference between the exercise price of the options and the fair market value of the Company's common stock at the date of grant.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EARNINGS PER SHARE

    In accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," basic earnings per share is computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted average number of common shares outstanding plus the assumed issuance of common stock equivalents computed in accordance with the treasury stock method.

DEFERRED REVENUE

    Deferred revenue represents prepayments received from customers for future use of the Company's fiber optic network and co-location facilities as well as prepayment for installation services, which have not yet been provided. Lease payments are structured as either prepayments or monthly recurring charges. Prepayments are accounted for as deferred revenues and recognized over the term of the respective customer lease agreement.

COMPREHENSIVE LOSS

    Statement of Financial Accounting Standards No. 130 ("SFAS 130") Reporting Comprehensive Income (Loss) establishes rules for the reporting of comprehensive income and its components. Comprehensive income (loss) consists of net income
(loss) and foreign currency translation adjustments. The comprehensive income
(loss) for the years ending December 31, 1999, 1998 and 1997 was approximately ($123.6 million), $1.0 million and ($26.3 million), respectively.

SEGMENT INFORMATION

    The Company discloses information regarding segments in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports. The disclosure of segment information was not required as the Company operates in only one business segment.

    As of and for the years ended December 31, 1999, 1998 and 1997, substantially all of the Company's assets were located in the United States and the Company derived substantially all of its revenue from businesses located in the United States.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of SFAS No. 133 to have an impact on its results of operations, financial position or cash flows.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: BUSINESS ACQUISITIONS

    All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

    On September 8, 1999, the Company acquired all of the outstanding common stock of AboveNet for a total purchase price, paid in Company class A common stock, of approximately $1.8 billion. The holders of AboveNet common stock, stock options and warrants received 2.35 shares of the Company's class A common stock, stock options and warrants, respectively. AboveNet has its primary operations in San Jose, California and is a leading provider of facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance internet connectivity solutions for electronic commerce and other business critical internet operations. The excess of the purchase price over the fair values of the net assets acquired was approximately $1.6 billion and has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years. In addition, in connection with the acquisition, the Company issued a letter of credit, secured by the Company's restricted cash in the amount of $25 million, to further secure a credit facility of AboveNet.

    On June 21, 1999, AboveNet acquired certain assets and assumed certain liabilities of the Palo Alto Internet Exchange ("PAIX") from Compaq Computer Corporation ("Compaq") for a total purchase price of $76.4 million consisting of $70 million in cash, certain future ongoing services to be provided by AboveNet to Compaq, with a value estimated to be $5.0 million, and acquisition related costs of $1.4 million. PAIX is a high-level switching and peering point for global and internet service providers and content providers.

    On March 11, 1999, the Company acquired all the outstanding common stock of Communication Systems Development, Inc. ("CSD") for $25 million in cash. CSD has its primary operations in Dallas, Texas and is engaged in the engineering and construction of fiber optic networks. The excess of the purchase price over the fair values of the net assets acquired was approximately $11.2 million and has been recorded as goodwill, which is being amortized on a straight-line basis up to 20 years.

    The following unaudited pro forma financial information presents the combined results of operations of the Company and the above acquisitions as if the acquisitions had occurred as of the beginning of 1999 and 1998, after giving effect to certain adjustments, including amortization of goodwill and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the entities constituted a single entity during such periods. The amounts are presented in thousands, except per share amounts.

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              ---------   --------
Revenue.....................................................  $  96,487   $ 46,588
Net Income/(Loss)...........................................  $(198,853)  $(89,306)
Income/(Loss) per share, basic..............................  $   (0.49)  $  (0.20)

    Subsequent to the end of the fiscal year, on January 19, 2000 the Company completed the acquisition of MIBH Inc., a network outsourcing provider offering full-service management of business internet connectivity solutions for approximately $51 million in cash and stock.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: BUSINESS ACQUISITIONS (CONTINUED)
    Under the terms of the agreement, MIBH became a wholly owned subsidiary of Metromedia Fiber Network, Inc. The shareholders of MIBH, a privately held company, received an aggregate of 2,078,096 shares of Metromedia Fiber Network Class A common stock and $3.0 million in cash.

NOTE 3: ACCOUNTS RECEIVABLE

    Accounts receivable consists of the following (in 000's):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Trade accounts receivable...................................  $20,005    $   560
Costs and earnings in excess of billings....................   47,442     30,134
Other.......................................................    4,719        216
                                                              -------    -------
                                                              $72,166    $30,910
                                                              =======    =======

    At December 31, 1999, two customers accounted for 29% and 25%, respectively, of the Company's combined accounts receivable.

NOTE 4: FIBER OPTIC TRANSMISSION NETWORK AND RELATED EQUIPMENT

    Fiber optic transmission network and related equipment consists of the following (in 000's):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Fiber optic network, net....................................  $318,494   $ 51,418
Data Centers................................................    97,400      --
Telecommunication equipment & other.........................    51,878      --
Construction in progress....................................   356,404    195,256
                                                              --------   --------
  Total Network.............................................   824,176    246,674
Less: accumulated depreciation..............................   (27,492)    (2,398)
                                                              --------   --------
                                                              $796,684   $244,276
                                                              ========   ========

    Construction in progress includes amounts incurred in the Company's expansion of its network. These amounts include fiber optic cable and other materials, engineering and other layout costs, fiber optic cable installation costs and other network assets held under capital leases. Construction in progress also includes payments for rights of way for the underlying sections of the network build. During 1999, $9,383 of interest expense was capitalized.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5: PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Leasehold improvements......................................  $ 1,025     $  614
Furniture, equipment and software...........................   10,490      2,581
                                                              -------     ------
                                                               11,515      3,195
Less: accumulated depreciation and amortization.............   (2,300)      (479)
                                                              -------     ------
                                                              $ 9,215     $2,716
                                                              =======     ======

NOTE 6: INVESTMENTS IN AND ADVANCES TO JOINT VENTURES

    During 1997 the Company formed a joint venture with Racal Telecommunications, Inc. ("Racal") that provides broad-based transatlantic communication services between New York and London. During 1999 and 1998, the Company made capital contributions of $1.8 million and $4.3 million, respectively. The Company accounts for its investment using the equity method. For 1999 and 1998, the Company recorded equity losses of $431,000 and $146,000, respectively based on its 50% interest in the joint venture. Included within the Company's accounts receivable is $699,000 for administrative services provided to the joint venture which were not reimbursed as of December 31, 1999.

    As part of its international expansion strategy, AboveNet has entered into joint ventures to provide managed co-location and internet connectivity solutions for mission critical internet operations overseas. In March 1999, AboveNet entered into agreements to form joint ventures in Austria, Germany, France and the United Kingdom. AboveNet invested a total of $15.2 million in these ventures in 1999. These joint ventures are accounted for under the equity method of accounting.

    In December 1999, AboveNet entered into a joint venture agreement in Japan. The Company invested a total of $4.0 million and is required to invest an additional $4.0 million for up to a 40% ownership in this venture.

    In February 2000, the Company purchased 100% of the shares owned by the joint venture partners' of AboveNet's joint venture in the United Kingdom for shares of the Company's stock with a market value of $10 million.

NOTE 7: GERMAN NETWORK BUILD

    In February 1999, the Company entered into a joint venture with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a national fiber optic telecommunications network in Germany. Upon completion of construction, the joint venture will be dissolved and the Company will own its own separate German broadband network. In connection with the terms of this agreement, the Company made a deposit payment of $4.7 million, during the third quarter of 1998. Upon signing a definitive agreement, the Company provided an irrevocable standby letter of credit in the amount of $64 million as security for the construction costs of the network, which, in addition to the deposit payment made, covers the Company's portion of the estimated construction costs. At December 31, 1999, construction costs of approximately $35.1 million has been incurred and is included in fiber optic transmission network.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8: INVESTMENT IN FIBERNET

    On December 20, 1999, the Company signed a lease agreement with FiberNet Telecom Group, Inc. ("FiberNet") to lease intra-city dark fiber to FiberNet in key markets over the next 20 years. As part of the transaction, the Company exchanged its existing interest in one of FiberNet's subsidiaries, Local Fiber, LLC. Additionally, FiberNet has agreed to provide the Company with access to certain of FiberNet's commercial office buildings. As partial consideration for these agreements, FiberNet issued 5 million shares of its common stock, valued at $30.0 million, to the Company representing approximately 10.0% of FiberNet's fully diluted shares. The Company is accounting for this investment under the cost method.

NOTE 9: ACCRUED EXPENSES

    Accrued expenses at December 31, 1999 and 1998 consist of the following (in thousands):

                                                                1999       1998
                                                              --------   --------
Accrued salaries and wages..................................  $  4,933   $ 1,195
Accrued taxes...............................................    13,529     2,392
Accrued interest............................................    20,600     6,931
Accrued capital expenditures - network......................   131,726    82,916
Other.......................................................    15,740     3,076
                                                              --------   -------
                                                               186,528   $96,510
                                                              ========   =======

NOTE 10: RELATED PARTY TRANSACTIONS

    The Company is a party to a management agreement under which the Company's controlling shareholder, Metromedia Company, provides consultation and advisory services relating to legal matters, insurance, personnel and other corporate policies, cash management, internal audit and finance, taxes, benefit plans and other services as are reasonably requested. The management agreement terminates on December 31, of each year, and is automatically renewed for successive one-year terms unless either party terminates upon 60 days prior written notice. The 1999 management fee under the agreement was $1.0 million, payable quarterly at a rate of $250,000. The 1998 management fee under the agreement was $500,000, payable quarterly at a rate of $125,000. The Company is also obligated to reimburse Metromedia Company for all its out-of-pocket costs and expenses incurred and advances paid by Metromedia Company in connection with the management agreement.

NOTE 11: SETTLEMENT AGREEMENTS

    In March 1998, the Company entered into a settlement agreement with Howard Katz, Realprop Capital Corporation and Evelyn Katz, among others, which settled and resulted in the dismissal of litigation for which the Company was a defendant in KATZ, ET AL. V. NATIONAL FIBER NETWORK, INC., ET AL., No. 97 Civ. 2764 (JGK).

    In March 2000, the Company and other defendants entered into a settlement agreement with the plaintiffs in VENTO & COMPANY OF NEW YORK, LLC V. METROMEDIA FIBER NETWORK, INC., ET AL., No. 97 CIV 7751(JGK), which settled and resulted in the dismissal of the litigation.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12: NOTES PAYABLE

    On October 25, 1999, the Company issued and sold approximately $1.0 billion of 10% senior notes due October 15, 2009. The net proceeds of the 10% senior notes were approximately $950.0 million, after deducting offering costs, which are included in other long-term assets. Interest on the 10% senior notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2000. The 10% senior notes due 2009 are subject to redemption at the option of the Company, in whole or in part, at any time on or after October 15, 2004, at specified redemption prices. In addition, prior to October 15, 2002, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the 10% senior notes due 2009 at specified redemption prices.

    On November 25, 1998, the Company issued and sold $650.0 million of 10% senior notes due November 15, 2008. The net proceeds of the 10% senior notes were approximately $630.0 million, after deducting offering costs, which are included in other long-term assets. Interest on the 10% senior notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 1999. Approximately $91.5 million of the net proceeds was utilized to purchase certain pledged securities the proceeds of which, together with interest earned on such securities, will be used to satisfy the Company's semi-annual interest obligations through May 15, 2000. The 10% senior notes are subject to redemption at the option of the Company, in whole or in part, at any time on or after November 15, 2003, at specified redemption prices. In addition, prior to November 15, 2001, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the 10% Senior Notes at specified redemption prices.

    Both indentures pursuant to which the senior notes are issued contain certain covenants that, among other matters, limit the ability of the Company and its subsidiaries to incur additional indebtedness, issue stock in subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets, and enter into certain mergers and consolidations.

    In the event of a change in control of the Company as defined in the indentures, holders of the senior notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101% of the stated principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. The senior notes are senior unsecured obligations of the Company, and are subordinated to all current and future indebtedness of the Company's subsidiaries, including trade payables.

    At December 31, 1999, AboveNet had $19.1 million outstanding under its credit facility (the "Credit Facility"), with no additional borrowings available. Borrowings outstanding under the Credit Facility are payable in 42 monthly installments, bear interest at rates ranging from 13.3% to 15.1% and are collateralized by the equipment and leasehold improvements purchased with the proceeds of the borrowing. Additionally, in connection with the acquisition, the Company issued a letter of credit, secured by the Company's restricted cash in the amount of $25.0 million, to further secure the Credit Facility. At December 31, 1999, the outstanding borrowings on the Credit Facility are due as follows:
2000--$5,385, 2001--$6,762, and 2002--$6,934.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13: EQUITY TRANSACTIONS

COMMON STOCK

    On November 3, 1997, the Company completed the initial public offering ("the "IPO") of 145,728,000 shares of its Class A common stock, at an offering price of $1 per share. The net proceeds to the Company from the IPO, after deducting expenses of the IPO, were approximately $133.9 million.

    In addition, on October 28, 1997, a total of 153,039,040 shares of the common stock of the Company owned by stockholders prior to the IPO were exchanged for an equal number of shares of Class A common stock. The Company also reserved for issuance 68,167,776 shares of Class A common stock for conversion of the Class B common stock.

    On October 28, 1996, a shareholder granted to the Company's Chairman of the Board an option to purchase 6,398,224 shares of common stock of the company for an aggregate exercise price of $500,000. By letter dated December 3, 1996, the option was amended to reduce the number of option shares to 5,181,424 shares. The Chairman thereafter assigned the option to the Company. On February 11, 1997, the Company exercised the option by payment of $500,000.

    In September 1999, in connection with the AboveNet acquisition, the Company issued 83,305,350 shares of common stock in exchange for the outstanding shares of AboveNet's common stock at an exchange ratio of 2.35. On October 7, 1999, the Company entered into a securities purchase agreement with Bell Atlantic Investments, Inc. ("Bell Atlantic"), under which Bell Atlantic would purchase up to approximately 51.1 million newly issued shares of its class A common stock at a purchase price of $14.00 per share and a convertible subordinated note of approximately $975.3 million, which is convertible into shares of its class A common stock at a conversion price of $17.00 per share. This transaction closed on March 6, 2000. Assuming the issuance of the 51.2 million shares of class A common stock and conversion of the convertible subordinated note, this investment would represent 18.2% of the Company's outstanding shares. Bell Atlantic has also agreed to pay the Company $550 million over the next three years in exchange for delivery of fiber optic facilities over the next five years. The proceeds from these two transactions will be used to fund the expansion of the Company's network.

PREFERRED STOCK

    On April 30, 1997, the Company sold an aggregate of 134,453,200 shares of Series B convertible preferred stock, par value $0.01 per share (the "Series B preferred stock"), to Metromedia Company and affiliates ("Metromedia") for an aggregate purchase price of $32.5 million (the "Metromedia Investment"). Each share of the Series B preferred stock was convertible into 507 shares of the Company's common stock. On October 28, 1997, the Series B convertible preferred shares were converted into 68,167,776 shares of Class B common stock. Further, on October 28, 1997, a total of 629,232 shares of Class B common stock outstanding were converted into an equivalent number of shares of Class A common stock.

    A portion of the proceeds from the Metromedia Investment was used to repay the Metromedia Loan, discussed below, and accrued interest thereon ($4,058,127), repay other short-term indebtedness ($3,485,000), and redeem (for $2,115,000) all of the outstanding shares of the Company's preferred stock (the "Series A preferred stock") and related warrants.

    Through April 30, 1997, Metromedia loaned the Company an aggregate of $4,000,000 (the "Metromedia Loan"). A portion of the proceeds from the Metromedia Loan was used to purchase

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13: EQUITY TRANSACTIONS (CONTINUED)
9,415,520 shares of the Company's common stock and warrants to purchase 3,326,128 shares of its common stock.

    No shares of the Company's Series A preferred stock or Series B preferred stock remained outstanding at December 31, 1997. Both the Series A and Series B preferred stock of the Company have been eliminated pursuant to actions by the Board of Directors.

STOCK WARRANTS

    a. In 1996, the Company entered into an agreement with a customer for exclusive usage rights for fibers on portions of network. In connection with this agreement, the Company borrowed $4.9 million from the customer. On April 30, 1997, the Company amended this agreement to satisfy the obligations of the above-referenced note by providing (i) additional leased fiber miles, (ii) a cash payment of $1,370,000 and (iii) a warrant to purchase common stock of the Company. In July 1998, the agreement was amended to include additional fiber miles on the Company's network and for cancellation of the warrants.

    b. From October 1995 through February 1996, the Company issued and sold a private offering of $858,000 of convertible subordinated notes. Concurrent with the issuance of these notes, warrants were issued by the Company to the noteholders to purchase 2,088,032 shares of common stock at $.50 per share through November 2000. In 1996 and 1997, in exchange for the extension of the due dates of the notes, the Company issued warrants to purchase 2,636,168 shares of its common stock at $.50 per share and recorded a charge of $111,306 and $220,036 in 1996 and 1997, respectively. In 1997, the Company repaid the outstanding balance of these notes plus all accrued interest. As of December 31, 1999, 3,128,064 of such warrants have been exercised.

    c. In September 1996, the Company entered into a loan agreement with a finance company for $550,000. The loan bore interest at 10% per annum and was repaid in 1997. As an incentive for the loan, the Company issued to the finance company warrants to purchase 1,508,832 shares of common stock at an exercise price of $0.37. The warrants were exercisable through September 1999. In 1996, the Company recorded a non-cash charge of $13,640 in connection with the issuance of the warrants. All of the warrants have been exercised. In August 1995, the Company initiated a $600,000 private offering of subordinated notes, which bore interest at an annual rate of 15% and were repaid in 1997. With the issuance of the notes, warrants were issued to the noteholders. In April 1996, the Company issued a total of 1,149,744 shares of the Company's common stock in exchange for the surrender and cancellation of the warrants and a three-month extension of the maturity date of the notes. In 1996, the Company recorded a non-cash charge of $107,322 in connection with such issuance.

    d. In April 1995, the Company entered into a loan agreement with a customer for $500,000 bearing interest at 11% per annum. In July 1997, the note was repaid in full. In connection with this loan, the Company issued the customer a warrant entitling the holder to purchase a total of 10,706,672 shares of the Company's common stock. In February 1997, this warrant was exchanged for a new warrant to purchase 7,300,800 shares of the Company's common stock at $0.30 per share. The new warrant expires on February 13, 2000. As of December 31, 1999, none of the warrants have been exercised.

    e. On December 13, 1996, the Company issued and sold to a private investor, for an aggregate cash consideration of $2,025,000, (i) 2,400,000 shares of 10% cumulative convertible preferred stock

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13: EQUITY TRANSACTIONS (CONTINUED)
(the "Series A preferred stock") bearing dividends at a rate of $.17 per share per annum, (ii) warrants to purchase 1,825,200 shares of Class A common stock at an exercise price of $0.31 per share and (iii) a contingent stock subscription warrant to purchase a number of shares of Class A common stock (such number to be determined based on certain future events) at an exercise price of $0.005 per share. In connection with the Metromedia Investment, the private investor allowed the Series A preferred stock and the contingent warrants to be redeemed at an aggregate redemption price of $2,115,000 (which includes accrued but unpaid dividends on the Series A preferred stock) and the number of shares underlying the private investor's warrants to be increased from 1,825,200 to 3,650,400. In January 1998, the private investor made a cashless exercise of all its warrants and the number of its shares issuable upon exercise was reduced by the number of shares at the closing on the day of exercise having a value equal to the aggregate exercise price. Accordingly, the Company issued the private investor 2,764,240 common shares for all its warrants.

    f. In June 1996, the Company granted 2,433,600 common stock purchase warrants to the Company's legal counsel exercisable at $0.005 per share for a period of four years as additional consideration for legal services provided. The Company recorded a non-cash charge of $200,000 for such issuance. As of December 31, 1999, all of the warrants have been exercised.

    g. In September 1999, in connection with the AboveNet acquisition the Company issued 893,166 common stock warrants in exchange for the outstanding warrants in AboveNet's common stock as of the date of the acquisition.

    As of December 31, 1999, in the aggregate, the Company had reserved approximately 10,912,200 shares of its Class A common stock for exercise of outstanding warrants.

STOCK OPTIONS

    In 1997, the Company granted to certain officers, employees and directors options to purchase up to 49,523,776 shares of its Class A common stock. The options have exercise prices between $0.125 and $0.48 per share and expire in 2007. The Company recorded a non-cash charge of $19,218,591 for such issuances. Of these grants, 8,616,240 were exercised as of December 31, 1999.

    On October 28, 1997, the Stockholders of the Company approved the Metromedia Fiber Network, Inc. 1997 Incentive Stock Plan ("1997 Option Plan"). The 1997 Option Plan authorized the award of up to 16,000,000 options to acquire Class A common stock of the Company to directors, officers and employees of the Company and others who are deemed to provide substantial and important services to the Company. In 1997, options to purchase 9,800,000 shares of the Company's Class A common stock were granted at an exercise price of $1.00 per share, the market price at the date of grant. In 1998, options to purchase 6,800,000 shares of the Company's Class A common stock were granted at exercise prices ranging from $.97 to $2.15 per share, the market price at the date of grant. Of these grants, 2,230,000 were canceled and 1,931,400 were exercised as of December 31, 1999.

    On May 18, 1998, the Stockholders of the Company approved the Metromedia Fiber Network, Inc. 1998 Incentive Stock Plan ("1998 Option Plan"). The 1998 Option Plan authorized the award of up to 40,000,000 options to acquire Class A common stock of the Company to directors, officers and employees of the Company and others who are deemed to provide substantial and important services to the Company. In 1998 options to purchase 13,836,000 shares of the Company's Class A common stock were granted at exercise prices ranging from $1.82 to $6.63 per share, the market prices at the

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13: EQUITY TRANSACTIONS (CONTINUED) dates of grant. In 1999 option to purchase 12,210,900 shares of the Company's Class A common stock were issued at exercise prices ranging from $8.52 to $19.88 the market prices at the dates of grant. Of these grants, 809,800 were canceled and 1,405,880 were exercised as of December 31,1999.

    Following the September 8, 1999 merger with AboveNet, options granted pursuant to the AboveNet plans were converted into stock options exercisable for 10,885,222 of the Company's Class A common stock representing a 2.35 exchange ratio. Of these options, 147,856 were canceled and 2,985,632 were exercised as of December 31, 1999.

    The compensation committee of the Company's Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and terms of the awards and the exercise price. The options are exercisable for a period not to exceed ten years from the date of the grant. Vesting periods range from immediate vesting to four years.

    The following table summarizes the stock option transactions for the three years ended December 31, 1999:

                                                              NUMBER OF
                                                               OPTIONS      EXERCISE PRICES
                                                              ----------   -----------------
  Granted prior to December 31, 1997........................  59,323,776   $0.12 to   $ 1.00
                                                              ----------
Balance outstanding at December 31, 1997....................  59,323,776    0.12 to     2.00
  Granted...................................................  20,636,000    0.97 to     6.63
  Excercised................................................   2,200,096    0.12 to     1.87
  Cancelled.................................................   2,270,000    1.00 to     2.15
                                                              ----------
Balance outstanding at December 31, 1998....................  75,489,680    0.12 to     6.63
  Transfer of AboveNet options in acquisition...............  10,885,222    0.01 to    31.97
  Granted...................................................  12,210,900    8.52 to    21.97
  Excercised................................................  14,469,152    0.01 to    18.10
  Cancelled.................................................     957,656    0.01 to    27.85
                                                              ----------
Balance outstanding at December 31, 1999....................  83,158,994    0.01 to    29.63
                                                              ==========
Exercisable at:
  December 31, 1997.........................................  48,964,688    0.12 to      .48
  December 31, 1998.........................................  49,763,680    0.12 to     1.00
  December 31, 1999.........................................  52,309,454    0.01 to    31.97

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13: EQUITY TRANSACTIONS (CONTINUED)
    The following table summarizes information about stock option outstanding at December 31, 1999:

                                      OPTIONS GRANTED               OPTIONS EXERCISABLE
                           -------------------------------------   ----------------------
                                           WEIGHTED     WEIGHTED                 WEIGHTED
                             NUMBER        AVERAGE      AVERAGE      NUMBER      AVERAGE
                           OUTSTANDING    REMAINING     EXERCISE   EXERCISABLE   EXERCISE
RANGES OF EXERCISE PRICES  AT 12/31/99   LIFE (YEARS)    PRICE     AT 12/31/99    PRICE
-------------------------  -----------   ------------   --------   -----------   --------
      0.01 to  3.20        64,317,974        7.6           0.73    47,951,974       0.36
      3.21 to  6.39         2,783,058        8.7           4.56       692,058       5.03
      6.40 to  9.59         1,410,298        9.3           8.06       470,298       7.77
      9.60 to 12.79           439,522        9.2          11.13       419,522      11.12
     12.80 to 15.99         7,905,904        9.6          13.56       147,218      13.84
     16.00 to 19.18         4,690,480        9.6          17.40     2,346,626      16.67
     19.19 to 22.38         1,543,848        9.7          20.26       213,848      20.86
     22.39 to 25.57             3,524        9.3          22.73         3,524      22.73
     25.58 to 28.77            38,536        3.0          27.11        38,536      27.10
     28.78 to 31.97            25,850        9.3          29.84        25,850      29.84
                           ----------        ---         ------    ----------     ------
                           83,158,994        8.1         $ 3.58    52,309,454     $ 1.47
                           ==========        ===         ======    ==========     ======

    Pro forma information regarding net income and earnings per share is required by Statement of Financial Standards No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employees' stock options under the fair value method provided by that Statement. The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for vested and non-vested options:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
Risk-free interest yield....................................  4.57 - 6.46%   5.53 - 6.56%
Volatility factor...........................................     0.867          0.499
Dividend yield..............................................       --             --
Average life................................................    5 years        5 years

    The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13: EQUITY TRANSACTIONS (CONTINUED)
    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma information is as follows (000's):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              ---------   --------
Pro forma net loss applicable to common stock...............  $(131,810)   $ (864)
Pro forma net loss per share applicable to common stock,
  basic.....................................................  $   (0.32)   $(0.01)

    The weighted average fair value of options granted was $10.35, $1.21 and $.43 for the years ended December 31, 1999, 1998, and 1997, respectively.

    Subsequent to the end of the fiscal year, the Company announced on March 2, 2000 that the Executive Committee of its Board of Directors, acting pursuant to authority delegated by the Board, approved a two-for-one stock split of the Company's Class A and Class B Common Stock in the form of a 100 percent stock dividend. All share and per share amounts presented herein give retroactive effect to the stock split.

NOTE 14: SIGNIFICANT CUSTOMERS

    During 1999, three customers accounted for 25%, 12% and 10%, respectively of the Company's total revenue. During 1998, three customers accounted for 40%, 35% and 12%, respectively of the Company's total revenue. During 1997, two customers accounted for 21% and 15%, respectively of the Company's total revenue.

NOTE 15: INCOME TAXES

    Income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 is as follows (in thousands):

                                                                1999       1998       1997
                                                              --------   --------   --------
Current
Federal.....................................................    --       $ 4,513    $ --
State and local.............................................    --         2,720      --
                                                              -------    -------    -------
                                                                --         7,233      --
                                                              -------    -------    -------
Deferred
Federal.....................................................    --        (2,375)     --
State and local.............................................    --        (1,456)     --
                                                              -------    -------    -------
                                                                --        (3,831)     --
                                                              -------    -------    -------
                                                              $ --       $ 3,402    $ --
                                                              =======    =======    =======

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15: INCOME TAXES (CONTINUED)

    Total income tax expense (benefit) differed from the amounts computed by applying the federal statutory income tax rate (35%) to earnings (loss) before income tax expense (benefit) as a result of the following items for the years ended December 31, 1999, 1998 and 1997 (in thousands):

                                                                1999       1998       1997
                                                              --------   --------   --------
U.S. statutory rate applied to pre-tax income (loss)........  $(39,552)   $1,492     $   --
State and local taxes, net of federal tax benefit...........        --       834         --
Non deductible expenses.....................................     8,735     1,118         --
Valuation allowance.........................................    30,726        --         --
Others, net.................................................        91       (42)        --
                                                              --------    ------     ------
                                                              $     --    $3,402     $   --
                                                              ========    ======     ======

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                                1999       1998       1997
                                                              --------   --------   --------
DEFERRED TAX ASSETS
Net operating loss..........................................  $101,784   $     --   $  1,125
Deferred revenue............................................    49,759     19,923      5,173
Employee benefits...........................................     8,371      9,893     10,074
Cost of sales of IRUs and sales type leases.................    20,081      5,599        573
Capitalized interest........................................     4,992         --
Others......................................................     4,297      2,522      1,465
                                                              --------   --------   --------
                                                              $189,284   $ 37,937   $ 18,410
                                                              --------   --------   --------
Valuation allowance.........................................  (156,033)   (18,309)   (18,309)
                                                              --------   --------   --------
                                                                33,251     19,628        101
DEFERRED TAX (LIABILITIES)
Capitalized leases..........................................   (30,162)   (14,782)        --
Depreciation and amortization...............................       924     (1,003)       (89)
Other.......................................................    (4,013)       (12)       (12)
                                                              --------   --------   --------
                                                               (33,251)   (15,797)      (101)
                                                              --------   --------   --------
Net deferred asset..........................................  $     --   $  3,831   $     --
                                                              ========   ========   ========

    The deferred tax asset has been reserved since it is not certain that future taxable income will be realized in the carryforward period or in year of asset turnaround.

    There was no provision for federal or state income taxes for the years ended December 31, 1999 and 1997. As of December 31, 1999, the Company has a net operating loss carryforward in the amount of $226 million. This carryforward will expire in 2019.

NOTE 16: 401(k) PLAN

    In 1998, the Company implemented a 401(k) Plan (the "Plan") which permits employees to make contributions to the Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16: 401(k) PLAN (CONTINUED)
Code. All full-time employees are eligible to participate in the Plan at the beginning of the quarter following three months of service. Eligible employees may contribute up to 15% of their annual compensation. The Company matches 50% of the employees first 6% of contributions. The Company contributed $293,000 and $78,000 for the years ending December 31, 1999 and 1998, respectively, as these matching contributions. The Company bore the nominal administrative cost of the Plan since inception.

    AboveNet implemented a 401(k) Plan (the "AboveNet Plan") which permits employees to make contributions to the AboveNet Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. All full-time employees are eligible to participate at the beginning of the quarter following three months of service. Eligible employees may contribute up to 15% of their annual compensation. The Company matches 50% of the employees first 6% of contributions. The Company contributed $195,000 for the period from the acquisition date through December 31, 1999, as these matching contributions. The Company bore the nominal administrative cost of the AboveNet Plan since the acquisition date. Subsequent to year-end, the AboveNet plan was frozen, and AboveNet employees were enrolled in the Plan. Pending Internal Revenue Service approval, the AboveNet Plan will be rolled into the Plan.

NOTE 17: RECONCILIATION OF EARNINGS PER SHARE (IN THOUSANDS):

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1999        1998       1997
                                                              ---------   --------   --------
Net income (loss)...........................................  $(114,938)  $    986   $(26,259)
Deduct dividend on preferred shares.........................     --          --            77
                                                              ---------   --------   --------
Net loss applicable to common stock.........................   (114,938)       986    (26,336)
                                                              =========   ========   ========
Shares
Weighted average number of common shares
  outstanding--basic........................................    407,192    373,980    189,788
Net income (loss) per common share--basic...................  $   (0.28)  $   0.00   $  (0.14)
                                                              =========   ========   ========
Weighted average number of common shares
  outstanding--basic........................................    407,192    373,980    189,788
Assuming conversion of warrants and options outstanding.....     --         65,068      --
                                                              ---------   --------   --------
Weighted average number of on shares outstanding--diluted...    407,192    439,048    189,788
                                                              =========   ========   ========
Net income (loss) per common share--diluted.................        N/A   $   0.00        N/A
                                                              =========   ========   ========

NOTE 18: COMMITMENTS AND CONTINGENCIES

NETWORK CONSTRUCTION PROJECTS

    In 1998, the Company commenced construction of various networks outside of the New York Metropolitan area. The Company's commitment to purchase materials and contracts for the construction of fiber optic network systems was approximately $148.3 million as of December 31, 1999.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18: COMMITMENTS AND CONTINGENCIES (CONTINUED)
FRANCHISE, LICENSE, RIGHT-OF WAY AGREEMENTS AND OPERATING AND CAPITAL LEASES

    The Company has entered into various franchise and license agreements with municipalities and utility-related companies to, in most instances, install, operate, repair, maintain and replace cable, wire, fiber or other transmission media and the related equipment and facilities. The terms for these agreements vary in length, with various renewal and termination provisions. The Company charges the portions of these agreements incurred to construction-in-progress until the related portion of the network is completed. The fees charged to operations in connection with these agreements were approximately $8,478,000, $1,673,000 and $607,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    In addition, the company leases office and operation facilities and various equipment, which expire at various times through March 31, 2010. Rent expense charged to operations was approximately $4,920,000, $958,000 and $268,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    The Company has entered into capital lease agreements for certain network assets and for certain rights-of-ways. Total assets acquired under capital leases were approximately $27,876,000 at December 31, 1999. The capital leases are held as construction-in-progress until the related portion of the network is completed.

    Approximate minimum payments under the aforementioned agreements are (in thousands):

                                                              FRANCHISE,
                                                               LICENSE
                                                                 AND
                                                              RIGHT-OF-
                                                                 WAY       CAPITAL    OPERATING
                                                              AGREEMENTS    LEASES     LEASES
                                                              ----------   --------   ---------
For the year ended December 31,
  2000......................................................   $ 5,476     $ 2,833    $ 30,060
  2001......................................................     3,620       2,827      32,477
  2002......................................................     3,514       2,306      33,242
  2003......................................................     3,231       1,991      33,018
  2004......................................................     3,254       2,060      33,043
Thereafter..................................................    32,693      40,975     492,624
                                                               -------     -------    --------
Total minimum lease payments................................   $51,788      52,992    $654,464
                                                               =======                ========
Less amounts representing interest..........................                26,878
                                                                           -------
Present value of future minimum lease payments..............                26,114
Less amounts due in one year................................                   876
                                                                           -------
                                                                           $25,238
                                                                           =======

LITIGATION

    On or about June 12, 1998, Claudio E. Contardi commenced an action against Peter Sahagen, Sahagen Consulting Group of Florida and the Company in the United States District Court for the Southern District of New York, No. 98 CIV 4140(JGK). Mr. Contardi alleges a cause of action for, among other things, breach of a finder's fee agreement entered into between Mr. Sahagen and

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18: COMMITMENTS AND CONTINGENCIES (CONTINUED)
Mr. Contardi on or about November 14, 1996 and breach of an implied covenant of good faith and fair dealing contained in the finder's fee agreement.
Mr. Contardi is seeking, among other things, a number of the Company's shares of class A common stock which the Company cannot currently ascertain but believe to be approximately 225,000 shares (calculated as of the date on which the complaint was filed without taking into account subsequent stock splits) or damages in an amount which the Company cannot currently ascertain but believe to be approximately $4.9 million (calculated as of the date on which the complaint was filed) and all costs and expenses incurred by him in this action. The Company has filed an answer to the complaint and has raised affirmative defenses. The Company has moved for summary judgment on the complaint.

    In January 2000, Herman Goldsmith and Arnold S. Schickler commenced an action against the Company, F. Garofalo Electric Co., Inc. and Stephen A. Garofalo in the Supreme Court of the State of New York, County of New York (No. 600163/00) (the "Goldsmith Litigation"). The complaint alleges a cause of action for breach of contract in connection with an alleged "finders agreement" entered into in 1993 between Messrs. Goldsmith and Schickler, on the one hand, and F. Garofalo Electric Co., Inc. and Stephen A. Garofalo, on the other. Plaintiffs seek damages of $860,627,590.99, plus interest from September 7, 1999, in addition to their costs, expenses and reasonable attorneys' fees.

    The Company intends to vigorously defend both these actions because the Company believes that it acted appropriately in connection with the matters at issue in these two cases. However, there can be no assurance that the Company will not determine that the advantages of entering into a settlement outweigh the risk and expense of protracted litigation or that ultimately the Company will be successful in defending against these allegations. If the Company is unsuccessful in defending against these allegations, an award of the magnitude being sought in the Goldsmith litigation would have a material adverse effect on its financial condition and results of operations.

    On or about October 20, 1997, Vento & Company of New York, LLC commenced an action against the Company, Stephen A. Garofalo, Peter Silverman, the law firm of Silverman, Collura, Chernis & Balzano, P.C., Peter Sahagen, Sahagen Consulting Group of Florida, Robert Kramer, Birdie Capital Corp., Lawrence Black, Sterling Capital LLC, Penrush Limited, Needham Capital Group, Arthur Asch, Michael Asch and Ronald Kuzon in the United States District Court for the Southern District of New York, No. 97 CIV 7751(JGK). On or about May 29, 1998, Vento & Company filed an amended complaint. On or about July 1, 1999, Vento & Company filed a second amended complaint. In its complaint, as amended, Vento & Company alleged seven causes of action in connection with its sale of 900,000 shares, not adjusted for subsequent stock splits, of the Company's class A common stock to Mr. Sahagen and some of the defendants on January 13, 1997. These seven causes of action included: (i) violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under such Act; (ii) fraud and fraudulent concealment; (iii) breach of fiduciary duty (but not against the Company); (iv) negligent misrepresentation and omission; and (v) breach of contract. Vento & Company was seeking, among other things, rescission of the stock Sale, or alternatively, damages in an amount, which it contended was in excess of $460 million, together with interest. In March 2000, the parties entered into a settlement agreement. Under the Company's portion of the settlement, the Company is issuing shares of class A common stock having a value of approximately $1.9 million. As a result, the action has been dismissed with prejudice.

    On June 29, 1999, an alleged stockholder of AboveNet filed a lawsuit, captioned KAUFMAN V. TUAN, et al, Del. Ch. C.A. No. 17259NC, in the Court of Chancery of the State of Delaware in and for the

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18: COMMITMENTS AND CONTINGENCIES (CONTINUED)
New Castle County. The plaintiff, who purports to represent a class of all AboveNet stockholders, challenges the terms of the proposed merger between the Company and AboveNet. The complaint names, as defendants, AboveNet, the directors of AboveNet, and the Company (as an aider and abettor). The complaint alleges generally that AboveNet's directors breached their fiduciary duty to stockholders of AboveNet, and seeks an injunction against the merger, or, in the alternative, rescission and the recovery of unspecified damages, fees and expenses. AboveNet, the Company and the individual defendants believe the lawsuit is without merit and intend to defend themselves vigorously. AboveNet and the individual director defendants' responses were filed on July 22, 1999. In connection with these responses, a motion to dismiss the complaint in its entirety and a motion to stay discovery pending the outcome of the motion to dismiss were filed by the AboveNet and the individual directors of AboveNet on July 22, 1999. Similar motions to dismiss the complaint and stay discovery were filed by the Company on July 26, 1999. Upon stipulation of the parties, this action was dismissed without prejudice in December 1999.

    Four other complaints, which are virtually identical to the complaint in KAUFMAN V. TUAN, have also been filed in the Delaware Court of the Chancery. None of these four complaints have been served. The four actions are captioned BROSIOUS V. TUAN, et al, Del. Ch. C.A. No. 17271NC, CHONG V. TUAN, et al, Del. Ch. C.A. No. 17281NC, EHLERT V. TUAN, et al, Del. Ch. C.A. No. 17284NC, HORN V. TUAN, et al, Del. Ch. C.A. No. 17300NC.

    In addition, the Company is subject to various claims and proceedings in the ordinary course of business. Based on information currently available, the Company believes that none of such current claims, or proceedings, individually, or in the aggregate, including the Contardi litigation and the Goldsmith litigation, will have a material adverse effect on our financial condition or results of operations, although the Company can make no assurances in this regard.

NOTE 19: SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

    Selected financial information for the quarterly periods in 1999 and 1998 is presented below (in thousands, except per share amounts):

                                                          FIRST QUARTER OF      SECOND QUARTER OF
                                                         -------------------   -------------------
                                                           1999       1998       1999       1998
                                                         --------   --------   --------   --------
Revenues...............................................  $ 18,379   $ 1,726    $ 20,294   $ 7,407
Operating income (loss)................................     2,853    (5,941)      2,157       572
Net income (loss)......................................    (5,814)   (4,247)     (6,464)    2,190
Income (loss) per common share--Basic..................  $  (0.02)  $ (0.01)   $   (.02)  $   .01

                                                          THIRD QUARTER OF      FOURTH QUARTER OF
                                                         -------------------   -------------------
                                                           1999       1998       1999       1998
                                                         --------   --------   --------   --------
Revenues...............................................  $ 10,723   $11,707    $ 25,851   $15,596
Operating income (loss)................................   (23,041)    2,513     (55,045)    5,463
Net income (loss)......................................   (32,012)    3,123     (70,648)      (80)
Income (loss) per common share--Basic..................  $  (0.08)  $   .01    $   (.16)  $  (.01)

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                      (IN 000'S, EXCEPT PER SHARE AMOUNTS)


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              ---------   --------
Revenue.....................................................  $ 127,118   $ 49,397
Expenses:
  Cost of sales.............................................    133,466     24,414
  Selling, general and administrative.......................     94,363     27,369
  Deferred compensation.....................................        919         --
  Depreciation and amortization.............................    118,567     15,645
                                                              ---------   --------
Income (loss) from operations...............................   (220,197)   (18,031)
Other income (expenses):
  Interest income...........................................     93,194     19,127
  Interest expense..........................................   (142,745)   (44,911)
  Loss from joint ventures..................................     (2,739)      (475)
                                                              ---------   --------
Net loss....................................................   (272,487)   (44,290)
                                                              =========   ========
Net loss per share, basic...................................  $   (0.51)  $  (0.12)
                                                              =========   ========
Net loss per share, diluted.................................        N/A        N/A
                                                              =========   ========
Weighted average number of shares outstanding, basic........    538,811    381,278
                                                              =========   ========
Weighted average number of shares outstanding, diluted......        N/A        N/A
                                                              =========   ========


                             SEE ACCOMPANYING NOTES

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        (IN 000'S, EXCEPT SHARE AMOUNTS)

                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                   2000             1999
                                                              --------------   --------------
                                                               (UNAUDITED)      (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $1,492,513       $  352,900
  Marketable securities.....................................       188,433           29,628
  Pledged securities........................................            --           63,864
  Accounts receivable.......................................        86,249          105,934
  Prepaid expenses and other current assets.................        33,291            6,311
                                                                ----------       ----------
    Total current assets....................................     1,800,486          558,637
Fiber optic transmission network and related equipment,
  net.......................................................     2,049,166          557,662
Property and equipment, net.................................        32,613            7,136
Restricted cash.............................................        52,605           94,234
Marketable securities.......................................            --               --
Investment in/advances to joint ventures....................        23,068           20,014
Other assets................................................        97,642           32,659
Intangibles, net............................................     1,604,259        1,648,059
                                                                ----------       ----------
    Total assets............................................    $5,659,839       $2,918,401
                                                                ==========       ==========

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   91,242       $   31,680
  Accrued expenses..........................................       257,674          112,382
  Deferred revenue, current portion.........................        21,048           15,863
  Capital lease obligations and notes payable, current
    portion.................................................         8,037            6,176
                                                                ----------       ----------
    Total current liabilities...............................       378,001          166,101
Senior notes payable........................................     1,660,900          650,000
Convertible subordinated notes payable......................       975,281               --
Capital lease obligations and notes payable.................        34,389           39,036
Deferred revenue............................................       226,278           83,271
Other long term liabilities.................................        16,445               --
Commitments and contingencies (see notes)
Stockholders' equity:
  Class A common stock, $.01 par value; 2,404,031,240 shares authorized; 483,020,162 and 397,644,106 shares issued
    and outstanding, respectively...........................         4,829            3,976
  Class B common stock, $.01 par value; 522,254,782 shares
    authorized; 67,538,544 shares issued and outstanding....           676              676
Additional paid-in capital..................................     2,812,671        2,062,990
Accumulated deficit.........................................      (429,661)         (86,526)
Cumulative comprehensive loss...............................       (19,970)          (1,123)
                                                                ----------       ----------
    Total stockholders' equity..............................     2,368,545        1,979,993
                                                                ----------       ----------
    Total liabilities and stockholders' equity..............    $5,659,839       $2,918,401
                                                                ==========       ==========

                             SEE ACCOMPANYING NOTES

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                   (IN 000'S)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 2000         1999
                                                              -----------   ---------
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES:
Net loss....................................................  $  (272,487)  $ (44,290)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
    Depreciation and amortization...........................      118,567      15,645
    Amortization of deferred financing costs................        4,259       1,503
    Stocks, options and warrants issued for services........          108         401
    Deferred compensation...................................          919
    Loss from joint ventures................................        2,739         329
CHANGE IN OPERATING ASSETS AND LIABILITIES:
    Accounts receivable.....................................      (14,016)    (61,465)
    Accounts payable and accrued expenses...................       83,172      52,350
    Deferred revenue........................................       57,453      50,765
    Other...................................................       (5,164)     (8,925)
                                                              -----------   ---------
  Net cash (used in) provided by operating activities.......      (24,450)      6,313
                                                              -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities..........................     (158,805)    (29,628)
Capital expenditures on fiber optic transmission network and
  related equipment.........................................   (1,309,320)   (229,104)
Restricted cash secured by letters of credit................           --     (63,014)
Investment in / advances to joint ventures..................       (7,236)     (3,359)
Capital expenditures on property and equipment..............      (41,199)     (3,284)
Business acquisitions (net of cash acquired)................       (8,426)    117,126
                                                              -----------   ---------
  Net cash used in investing activities.....................   (1,524,986)   (211,263)
                                                              -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock......................      757,341       3,559
Purchases and sales of pledged securities, net..............       31,960          --
Restricted cash secured by letter of credit.................       29,588          --
Repayment of notes payable..................................       (3,319)         --
Proceeds from issuance of notes payable.....................      975,281          --
Payments of business acquisition's pre-acquisition debt.....           --     (15,028)
                                                              -----------   ---------
Tax benefit associated with the exercise of stock options...           --          --
  Net cash provided by (used in) financing activities.......    1,790,851     (11,469)
                                                              -----------   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................      (11,293)         --
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      230,122    (216,419)
CASH AND CASH EQUIVALENTS-BEGINNING OF PERIOD...............    1,262,391     569,319
                                                              -----------   ---------
CASH AND CASH EQUIVALENTS-END OF PERIOD.....................  $ 1,492,513   $ 352,900
                                                              ===========   =========
Supplemental information:
  Interest paid.............................................  $    31,489   $  31,375
                                                              ===========   =========
  Income taxes paid.........................................  $        --   $   2,771
                                                              ===========   =========
  Accrued capital expenditures..............................  $   105,954   $  65,629
                                                              ===========   =========

In connection with the acquisitions in 2000 of MIBH and of 100% of the shares owned by the joint venture partners of AboveNet UK Ltd., shares of class A common stock were issued with a total value of $49,280 and $10,000, respectively.

                             SEE ACCOMPANYING NOTES

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Metromedia Fiber Network, Inc. and its wholly owned subsidiaries, (collectively, "MFN" or the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. Investments in joint ventures which are not majority owned, or which the Company does not control but over which it exercises significant influence, are accounted for using the equity method. Certain reclassifications have been made to the consolidated financial statements for prior periods to conform to the current presentation.

    The interim unaudited consolidated financial statements in this information statement/prospectus have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission's Regulation S-X and consequently do not include all disclosures required under accounting principles generally accepted in the United States. The interim unaudited consolidated financial statements should be read in conjunction with the audited Consolidated Financial Statements of the Company and accompanying Notes for the year ended December 31, 1999, contained in the Company's Annual Report on Form 10-K. The Form 10-K includes information with respect to the Company's significant accounting and financial reporting policies and other pertinent information. The Company believes that all adjustments of a normal recurring nature that are necessary for a fair presentation of the results of the interim periods presented in this report have been made.

DESCRIPTION OF BUSINESS

    The Company provides dedicated fiber optic infrastructure and high-bandwidth Internet connectivity for its communications intensive customers. The Company is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure to communications carriers and corporate and government customers in the United States and Europe. Through its acquisition of AboveNet Communications, Inc. ("AboveNet") on September 8, 1999, the Company also provides "one-hop" connectivity that enables mission critical Internet applications to thrive, as well as high-bandwidth infrastructure, including managed co-location services. AboveNet's wholly owned subsidiary, PAIX.net, Inc. ("PAIX"), serves as a packet switching center for ISPs and also offers secure, fault-tolerant co-location services to ISPs.

    The Company intends to expand its presence to include approximately 50 Tier I and Tier II markets in the United States and 17 major international markets.

    The Company's existing intra-city networks consist of approximately 924,000 fiber miles covering in excess of 1,600 route miles in the United States. Its inter-city network consists of approximately 225,000 fiber miles primarily covering its 255 route-mile network that the Company has built between New York City and Washington D.C. The Company has also built or contracted to acquire a nationwide dark fiber network linking its intra-city networks.

    In February 1999, the Company entered into an agreement with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a dark fiber inter-city network among selected cities throughout Germany. Once completed, our German network will consist of approximately 320,000 fiber miles covering in excess of 1,450 route miles connecting 14 major cities. The Company has also acquired fiber on the Circe network, which connects a number of European markets. In addition to its inter-city networks, the Company is constructing 16 intra-city networks throughout Europe. Separately, the Company has also entered into a contract to acquire rights to dark fiber network facilities in Toronto, Canada.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.Actual results may differ from those estimates.

FIBER OPTIC TRANSMISSION NETWORK AND RELATED EQUIPMENT

    The fiber optic transmission network and related equipment are stated at cost. Costs incurred in connection with the installation and expansion of the network are capitalized. Depreciation is computed using the straight-line method through the life of either the franchise agreement or right of way for the related network.

RECAPITALIZATIONS

    On March 2, 2000 the Company announced a two-for-one stock split of the Company's class A and class B common stock in the form of a 100 percent stock dividend to all shareholders of record on March 14, 2000. This split was effective on April 17, 2000.

    The accompanying financial statements give retroactive effect to the above recapitalization.

RECOGNITION OF REVENUE

    The Company recognizes revenue on telecommunications services ratably over the term of the applicable lease agreements with customers. Amounts billed in advance of the service provided are recorded as deferred revenue. Revenue on bandwidth and space requirement charges is recognized in the period in which the services are provided. In addition, the Company had occasionally entered into sales-type leases for portions of its network. For those leases entered into prior to completion of the portion of the network and under contracts entered into before June 30, 1999, the Company recognizes revenue using the percentage of completion method.

    Under the percentage of completion method, progress is generally measured on performance milestones relating to the contract where such milestones fairly reflect the progress toward contract completion. Network construction costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. If necessary, the estimated loss on an uncompleted contract is expensed in the period in which it is identified. Contract costs are estimated using allocations of the total cost of constructing the specific phase of the network. Revisions to estimated profits on contracts are recognized in the period that they become known.

    Most of the Company's contracts for the provision of dark fiber are accounted as operating leases under which it recognizes recurring monthly revenues. For certain other contracts the Company recognizes revenue under the percentage of completion method for the provision of dark fiber. Effective
June 30, 1999, the Financial Accounting Standards Board issued FASB Interpretation No. 43 "Real Estate Sales" ("FIN 43") which requires that sales or leases of integral equipment be accounted for in accordance with real estate accounting rules. The Company believes that the staff of the Securities and Exchange Commission requires the classification of dark fiber cables in the ground as

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) integral equipment as defined in FIN 43. Accounting for dark fiber leases as defined by FIN 43 does not change any of the economics of the contracts. It requires the Company, however, to recognize the revenue from certain leases as operating leases over the term of the contract as opposed to the prior method of recognizing revenue when the Company delivers the fiber. As a result, this change in accounting treatment reduces the revenue and income that the Company recognizes in the earlier years of the contract and spreads it out over the life of the contract regardless of when the cash was received or the delivery of the fiber took place.

    By way of example, if the Company entered into an agreement for a 25-year lease for dark fiber with a customer who pays $100.0 million in cash when the contract is signed, the Company previously recorded revenues of $20.0 million per year over the 5 years during which the Company delivered the dark fiber. By contrast, the real estate accounting rules of FIN 43 would require recognition of revenue of $4.0 million per year over the 25 year term of the contract, even though the Company would receive a cash payment of $100.0 million when the contract is signed.

    The Company implemented FIN 43 real estate accounting for certain of its leases entered into after June 30, 1999, and has not restated any amounts for contracts executed prior to such date. Although there was no change to the economics of the contracts or the timing of the cash to be received by the Company, the impact of the change in accounting resulted in the Company recording substantially less revenue after July 1, 1999 than would have been recorded if this change had not been imposed. Revenue recognized for the three months ended September 30, 2000 and 1999 related to the percentage of completion method was zero and $4.1 million, respectively. Revenue recognized for the nine months ended September 30, 2000 and 1999 related to the percentage of completion method was $325,000 and $37.7 million, respectively. The related cost of sales recorded was zero and $620,000, respectively, for the three months ended September 30, 2000 and 1999, and $49,000 and $10.3 million for the nine months ended September 30, 2000 and 1999, respectively. In the future, similar revenues will be recognized over the term of the related contracts, typically 20 to 25 years.

DEFERRED REVENUE

    Deferred revenue represents prepayments received from customers for future use of the Company's fiber optic network and co-location facilities as well as prepayment for installation services, which have not yet been provided. Lease payments are structured as either prepayments or monthly recurring charges. Prepayments are accounted for as deferred revenues and recognized over the term of the respective customer lease agreement.

COMPREHENSIVE LOSS

    Statement of Financial Accounting Standards No. 130 ("SFAS 130") Reporting Comprehensive Income establishes rules for the reporting of comprehensive income and its components. Comprehensive loss consists of net loss and foreign currency translation adjustments. The comprehensive loss for the three and nine months ended September 30, 2000 was approximately $100.7 million and $283.8 million, respectively, compared to a loss of $28.2 million and $45.4 million for the three and nine months ended September 30, 1999, respectively.

SEGMENT INFORMATION

    The Company discloses information regarding segments in accordance with Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Related Information." SFAS 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports. The disclosure of segment information is not required as the Company operates in only one business segment. As of and for the three and nine months ended September 30, 2000 and 1999, substantially all of the Company's assets were located in the United States and the Company derived substantially all of its revenue from businesses located in the United States.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 2000, the FASB issued FASB Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation" ("FIN 44"), an interpretation of APB Opinion No. 25 "Accounting for Stock Issued to Employees". FIN 44 is effective July 1, 2000 and effects the way certain stock options granted to non-employees will be accounted for. The Company has adopted FIN 44 and in connection therewith recorded compensation expense of $919,000 for the nine months ended September 30, 2000.

    In December 1999, the Securities and Exchange Commission issued SEC Staff Accounting Bulletin No. 101 or SAB 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company does not believe the adoption of SAB 101 will have a material impact on its results of operations.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect the adoption of SFAS 133 to have an impact on its results of operations, financial position or cash flows.

2. FIBER OPTIC TRANSMISSION NETWORK AND RELATED EQUIPMENT

    Fiber optic transmission network and related equipment consist of the following (in 000's):

                                                     SEPTEMBER 30,   SEPTEMBER 30,
                                                         2000            1999
                                                     -------------   -------------
Fiber optic network................................   $  777,510       $149,587
Data Centers.......................................      189,435         49,599
Telecommunication equipment & other................       82,176         59,638
Construction in progress...........................    1,077,999        315,519
                                                      ----------       --------
  Total Network....................................    2,127,120        574,343
Less: accumulated depreciation.....................      (77,954)       (16,681)
                                                      ----------       --------
                                                      $2,049,166       $557,662
                                                      ==========       ========

    Construction in progress includes amounts incurred in the Company's expansion of its network and data centers. These amounts include fiber optic cable and other materials, engineering and other layout costs, fiber optic cable installation costs and other network assets held under capital leases. Construction in progress also includes payments for rights of way for the underlying sections of the network build.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. INVESTMENT IN/ADVANCES TO JOINT VENTURES

    During 1997 the Company formed a joint venture with Racal Telecommunications, Inc. ("Racal") that provides broad-based transatlantic communication services between New York and London. During 1999 and 1998, the Company made capital contributions of $1.8 million and $4.3 million, respectively. The Company accounts for its investment using the equity method. The Company records equity losses based on its 50% interest in the joint venture.

    As part of its international expansion strategy, the Company has entered into joint ventures to provide managed co-location and Internet connectivity solutions for mission critical Internet operations overseas. In March 1999, the Company entered into agreements to form joint ventures in Austria, Germany, France and the United Kingdom. (The Company purchased additional interests in the joint ventures in Austria, Germany and the United Kingdom in September, June and February 2000, respectively--see note 4). The Company invested a total of $30.7 million in these ventures through September 30, 2000. These joint ventures are accounted for under the equity method of accounting.

    In December 1999, the Company entered into a joint venture agreement in Japan. The Company invested a total of $4.0 million through September 30, 2000, and is required to invest an additional $4.0 million for up to a 40% ownership interest in this venture.

    In September 2000, the Company entered into a joint venture agreement in Taiwan, and purchased a 50% interest for approximately $2 million.

4. ACQUISITIONS

    In September 2000, the Company purchased the remaining 50% interest in its 50% owned joint venture in Austria, AboveNet Austria GMBH, for approximately $2 million.

    In June 2000, the Company purchased an additional 37.5% interest in its 50% owned joint venture in Germany, AboveNet Germany GMBH, for approximately
$1.4 million.

    On May 9, 2000 the Company finalized an agreement with Pacific Gateway Exchange ("PGE") to purchase PGE's ownership position in the cable consortia that owns and operates the TAT-14 and Japan-U.S. Cable Networks, and two of PGE's subsidiaries. The Japan-U.S. transaction closed in June 2000 and the TAT -14 transaction closed in August 2000. Under the terms of the sale, the Company has paid approximately $52 million in net cash proceeds to PGE, primarily to reimburse it for payments made by PGE to the consortia. MFN has assumed PGE's future payment obligations to the cable consortia. The acquisition of related Japanese subsidiary and a related U.S subsidiary has been accounted for under the purchase method of accounting. The excess of purchase price over the fair value of net assets acquired of approximately $1.6 million has been recorded as goodwill.

    In February 2000, the Company purchased the remaining 60% of its 40% owned joint venture in the United Kingdom, AboveNet UK Limited, for shares of the Company's stock with a market value of $10 million. The excess of purchase price over the fair values of net assets acquired was approximately $10 million and has been recorded as goodwill.

    On January 19, 2000, the Company completed the acquisition of MIBH Inc., a network outsourcing provider offering full-service management of business Internet connectivity solutions for approximately $52.3 million in cash and stock. The excess of purchase price over the fair values of net assets acquired was approximately $51 million and has been recorded as goodwill.

    Under the terms of the agreement, MIBH became a wholly owned subsidiary of Metromedia Fiber Network, Inc., and has subsequently merged into Metromedia Fiber Network Services, Inc. The shareholders of MIBH, a privately held company, received an aggregate of 1,884,418 shares of

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. ACQUISITIONS (CONTINUED)
Metromedia Fiber Network class A common stock having a fair market value of approximately $49.3 million and $3.0 million in cash.

    On September 8, 1999, the Company acquired all of the outstanding common stock of AboveNet for a total purchase price, paid in Company class A common stock, of approximately $1.8 billion. The holders of AboveNet common stock, stock options and warrants received, in exchange for those securities, 2.35 shares of the Company's class A common stock, stock options and warrants, respectively. The excess of the purchase price over the fair values of the net assets acquired was approximately $1.6 billion and has been recorded as goodwill.

    In addition, in connection with the acquisition, the Company issued a letter of credit, secured by the Company's restricted cash in the amount of $25 million, to further secure a credit facility of AboveNet.

    On June 21, 1999, AboveNet acquired certain assets and assumed certain liabilities of PAIX from Compaq Computer Corporation ("Compaq") for a total purchase price of $76.4 million consisting of $70 million in cash, certain future ongoing services to be provided by AboveNet to Compaq, with a value estimated to be $5.0 million, and acquisition related costs of $1.4 million.

    On March 11, 1999, the Company acquired all the outstanding common stock of Communication Systems Development, Inc. ("CSD") for $25 million in cash. CSD has its primary operations in Dallas, Texas and is engaged in the engineering and construction of fiber optic networks. The excess of the purchase price over the fair values of the net assets acquired was approximately $11.2 million and has been recorded as goodwill.

    All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition. Goodwill is amortized on a straight-line basis over 10 to 20 years.

5. GERMAN NETWORK BUILD

    In February 1999, the Company entered into a joint venture with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a national fiber optic telecommunications network in Germany. Upon completion of construction, the joint venture will be dissolved and the Company will own its own separate German broadband network. In connection with the terms of this agreement, the Company made a deposit payment of $4.7 million, during the third quarter of 1998. Upon signing an agreement, the Company provided an irrevocable standby letter of credit in the amount of $64 million as security for the construction costs of the network. During the first quarter of 2000, the letter of credit amount was increased by $12.5 million. As of September 30, 2000, construction costs of approximately $136.1 million have been incurred and are included in fiber optic transmission network.

6. RELATED PARTY TRANSACTIONS

    The Company is a party to a management agreement under which the Company's controlling shareholder, Metromedia Company, provides consultation and advisory services relating to legal matters, insurance, personnel and other corporate policies, cash management, internal audit and finance, taxes, benefit plans and other services as are reasonably requested. The management agreement terminates on December 31, of each year, and is automatically renewed for successive one-year terms unless either party terminates upon 60 days prior written notice. The 2000 and 1999 annual management fee under the agreement is $1.0 million, payable monthly. The Company is also

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. RELATED PARTY TRANSACTIONS (CONTINUED) obligated to reimburse Metromedia Company for all its out-of-pocket costs and expenses incurred and advances paid by Metromedia Company in connection with the management agreement.

7. NOTES PAYABLE

    On March 6, 2000, the Company issued $975.3 million of 6.15% convertible subordinated notes due March 6, 2010, to Bell Atlantic Investments, Inc. ("Bell Atlantic" now Verizon Communications, or "Verizon"). The notes are convertible into shares of class A common stock at a conversion price of$17.00 per share. Interest on the notes is payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2000. Upon the occurrence of a change of control, each holder of convertible subordinated notes will have the right to require the Company to purchase all or any part of that holder's convertible subordinated notes at a price equal to 100% of the outstanding principal amount. The payment of all amounts due on the convertible subordinated notes is subordinated to the prior payment of the senior notes.

    At September 30, 2000, AboveNet had $14.7 million outstanding under its credit facility (the "Credit Facility"), with no additional borrowings available. Borrowings outstanding under the Credit Facility are payable in 42 monthly installments, bear interest at rates ranging from 13.3% to 15.1% and are collateralized by the equipment and leasehold improvements purchased with the proceeds of the borrowing. Additionally, in connection with the AboveNet acquisition, the Company issued a letter of credit, secured by the Company's restricted cash in the amount of $25.0 million, to further secure the Credit Facility. At September 30, 2000, the outstanding borrowings on the Credit Facility are due as follows: 2000--$1.5 million, 2001--$7.0 million, and 2002--$6.2 million.

8. VERIZON INVESTMENT

    On March 6, 2000, the Company closed a securities purchase agreement with Verizon, under which Verizon purchased approximately 51.1 million newly issued shares of MFN class A common stock at a purchase price of $14.00 per share and a convertible subordinated note of approximately $975.3 million, which is convertible into shares of MFN class A common stock at a conversion price of $17.00 per share (see Note 7). After the issuance of the 51.1 million shares of class A common stock and assuming conversion of the convertible subordinated notes, this investment represents 18.2% of the Company's outstanding shares. Verizon has also agreed to pay the Company $550 million over the next three years in exchange for delivery of fiber optic facilities over the next five years. The proceeds from these transactions will be used to fund the expansion of the Company's network.

9. CONTINGENCIES


    On or about June 12, 1998, Claudio E. Contardi commenced an action against Peter Sahagen, Sahagen Consulting Group of Florida and the Company in the United States District Court for the Southern District of New York, No. 98 CIV 4140 (the "Contardi Litigation"). Mr. Contardi alleges a cause of action for, among other things, breach of a finder's fee agreement entered into between Mr. Sahagen and Mr. Contardi on or about November 14, 1996 and breach of an implied covenant of good faith and fair dealing contained in the finder's fee agreement. Mr. Contardi is seeking, among other things, a number of our shares of class A common stock which the Company cannot currently ascertain but believe to be approximately 112,500 shares (calculated as of the date on which the complaint was filed without taking into account subsequent stock splits) or damages in an amount which the Company cannot currently ascertain but believe to be approximately $4.9 million (calculated as of the date on which the complaint was filed) and all costs and expenses incurred by him in this

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. CONTINGENCIES (CONTINUED)

action. The Company has filed an answer to the complaint and has raised affirmative defenses and moved for summary judgment on the complaint. On or about June 5, 2000, the court denied the summary judgment motion. On or about July 20, 2000, the court entered a stipulation and order dismissing this action without prejudice on the grounds that the court lacks subject matter jurisdiction. On or about December 28, 2000, Contardi refiled the action in the Southern District of New York, captioned CONTARDI V. SAHAGEN ET AL 00 CIV 9811
(JGK), alleging claims against the Company for breach of contract, breach of the implied covenant of good faith and fair dealing, conversion and unjust enrichment, Contardi seeks, among other things, 1,814,400 shares of the Company's stock or damages "in the amount of the highest value of said MFN/NFN shares to which plaintiff was and is entitled, from the date of defendants' breach to time of trial, together with interest therein."


    In January 2000, Herman Goldsmith and Arnold S. Schickler commenced an action against the Company, F. Garofalo Electric Co., Inc. and Stephen A. Garofalo in the Supreme Court of the State of New York, County of New York
(No. 600163/00) (the "Goldsmith Litigation"). The complaint alleges a cause of action for breach of contract in connection with an alleged "finders agreement" entered into in 1993 between Messrs. Goldsmith and Schickler, on the one hand, and F. Garofalo Electric Co., Inc. and Stephen A. Garofalo, on the other. Plaintiffs seek damages of approximately $861 million, plus interest from September 7, 1999, in addition to their costs, expenses and reasonable attorneys' fees. On April 7, 2000, the Company filed a motion to dismiss the complaint.

    The Company intends to vigorously defend both the Goldsmith Litigation and the Contardi Litigation because it believes that it acted appropriately in connection with the matters at issue in these two cases. However, there can be no assurance that the Company will not determine that the advantages of entering into a settlement outweigh the risk and expense of protracted litigation or that ultimately it will be successful in defending against these allegations. If the Company is unsuccessful in defending against these allegations, awards of the magnitude being sought in the Goldsmith Litigation would have a material adverse effect on its financial condition and results of operations.

    On June 29, 1999, an alleged stockholder of AboveNet filed a lawsuit, captioned Kaufman v. Tuan, et al, Del. Ch. C.A. No. 17259NC, in the Court of Chancery of the State of Delaware in and for the New Castle County. The plaintiff, who purports to represent a class of all AboveNet stockholders, challenges the terms of the proposed merger between the Company and AboveNet. The complaint names, as defendants, AboveNet, the directors of AboveNet, and the Company (as an aider and abettor). The complaint alleges generally that AboveNet's directors breached their fiduciary duty to stockholders of AboveNet, and seeks an injunction against the merger, or, in the alternative, rescission and the recovery of unspecified damages, fees and expenses. AboveNet, the Company and the individual defendants believe the lawsuit is without merit and intend to defend against it vigorously. AboveNet and the individual director defendants' responses were filed on July 22, 1999. In connection with these responses, a motion to dismiss the complaint in its entirety and a motion to stay discovery pending the outcome of the motion to dismiss were filed by AboveNet and the individual directors of AboveNet on July 22, 1999. Similar motions to dismiss the complaint and stay discovery were filed by the Company on July 26, 1999. Upon stipulation of the parties, this action was dismissed without prejudice in December 1999.

    Four other complaints, which are virtually identical to the complaint in Kaufman v. Tuan, have also been filed in the Delaware Court of the Chancery. None of these four complaints have been served. The four actions are captioned Brosious v. Tuan, et al, Del. Ch. C.A. No. 17271NC, Chong v. Tuan,

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. CONTINGENCIES (CONTINUED)
et al, Del. Ch. C.A. No. 17281NC, Ehlert v. Tuan, et al, Del. Ch. C.A. No. 17284NC, Horn v. Tuan, et al, Del. Ch. C.A. No. 17300NC.

    In addition, the Company is subject to various claims and proceedings in the ordinary course of business. Based on information currently available, the Company believes that none of such current claims, or proceedings, individually, or in the aggregate, including the Goldsmith Litigation, will have a material adverse effect on our financial condition or results of operations, although the Company can make no assurances in this regard.

10. SUBSEQUENT EVENT

    On October 9, 2000, the Company entered into an agreement with SiteSmith Inc. ("SiteSmith"), a provider of Internet infrastructure management services, to exchange all outstanding shares of SiteSmith common and preferred stock for the right to receive between 55 million and 62.5 million shares of MFN class A common stock. The exchange ratio will depend on the average closing price of MFN class A common stock during the 20 trading day period ending on the fourth business day prior to the effective time of merger. This transaction is expected to close during the fourth quarter of fiscal 2000, subject to various closing conditions.

    The aggregate merger consideration will be based on the average trading price of MFN class A common stock on The Nasdaq National Market during the twenty trading day period ending four days prior to consummation of the merger subject to the following conditions:

    - If the average trading price is greater than or equal to $24.00 and less than or equal to $27.2727, then the aggregate merger consideration will be the number of shares obtained by dividing $1,500,000,000 by the average trading price.

    - If the average trading price is less than $24.00, then the aggregate merger consideration will be 62,500,000 shares.

    - If the average trading price is greater than $27.2727, then the aggregate merger consideration will be 55,000,000 shares.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of AboveNet Communications Inc.:

We have audited the accompanying consolidated balance sheets of AboveNet Communications Inc. as of June 30, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AboveNet Communications Inc. as of June 30, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California

July 28, 1999
(September 8, 1999 as to Note 17)

                          ABOVENET COMMUNICATIONS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
                                         ASSETS
Current assets:
  Cash and equivalents......................................  $ 8,141,200   $209,126,300
  Short-term investments....................................           --     11,744,200
  Accounts receivable, net of reserve for doubtful accounts
    of $60,000 and $388,300, respectively...................      357,000      3,355,000
  Prepaid expenses and other current assets.................      269,600      3,850,400
                                                              -----------   ------------
      Total current assets..................................    8,767,800    228,075,900
Property and equipment, net.................................    4,436,100     46,590,900
Rights to use fiber optic capacity..........................           --     12,904,500
Intangible assets...........................................           --     69,474,100
Restricted cash.............................................      300,000     21,475,900
Deposits and other assets...................................      189,400      5,377,400
                                                              -----------   ------------
Total assets................................................  $13,693,300   $383,898,700
                                                              ===========   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 2,301,300   $ 13,593,300
  Remaining obligation for rights to use fiber optic
    capacity................................................           --        800,000
  Accrued liabilities.......................................      619,900      1,322,600
  Unearned revenue..........................................      309,400      2,510,700
  Current portion of long-term obligations..................      476,000      5,984,800
                                                              -----------   ------------
      Total current liabilities.............................    3,706,600     24,211,400
Convertible notes payable and advances......................    8,000,000             --
Unearned revenue............................................           --      4,375,000
Other long-term obligations.................................    1,325,300     21,588,600
Commitments and contingencies (Notes 4, 5 and 12)
Stockholders' equity:
  Preferred stock, $0.001 par value, 10,000,000 shares
    authorized;
    shares issued and outstanding--none.....................           --             --
  Convertible preferred stock, $0.001 par value:
    Series A; shares issued and outstanding: 2,050,000 and
      none, respectively....................................      410,000             --
    Series B; shares issued and outstanding: 3,263,792 and
      none, respectively....................................    2,323,100             --
    Series C; shares issued and outstanding: 4,006,000 and
      none, respectively....................................    3,873,400             --
    Series D; no shares issued and outstanding..............           --             --
    Series E; no shares issued and outstanding..............           --             --
  Common stock, $0.001 par value, 60,000,000 shares
    authorized; shares issued and outstanding: 728,696 and
    34,548,308, respectively................................       38,900    363,218,000
  Common stock options......................................    1,861,500      4,413,800
  Deferred stock compensation...............................     (540,100)       (47,800)
  Accumulated deficit.......................................   (7,305,400)   (33,860,300)
                                                              -----------   ------------
      Total stockholders' equity............................      661,400    333,723,700
                                                              -----------   ------------
Total liabilities and stockholders' equity..................  $13,693,300   $383,898,700
                                                              ===========   ============

                See notes to consolidated financial statements.

                          ABOVENET COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED JUNE 30,
                                                        ----------------------------------------
                                                           1997          1998           1999
                                                        -----------   -----------   ------------
Revenues..............................................  $   551,600   $ 3,436,400   $ 13,967,800
                                                        -----------   -----------   ------------
Costs and expenses:
  Data communications and telecommunications..........      558,600     2,199,800     12,649,700
  Network operations..................................      416,700     1,571,800      6,084,300
  Sales and marketing.................................      382,600     1,618,700     11,251,300
  General and administrative..........................      433,700     1,621,500      6,610,900
  Depreciation and amortization.......................      132,700       475,500      3,412,600
  Stock-based compensation expense....................           --     1,276,400      1,688,700
  Joint venture termination fee.......................      431,100            --             --
                                                        -----------   -----------   ------------
    Total costs and expenses..........................    2,355,400     8,763,700     41,697,500
Loss from operations..................................   (1,803,800)   (5,327,300)   (27,729,700)
Interest expense......................................       (7,400)     (160,800)    (1,573,100)
Interest and other income.............................        8,400        63,100      2,947,900
                                                        -----------   -----------   ------------
Loss before equity interest in affiliates.............   (1,802,800)   (5,425,000)   (26,354,900)
Equity interest in losses of affiliates...............           --            --       (200,000)
                                                        -----------   -----------   ------------
Net loss..............................................  $(1,802,800)  $(5,425,000)  $(26,554,900)
                                                        ===========   ===========   ============
Basic and diluted loss per share......................  $     (4.58)  $    (10.34)  $      (1.60)
                                                        ===========   ===========   ============
Shares used in basic and diluted loss per share.......      393,236       524,608     16,643,027
                                                        ===========   ===========   ============

                See notes to consolidated financial statements.

                          ABOVENET COMMUNICATIONS INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

                                                 PREFERRED STOCK             COMMON STOCK          COMMON
                                            -------------------------  ------------------------    STOCK
                                              SHARES        AMOUNT       SHARES       AMOUNT      OPTIONS
                                            -----------  ------------  ----------  ------------  ----------
BALANCES, July 1, 1996....................           --  $         --     250,000  $      5,000  $       --
Issuance of common stock..................                                125,000         2,500
Issuance of Series A convertible preferred
  stock...................................    2,050,000       410,000
Exercise of common stock options..........                                 31,250           600
Issuance of Series B convertible preferred
  stock...................................    1,000,000       600,000
Issuance of Series B convertible preferred
  stock in conjunction with acquisition of
  DSK, Inc. (Note 11).....................    1,000,000       600,000
Net loss..................................
                                            -----------  ------------  ----------  ------------  ----------
BALANCES, June 30, 1997...................    4,050,000     1,610,000     406,250         8,100          --
Exercise of common stock options..........                                322,446        30,800
Issuance of warrants in connection with
  issuance of debt........................                    112,000                                45,000
Issuance of Series B convertible preferred
  stock...................................    1,263,792     1,011,100
Issuance of Series C convertible preferred
  stock...................................    4,006,000     3,873,400
Compensatory stock arrangements...........                                                        1,816,500
Amortization of deferred stock
  compensation............................
Net loss..................................
                                            -----------  ------------  ----------  ------------  ----------
BALANCES, June 30, 1998...................    9,319,792     6,606,500     728,696        38,900   1,861,500
Issuance of Series D convertible preferred
  stock...................................    4,230,756    10,771,000
Issuance of Series E convertible preferred
  stock...................................      817,550     3,846,400
Exercise of Series B warrants.............      209,400            --
Conversion of convertible preferred stock
  to common stock.........................  (14,577,498)  (21,223,900) 14,577,498    21,223,900
Issuance of common stock upon initial
  public offering.........................                             11,500,000    67,822,000
Issuance of common stock upon public
  offering................................                              6,850,356   273,421,500
Exercise of common stock options and
  warrants................................                                842,440       439,200
Issuance of common stock under employee
  stock purchase plan.....................                                 49,318       272,500
Issuance of warrants in connection with
  issuance of debt and leases.............                                                        1,355,900
Compensatory stock arrangements...........                                                        1,196,400
Amortization of deferred stock
  compensation............................
Net loss..................................
                                            -----------  ------------  ----------  ------------  ----------
BALANCES, June 30, 1999...................           --  $         --  34,548,308  $363,218,000  $4,413,800
                                            ===========  ============  ==========  ============  ==========

                                              DEFERRED
                                               STOCK      ACCUMULATED   SHAREHOLDERS'
                                            COMPENSATION    DEFICIT        EQUITY
                                            ------------  ------------  -------------
BALANCES, July 1, 1996....................  $        --   $    (77,600) $    (72,600)
Issuance of common stock..................                                     2,500
Issuance of Series A convertible preferred
  stock...................................                                   410,000
Exercise of common stock options..........                                       600
Issuance of Series B convertible preferred
  stock...................................                                   600,000
Issuance of Series B convertible preferred
  stock in conjunction with acquisition of
  DSK, Inc. (Note 11).....................                                   600,000
Net loss..................................                  (1,802,800)   (1,802,800)
                                            -----------   ------------  ------------
BALANCES, June 30, 1997...................           --     (1,880,400)     (262,300)
Exercise of common stock options..........                                    30,800
Issuance of warrants in connection with
  issuance of debt........................                                   157,000
Issuance of Series B convertible preferred
  stock...................................                                 1,011,100
Issuance of Series C convertible preferred
  stock...................................                                 3,873,400
Compensatory stock arrangements...........   (1,816,500)                          --
Amortization of deferred stock
  compensation............................    1,276,400                    1,276,400
Net loss..................................                  (5,425,000)   (5,425,000)
                                            -----------   ------------  ------------
BALANCES, June 30, 1998...................     (540,100)    (7,305,400)      661,400
Issuance of Series D convertible preferred
  stock...................................                                10,771,000
Issuance of Series E convertible preferred
  stock...................................                                 3,846,400
Exercise of Series B warrants.............                                        --
Conversion of convertible preferred stock
  to common stock.........................                                        --
Issuance of common stock upon initial
  public offering.........................                                67,822,000
Issuance of common stock upon public
  offering................................                               273,421,500
Exercise of common stock options and
  warrants................................                                   439,200
Issuance of common stock under employee
  stock purchase plan.....................                                   272,500
Issuance of warrants in connection with
  issuance of debt and leases.............                                 1,355,900
Compensatory stock arrangements...........   (1,196,400)                          --
Amortization of deferred stock
  compensation............................    1,688,700                    1,688,700
Net loss..................................                 (26,554,900)  (26,554,900)
                                            -----------   ------------  ------------
BALANCES, June 30, 1999...................  $   (47,800)  $(33,860,300) $333,723,700
                                            ===========   ============  ============

                See notes to consolidated financial statements.

                          ABOVENET COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEARS ENDED JUNE 30,
                                                              ----------------------------------------
                                                                 1997          1998           1999
                                                              -----------   -----------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(1,802,800)  $(5,425,000)  $(26,554,900)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Equity interest in losses of affiliates.................           --            --        200,000
    Depreciation and amortization...........................      132,700       475,500      3,412,600
    Stock-based compensation expense........................           --     1,276,400      1,688,700
    Noncash interest expense................................           --       133,200        117,000
    Joint venture termination fee...........................      431,100            --             --
    Changes in assets and liabilities:
      Accounts receivable...................................      (29,100)     (315,900)    (2,728,000)
      Prepaid expenses and other current assets.............           --      (269,600)    (3,577,800)
      Restricted cash.......................................           --      (300,000)   (21,175,900)
      Accounts payable......................................      298,900     1,989,300     11,292,000
      Accrued liabilities...................................      109,700       510,200        702,700
      Unearned revenue......................................       85,000       224,400      1,313,300
      Deferred rent.........................................       30,400        18,200        156,100
                                                              -----------   -----------   ------------
        Net cash used in operating activities...............     (744,100)   (1,683,300)   (35,154,200)
                                                              -----------   -----------   ------------
Cash flows from investing activities:
  Purchase of short-term investments........................           --            --    (11,744,200)
  Cash paid for rights to use fiber optic capacity..........           --            --     (7,480,000)
  Purchase of property and equipment........................     (474,500)   (3,666,000)   (37,426,300)
  Increase in deposits and other assets.....................      (32,700)     (111,700)    (1,519,000)
  Investments in affiliates.................................           --            --     (2,630,100)
  Cash paid for acquisition.................................           --            --    (71,420,200)
                                                              -----------   -----------   ------------
        Net cash used in investing activities...............     (507,200)   (3,777,700)  (132,219,800)
                                                              -----------   -----------   ------------
Cash flows from financing activities:
  Proceeds from notes payable and advances..................      739,900    13,395,000     23,722,300
  Debt repayments...........................................           --       (70,000)    (3,297,100)
  Capital lease repayments..................................      (49,600)      (84,700)      (638,700)
  Proceeds from issuance of common stock....................        3,100        30,800    341,955,200
  Proceeds from issuance of convertible preferred stock.....      800,000            --      6,617,400
                                                              -----------   -----------   ------------
        Net cash provided by financing activities...........    1,493,400    13,271,100    368,359,100
                                                              -----------   -----------   ------------
Net increase in cash and equivalents........................      242,100     7,810,100    200,985,100
Cash and equivalents, beginning of period...................       89,000       331,100      8,141,200
                                                              -----------   -----------   ------------
Cash and equivalents, end of period.........................  $   331,100   $ 8,141,200   $209,126,300
                                                              ===========   ===========   ============
Supplemental cash flow information--cash paid for
  interest..................................................  $     7,400   $    27,600   $  1,456,100
                                                              ===========   ===========   ============
Noncash investing and financing activities:
  Remaining obligation for rights to use fiber optic
    capacity................................................  $        --   $        --   $    800,000
                                                              ===========   ===========   ============
  Acquisition of equipment under capital lease..............  $   206,200   $   479,200   $  5,829,500
                                                              ===========   ===========   ============
  Acquisition of leasehold improvements in conjunction with
    DSK, Inc. acquisition...................................  $   168,900   $        --   $         --
                                                              ===========   ===========   ============
  Exchange of notes, advances, accrued interest and warrants
    for convertible preferred stock.........................  $   210,000   $ 4,884,500   $  8,000,000
                                                              ===========   ===========   ============
  Conversion of preferred stock into common stock...........  $        --   $        --   $ 21,223,900
                                                              ===========   ===========   ============
  Issuance of warrants in connection with issuance of debt
    and leases..............................................  $        --   $    45,000   $  1,355,900
                                                              ===========   ===========   ============

                See notes to consolidated financial statements.

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION--AboveNet Communications Inc. (the "Company"), was formed on March 8, 1996 (inception). The Company provides facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance internet connectivity solutions for electronic commerce and other business critical internet operations.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the Company and its subsidiaries. All significant intercompany transactions and amounts are eliminated in consolidation. Minority investments in joint ventures are accounted for under the equity method of accounting, under which the Company records in income its proportionate share of the earnings or losses of the joint ventures.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. However, the Company's credit risk is mitigated by its credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses.

    CASH AND EQUIVALENTS--The Company considers all highly liquid investments with maturities of ninety days or less when purchased by the Company to be cash equivalents.

    SHORT-TERM INVESTMENTS--Short term investments consist of treasury bills with a maturity greater than 90 days but less than twelve months. The Company's short-term investments are classified as available-for-sale. The investments are carried at cost, which approximated fair value at June 30, 1999. Material unrealized gains or losses would be reported as a separate component of stockholders' equity. No investments were sold in the periods presented.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the useful lives of the improvement.

    RIGHTS TO USE FIBER OPTIC CAPACITY--Indefeasible rights to use (IRU) capacity on fiber optic cable systems are stated at cost. Amortization will be recognized over the shorter of the term of the IRU or its useful life beginning when such capacity becomes available to the Company.

    INTANGIBLE ASSETS--Goodwill is amortized on a straight-line basis over its estimated life of ten years.

    RESTRICTED CASH--Restricted cash consists of certificates of deposit which are restricted from use pursuant to certain lease agreements.

    REVENUE RECOGNITION--Revenue consists primarily of service revenue which is recognized in the period in which the services are provided. The services primarily include bandwidth and space requirement charges which are recognized monthly as well as installation fees which are recognized as

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) revenue in the period of installation. Unearned revenue consists of customer advances and the value assigned to certain ongoing services to be rendered to Compaq Computer Corporation in connection with the acquisition of the Palo Alto Internet Exchange ("PAIX") (see Note 2). Unearned revenue is recognized in the period in which the services are rendered.

    INCOME TAXES--Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    NET INCOME (LOSS) PER SHARE--Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding, less shares subject to repurchase by the Company, for the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

    RECLASSIFICATIONS--Certain prior period amounts have been reclassified to conform to the current period presentation. Such reclassifications had no effect on stockholders' equity (deficiency) or net loss.

    RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME, which requires an enterprise to report, by major components and as a single total, the change in the Company's net assets during the period from nonowner sources. The Company adopted SFAS
No. 130 in fiscal 1999. For all periods presented, comprehensive loss was equal to the Company's net loss.

    Additionally, in June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about the enterprise's products, services, geographic areas and major customers. The Company adopted this statement in fiscal 1999. The Company has determined that it operates in one reporting segment.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 provides guidance for an enterprise on accounting for the costs

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of computer software developed or obtained for internal use. SOP 98-1 is effective for the Company in fiscal 2000. The Company anticipates that accounting for transactions under SOP 98-1 will not have a material impact on its financial position or results of operations.

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in fiscal 2001. Although the Company has not fully assessed the implications of SFAS
No. 133, the Company does not believe adoption of this statement will have a material impact on its financial position or results of operations.

NOTE 2: ACQUISITION OF PALO ALTO INTERNET EXCHANGE

    On June 21, 1999, the Company consummated the acquisition of certain assets and the assumption of certain liabilities of the Palo Alto Internet Exchange ("PAIX"), a business within the Technology and Corporate Development and Operations Management Services business units of Compaq Computer Corporation ("Compaq"). The total purchase price of $76.4 million consisted of $70.0 million in cash, certain future ongoing services to be provided by the Company to Compaq, with a value currently estimated to be $5.0 million, and acquisition-related costs of $1.4 million. PAIX is a high-level switching and peering point for global and regional internet service providers and content providers.

    The acquisition has been recorded using the purchase method of accounting. The excess of the aggregate purchase price over the fair market value of net assets acquired of $69.7 million was recognized as goodwill and is being amortized over 10 years. Amortization of goodwill for fiscal 1999 was $190,000. At June 30, 1999, the Company made a preliminary allocation of the purchase price. The Company will record adjustments to the purchase price allocation as deemed necessary.

    The operating results of PAIX have been included in the Company's consolidated financial statements since the date of acquisition. Had the acquisition of PAIX occurred on July 1, 1997 the unaudited proforma revenue, net loss applicable to common stockholders and related basic and diluted loss per share for the years ended June 30, 1998 and 1999 would have been: $6.6 million and $19.7 million; $23.8 million and $44.4 million, and $45.45 per share and $2.66 per share, respectively. These results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated on July 1, 1997.

    A reconciliation of the cash and noncash aspects of the above transaction is as follows:

Tangible and intangible assets acquired.....................  $76,683,200
Liabilities assumed.........................................     (263,000)
Liabilities incurred in connection with purchase............   (5,000,000)
                                                              -----------
Net cash paid for acquisition...............................  $71,420,200
                                                              ===========

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 3: PROPERTY AND EQUIPMENT, NET

    Property and equipment at June 30 are comprised of the following:

                                                         1998         1999
                                                      ----------   -----------
Property and equipment at cost:
  Telecommunication equipment.......................  $2,295,300   $10,255,500
  Leasehold improvements (primarily
    co-location facilities).........................     224,700    20,385,900
  Office equipment..................................     186,500     1,262,000
  Construction in progress..........................   2,389,400    18,224,900
                                                      ----------   -----------
Total...............................................   5,095,900    50,128,300
Less accumulated depreciation and amortization......    (659,800)   (3,537,400)
                                                      ----------   -----------
Property and equipment, net.........................  $4,436,100   $46,590,900
                                                      ==========   ===========

    Construction in progress primarily relates to costs incurred during the expansion of the Company's facilities.

NOTE 4: INDEFEASIBLE RIGHTS TO USE FIBER OPTIC CAPACITY

    During fiscal 1999, the Company entered into a series of agreements providing for the acquisition of an indefeasible right to use capacity on a fiber optic cable system between the U.S. and the United Kingdom for $8.3 million, $7.5 million of which has been paid as of June 30, 1999. The terms of these agreements are 25 years.

    In fiscal 1999, the Company entered into a series of agreements to lease fiber optic cable systems between Washington D.C. and New York City. These leases were initiated in the fourth quarter of fiscal 1999 and require annual payments of $630,000 for 20 years. The leases are accounted for as capital leases and had a net book value of $4.6 million at June 30, 1999.

NOTE 5: JOINT VENTURES

    In March 1999, as part of its international expansion strategy, the Company entered into agreements to form joint ventures in Austria, Germany ("AboveNet GmbH"), and the United Kingdom to provide managed co-location and internet connectivity solutions for mission critical internet operations. The Company invested a total of $2.4 million in fiscal 1999, which is included in deposits and other assets at June 30, 1999. In addition, the Company has agreed to provide up to $2 million of additional financing to certain of these joint ventures, if required, and to arrange or provide for an additional $4.5 million contingent upon the joint ventures raising an equivalent amount from third parties. These joint ventures are accounted for under the equity method of accounting.

    In July 1999, the Company agreed to enter into two additional joint ventures in Germany. The first joint venture will own real property in Frankfurt, Germany. For an equity contribution of approximately $2 million, the Company will own 45% and AboveNet GmbH will own 5% of this joint venture. The second joint venture will lease the real property from the aforementioned joint venture. It will complete improvements to the property and will manage the property. This entity will lease managed co-location space to AboveNet GmbH and provide leased space to other third parties. The Company

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 5: JOINT VENTURES (CONTINUED)
will own 87.42% of this second joint venture in exchange for equity contributions which will total approximately $23 million, of which approximately $8 million will be paid as an initial equity contribution, with the remainder to be contributed over the following 18 to 24 months.

NOTE 6: CONVERTIBLE NOTES PAYABLE AND ADVANCES

    In June 1997, the Company received $739,900 in cash advances from certain individuals, including stockholders and employees. In July and August 1997, the Company received an additional $250,000 in cash advances. In August 1997, the advances were converted into notes payable of $989,900 and warrants to acquire 989,906 shares of Series B convertible preferred stock at $1.00 per share. The notes generally bore an annual interest rate of 10%. The related warrants were valued at $112,000, or $0.12 per share, and were recorded as noncash interest expense in fiscal 1998.

    On December 31, 1997, the Company entered into exchange agreements with the note holders. Pursuant to the exchange agreements, the above notes, accrued interest of $21,200 and the related warrants were exchanged for (i) 1,263,792 shares of Series B convertible preferred stock and (ii) warrants to acquire 247,472 shares of Series B convertible preferred stock at $1.00 per share.

    During fiscal 1998, the Company received $3,873,400 of cash advances from certain potential investors. In May 1998, these advances were converted into 4,006,000 shares of Series C convertible preferred stock.

    On June 30, 1998, in anticipation of the Company's pending sale of preferred stock, the Company received $8 million in cash, of which $1 million represented a noninterest-bearing cash advance and $7 million represented convertible notes payable. The notes bore interest at 6%, were due on July 15, 1998 and were convertible into Series D convertible preferred stock at $2.60 per share. On July 15, 1998, the convertible notes and advance were converted into Series D convertible preferred stock (see Note 9).

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 7: OTHER LONG-TERM OBLIGATIONS

    Long-term obligations at June 30 consist of:

                                                         1998         1999
                                                      ----------   -----------
Credit facility.....................................  $1,201,600   $21,626,800
Capital lease facility..............................     551,100     5,741,900
Deferred rent.......................................      48,600       204,700
                                                      ----------   -----------
Total obligations...................................   1,801,300    27,573,400
Less current portion of long-term obligations.......    (476,000)   (5,984,800)
                                                      ----------   -----------
Long-term obligations...............................  $1,325,300   $21,588,600
                                                      ==========   ===========

CREDIT FACILITY

    At June 30, 1999, the Company had $21.6 million outstanding under its credit facility (the "Credit Facility"), with no additional borrowings available as of June 30, 1999. Borrowings outstanding under the Credit Facility are payable in 42 monthly installments, bear interest at rates ranging from 13.3% to 15.1% and are collateralized by the equipment and leasehold improvements purchased with the proceeds of the borrowing. At June 30, 1999, the outstanding borrowings on the Credit Facility are due as follows: fiscal 2000, $5,480,000; fiscal 2001, $6,286,600; fiscal 2002, $6,874,200; and fiscal 2003, $2,986,000.

CAPITAL LEASE FACILITY

    At June 30, 1999, the Company had $820,000 available on a $2.5 million facility under which the Company leases certain equipment under capital leases. Leases outstanding at June 30, 1999 expire on various dates through fiscal 2019 (see Note 12).

NOTE 8. INCOME TAXES

    The Company's deferred income tax assets at June 30 are comprised of the following:

                                                       1998           1999
                                                    -----------   ------------
Net deferred tax assets:
  Net operating loss carryforwards................  $ 1,871,700   $ 10,755,900
  Stock compensation expense on nonqualified stock
    options.......................................      485,300      1,067,000
  Accruals deductible in different periods........      114,700        935,200
  Depreciation and amortization...................      (65,200)      (231,600)
                                                    -----------   ------------
                                                      2,406,500     12,526,500
Valuation allowance...............................   (2,406,500)   (12,526,500)
                                                    -----------   ------------
Total.............................................  $        --   $         --
                                                    ===========   ============

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 8. INCOME TAXES (CONTINUED)
    The Company's effective rate differs from the federal statutory tax rate for the years ended June 30, 1997, 1998 and 1999 as follows:

                                                            1997       1998       1999
                                                          --------   --------   --------
Federal statutory tax rate..............................    35.0%      35.0%      35.0%
State taxes, net of federal benefit.....................     3.0        3.0        2.9
Joint venture termination fee...........................    (9.1)        --         --
Other...................................................    (0.1)      (0.3)      (0.4)
Valuation allowance.....................................   (28.8)     (37.7)     (37.5)
                                                           -----      -----      -----
Effective tax rate......................................      --%        --%        --%
                                                           =====      =====      =====

    The Company has no income tax provision due to its history of operating losses. Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, the Company has fully reserved its net deferred tax assets as of June 30, 1997,1998 and 1999.

    At June 30, 1999, the Company had net operating loss carryforwards of approximately $28.4 million for federal and $14.2 million for state income tax purposes. These carryforwards begin to expire in 2003 for state and 2010 for federal purposes. Additionally, Section 382 of the Internal Revenue Code and the applicable California law impose annual limitations on the use of net operating loss carryforwards if there is a change in ownership, as defined, within any three-year period. The utilization of certain net operating loss carryforwards may be limited due to the Company's capital stock transactions.

NOTE 9. STOCKHOLDERS' EQUITY

STOCK SPLITS

    During November 1998, the Company reincorporated in the State of Delaware and effected a stock exchange of one share of common stock and preferred stock for every two and one-half shares of common stock and preferred stock, respectively, of its California predecessor entity. The Company also effected another reverse stock split during November 1998 whereby one share of common and preferred stock was issued for every 1.6 shares of common stock and preferred stock. All share and per share amounts in these financial statements have been adjusted to give effect to these reverse stock splits.

    On May 7, 1999, the Company distributed a two-for-one stock split effected as a stock dividend. All share or per share amounts in the consolidated financial statements have been adjusted to give effect to this stock split.

INITIAL PUBLIC OFFERING

    On December 10, 1998, the Company sold 10,000,000 shares of common stock in an underwritten public offering and on December 30, 1998 sold an additional 1,500,000 shares through the exercise of the underwriters' over-allotment option for net proceeds of approximately $67,822,000.

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 9. STOCKHOLDERS' EQUITY (CONTINUED)
STOCK OFFERING

    On April 30, 1999, the Company sold 5,650,356 shares of its common stock in an underwritten public offering at a price of $42.50 per share and on May 5, 1999 sold an additional 1,200,000 shares through the exercise of the underwriters' overallotment option for net proceeds to the Company of approximately $273,421,500.

CONVERTIBLE PREFERRED STOCK AND WARRANTS

    In fiscal 1997, the Company issued 2,050,000 shares of Series A convertible preferred stock for cash of $200,000 and the conversion of advances of $210,000. Also in fiscal 1997, the Company issued 1,000,000 shares of Series B convertible preferred stock in connection with the acquisition of DSK, Inc. (see Note 11) and issued 1,000,000 shares of Series B convertible preferred stock for cash of $600,000. In fiscal 1998, the Company issued 1,263,792 shares of Series B convertible preferred stock and 4,006,000 shares of Series C convertible preferred stock upon conversions of notes, advances, and accrued interest of $1,011,100 and $3,873,400, respectively (see Note 6). In fiscal 1999, the Company issued 4,230,756 shares of Series D convertible preferred stock for cash of $2,771,000 (net of costs of $229,000) and the conversion of notes and advances of $8,000,000. During the same period, the Company issued 817,550 shares of Series E convertible preferred stock for cash of $3,846,400 (net of costs of $223,600).

    As discussed in Note 6, pursuant to certain exchange agreements entered into on December 31, 1997, the Company issued warrants to acquire 247,472 shares of Series B convertible preferred stock at $1.00 per share. Also, during fiscal 1998, the Company issued a warrant to purchase 2,500 shares of Series D convertible preferred stock at an exercise price of $2.00 per share in connection with a revolving line of credit from a bank that expired in May 1999.

    Simultaneously with the closing of the initial public offering, all 14,368,098 shares of the Company's preferred stock were converted into common stock on a share for share basis. Additionally, all of the holders of warrants to purchase 247,472 shares of Series B convertible preferred stock exercised such warrants through a net issuance provision and were issued 209,400 shares of common stock. Also in connection with the initial public offering, the warrant to acquire 2,500 shares of Series D convertible preferred stock was converted into a warrant to purchase an equivalent number of common shares at an exercise price of $2.00 per share.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

    At June 30, 1999, the Company has reserved the following shares of common stock for issuance in connection with:

Warrants issued and outstanding.............................    350,036
Options issued and outstanding..............................  5,057,606
Options available under stock option plans..................  1,108,547
Shares available under 1998 Purchase Plan...................    263,182
                                                              ---------
Total.......................................................  6,779,371
                                                              =========

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 9. STOCKHOLDERS' EQUITY (CONTINUED)
COMMON STOCK SUBJECT TO REPURCHASE

    Upon the exercise of certain unvested employee stock options, the Company issued to the employees common stock which is subject to repurchase by the Company at the original exercise price of the stock option. This right lapses over the original vesting period. At June 30, 1999, 66,661 shares were subject to repurchase.

STOCK OPTION PLANS

    Under the Company's stock option plans (collectively, the "Plans") a total of 5,656,712 nonstatutory and incentive common stock options are authorized for issuance. Nonstatutory stock options may be granted to employees, outside directors and consultants, and incentive stock options may only be granted to employees. The Plans provide for the granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Nonstatutory stock options may be granted at not less than 85% of the fair market value of the underlying stock at the date of grant. Options granted to employees generally vest over four years and expire ten years from the date of the grant. In addition, upon change in control, all options granted under certain plans shall immediately vest.

    The plans provide that each nonemployee director who is elected to the Company's board of directors will automatically be granted a nonstatutory stock option to purchase 18,750 shares of common stock at an exercise price equal to the fair value of the common stock on the grant date. These grants vest ratably over three years. An additional option to purchase 6,250 shares of common stock will be granted to the nonemployee director each year thereafter with an exercise price equal to the fair market value of the common stock on that date. These grants vest after one year of service.

EMPLOYEE STOCK PURCHASE PLAN

    On December 10, 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"). Under the 1998 Purchase Plan, eligible employees are allowed to have salary withholdings of up to 15% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period commenced on December 10, 1998. The Company has reserved 312,500 shares of common stock for issuance under this plan. As of June 30, 1999, 49,318 shares have been issued under the 1998 Purchase Plan.

NONPLAN OPTION GRANT

    In connection with its hiring of the Company's President and Chief Operating Officer in November 1997, the Company granted to this officer options to purchase 350,000 shares of common stock with an exercise price of $0.20 per share. The option was immediately exercisable with respect to 20% of the option shares with the balance exercisable in equal monthly installments over the next 36 months of employment with the Company. However, vesting accelerated upon the closing of the Company's underwritten public offering. In addition, the option grant contained an antidilution clause which guaranteed that, prior to any underwritten initial public offering of the Company's common stock, the number of shares under the option grant would always be equal to 5% of its outstanding

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 9. STOCKHOLDERS' EQUITY (CONTINUED) common stock on a fully diluted basis less 36,666 shares. As a result of various sales of equity securities and option grants since the initial grant in November 1997, the officer was issued options to purchase an additional 638,850 shares of common stock at an exercise price of $0.20 per share during fiscal 1999. In connection with this award, the Company recognized $362,100 and $1,087,200 in stock-based compensation expense during fiscal 1998 and 1999, respectively.

OPTIONS AND WARRANTS GRANTED TO NONEMPLOYEES

    The Company has granted options and warrants to nonemployees for services performed and to be performed after the date of grant. In connection with these awards, the Company recognized $310,100 and $601,500 in stock-based compensation expense during fiscal 1998 and 1999, respectively. At June 30, 1999, options to purchase 85,000 shares of common stock at an exercise price of $42.53 were unearned by certain nonemployees. These options vest over three years and have a term of three years. At June 30, 1999, all services relating to all other nonemployee awards have been rendered and the related options and warrants were fully exercisable.

    In connection with the Company's formation of its European joint ventures in March 1999, the Company agreed that it will grant options to purchase up to 600,000 shares of common stock to employees of the joint ventures upon the joint ventures meeting certain performance criteria of over the next four years. The exercise price for these options would be based on the fair market value of the Company's common stock at the date of grant.

    In connection with the Credit Facility (see Note 7), in fiscal 1998, the Company issued warrants to purchase 45,000 shares of common stock at a weighted-average exercise price of $2.31 per share. The fair value of these warrants is being recognized as interest expense through June 30, 1999. During fiscal 1999, in connection with an amendment to the Credit Facility, the Company issued warrants to purchase 67,032 shares of common stock which have a weighted-average exercise price of $18.72 per share and a term of five years. The estimated fair value of these warrants of $787,600 is included in deposits and other assets at June 30, 1999 and is being amortized to interest expense over the repayment period.

    In connection with the signing of a new facility lease (See Note 12) in fiscal 1999, the Company issued the lessor a warrant to purchase 200,000 shares of its common stock at $5.00 per share. The estimated fair value of this warrant of $609,100 is included in deposits and other assets at June 30, 1999 and will be amortized to expense over the lease period.

    At June 30, 1998, warrants to purchase 64,686 shares of common stock at a weighted-average exercise price of $2.10 per share were outstanding; such warrants expire in 2003. All of these warrants were issued during the year ended June 30, 1998 and had an estimated weighted-average fair value of $1.23 per share at the date of grant. During fiscal 1999, warrants to purchase 302,662 shares of common stock at a weighted-average exercise price of $7.99 were issued and had an estimated weighted-average fair value of $4.72 per share at date of grant. At June 30, 1999, warrants to purchase 350,036 shares of common stock at a weighted-average exercise price of $7.17 per share were outstanding.

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 9. STOCKHOLDERS' EQUITY (CONTINUED)
OPTION REPRICING

    On December 1, 1998, the Company repriced 928,850 options previously granted at $6.00 to $8.00 per share to fair value at that date of $5.00 per share.

    Stock option activity is summarized as follows:

                                                           OUTSTANDING OPTIONS
                                                          ---------------------
                                                                       WEIGHTED
                                                                       AVERAGE
                                                            NUMBER     EXERCISE
                                                          OF SHARES     PRICE
                                                          ----------   --------
Balance, July 1, 1996 (137,500 shares vested at a
  weighted average exercise price of $0.02 per share)...   1,140,000    $ 0.02

Granted.................................................     450,000      0.07
Exercised...............................................     (31,250)     0.02
Canceled................................................    (388,750)     0.02
                                                          ----------
Balance, June 30, 1997 (219,374 shares vested at a
  weighted average exercise price of $0.02 per share)...   1,170,000      0.03

Granted.................................................   1,142,612      0.59
Exercised...............................................    (322,446)     0.10
Canceled................................................     (32,334)     0.31
                                                          ----------
Balance, June 30, 1998 (734,270 shares vested at a
  weighted average exercise price of $0.19 per share)...   1,957,832      0.34

Granted.................................................   5,058,100     15.61
Exercised...............................................    (822,908)     0.50
Canceled................................................  (1,135,418)     6.35
                                                          ----------
Balance, June 30, 1999..................................   5,057,606    $14.24
                                                          ==========

    The following table summarizes information as of June 30, 1999 concerning currently outstanding and vested options:

                                   OPTIONS OUTSTANDING               OPTIONS VESTED
                          -------------------------------------   --------------------
                                          WEIGHTED
                                          AVERAGE      WEIGHTED               WEIGHTED
       RANGE OF                          REMAINING     AVERAGE                AVERAGE
       EXERCISE             NUMBER      CONTRACTUAL    EXERCISE    NUMBER     EXERCISE
        PRICES            OUTSTANDING   LIFE (YEARS)    PRICE     OF SHARES    PRICE
-----------------------   -----------   ------------   --------   ---------   --------
        $ 0.02 - $ 0.60    1,621,374        8.3        $   0.17   1,185,423   $   0.19
          2.00 -   2.60      276,628        8.5            2.29      45,397       2.12
          4.00 -   6.50    1,337,654        9.2            5.17     337,103       5.36
         12.25 -  41.06    1,595,550        9.7           33.34     690,668      36.47
         42.53 - $75.13      226,400        9.5           48.55       7,500      46.63
                           ---------        ---        --------   ---------   --------
                           5,057,606        9.1        $  14.24   2,266,091   $  12.21
                           =========        ===        ========   =========   ========

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

NOTE 9. STOCKHOLDERS' EQUITY (CONTINUED)
    At June 30, 1999, 1,108,547 shares remained available for future grant.

ADDITIONAL STOCK PLAN INFORMATION

    As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and its related interpretations.

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires the disclosure of pro forma net income (loss) and net income (loss) per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

    The Company's calculations for employee grants were made using the minimum value method for grants prior to September 8, 1998 and the fair value method for grants after that date with the following weighted average assumptions: expected life, one year following vesting; risk free interest rate of 6%; and no dividends during the expected term. In addition, volatility of 70% was used for grants valued under the fair value method. The Company's calculations are based on a multiple award valuation approach and forfeitures are recognized as they occur. If the computed values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, net loss would have been $1,803,800 ($4.59 per basic and diluted share), $5,111,000 ($9.75 per basic and diluted share) and $37,202,000 ($2.24 per basic and diluted share) for the years ended June 30, 1997, 1998 and 1999, respectively.

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1997, 1998 AND 1999.

NOTE 9. STOCKHOLDERS' EQUITY (CONTINUED)

    The number and estimated weighted-average grant date value per option for employee and nonemployee awards during the year are as follows:

                                               1997        1998         1999
                                             --------   ----------   ----------
Employee options:
  Number of shares.........................        --    1,003,250    4,957,600
  Estimated weighted average value.........  $     --   $     0.10   $     5.98
Nonemployee options:
  Number of shares.........................   450,000      139,362      100,500
  Estimated weighted average value.........  $   0.02   $     0.08   $    20.43

NOTE 10: NET LOSS PER SHARE

    The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share at June 30:

                                           1997          1998           1999
                                        -----------   -----------   ------------
Net loss (numerator), basic and
  diluted.............................  $(1,802,800)  $(5,425,000)  $(26,554,900)
                                        ===========   ===========   ============
Shares (denominator):
  Weighted average common shares
    Outstanding.......................      393,236       530,224     16,675,822
  Weighted average common shares
    Outstanding subject to
    repurchase........................           --        (5,616)       (32,795)
                                        -----------   -----------   ------------
Shares used in computation, basic and
  diluted.............................      393,236       524,608     16,643,027
                                        ===========   ===========   ============
Net loss per share, basic and
  diluted.............................  $     (4.58)  $    (10.34)  $      (1.60)
                                        ===========   ===========   ============

    For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic net income per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. At June 30, 1999, outstanding potentially dilutive securities consist of 66,661 outstanding shares of common stock subject to repurchase, and options and warrants to purchase 5,407,642 shares of common stock.

NOTE 11: JOINT VENTURE TERMINATION FEE

    In fiscal 1996, the Company entered into a joint venture agreement (the "Agreement") with DSK, Inc. ("DSK") to cooperatively market and develop the Company's services. The Company paid $33,700 to DSK during the year ended June 30, 1997 related to the Agreement.

    In April 1997, the Company terminated the Agreement and hired the majority stockholders of DSK as either employees or consultants by issuing 1,000,000 fully vested shares of the Series B preferred stock with a fair value of $0.60 per share, or $600,000, for the outstanding shares of common stock of DSK. The Company recorded the transaction by allocating the value of the shares issued to

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1997, 1998 AND 1999.

NOTE 11: JOINT VENTURE TERMINATION FEE (CONTINUED) property and equipment (at DSK's net book value of $168,900, which approximated fair value), with the balance of $431,100 reflected as a joint venture termination fee.

    Additionally, in April 1997, the Company granted to certain of the former owners of DSK options to purchase a total of 250,000 shares of its common stock at $0.06 per share for real estate consulting services to be performed. In
June 1998, the Company accelerated the vesting of all the DSK options awarded. In conjunction with this award, the Company recognized $604,200 of stock-based compensation expense during fiscal 1998.

NOTE 12: COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases its facilities under noncancelable operating leases. These leases expire on various dates through fiscal 2002. Minimum future lease payments under noncancelable operating and capital leases as of June 30, 1999 are summarized as follows:

YEARS ENDING                                                    CAPITAL      OPERATING
JUNE 30,                                                        LEASES        LEASES
------------                                                  -----------   -----------
  2000......................................................  $ 1,320,600   $ 3,903,200
  2001......................................................    1,282,100     4,108,000
  2002......................................................      921,500     4,215,100
  2003......................................................      630,000     4,305,600
  2004......................................................      630,000     4,341,700
Thereafter..................................................    9,060,000    47,604,800
                                                              -----------   -----------
Total minimum lease payments................................  $13,844,200   $68,478,400
                                                              ===========   ===========
Less amount representing interest at rates ranging from
  13.253% to 14.68%.........................................   (8,102,300)
                                                              -----------
Present value of minimum lease payments.....................    5,741,900
Less current portion........................................     (569,200)
                                                              -----------
Long-term portion...........................................  $ 5,172,700
                                                              ===========

    Rent expense under operating leases for the years ended June 30, 1997, 1998 and 1999 was $444,900, $917,000 and $1.3 million, respectively.

    Effective in fiscal 2000, the Company has committed to lease additional facilities. The lease is for a minimum term of 20 years with annual rental payments increasing from approximately $3 million to $4 million over the lease term.

    On June 29, 1999, the Company entered into an agreement to purchase approximately nine acres of land in Fairfax County, Virginia, for $7,750,000 which is expected to close in fiscal 2000. The Company intends to open a facility on the site in fiscal 2001.

    See Note 4 regarding the Company's agreements to lease fiber optic cable systems.

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1997, 1998 AND 1999.

NOTE 12: COMMITMENTS AND CONTINGENCIES (CONTINUED)
    PURCHASE COMMITMENTS

    The Company has entered into noncancelable commitments to purchase property and equipment related to the expansion of its operations facilities. As of June 30, 1999, approximately $48 million was committed for purchases under these agreements through fiscal 2000.

    TELECOMMUNICATIONS AND PEERING ARRANGEMENTS

    The Company has guaranteed to pay certain monthly usage levels or fees with various communications or interconnect providers. Minimum payments under these agreements at June 30, 1999 are approximately $24.8 million in fiscal 2000; $24.7 million in fiscal 2001; $23.1 million in fiscal 2002; $14.4 million in fiscal 2003; $13.7 million in fiscal 2004; and $8.6 million in fiscal 2005.

    The Company is a party to numerous peering agreements with other internet providers to allow for the exchange of internet traffic. These agreements do not have fee commitments and generally have a one year term with automatic renewals. The Company does not record any revenue or expense associated with these non-cash transactions as such transactions do not represent the culmination of the earnings process and the fair value of such transactions are not reasonably determinable.

    LEGAL MATTERS

    On June 29, 1999, an alleged stockholder of AboveNet filed a lawsuit in the Court of Chancery of the State of Delaware. The plaintiff, who purports to represent a class of all AboveNet stockholders, challenges the terms of the merger between AboveNet and Metromedia Fiber Network, Inc. ("Metromedia") (see
Note 17). Four other vitually identical complaints have also been filed in the Delaware Court of Chancery. None of these four complaints has been served. AboveNet believes these lawsuits are without merit and intends to defend itself vigorously, and accordingly, management does not expect that the outcome of these cases will have a material effect on the Company's financial position or results of operations.

NOTE 13: RELATED PARTY TRANSACTIONS

    A member of the Board of Directors is the president of an entity which is the co-manager of the Company's primary facilities. Rent expense in fiscal 1997, 1998 and 1999 for these facilities was $16,400, $265,200 and $1,073,200, respectively. The Company believes that its lease arrangements were on an arm's length basis.

    During fiscal 1999, the same entity was granted a warrant to purchase 200,000 shares of common stock in connection with the signing of a new facility lease (see Note 9). The estimated fair value of the warrant when granted was $609,100.

NOTE 14: MAJOR CUSTOMERS

    For the year ended June 30, 1999, no one customer accounted for more than 10% of revenues. One customer accounted for 14% and 12% of revenues in fiscal 1998 and 1997, respectively.

    At June 30, 1999, one customer accounted for approximately 10% of trade receivables. At June 30, 1998, two customers accounted for approximately 22% and 13% of trade receivables.

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1997, 1998 AND 1999.

NOTE 15: GEOGRAPHIC DATA

    During the year ended June 30, 1999, the Company generated approximately 14% of its revenues from customers domiciled in countries other than the United States, primarily in Asia. For the years ended June 30, 1998 and 1997, substantially all of the Company's revenues were derived from domestic customers.

NOTE 16: 401(K) PLAN

    In May 1998, the Company began a 401(k) plan (the Plan) that covers all employees who meet the Plan's eligibility requirements. Eligible employees can contribute up to 15% of their salary, subject to certain IRS limitations. The Company's contributions related to fiscal 1998 and 1999 were zero and $168,100, respectively.

NOTE 17: SUBSEQUENT EVENTS

    In August 1999, the Company entered into an additional agreement for the acquisition of an indefeasible right to use additional capacity on a fiber optic cable system between the U.S. and the United Kingdom for a 25-year period. The agreement commits the Company to pay approximately $15.8 million in a series of installments through October 1999.

    On September 8, 1999, the Company completed a merger with Metromedia Fiber Network, Inc. ("MFN"). Under the terms of the agreement, AboveNet stockholders received 1.175 shares of MFN Class A common stock for each AboveNet share owned. Additionally, upon completion of the merger, all outstanding stock options granted prior to June 18, 1999 became immediately vested.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Compaq Computer Corporation

    We have audited the accompanying Combined Statement of Assets to be Acquired and Liabilities to be Assumed of Palo Alto Internet Exchange (the "Business") as of December 26, 1998 and the related Combined Statement of Revenues and Direct Expenses for the period June 12, 1998 through December 26, 1998. These statements are the responsibility of the Business' and Compaq Computer Corporation's management. Our responsibility is to express an opinion on these statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of AboveNet Communications Inc.) as described in Note 2 and are not intended to be a complete presentation of the Business' financial position or results of operations.

    In our opinion, the statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed as of December 26, 1998 and the revenues and direct expenses described in Note 2 of the Business for the period June 12, 1998 through December 26, 1998, in conformity with generally accepted accounting principles.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
June 15, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Compaq Computer Corporation

    We have audited the accompanying Combined Statement of Assets to be Acquired and Liabilities to be Assumed of Palo Alto internet Exchange (the "Business") as of December 27, 1997 and the related Combined Statement of Revenues and Direct Expenses for the period December 28, 1997 through June 11, 1998 and the fiscal years ended December 27, 1997 and December 29, 1996. These statements are the responsibility of the Business' and Compaq Computer Corporation's management. Our responsibility is to express an opinion on these statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of AboveNet Communications Inc.) as described in Note 2 and are not intended to be a complete presentation of the Business' financial position or results of operations.

    In our opinion, the statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed as of December 27, 1997 and the revenues and direct expenses described in Note 2 of the Business for the period December 28, 1997 through June 11, 1998 and the fiscal years ended December 27, 1997 and December 29, 1996, in conformity with generally accepted accounting principles.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
June 15, 1999

                          PALO ALTO INTERNET EXCHANGE

   COMBINED STATEMENT OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

                                 (IN THOUSANDS)

                                            MARCH 27,
                                              1999       DECEMBER 26,   DECEMBER 27,
                                           (UNAUDITED)       1998           1997
                                           -----------   ------------   ------------
ASSETS TO BE ACQUIRED:
  Unbilled accounts receivable...........    $   102        $    18        $   14
  Prepaid expenses.......................         29              2             1
  Property and equipment, net............      3,405          3,088         2,750
  Intangible assets, net.................     32,863         33,756            --
                                             -------        -------        ------
      Total assets to be acquired........    $36,399        $36,864        $2,765
                                             =======        =======        ======
LIABILITIES TO BE ASSUMED:
  Unearned service revenue...............        166            200           106
                                             -------        -------        ------
      Total liabilities to be assumed....        166            200           106
                                             -------        -------        ------
        Net assets to be acquired........    $36,233        $36,664        $2,659
                                             =======        =======        ======

   The accompanying notes are an integral part of these financial statements.

                          PALO ALTO INTERNET EXCHANGE

               COMBINED STATEMENT OF REVENUES AND DIRECT EXPENSES

                                 (IN THOUSANDS)

                                                                  PERIOD FROM
                                          QUARTER     QUARTER    JUNE 12, 1998    PERIOD FROM       FISCAL         FISCAL
                                           ENDED       ENDED        THROUGH      DECEMBER 28,     YEAR ENDED     YEAR ENDED
                                         MARCH 27,   MARCH 26,   DECEMBER 26,    1997 THROUGH    DECEMBER 27,   DECEMBER 29,
                                           1999        1998          1998        JUNE 11, 1998       1997           1996
                                         ---------   ---------   -------------   -------------   ------------   ------------
                                              (UNAUDITED)
Service revenues.......................   $1,534       $ 892        $ 2,630         $1,732         $ 1,895        $   155
                                          ------       -----        -------         ------         -------        -------
Direct expenses:
  Cost of revenues.....................      616         817          1,548          1,440           2,579            537
  Research and development.............       --           4              9              8              54            599
  Selling, general and administrative
    expenses...........................      131          83            191            242             700            121
  Amortization of intangible assets....      893          --          1,944             --              --             --
                                          ------       -----        -------         ------         -------        -------
      Total direct expenses............    1,640         904          3,692          1,690           3,333          1,257
                                          ------       -----        -------         ------         -------        -------
        Excess (shortfall) of revenues
          over direct expenses.........   $ (106)      $ (12)       $(1,062)        $   42         $(1,438)       $(1,102)
                                          ======       =====        =======         ======         =======        =======

   The accompanying notes are an integral part of these financial statements.

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
              COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

                             (AMOUNTS IN THOUSANDS)

NOTE 1: DESCRIPTION OF BUSINESS

    The Palo Alto Internet Exchange ("PAIX" or the "Business") is a business within the Technology & Corporate Development and Operations Management Services business units of Compaq Computer Corporation ("Compaq," formerly Digital Equipment Corporation, "Digital," collectively the "Company"). The Business is a high-level switching and peering point for global and regional Internet Service Providers ("ISP") and content providers. The Business features a data center to provide global services to PAIX customers for transmission of data in high-volume over the worldwide internet network. The Business utilizes a highly redundant fiber-based infrastructure owned by multiple data carriers, including the 30-mile fiber ring owned by the City of Palo Alto. The Business was started in 1993 as a research project within the Company and commenced meaningful operations during fiscal year 1996. The business is engaged primarily in providing internet interconnectivity solutions and related services in support of mission critical internet operations of its customers.

NOTE 2: BASIS OF PRESENTATION

    The accompanying Combined Statement of Assets to be Acquired and Liabilities to be Assumed and Combined Statement of Revenues and Direct Expenses ("the financial statements") have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of AboveNet Communications, Inc. ("AboveNet"). The Combined Statement of Assets to be Acquired and Liabilities to be Assumed includes the Business' assets to be sold to and liabilities to be assumed by AboveNet, in accordance with the Asset Purchase Agreement dated May 21, 1999 (the "Agreement"). Compaq and AboveNet also entered into certain service contracts and other arrangements that are described in the Agreement. These arrangements include, but are not limited to, access to the internet, favorable pricing terms on such future services, and non-relocation and non-compete arrangements. The terms of such contracts and other arrangements range from one to 20 years. The assets to be acquired and liabilities to be assumed include unbilled accounts receivable, prepaid expenses, property and equipment, intangibles and unearned service revenue. The Combined Statement of Revenues and Direct Expenses includes only those revenues and expenses directly related to the Business to be sold. The financial statements exclude any other activity and related expense that are not directly attributable to the Business, such as corporate general and administrative costs, income taxes and interest expense.

    The financial statements of the Business are derived from the historic books and records of Digital through June 11, 1998. As a result of the acquisition of Digital by Compaq on June 11, 1998, the financial statements of the Business after the acquisition date are derived from the historic books and records of Compaq.

    As mentioned above, indirect costs allocated to the Business from the Company, such as certain corporate general and administrative costs, have been excluded from the financial statements on the basis that such costs are not direct costs of the Business. However, in determining the Business' direct expenses, certain allocations were made for expenses incurred by the Company, as appropriate, that are directly attributed to the services provided to the Business. These allocations relate primarily to engineering support in connection with the delivery of services, facility and other occupancy costs, and other general and administrative functions performed directly on behalf and for the benefit of the

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
              COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

                             (AMOUNTS IN THOUSANDS)

NOTE 2: BASIS OF PRESENTATION (CONTINUED)
Business. Costs for such services have been reflected in the financial statements on the basis of activity or utilization, estimated support provided to the Business, or other methods management believe to be reasonable.

    Cost of revenues primarily consists of costs relating to facility rent, data communications and telecommunication expenses, service delivery and engineering support personnel and depreciation expense.

    The financial statements have been prepared in accordance with the Company's accounting policies and generally accepted accounting principles. However, these statements do not purport to represent the costs and expenses which may be incurred by an unaffiliated company to achieve similar results. In addition, the financial statements do not purport to represent the financial position of the Business.

FISCAL YEAR

    For purposes of these financial statements the fiscal year of PAIX is a fifty-two week period ending the Saturday nearest the last day of December.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and direct expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Building improvements, computer, telecommunications, and office equipment and construction-in-progress are stated at cost less depreciation, which is computed using the straight-line method. Expenditures for improvements which substantially extend the useful life or increase the capacity of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. Estimated useful lives for purposes of computing depreciation expense range from two to 10 years.

INTANGIBLE ASSETS

    Intangible assets, which consist of goodwill and customer lists related to the acquisition of Digital by Compaq, are amortized on a straight-line basis over 10 years.

REVENUE

    Service revenue relating to internet and colocation service contracts are recognized over the contract period the services are provided. The Business recognizes installation and certain other service fees as revenue on a per event basis. Unearned service revenue represents the unearned portion of prepaid service from internet and colocation service contracts with customers. Such amounts are amortized to revenue over the contract period, which ranges from one year to three years. The

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
              COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

                             (AMOUNTS IN THOUSANDS)

NOTE 2: BASIS OF PRESENTATION (CONTINUED)
Business provides for estimated future losses on internet and colocation service contracts, to the extent such losses are probable and estimable.

RESEARCH AND DEVELOPMENT

    Research and development costs of the Business are charged to expense in the period incurred.

LONG-LIVED ASSETS

    The Business reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    The Business sells to customers primarily in the internet and Telecommunications industries and customers are primarily located in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and maintains adequate provisions for uncollectible amounts when necessary.

    For the periods in the fiscal year ended December 26, 1998, and for the years ended December 27, 1997 and December 29, 1996, PAIX generated more than 10% of its total revenue from the following customers:

                                                               1998       1997       1996
                                                             --------   --------   --------
UUNet......................................................     12%        19%        35%
BBN\GTE Internetworking....................................     --         --         14%
Epoch......................................................     --         --         31%
Genuity....................................................     --         --         11%

    As of December 26, 1998 and December 27, 1997, customers which comprised 10% or more of accounts receivable were as follows:

                                                                1998       1997
                                                              --------   --------
UUNet.......................................................     23%        25%
Epoch.......................................................     --         20%

UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information for the quarters ended March 27, 1999 and March 26, 1998 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Results for the

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
              COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

                             (AMOUNTS IN THOUSANDS)

NOTE 2: BASIS OF PRESENTATION (CONTINUED) three months ended March 27, 1999 are not necessarily indicative of results to be expected for the year ending December 31, 1999.

NOTE 3: PROPERTY AND EQUIPMENT

    Major classifications of property and equipment consisted of the following:

                                         ESTIMATED      DECEMBER 26,   DECEMBER 27,
                                       USEFUL LIVES         1998           1997
                                      ---------------   ------------   ------------
Building improvements...............         10 years      $2,479         $2,450
Computer equipment..................       2-3 years           52             87
Office equipment....................         10 years           6             --
Electrical and telecommunications
  equipment.........................          3 years         251            388
Construction in progress............               --         521            112
                                                           ------         ------
Less: accumulated depreciation......                         (221)          (287)
                                                           ------         ------
                                                           $3,088         $2,750
                                                           ======         ======

    Depreciation expense was approximately $221, $184, $286 and $1 for the period June 12, 1998 through December 26, 1998, the period December 28, 1997 through June 11, 1998, and the fiscal years ended December 27, 1997 and December 29, 1996, respectively.

NOTE 4: INTANGIBLE ASSETS

    Intangible assets consisted of the following:

                                                         DECEMBER 26,   JUNE 11,
                                                             1998         1998
                                                         ------------   --------
Goodwill...............................................     $27,400     $27,400
Customer lists.........................................       8,300       8,300
Less: accumulated amortization.........................      (1,944)         --
                                                            -------     -------
                                                            $33,756     $35,700
                                                            =======     =======

    On June 11, 1998, Compaq consummated its acquisition of Digital and allocated its purchase price to the assets acquired and liabilities assumed based on Compaq's estimates of fair value. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company and included goodwill and customer lists related to the Business.

NOTE 5: COMMITMENTS AND CONTINGENCIES

    The Company, on behalf of the Business, has entered into service contracts with customers and telecommunications vendors to provide services.

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
              COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

                             (AMOUNTS IN THOUSANDS)

NOTE 5: COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In some instances, the Company provides limited warranties to customers in connection with internet and colocation service contracts. To date, costs incurred in connection with such warranties have been immaterial.

NOTE 6: LEGAL MATTERS

    The Company is involved in lawsuits, claims, investigations, and proceedings which are being handled and defended in the ordinary course of business. There are no such matters pending that the Company and its General Counsel expect to be material in relation to the Business and no amounts have been accrued in the financial statements for such matters.

NOTE 7: RELATED PARTY TRANSACTIONS

    As described in Note 2, the Company incurred expenses for services performed directly on behalf and for the benefit of the Business. Costs for such services have been reflected in the accompanying Statement of Revenues and Direct Expenses on the basis of activity or utilization, estimated support provided to the Business, or other methods management believe to be reasonable. The cost of such services is presented as cost of revenue, research and development and general and administrative.

    The Business has no external borrowings and there has been no allocation of the Company's consolidated borrowings and related interest expense in the financial statements.

    The Business recognized revenue from AboveNet of $66, $36, $22 and $0 for the period June 12, 1998 through December 26, 1998, the period December 28, 1997 through June 11, 1998, and the fiscal years ended December 27, 1997 and December 29, 1996, respectively. Accounts receivable from AboveNet are $11 and $4 at December 26, 1998 and December 27, 1997, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders' of SiteSmith, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of SiteSmith, Inc. at December 31, 1999 and the results of its operations and its cash flows for the period from September 8, 1999 (inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant operating losses, negative cash flows from operations and an accumulated deficit of $2.1 million at December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon, among other things, its ability to
(i) raise additional funds to support its business strategy and (ii) attain satisfactory levels of future revenue, earnings and cash flows. Management's plans with regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
July 28, 2000

                                SITESMITH, INC.

                                 BALANCE SHEETS

                                                                             SEPTEMBER 30,
                                                              DECEMBER 31,       2000
                                                                  1999        (UNAUDITED)
                                                              ------------   -------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $1,416,341     $ 5,098,955
  Restricted cash, current..................................           --         481,800
  Accounts receivable, net..................................       97,999       6,981,365
  Prepaid expenses and other current assets.................      238,895       2,057,778
                                                               ----------     -----------
    Total current assets....................................    1,753,235      14,619,898
  Property and equipment, net...............................      779,835      11,906,998
  Restricted cash, non-current..............................       71,000       3,029,766
  Other assets..............................................      189,353       1,253,309
                                                               ----------     -----------
    Total assets............................................   $2,793,423     $30,809,971
                                                               ==========     ===========
            LIABILITIES, MANDATORILY REDEEMABLE
              CONVERTIBLE PREFERRED STOCK AND
                   STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................   $  523,675     $ 7,250,023
  Accrued liabilities.......................................       89,373       4,289,386
                                                               ----------     -----------
    Total current liabilities...............................      613,048      11,539,409
Commitments and contingencies (Note 7)
Mandatorily redeemable convertible preferred stock
  (Note 4)..................................................    3,625,000      52,971,277
                                                               ----------     -----------
Stockholders' deficit:
  Common stock, $0.0001 par value; 50,000,000 shares
    authorized; 8,536,000 and 16,576,513 shares issued and
    outstanding at December 31, 1999 and September 30, 2000,
    respectively............................................          854           1,652
  Additional paid-in capital................................    7,130,911      49,755,183
  Unearned stock-based compensation.........................   (6,473,547)    (30,780,895)
Notes receivable from stockholders                                     --      (4,285,391)
  Accumulated deficit.......................................   (2,102,843)    (48,391,264)
                                                               ----------     -----------
    Total stockholders' deficit.............................   (1,444,625)    (33,700,715)
                                                               ----------     -----------
      Total liabilities, mandatorily redeemable convertible
        preferred stock and stockholders' deficit...........   $2,793,423     $30,809,971
                                                               ==========     ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                SITESMITH, INC.

                            STATEMENTS OF OPERATIONS

                                                                 PERIOD FROM
                                                              SEPTEMBER 8, 1999       NINE MONTHS
                                                             (INCEPTION) THROUGH         ENDED
                                                              DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                                             -------------------   ------------------
                                                                                      (UNAUDITED)
Revenue:
  Service revenue..........................................      $    97,999          $  9,295,928
  Equipment revenue........................................               --             4,859,958
                                                                 -----------          ------------
                                                                      97,999            14,155,886
Costs and expenses:
Cost of service revenue (excludes stock-based compensation
  of $251,741 and $4,810,490 (unaudited))..................          484,458            16,559,372
Cost of equipment revenue..................................               --             4,340,704
Research and development (excludes stock-based compensation
  of $92,594 and $875,685 (unaudited)).....................           66,843               593,767
Sales and marketing (excludes stock-based compensation of
  $131,658 and $2,734,605 (unaudited)).....................          147,060            10,074,306
General and administrative (excludes stock-based
  compensation of $186,925 and $3,479,116 (unaudited)).....          860,651            17,493,844
Stock-based compensation...................................          662,918            11,899,896
                                                                 -----------          ------------
    Total costs and expenses...............................        2,221,930            60,961,889
                                                                 -----------          ------------
Loss from operations.......................................       (2,123,931)          (46,806,003)
Interest income, net.......................................           21,088               517,582
                                                                 -----------          ------------
Net loss...................................................       (2,102,843)          (46,288,421)
  Accretion of redemption premium on mandatorily redeemable
    convertible preferred stock............................          (60,000)           (2,276,377)
                                                                 -----------          ------------
  Net loss attributable to common stockholders.............      $(2,162,843)         $(48,564,798)
                                                                 ===========          ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                SITESMITH, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                          NOTES
                                     COMMON STOCK        ADDITIONAL      UNEARNED       RECEIVABLE
                                 ---------------------     PAID-IN      STOCK-BASED        FROM       ACCUMULATED
                                   SHARES      AMOUNT      CAPITAL     COMPENSATION    STOCKHOLDERS     DEFICIT         TOTAL
                                 ----------   --------   -----------   -------------   ------------   ------------   ------------
Issuance of common stock to
  founders in October 1999.....   8,500,000    $  850    $     7,650   $         --    $        --    $        --    $      8,500
Issuance of common stock for
  services provided............      36,000         4         46,796             --             --             --          46,800
Accretion of redemption premium
  on Series A mandatorily
  redeemable convertible
  preferred stock..............          --        --        (60,000)            --             --             --         (60,000)
Unearned employee stock-based
  compensation.................          --                7,136,465     (7,136,465)            --             --              --
Amortization of unearned
  employee stock-based
  compensation.................          --        --             --        662,918             --             --         662,918
Net loss.......................          --        --             --             --             --     (2,102,843)     (2,102,843)
                                 ----------    ------    -----------   ------------    ------------   ------------   ------------
Balance at December 31, 1999...   8,536,000       854      7,130,911     (6,473,547)            --     (2,102,843)     (1,444,625)

Issuance of common stock for
  services provided
  (unaudited)..................     102,000        10        175,430             --             --             --         175,440
Issuance of common stock
  warrants for services
  provided (unaudited).........          --        --      2,276,047             --             --             --       2,276,047
Issuance of preferred stock
  warrants in connection with
  equipment lease
  (unaudited)..................          --        --        573,094             --             --             --         573,094
Issuance of common stock
  options for services provided
  (unaudited)..................          --        --        278,120             --             --             --         278,120
Accretion of redemption premium
  on Series A, B and C
  mandatorily redeemable
  convertible preferred stock
  (unaudited)..................          --        --     (2,276,377)            --             --             --      (2,276,377)
Exercise of common stock
  options in exchange for notes
  receivable (unaudited).......   2,409,525       241      4,216,427             --     (4,216,668)            --              --
Issuance for common stock for
  options exercised
  (unaudited)..................   5,639,740       559        997,114             --             --             --         997,673
Repurchase of common stock
  (unaudited)..................    (110,752)      (12)       (27,240)            --             --             --         (27,252)
Compensation expense as a
  result of acceleration of
  options (unaudited)..........          --        --        204,413             --             --             --         204,413
Unearned employee stock-based
  compensation (unaudited).....          --        --     34,430,351    (34,430,351)            --             --              --
Amortization of unearned
  employee stock-based
  compensation (unaudited).....          --        --             --     11,704,433             --             --      11,704,433
Unearned stock-based
  compensation for services
  provided (unaudited).........          --        --      1,776,893     (1,776,893)            --             --              --
Amortization of stock-based
  compensation for services
  provided (unaudited).........          --        --             --        195,463             --             --         195,463
Interest accrued on notes
  receivable from stockholders
  (unaudited)..................          --        --             --             --        (68,723)            --         (68,723)
Net loss (unaudited)...........          --        --             --             --             --    (46,288,421)    (46,288,421)
                                 ----------    ------    -----------   ------------    ------------   ------------   ------------
Balance at September 30, 2000
  (unaudited)..................  16,576,513    $1,652    $49,755,183   $(30,780,895)   $(4,285,391)   $(48,391,264)  $(33,700,715)
                                 ==========    ======    ===========   ============    ============   ============   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                SITESMITH, INC.

                            STATEMENTS OF CASH FLOW

                                                              PERIOD FROM
                                                              SEPTEMBER 8,
                                                                  1999        NINE MONTHS
                                                              (INCEPTION)        ENDED
                                                                THROUGH      SEPTEMBER 30,
                                                              DECEMBER 31,       2000
                                                                  1999        (UNAUDITED)
                                                              ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,102,843)   $(46,288,421)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       24,687       1,171,284
    Allowance for doubtful accounts and returns.............           --         838,515
    Issuance of common stock for services...................       46,800         175,440
    Issuance of common stock warrants and options for
      services..............................................           --       2,554,167
    Interest income on stockholder note receivables.........           --         (68,723)
    Stock based compensation as a result of acceleration of
      options...............................................           --         204,413
    Amortization of stock-based compensation................      662,918      11,899,896
  Changes in assets and liabilities:
    Accounts receivable.....................................      (97,999)     (7,721,881)
    Prepaid expenses and other assets.......................     (238,895)     (1,245,789)
    Other assets............................................     (189,353)     (1,063,956)
    Accounts payable........................................      523,675       6,726,348
    Accrued liabilities.....................................       89,373       4,200,013
                                                              -----------    ------------
      Net cash used in operating activities.................   (1,281,637)    (28,618,694)
                                                              -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (804,522)    (12,298,447)
  Restricted cash...........................................      (71,000)     (3,440,566)
                                                              -----------    ------------
      Net cash used in investing activities.................     (875,522)    (15,739,013)
                                                              -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................        8,500         997,673
  Repurchase of common stock................................           --         (27,252)
  Proceeds from issuance of preferred stock, net of issuance
    costs...................................................    3,565,000      47,069,900
                                                              -----------    ------------
      Net cash provided by financing activities.............    3,573,500      48,040,321
                                                              -----------    ------------
Net increase in cash and cash equivalents...................    1,416,341       3,682,614
Cash and cash equivalents at beginning of period............           --       1,416,341
                                                              -----------    ------------
Cash and cash equivalents at end of period..................  $ 1,416,341    $  5,098,955
                                                              ===========    ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: THE COMPANY

    SiteSmith, Inc. ("SiteSmith" or the "Company") was incorporated as SiteBrigade, Inc. in Delaware on September 8, 1999. On November 15, 1999, the Board of Directors approved the change of the Company's name to SiteSmith, Inc.

    SiteSmith provides outsourced internet infrastructure management services designed to maximize the performance, reliability, and security of large-scale, complex internet sites. SiteSmith offers its customers an outsourced internet infrastructure management solution. Our offerings consist of core services and premium services. Our core services include establishing the infrastructure for our customers' internet operations. Our premium services includes automated monitoring, security and network redundancy.

    The Company has been successful in completing several rounds of private equity financing. Since inception, the Company has incurred substantial losses and negative cash flows from operations. For the period from September 8, 1999, (inception) through September 30, 2000, the Company incurred a loss from operations of approximately $48.4 million (unaudited) and negative cash flows from operations of $28.6 million (unaudited). Management expects operating losses and negative cash flows to continue for the foreseeable future because of additional costs and expenses related to brand development, marketing and other promotional activities, hiring consultants, continued development of the information technology infrastructure, and expansion of product offerings. Certain of these costs could be reduced if working capital decreased significantly. Management believes there is sufficient cash on hand and borrowings available to continue operations until early 2001. However, after that date, the Company will need to raise additional financing. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investment instruments with original maturities of 90 days or less. The carrying value of cash equivalents approximates their estimated fair market value.

RESTRICTED CASH

    At December 31, 1999 and the nine months ended September 30, 2000, cash balances of approximately $71,000 and $3,511,566 (unaudited), respectively, were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as a collateral supporting standby letters of credit issued as a guarantee of payment to certain vendors and to the Company's landlords as security deposits, which will not be available until the leases for the Company's facilities expire.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRINCIPLES OF CONSOLIDATION

    In July 2000, the Company opened a subsidiary in the United Kingdom. The accompanying financial statements as of and for the period ended September 30, 2000, are reported on a consolidated basis. Activity for the year to date period is immaterial and all intercompany balances have been eliminated in consolidation.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash primarily in checking and money market accounts. The Company's investment policy limits the amount of credit exposure to any one issuer. The Company's customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers.

    For the period from September 8, 1999 (inception) through December 31, 1999, five customers accounted for 31%, 21%, 13%, 12% and 10% of both the Company's revenue and accounts receivable, respectively. For the nine months ended September 30, 2000, no customers accounted for 10% or more of revenues or accounts receivable (unaudited).

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximate fair value due to the short-term maturity of these instruments. Redeemable convertible preferred stocks are recorded at their redemption amounts which is considered to approximate fair value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of three to six years. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the facility lease term or the estimated useful lives of the improvements. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to operations. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

    The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

    General and administrative costs include expenses incurred by the Company to develop its internal software. The Company recognizes software development costs in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." As such, the Company expenses all costs incurred that relate to the planning and post

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) implementation phases of development. Costs incurred in the development phase are capitalized and recognized over the product's estimated useful life if the product is expected to have a useful life beyond one year. Costs associated with maintenance and training are included in general and administration expenses in the accompanying statement of operations.

REVENUE RECOGNITION


    The Company's revenues consist of (i) monthly fees for providing internet infrastructure management services, (ii) fees for project-based professional services and (iii) revenues from sales of third-party equipment to customers.



    Service revenues from providing monthly infrastructure management are generally recognized ratably over the term of the contract, which is generally one year. The monthly infrastructure management fees are based on fixed contractual rates. If the services rendered in any given month exceed the contract amount, then any incremental services are billed on a time and materials basis according to the contractual standard rates and are recognized as the services are provided. Advance billings are classified as deferred revenue.



    Project-based service revenues are recognized on a time and materials basis as the services are provided.


    The Company also recognizes revenue from equipment sales, net of estimated sales returns, when the equipment is delivered to the customer or the internet data center. For all equipment sales transactions with its customers, the Company acts as a principal, takes title to all products sold upon shipment, establishes prices charged to customers, bears credit risk, and bears inventory risk of loss for returned equipment that is not eligible to be returned to suppliers. Implementation of the equipment, if required, is performed under a separate service contract and is billed at the contractual rate per hour as services are provided.

ADVERTISING

    Advertising is expensed as incurred. Advertising and public relations expenses for the period from September 8, 1999 (inception) through December 31, 1999 and for the nine months ended September 30, 2000 totaled $36,675 and $5,736,871 (unaudited), respectively.

INCOME TAXES

    Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

STOCK-BASED COMPENSATION

    The Company follows the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (see Note 6). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option.

    Stock, stock options and warrants for stock issued to non-employees have been accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

BUSINESS SEGMENTS

    The Company follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities and management responsibility. The Company conducts its business within a single business segment providing internet infrastructure management services.

COMPREHENSIVE INCOME

    The Company follows SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no material difference between the Company's net loss and its comprehensive loss for any of the periods presented in the accompanying consolidated statements of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The Company does not currently hold any derivative instruments and does not engage in hedging activities. The Company expects the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flow. The Company will be required to adopt SFAS No. 133 for the year ending December 31, 2001.

    In December 1999, the SEC issued Staff Accounting Bulletin ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The adoption of SAB 101 did not have a material effect on the financial position or results of operations of the Company.

    In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB
25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of the conclusions of FIN 44 did not have a material impact on the Company's financial position and results of operations.

NOTE 3: BALANCE SHEET COMPONENTS

CASH AND CASH EQUIVALENTS

    As of December 31, 1999 cash and cash equivalents included a cash reserve with a variable interest rate.

    Restricted cash consisted of the following:

                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
                                                                     (UNAUDITED)
Due within one year.........................       $    --            $  481,800
Due after one year through six years........        71,000             3,029,766
                                                   -------            ----------
                                                    71,000             3,511,566
Less: Current portion.......................            --               481,800
                                                   -------            ----------
                                                   $71,000            $3,029,766
                                                   =======            ==========

ACCOUNTS RECEIVABLE

    Accounts receivable consisted of the following:

                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
                                                                     (UNAUDITED)
Accounts receivable--trade..................       $97,999            $7,819,880
Allowance for doubtful accounts and
  returns...................................            --              (838,515)
                                                   -------            ----------
                                                   $97,999            $6,981,365
                                                   =======            ==========

PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consisted of the following:

                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
                                                                     (UNAUDITED)
CURRENT
Prepaid expenses............................      $124,169            $1,525,077
Deposits and other assets...................       114,726               532,701
NONCURRENT
Prepaid expenses............................           636                    --
Deposits and other assets...................       188,717             1,253,309
                                                  --------            ----------
                                                  $428,248            $3,311,087
                                                  ========            ==========

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 3: BALANCE SHEET COMPONENTS (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment is comprised of the following:

                                          USEFUL LIVES   DECEMBER 31,   SEPTEMBER 30,
                                            IN YEARS         1999           2000
                                          ------------   ------------   -------------
                                                                         (UNAUDITED)
Computer equipment......................          3       $  509,118     $ 7,526,205
Computer software.......................          3           14,959       2,217,631
Office equipment........................          5               --         107,919
Furniture and fixtures..................          5          230,398         750,245
Leasehold improvements..................        5-6           25,247         996,952
Construction in progress................         --           24,800       1,504,017
                                                          ----------     -----------
                                                             804,522      13,102,969
    Less: Accumulated depreciation and
      amortization......................                     (24,687)     (1,195,971)
                                                          ----------     -----------
Total...................................                  $  779,835     $11,906,998
                                                          ==========     ===========

    Property and equipment depreciation and amortization expenses from inception through December 31, 1999 and for the nine months ended September 30, 2000 were $24,687 and $1,171,284 (unaudited), respectively.

ACCRUED LIABILITIES

    Accrued liabilities consisted of the following:

                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
                                                                     (UNAUDITED)
Accrued compensation........................       $58,880            $2,028,749
Accrued professional fees...................        25,000             1,665,492
Accrued other...............................         5,493               595,145
                                                   -------            ----------
                                                   $89,373            $4,289,386
                                                   =======            ==========

NOTE 4: MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    The Company is authorized to issue 20,539,290 (unaudited) shares of preferred stock of which 7,200,000 shares have been designated as Series A Preferred and 8,610,861 (unaudited) shares have been designated as Series B Preferred and 4,728,429 (unaudited) has been designated as Series C Preferred.

    On October 26, 1999, the Company issued a total of 7,200,000 shares of its Series A mandatorily redeemable preferred stock ("Series A") for net proceeds of $3,565,000 (net of $35,000 of issuance costs).

    In January and February 2000, the Company issued a total of 8,610,861 shares of its Series B mandatorily redeemable preferred stock ("Series B") for net proceeds of $20,456,849 (net of $37,000 of issuance costs).

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 4: MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
    In July 2000, the Company issued a total of 4,717,372 (unaudited) shares of its Series C manditorily redeemable preferred stock ("Series C") for net proceeds of $26,613,051 (unaudited) (net of $40,081 (unaudited) of issuance costs) (see Note 10).

    From inception through September 30, 2000, the Company issued preferred stock as follows:

                                             AMOUNT NET                                              LIQUIDATION AND
                              ORIGINAL           OF           SHARES     ISSUED AND     PAR VALUE      REDEMPTION
                             ISSUE PRICE   ISSUANCE COSTS   AUTHORIZED   OUTSTANDING     AMOUNT          AMOUNT
                             -----------   --------------   ----------   -----------   -----------   ---------------
Series A...................     $0.50       $ 3,565,000      7,200,000    7,200,000    $    0.0001     $ 3,840,000
Series B...................     $2.38        20,456,849      8,610,861    8,610,861    $    0.0001      21,433,150
Series C (unaudited).......     $5.65        26,613,051      4,968,429    4,717,372    $    0.0001      27,181,729
                                            -----------     ----------   ----------                    -----------
Total......................                 $50,634,900     20,779,290   20,528,233             --     $52,454,879
                                            ===========     ==========   ==========                    ===========

CONVERSION

    Each issued share of Series A and Series B is convertible at the election of the holder into one share of common stock, and is subject to adjustment in accordance with antidilution provisions contained in the Company's Articles of Incorporation. All shares of preferred stock shall automatically be converted into shares of common stock upon the closing of an underwritten public offering having an aggregate offering price of at least $25,000,000 and a per share offering price of at least $5.00.

DIVIDENDS

    The holders of Series A and Series B are entitled to receive noncumulative dividends at the per share rate of $0.005 and $0.0238, respectively, per annum if and when declared by the Board of Directors. The Company may not make a distribution to common stockholders until the preferred stock dividends have been paid in full. The Company has no current intention of declaring dividends.

VOTING RIGHTS

    The holder of each share of preferred stock is entitled to vote based on the number of shares of common stock into which it is convertible.

LIQUIDATION PREFERENCES

    In the event of a liquidation, dissolution, winding up of the Company, Series A and Series B stockholders are entitled to a per share distribution in preference to common stockholders equal to the original issue price per share of $0.50 and $2.38 per share, respectively, plus any declared but unpaid dividends. After this distribution, the remaining assets will be distributed pro rata to the holders of the common stock and Series A and Series B on an as if converted basis. In the event funds are insufficient to make a complete distribution to the holders of Series A and Series B, the holders shall share ratably in any distribution.

REDEMPTION

    Upon the request of the holder of the majority of the outstanding shares of Series A and Series B at any time after January 13, 2005, but on a date within thirty days after receipt by the Company of a

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 4: MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED) written request, the shares are redeemable in two equal installments, beginning no earlier than February 13, 2005, and continuing thereafter on the next anniversary date. The shares may be redeemed at a price equal to the original issue price, subject to adjustments for any stock dividends, combinations, reclassifications, splits, and declared and unpaid dividends. The Company shall also pay 10% redemption premium, based on the redemption price as outlined above, to the holders of Series A or Series B for every full year a holder of Series A or Series B has held such stock. This amount is being accreted ratably over the period from issuance until the first redemption date.

NOTE 5: COMMON STOCK

    The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 30,000,000 shares of common stock. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of the holders of preferred stock at the time outstanding. In July 2000, the Company amended and restated its Certificate of Incorporation to increase the authorized share capital to 50,000,000 shares of common stock (See Note 10).

    The Company had reserved shares of common stock for future issuance as follows:

                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          1999           2000
                                                      ------------   -------------
                                                                      (UNAUDITED)
Conversion of Series A mandatorily redeemable
  convertible preferred stock.......................    7,200,000      7,200,000
Conversion of Series B mandatorily redeemable
  convertible preferred stock.......................           --      8,610,861
Conversion of Series C mandatorily redeemable
  convertible preferred stock.......................           --      4,968,429
Exercise of options.................................    9,500,000     19,500,000
                                                       ----------     ----------
                                                       16,700,000     40,279,290
                                                       ==========     ==========

    The Company had not declared or paid cash dividends as of September 30, 2000 (unaudited).

    Through September 30, 2000, upon the termination of employment, the Company repurchased 110,752 (unaudited) shares of common stock previously issued upon the exercise of options.

FOUNDERS STOCK AGREEMENT

    Certain common stock was issued to the founders of the Company and is subject to repurchase in the event of voluntary termination or involuntary termination with cause. Certain founder shares vest over a twelve month period, 50% of the shares vest at the end of six month period and the remaining 50% vest at the end of the second six month period. Certain other shares vest over four years. At December 31, 1999 and September 30, 2000, 6,662,500 and 4,265,625
(unaudited) shares, respectively, of outstanding common stock were subject to repurchase by the Company at the original purchase price of $.001.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 6: STOCK OPTION PLAN

    The Company's 1999 Stock Option Plan (the "Option Plan"), authorizes the Board of Directors to grant up to 9,500,000 incentive stock options and nonstatutory stock options to employees, directors and consultants. In
April 2000, the Board of Directors has authorized the Company to increase the authorized number of shares of common stock in the option pool to 15,500,000 shares. The Option Plan provides that incentive stock options may be granted to employees of the Company and nonstatutory stock options may be granted to consultants and directors of the Company. Under the Option Plan, no incentive stock options may be granted to a person who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless at the time such options are granted the option price is at least 110% of the fair market value of the stock. Furthermore, such options granted shall not be exercisable after ten years from the date of grant.

    In July 2000, the Company's Board of Directors adopted the 2000 Executive Stock Incentive Plan, (the "Executive Plan"). The Company has reserved a total of 4,000,000 shares of common stock for issuance under the Executive Plan.

    The Option Plan is administered by the Board of Directors or its designees and provides generally that the option price shall not be less than the fair market value of the shares on the date of grant and no portion may be exercised beyond ten years from that date. Stock options may be exercised at any time subsequent to grant. Stock obtained through exercise of unvested options is subject to repurchase at the original purchase price. The Company's repurchase rate decreases as the shares vest under the original option terms. Options granted generally vest 25% on the first anniversary of the date of grant with the balance vesting in 36 equal monthly increments.

    Activity under the Plan is as follows:

                                                            OUTSTANDING OPTIONS
                                                           ---------------------
                                                                        WEIGHTED
                                               SHARES                   AVERAGE
                                              AVAILABLE      NUMBER     EXERCISE
                                              FOR GRANT    OF SHARES     PRICE
                                             -----------   ----------   --------
Shares authorized..........................    9,500,000           --       --
Options granted............................   (5,807,500)   5,807,500    $0.05
Options exercised..........................           --           --    $  --
Options canceled...........................       80,000      (80,000)   $0.05
                                             -----------   ----------
Balances, December 31, 1999................    3,772,500    5,727,500    $0.05
Shares authorized (unaudited)..............   10,000,000           --
Options granted (unaudited)................  (10,741,353)  10,741,353    $1.25
Options exercised (unaudited)..............           --   (8,049,265)   $0.85
Options canceled (unaudited)...............      656,948     (656,948)   $0.46
                                             -----------   ----------
Balances, September 30, 2000 (unaudited)...    3,688,095    7,762,640    $0.85
                                             ===========   ==========

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 6: STOCK OPTION PLAN (CONTINUED)
    The following tables summarizes information with respect to stock options outstanding and exercisable at December 31, 1999:

                          OPTIONS OUTSTANDING        WEIGHTED EXERCISE
                       -------------------------   ----------------------
                                      WEIGHTED
                                       AVERAGE
                                      REMAINING
                                     CONTRACTUAL
                         NUMBER         LIFE       AVERAGE      OPTIONS
EXERCISE PRICE         OUTSTANDING     (YEARS)      PRICE     EXERCISABLE
--------------         -----------   -----------   --------   -----------
   $0.05                5,727,500        9.92       $0.05      5,727,500
                        ---------       -----       -----     ----------
                        5,727,500                   $0.05      5,727,500
                        ---------                   =====     ==========

FAIR VALUE DISCLOSURES

    The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:

                                                               PERIOD FROM
                                                            SEPTEMBER 8, 1999
                                                               (INCEPTION)         NINE MONTHS
                                                                 THROUGH              ENDED
                                                            DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                                            -----------------   ------------------
                                                                                   (UNAUDITED)
Weighted average fair values..............................       $  1.26             $  3.69
Assumptions:
    Risk-free interest rates..............................         5.75%               5.92%
    Expected lives........................................       5 years             3 years
    Dividend yield........................................            0%                  0%

    Had compensation cost for the Company's stock option plan been determined based on the fair market values of these stock options at the grant dates consistent with the provisions of SFAS No. 123, the Company's net loss would have changed to the pro forma amounts as follows:

                                                                 PERIOD FROM
                                                              SEPTEMBER 8, 1999
                                                                 (INCEPTION)         NINE MONTHS
                                                                   THROUGH              ENDED
                                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
Net loss attributable to common stockholders--as reported...     $(2,162,843)        $(48,564,798)
Net loss attributable to common stockholders--pro forma.....     $(2,170,291)        $(49,104,330)

    The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

UNEARNED STOCK-BASED COMPENSATION

    In connection with certain employee stock option grants, the Company recorded unearned stock-based compensation totaling $34,430,351 (unaudited) at September 30, 2000, which is being amortized over the vesting periods of the related options, generally four years using the method set out in FASB

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 6: STOCK OPTION PLAN (CONTINUED)
Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. This method results in higher compensation expense in the earlier vesting periods of the related options. Amortization of this stock-based compensation recognized during the period from inception to December 31, 1999 and for the nine months ended September 30, 2000 totaled approximately $663,000 and $11,704,433 (unaudited), respectively.

    In connection with certain consultant and Technical Advisory Board Member stock option grants, the Company recorded unearned stock-based compensation totaling $1,776,893 (unaudited) at September 30, 2000, which is being amortized over the vesting periods of the related options. Amortization of this stock-based compensation recognized during the nine months ended September 30, 2000 totaled approximately $195,463 (unaudited). These option grants are subject to variable accounting due to the fact that vesting is based on performance, which may result in substantial increases in the compensation expense, as the fair value of the Company's common stock may increase in future periods.

    The Company's calculation for stock option grants to non-employees and Technical Advisory Board members were made using the Black-Scholes options pricing model with the following weighted average assumptions for the period from September 8, 1999 (inception) to December 31, 1999 and the nine months ended September 30, 2000 (unaudited): deemed fair value per share $2.42-$15.74, dividend yield of 0%; expected volatility of 70%; risk-free interest rates of 5.75% for the period from September 8, 1999 (inception) to December 31, 1999 and 5.92% for the nine month period ended September 30, 2000; and a contractual life of 5 years.

NOTE 7: COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases office space in California, Illinois, New York, New Jersey and Virginia under noncancelable operating leases with expiration dates through the year 2010. In addition to office leases, the Company also leases equipment under noncancelable leases with expiration dates through the year 2002. Rent expense for the year ended December 31, 1999 and for the nine months ended September 30, 2000 totaled $98,403 and $2,608,682 (unaudited), respectively.

    Future minimum lease payments under noncancelable operating leases at December 31, 1999 are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
2000........................................................  $ 1,261,638
2001........................................................    2,242,869
2002........................................................    1,896,257
2003........................................................    1,729,049
2004........................................................    1,788,441
Thereafter..................................................    4,560,353
                                                              -----------
Total minimum lease payments................................  $13,478,607
                                                              ===========

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 7: COMMITMENTS AND CONTINGENCIES (CONTINUED)
EQUIPMENT LEASE LINE

    In June 2000, the Company entered into a two year equipment financing agreement which provided for borrowings of up to $2,000,000, secured by the assets acquired, and restricted cash equal to six months of lease payments.

CONTINGENT LIABILITIES

    From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position or results of operations of the Company.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain officers and employees of the Company. The agreements generally provide for annual bonuses and incentive stock options as determined by the Board of Directors as well as covenants not-to-compete during the employment term and for a period thereafter. The employment agreements also generally provide for severance and accelerated vesting clauses in the event the individual is terminated without cause, or a significant change in control occurs.

EMPLOYEE BENEFIT PLAN

    The Company has a qualified 401(k) plan available to substantially all employees over the age of 21 years. Participants may contribute up to 20 percent of their annual compensation to the plan, limited to a maximum amount set by the Internal Revenue Service. The Company may make contributions to the 401(k) plan at the discretion of the Board of Directors. No Company contributions have been made to the plan since inception.

NOTE 8: INCOME TAXES

    No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses since inception.

    At December 31, 1999 and September 30, 2000, the Company had net operating loss carryforwards available to offset future regular and alternative minimum taxable income of approximately $1,379,000 and $35,000,000 (unaudited), respectively. These carryforwards expire between 2007 through 2019, if not utilized before these dates.

    Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three-year period. SiteSmith has not yet determined the extent to which its net operating loss benefit will be limited.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 8: INCOME TAXES (CONTINUED)
    The Company's deferred tax assets and liabilities at December 31, 1999 are as follows (in thousands):

                                                              DECEMBER 31, 1999
                                                              -----------------
Deferred tax assets (current):
Net operating loss carry forwards...........................      $549,000
Other accruals..............................................        31,000
                                                                  --------
Deferred tax assets.........................................       580,000
Deferred tax liabilities (non-current):
Depreciation................................................       (14,000)
                                                                  --------
Deferred tax liabilities....................................       (14,000)
Net deferred tax assets.....................................       566,000
Valuation allowance.........................................      (566,000)
                                                                  --------
                                                                  $     --
                                                                  ========

    Due to the uncertainty surrounding the realization of favorable tax attributes in future tax returns, the Company has placed a valuation allowance against all of its net deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

NOTE 9: SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                 PERIOD FROM
                                                SEPTEMBER 8,
                                                    1999
                                                 (INCEPTION)         NINE MONTHS
                                                   THROUGH              ENDED
                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
                                                                     (UNAUDITED)
SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
  Common stock issued for services
    provided................................     $   46,800           $   175,440
  Preferred stock issued in connection with
    lease...................................     $       --           $   573,094
  Unearned stock-based compensation for
    services provided.......................     $       --           $ 1,776,893
  Unearned stock-based compensation relating
    to employee stock option grants.........     $7,136,465           $34,430,351
  Accretion of redemption premium on
    mandatorily redeemable convertible
    preferred stock.........................     $   60,000           $ 2,276,377

NOTE 10: SUBSEQUENT EVENT (UNAUDITED)

    In June 2000, the Company issued approximately $5 million in convertible promissory notes. The notes bear interest at a rate of 9.5% per annum and are payable in full in September 2000. The notes

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 10: SUBSEQUENT EVENT (UNAUDITED) (CONTINUED) are convertible into shares of the Company's equity securities issued and sold at the close of the Company's next equity financing. The notes shall be convertible into the number of shares of equity securities based on the principle amount of the notes plus accrued and unpaid interest divided by the price paid for the equity securities by third parties. As discussed below, the Company closed an eligible equity financing on July 20, 2000 and as a result the notes and accrued interest were converted into 889,554 shares of Series C mandatorily redeemable convertible preferred stock.

    On July 1, 2000, Mark F. Spagnolo joined SiteSmith as chief executive officer. His employment agreement provides for the grant of an option to purchase 3,000,000 shares of common stock at the fair market value on the grant date. The option shall vest as follows: 750,000 are fully vested on grant date and 25% of the remaining 2,250,000 shall vest on the first anniversary of his start date with the balance vesting in 36 equal monthly increments. The agreement also provides for a loan to purchase common stock. The loan is full recourse and will be secured by any shares of stock obtained by exercising the options described above and other personal property. In July 2000, Mr. Spagnolo exercised 1,409,525 of his options to purchase common stock by executing a full-recourse promissory note for $2,466,528. The promissory note is payable on the earlier of July 1, 2004 or 60 days after his employment with the Company terminates for any reason and bears an interest of 6.51% of the unpaid principal balance each year. The agreement further provides acceleration of options and the payment of certain bonuses and severance in the event of a change in control or involuntary termination.

    In July 2000, David C. Winn joined SiteSmith as a managing director. His employment agreement provides for the grant of an option to purchase 1,000,000 shares of common stock at the fair market value on the grant date. The option shall vest as follows: 25% shall vest on the first anniversary of his start date with the balance vesting in 36 equal monthly increments. The agreement also provides for a loan to purchase common stock. The loan is full recourse and will be secured by any shares of stock obtained by exercising the options described above and other personal property. In July 2000, Mr. Winn exercised 1,000,000 of his options to purchase common stock by executing a full-recourse promissory note for $1,749,900. The promissory note is payable on the earlier of September 1, 2004 or 30 days after his employment with the Company terminates for any reason and bears an interest of 6.51% of the unpaid principal balance each year. The agreement further provides acceleration of options, the payment of certain bonuses and severance in the event of a change in control or in voluntary termination.

    On July 19 and August 1, 2000, upon the completion of a successful executive search by Heidrick & Struggles, Inc., the Company issued two fully vested nonforfeitable and exercisable warrants the first to purchase an aggregate of 437,500 shares and the second to purchase 83,333 shares of common stock at an exercise price of $1.75 per share. The warrants expire on (i) the earlier of one year after an initial public offering (ii) upon a merger, or (iii) seven years after the date of issuance. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of seven years, a weighted average risk free interest rate of 6.43%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $5.09 per share. The fair value of the warrants of approximately $2,275,000 was expensed in full during the third quarter.

    In July 2000, the Company entered into an operating lease agreement for its new facility in Santa Clara, California. The agreement is for a minimum of ten years, with future minimum lease payments of $1,375,836; $2,806,704; $2,918,970; $3,035,730; $3,157,164 and $19,742,472 for fiscal years 2000, 2001, 2002, 2003,
2004 and thereafter, respectively. Concurrent with the execution of the lease, the Company

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 10: SUBSEQUENT EVENT (UNAUDITED) (CONTINUED) posted a letter of credit in the amount of $2,850,000, which expires on October 1, 2001. In connection with the lease agreement, the Company granted the lessor warrants to purchase up to 10,000 shares of the Company's preferred stock at an exercise price per share equal to the price paid for the preferred stock in the Company's next private equity financing. The Company completed a Series C preferred stock round of financing on July 23, 2000 at a price of $5.65 per share. The warrants expire on the earlier of (i) April 2007, (ii) the sale of all or substantially all the capital stock on substantially all the assets of the Company in a merger, business combination or other form of business transaction in which more than fifty percent (50%) of the voting power of the Company is disposed of or, (iii) the closing of a firm commitment underwritten public offering with an offering price not less than $5.00 per share and aggregate proceeds of $25,000,000. The warrants were valued at $40,680 using the Black-Scholes option pricing model and will be recorded as additional rent expense over the life of the lease. The following assumptions were used in determining the fair value of the warrants: deemed fair value per share of $5.65, dividend yield of 0%, expected volatility of 70%, risk-free interest rate of 6.43% and a contractual life of 7 years.

    On July 20, 2000, the Company sold 3,827,818 shares of Series C mandatorily redeemable convertible preferred stock for net proceeds of $21,627,000. Upon the closing of this financing, the $4,999,999 convertible promissory notes and accrued interest were automatically converted into 889,554 shares of Series C mandatorily redeemable convertible preferred stock. The rights, preferences and privileges of the Series C redeemable preferred stock are consistent with those outlined for Series A and Series B in Note 4, except as follows:

    - Dividends are payable at a rate of $0.45 per share.

    - Holders have a liquidation preference at $5.65 per share plus all declared but unpaid dividends.

    In August, the conversion and dividend rights, preferences and privileges of the Series A mandatorily redeemable convertible and Series B mandatorily redeemable convertible preferred stock were amended as follows:

    - Dividends are payable at a rate of $0.04 per share for Series A mandatorily redeemable convertible preferred stock and at $0.19 per share for Series B mandatorily redeemable convertible preferred stock.

    - All shares of mandatorily redeemable convertible preferred stock shall automatically be converted, on a one for one basis, into shares of common stock upon the closing of an underwritten public offering having an aggregate offering price of at least $35,000,000 and a per share offering price of at least $11.30.

    In August 2000, the Board of Directors adopted the 2000 Directors' Stock Plan under which 500,000 shares were reserved for issuance. The plan will become effective on the effective date of the Registration Statement of the Company's initial public offering. The plan provides that each person who becomes a non-employee director after the effective date will be granted a non-statutory stock option to purchase 25,000 shares of common stock which will vest over four years. On the date of the Company's annual stockholder meeting each year, an additional 5,000 shares of common stock which vest over one year will be granted to non-employee directors who have served on the Board of Directors for at least six months. Options granted will have an exercise price equal to the fair market value of the common stock on the date of grant and will have a term of ten years.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 10: SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)
    The Company's Board of Directors adopted the 2000 Executive Stock Incentive Plan, (the "Executive Plan"), in July 2000. The Company has reserved a total of 4,000,000 shares of common stock for issuance under the Executive Plan. As of August 1, 2000, 2,409,525 options have been exercised, options to purchase a total of 1,590,475 shares at a weighted average exercise price of $1.75 per share were outstanding and no shares remained available for future option or stock purchase right grants. The Company does not intend to grant any additional options or stock purchase rights under the Executive Plan after the date of the Company's initial public offering. Unless terminated earlier, the Executive Plan will terminate in 2010. The terms of options and stock purchase rights under the Executive Plan are generally the same as those that may be issued under the Option Plan, except that the Executive Plan does not impose a limitation on the number of shares subject to options and stock purchase rights that may be issued to any individual employee.

    In August 2000, the 2000 Employee Stock Purchase Plan (the "Purchase Plan"), was adopted by the Board of Directors. A total of 750,000 shares of common stock has been reserved for issuance under the Purchase Plan, plus an annual increase on the first day of each fiscal year beginning in 2001 and ending in 2010 equal to the lesser of (i) 500,000 shares; (ii) 1% of the outstanding stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number determined by the Board of Directors. This plan will become effective on the effective date of the Registration Statement of the Company's initial public offering. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 15% of an employee's eligible compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of the offering period or at the end of an offering period. Employees may end their participation in the Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment. Purchases of common stock will occur on May 1 and November 1 of each year. The value of shares purchased in any calendar year may not exceed $25,000. In addition, no employee may purchase more than 1,000 shares of common stock under the Purchase Plan in any one purchase period.

    In September 2000, the Company amended and restated its Certificate of Incorporation to change the authorized share capital to 50,000,000 of common stock and 20,779,290 of mandatorily redeemable convertible preferred stock, of which 7,200,000 has been designated to Series A, 8,610,681 has been designated to Series B and 4,968,429 has been designated as Series C.


    During the period from October 1, 2000 through January 19, 2001 the Company granted options to purchase an aggregate of 1,257,186 shares of common stock resulting in an additional deferred compensation of approximately $7,505,000.


    On September 29, 2000, the Company entered into a Master Lease Agreement with Comdisco ("Comdisco"). Under the terms of the Master Lease Agreement, the Company leases certain equipment, software and improvements as defined in the agreement from Comdisco. The amount of financing to be provided is up to $3,200,000 for equipment and $800,000 for software and leasehold improvement. Repayments at borrowing are made monthly over either 36 months for equipment and 30 months for software and improvements. Interest accrues at 9% per annum. On November 9, 2000, a Purchase/Leaseback Agreement was fully executed by the Company and Comdisco for $799,696. On November 21, 2000, a Purchase/Leaseback Agreement was fully executed by the Company and Comdisco for $3,199,967.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 10: SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)
    In connection with the Master Lease Agreement, the Company granted Comdisco a warrant to purchase 35,398 shares of the Company's Series C mandatorily redeemable preferred stock at $5.65 per share. The warrant is immediately exercisable and expires after ten years from the date of grant. The fair value of the warrant was determined to be approximately $573,000 using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $16.19, dividend yield of 0%, expected volatility of 70%, risk-free interest rate of 5.92%, and a contractual life of 10 years. Such amount will be recorded as a discount to the related capital lease obligation and will be amortized as interest expense, using the effective interest method, over the life of the agreement.

    On October 9, the Company entered into a $3,000,000 Loan and Security Agreement with Comdisco Inc. Under the terms of the Loan and Security Agreement, Comdisco will lend the Company up to $3,000,000 in minimum advances of $500,000 for working capital purposes. Principal balances of each advance bear interest of 12% per annum and are due and payable in 36 equal monthly installments of principal and interest. The loan is collateralised by substantially all the Company's assets, Copyrights, Patents, and Trademarks.

    In connection with the Loan and Security Agreement, Comdisco received an option to purchase up to 132,743 shares of the Company's Series C mandatorily redeemable preferred stock at $5.65 per share. The option can be exercised at any time, at Comdisco's sole and absolute discretion until the effective date of a liquidity event, which includes the pending merger with Metromedia Fiber Network, Inc. The relative fair value of this option is approximately $2,446,000 using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $18.43, dividend yield of 0%, expected volatility of 70%, risk-free interest rate of 5.92%, and a contractual life of 3 months. On December 19, 2000, Comdisco Inc. elected to exercise its Purchase Option with respect to 132,743 shares of the Series C mandatorily redeemable preferred stock at $5.65 per share. Comdisco elected to pay the Aggregate Purchase Price of $750,000 by conversion and tender of the Company's Note dated October 9, 2000. The $750,000 represents a portion of the original Note in the Principal amount of $3,000,000.


    On October 9, 2000, the Company entered into a definitive agreement with Metromedia Fiber Network, Inc. ("Metromedia") to exchange all outstanding shares of its common and preferred stock for the right to receive between 55 million and 62.5 million shares of Metromedia class A common stock. The exchange ratio will depend on the average closing price of Metromedia class A common stock during the 20 trading day period ending on the fourth business day prior to the effective time of merger. The average closing price of Metromedia Fiber class A common stock for the 20 days ending January 19, 2001, is $13.79 per share. This transaction is expected to close during the first quarter of fiscal 2001, subject to various closing conditions.


    The aggregate merger consideration will be based on the average trading price of Metromedia Fiber class A common stock on The Nasdaq National Market during the twenty trading day period ending four days prior to consummation of the merger subject to the following conditions:

    - If the average trading price is greater than or equal to $24.00 and less than or equal to $27.2727, then the aggregate merger consideration will be the number of shares obtained by dividing $1,500,000,000 by the average trading price.

    - If the average trading price is less than $24.00, then the aggregate merger consideration will be 62,500,000 shares.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 10: SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)
    - If the average trading price is greater than $27.2727, then the aggregate merger consideration will be 55,000,000 shares.

On November 8, 2000, the Company entered into a $2,850,000 Reimbursement and Security Agreement for Letter of Credit with Comdisco Inc. Under the terms of the Reimbursement and Security Agreement for Letter of Credit, Comdisco will establish a landlord's letter of credit of up to $2,850,000. The letter of credit shall expire on July 22, 2005.

    In connection with the Reimbursement and Security Agreement for Letter of Credit, Comdisco received a warrant to purchase up to 70,619 shares of the Company's Series C mandatorily redeemable preferred stock at $5.65 per share. The warrant is immediately exercisable and expires after ten years from the date of grant. The fair value of the warrant was determined to be approximately $1,565,000 using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $22.16, dividend yield of 0%, expected volatility of 70%, risk-free interest rate of 5.92%, and a contractual life of 10 years. The warrant value will be amortized as interest expense using the effective interest method, over the life of the agreement.


    On November 30, 2000, December 8, 2000, January 5, 2001, and January 11, 2001, the Company issued 4 separate Promissory Notes to Metromedia for $5,000,000, $2,600,000, $3,500,000, and $5,000,000 in cash, respectively. Under the terms of the Promissory Notes, the Company agrees to use the monies solely for Working Capital purposes and not to incur any additional indebtedness, other than payables incurred in the ordinary course of business. The principal balances bear interest of 9.5% per annum and are payable in one installment of $5,000,000, $2,600,000, $3,500,000, and $5,000,000 respectively, together with any accrued but unpaid interest, on May 29, 2001, June 21, 2001, July 4, 2001, and July 10, 2001, respectively.


    On December 8, 2000, SiteSmith canceled its plan for an initial public offering of its common stock as a result of this transaction.

                                    ANNEXES

    Annex A--Merger Agreement

    Annex B--Escrow Agreement

    Annex C--Voting Agreement

    Annex D--Delaware General Corporation Law Section 262

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER,

                          dated as of October 9, 2000,

                                  by and among

                        METROMEDIA FIBER NETWORK, INC.,

                                SITESMITH, INC.

                                      and

                           AQUEDUCT ACQUISITION CORP.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
RECITALS....................................................     A-1

ARTICLE I THE MERGER........................................     A-1

        Section 1.1 The Merger..............................     A-1

        Section 1.2 Closing.................................     A-2

        Section 1.3 Effective Time..........................     A-2

        Section 1.4 The Certificate of Incorporation........     A-2

        Section 1.5 The By-Laws.............................     A-2

        Section 1.6 Directors of Surviving Corporation......     A-2

        Section 1.7 Officers of Surviving Corporation.......     A-2

ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE
           OF CERTIFICATES..................................     A-2

        Section 2.1 Conversion of Capital Stock.............     A-2

        Section 2.2 Exchange of Certificates................     A-4

        Section 2.3 Escrow..................................     A-7

        Section 2.4 Treatment of Company Stock Options and
        Company Warrants....................................     A-8

        Section 2.5 Appraisal Rights........................     A-9

        Section 2.6 Adjustments to Prevent Dilution.........     A-9

        Section 2.7 Withholding Rights......................     A-9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...    A-10

        Section 3.1 Organization and Qualification;
        Subsidiaries........................................    A-10

        Section 3.2 Certificate of Incorporation and
        By-Laws.............................................    A-10

        Section 3.3 Capitalization..........................    A-10

        Section 3.4 Authority...............................    A-12

        Section 3.5 No Conflict.............................    A-12

        Section 3.6 Required Filings and Consents...........    A-12

        Section 3.7 Permits; Compliance with Law............    A-13

        Section 3.8 Company S-1; Financial Statements.......    A-13

        Section 3.9 Absence of Certain Changes or Events....    A-14

        Section 3.10 Employee Benefit Plans.................    A-15

        Section 3.11 Tax Matters............................    A-16

        Section 3.12 Contracts; Debt Instruments............    A-16

                                                                PAGE
                                                              --------
        Section 3.13 Litigation.............................    A-17

        Section 3.14 Environmental Matters..................    A-17

        Section 3.15 Intellectual Property..................    A-18

        Section 3.16 Taxes..................................    A-19

        Section 3.17 Non-Competition Agreements.............    A-20

        Section 3.18 Certain Agreements.....................    A-20

        Section 3.19 Real Property..........................    A-20

        Section 3.20 Labor Matters..........................    A-21

        Section 3.21 Customers..............................    A-21

        Section 3.22 Investment Company Act.................    A-21

        Section 3.23 Brokers................................    A-21

        Section 3.24 Certain Statutes.......................    A-22

        Section 3.25 Vote Required..........................    A-22

        Section 3.26 Registration Statement.................    A-22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND
           MERGER SUB.......................................    A-23

        Section 4.1 Organization and Qualification;
        Subsidiaries........................................    A-23

        Section 4.2 Certificate of Incorporation and
        By-Laws.............................................    A-23

        Section 4.3 Capitalization..........................    A-23

        Section 4.4 Authority...............................    A-24

        Section 4.5 No Conflict.............................    A-25

        Section 4.6 Required Filings and Consents...........    A-25

        Section 4.7 Permits; Compliance with Law............    A-25

        Section 4.8 SEC Filings; Financial Statements.......    A-26

        Section 4.9 Absence of Certain Changes or Events....    A-26

        Section 4.10 Tax Matters............................    A-27

        Section 4.11 Litigation.............................    A-27

        Section 4.12 Environmental Matters..................    A-28

        Section 4.13 Taxes..................................    A-28

        Section 4.14 Brokers................................    A-29

        Section 4.15 Certain Statutes.......................    A-29

        Section 4.16 Interim Operations of Merger Sub.......    A-29

        Section 4.17 Registration Statement.................    A-29

                                                                PAGE
                                                              --------
ARTICLE V COVENANTS.........................................    A-29

        Section 5.1 Conduct of Business of the Company......    A-29

        Section 5.2 Other Actions...........................    A-31

        Section 5.3 Notification of Certain Matters.........    A-31

        Section 5.4 Access to Information;
        Confidentiality.....................................    A-32

        Section 5.5 No Solicitation.........................    A-32

        Section 5.6 Affiliates..............................    A-32

        Section 5.7 Directors' and Officers' Indemnification
        and Insurance.......................................    A-33

        Section 5.8 Written Consent or Stockholders
        Meeting.............................................    A-33

        Section 5.9 Reasonable Best Efforts.................    A-33

        Section 5.10 Registration Statement.................    A-34

        Section 5.11 Consents; Filings; Further Action......    A-34

        Section 5.12 Plan of Reorganization.................    A-35

        Section 5.13 Public Announcements...................    A-35

        Section 5.14 Obligations of Merger Sub..............    A-35

        Section 5.15 NASDAQ/NMS Listings....................    A-35

        Section 5.16 Expenses...............................    A-35

        Section 5.17 Takeover Statutes......................    A-35

        Section 5.18 Employee Benefits and Stock Options....    A-36

        Section 5.19 Form S-8...............................    A-37

        Section 5.20 Parent Option Pool.....................    A-37

ARTICLE VI CONDITIONS.......................................    A-37

        Section 6.1 Conditions to Each Party's Obligation to
        Effect the Merger...................................    A-37

        Section 6.2 Conditions to Obligations of the Parent
        and Merger Sub......................................    A-38

        Section 6.3 Conditions to Obligation of the
        Company.............................................    A-39

ARTICLE VII TERMINATION.....................................    A-40

        Section 7.1 Termination.............................    A-40

        Section 7.2 Effect of Termination...................    A-40

        Section 7.3 Amendment...............................    A-40

        Section 7.4 Waiver..................................    A-41

        Section 7.5 Expenses Following Certain Termination
        Events..............................................    A-41

                                                                PAGE
                                                              --------

ARTICLE VIII SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
             AND REMEDIES, CONTINUING COVENANTS.............    A-41

        Section 8.1 Survival of Representations.............    A-41

        Section 8.2 Agreement to Indemnify..................    A-41

        Section 8.3 Limitations and Exceptions to
        Indemnification.....................................    A-42

        Section 8.4 Indemnification Procedures..............    A-42

ARTICLE IX MISCELLANEOUS....................................    A-43

        Section 9.1 Certain Definitions.....................    A-43

        Section 9.2 Survival................................    A-43

        Section 9.3 Counterparts............................    A-44

        Section 9.4 GOVERNING LAW AND VENUE, WAIVER OF JURY
        TRIAL...............................................    A-44

        Section 9.5 Notices.................................    A-45

        Section 9.6 Entire Agreement........................    A-45

        Section 9.7 No Third Party Beneficiaries............    A-45

        Section 9.8 Severability............................    A-45

        Section 9.9 Interpretation..........................    A-46

        Section 9.10 Assignment.............................    A-46

        Section 9.11 Specific Performance...................    A-46

                                    EXHIBITS

Exhibit A          Voting Agreement

Exhibit B-1        Spagnolo Employment Agreement

Exhibit B-2        Ryan Employment Agreement

Exhibit C          Form of Escrow Agreement

Exhibit D          Form of Affiliate Letter

Exhibit E-1        Form of Parent Tax Representation Letter

Exhibit E-2        Form of Company Tax Representation Letter

                             INDEX OF DEFINED TERMS

TERM                                                              SECTION
----                                                          ---------------
Acquisition Proposal........................................  5.5(c)

Additional Option Grant.....................................  5.19

Affected Employees..........................................  5.17(b)

affiliate...................................................  9.1(a)

Affiliate Letter............................................  5.6

Aggregate Share Consideration...............................  2.1(a)(i)

Agreement...................................................  Preamble

Average Parent Stock Price..................................  2.1(a)(i)

Basket......................................................  8.3(b)

Blue Sky Laws...............................................  3.6

business day................................................  9.1(b)

Certificate.................................................  2.1(a)(iii)

Certificate of Merger.......................................  1.3

CGCL........................................................  2.5

Claims......................................................  3.13

Closing.....................................................  1.2

Closing Date................................................  1.2

COBRA.......................................................  3.10(d)

Code........................................................  Recital (d)

Company.....................................................  Preamble

Company Benefit Plans.......................................  3.10(a)

Company Certificate.........................................  2.1(a)(ii)

Company Charter Documents...................................  3.2

Company Common Stock........................................  2.1(a)(i)

Company Disclosure Letter...................................  3.1(b)

Company Option Plans........................................  3.3(a)

Company Permits.............................................  3.7

Company Preferred Stock.....................................  2.1(a)(ii)

Company Real Property Leases................................  3.19(b)

Company S-1.................................................  3.8

Company Series A Preferred Stock............................  2.1(a)(ii)

TERM                                                              SECTION
----                                                          ---------------
Company Series B Preferred Stock............................  2.1(a)(ii)

Company Series C Preferred Stock............................  2.1(a)(ii)

Company Stockholders........................................  2.3(a)

Company Stockholders Meeting................................  5.8

Company Stock Options.......................................  3.3(a)

Company Subsidiaries........................................  3.1(a)

Company Tax Representation Letter...........................  5.12

Company Warrants............................................  3.3(a)

Confidentiality Agreement...................................  5.4(b)

Contracts...................................................  3.5(a)(iii)

control.....................................................  9.1(a)

controlled by...............................................  9.1(a)

controlling.................................................  9.1(a)

Damages.....................................................  8.2

DGCL........................................................  Recital (a)

Dispute Period..............................................  8.4(b)

Dissenting Shares...........................................  2.5(a)

Effective Time..............................................  1.3

Environment.................................................  3.14(b)(i)

Environmental Claims........................................  3.14(b)(ii)

ERISA.......................................................  3.10(a)

ERISA Affiliate.............................................  3.10(a)

Escrow Agent................................................  2.3(a)

Escrow Agreement............................................  2.3(a)

Escrow Period...............................................  2.3(a)

Escrow Release Date.........................................  8.1

Escrow Shares...............................................  2.3(a)

Escrow Representative.......................................  2.3(a)

Excess Parent Shares........................................  2.2(f)(i)

Exchange Act................................................  3.6

Exchange Agent..............................................  2.2(a)

Exchange Fund...............................................  2.2(a)

Exchange Ratio..............................................  2.1(a)(i)

TERM                                                              SECTION
----                                                          ---------------
Exchange Trust..............................................  2.2(f)(i)

Expenses....................................................  7.5

For Good Reason.............................................  5.17(c)

GAAP........................................................  3.8(b)

Governmental Entity.........................................  3.6

group.......................................................  9.1(d)

Hazardous Substance.........................................  3.14(b)(iii)

HSR Act.....................................................  3.6

including...................................................  9.1(c)

Indemnified Parties.........................................  5.7(a)

Indemnified Persons.........................................  8.2

Indemnitors.................................................  8.2

Indemnity Notice............................................  8.4(b)

Intellectual Property.......................................  3.15(a)(ii)

Investment Company Act......................................  3.22

IP Licenses.................................................  3.15(a)(ii)

IRS.........................................................  3.10(a)

June Financial Statements...................................  3.8(c)

Law.........................................................  3.5(a)(ii)

Liens.......................................................  3.3(c)

Material Adverse Effect on the Company......................  3.1(a)

Material Adverse Effect on the Parent.......................  4.1

Material Contract...........................................  3.12

Merger......................................................  Recital (a)

Merger Consideration........................................  2.1(a)(iii)

Merger Sub..................................................  Preamble

Merger Sub Charter Documents................................  4.2

NASDAQ/NMS..................................................  2.1(a)(i)

Parent......................................................  Preamble

Parent Charter Documents....................................  4.2

Parent Class B Common Stock.................................  4.3(a)

Parent Common Stock.........................................  2.1(a)(i)

Parent Disclosure Letter....................................  4.3(b)

TERM                                                              SECTION
----                                                          ---------------
Parent Filed SEC Reports....................................  4.9(b)

Parent Permits..............................................  4.7

Parent Preferred Stock......................................  4.3(a)

Parent SEC Reports..........................................  4.8(a)

Parent Stock Options........................................  4.3(a)

Parent Subsidiaries.........................................  4.1

Parent Tax Representation Letter............................  5.12

person......................................................  9.1(d)

Principal Stockholders......................................  Recital (b)

Release.....................................................  3.14(b)(iv)

Registration Statement......................................  3.26

Representatives.............................................  5.4(a)

Requisite Company Vote......................................  3.25

Ryan Employment Agreement...................................  Recital (c)

Safety and Environmental Laws...............................  3.14(b)(v)

SEC.........................................................  3.8(a)

Securities Act..............................................  3.6

Software....................................................  3.15(a)(ii)

Spagnolo Employment Agreement...............................  Recital (c)

Sub Common Stock............................................  2.1(b)

subsidiary..................................................  9.1(e)

subsidiaries................................................  9.1(e)

Surviving Corporation.......................................  1.1

Takeover Statute............................................  3.24

Taxes.......................................................  3.16(a)

Technology..................................................  3.15(a)(ii)

Terminating Company Breach..................................  7.1(e)

Terminating Parent Breach...................................  7.1(f)

Third Party Claim...........................................  8.4(a)

Total Company Shares........................................  2.1(a)(i)

under common control with...................................  9.1(a)

Written Consent.............................................  5.8

1999 Financial Statements...................................  3.8(b)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of October 9, 2000 (this "AGREEMENT"), by and among, Metromedia Fiber Network, Inc., a Delaware corporation (the "PARENT"), SiteSmith, Inc., a Delaware corporation (the "COMPANY"), and Aqueduct Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent ("MERGER SUB").

                                    RECITALS

    (a) The respective boards of directors of the Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders to combine the respective businesses of the Parent and the Company, and consequently have approved the merger of Merger Sub with and into the Company (the "MERGER"), and have approved and adopted this Agreement and the Merger, in accordance with the General Corporation Law of the State of Delaware (the "DGCL").

    (b) Concurrently with the execution of this Agreement, as a condition to the willingness of the Parent to enter into this Agreement, certain stockholders of the Company (the "PRINCIPAL STOCKHOLDERS") are entering into a Voting Agreement, a copy of which is attached hereto as Exhibit A (the "VOTING AGREEMENT"), providing for, among other things, the approval and adoption by such stockholders of this Agreement and the Merger.

    (c) Concurrently with the execution of this Agreement, as a condition to the willingness of the Parent to enter into this Agreement, Mark Spagnolo and Robert
J. Ryan, IV are each entering into Employment Agreements, dated as of the date hereof and effective as of the Effective Time, with the Company, copies of which are attached hereto as Exhibit B-1 (the "SPAGNOLO EMPLOYMENT AGREEMENT") and as Exhibit B-2 (the "RYAN EMPLOYMENT AGREEMENT"), respectively.

    (d) It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the rules and regulations promulgated under the Code and that this Agreement be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code.

    (e) Certain terms used in this Agreement which are not capitalized have the meanings specified in Section 9.1.

    NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place: (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York at 10:00 A.M. on the business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; or (b) at such other place and time and/or on such other date as the Parent and the Company may agree in writing (the "CLOSING DATE").

    SECTION 1.3 EFFECTIVE TIME. As soon as practicable following the Closing, the parties hereto will cause a Certificate of Merger (the "CERTIFICATE OF MERGER") to be signed, acknowledged and delivered for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when a Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other subsequent date or time as shall be agreed upon by the parties and set forth in the Certificate of Merger and in accordance with the DGCL (the "EFFECTIVE TIME").

    SECTION 1.4 THE CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the certificate of incorporation of Merger Sub then reads and shall, as so amended, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law.

    SECTION 1.5 THE BY-LAWS. The by-laws of the Company in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in their entirety as the by-laws of Merger Sub then read and shall, as so amended, from and after the Effective Time, be the by-laws of the Surviving Corporation until duly amended as provided therein or by applicable law.

    SECTION 1.6 DIRECTORS OF SURVIVING CORPORATION. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

    SECTION 1.7 OFFICERS OF SURVIVING CORPORATION. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE II
                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

    SECTION 2.1 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company:

    (a) MERGER CONSIDERATION.

        (i) Each share of the common stock, par value $.0001 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are owned by the Parent, Merger Sub or any other Parent Subsidiary or by the Company) shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive the number of
    shares of Class A Common Stock, par value $         .01 per share, of the
    Parent ("PARENT COMMON STOCK") equal to the "EXCHANGE RATIO," which shall be calculated as follows:

           (x) if the Average Parent Stock Price is greater than or equal to $24.00 and less than or equal to $27.2727, then the AExchange Ratio" shall be equal to the quotient obtained by dividing (A) the Aggregate Share Consideration by (B) the Total Company Shares;

           (y) if the Average Parent Stock Price is less than $24.00, then the AExchange Ratio" shall be equal to the quotient obtained by dividing (A) 62,500,000 by (B) the Total Company Shares; and

           (z) if the Average Parent Stock Price is greater than $27.2727, then the AExchange Ratio" shall be equal to the quotient obtained by dividing
       (A) 55,000,000 by (B) the Total Company Shares.

    The "AGGREGATE SHARE CONSIDERATION" means that number of shares of Parent Common Stock (rounded to the nearest whole number) equal to the quotient obtained by dividing $1,500,000,000 by the Average Parent Stock Price.

    The "AVERAGE PARENT STOCK PRICE" means the average of the daily closing prices of the Parent Common Stock as quoted by the Nasdaq Stock Market's National Market System ("NASDAQ/NMS") (as reported by BLOOMBERG, L.P.) for the twenty consecutive trading days ending on the fourth business day (including such fourth business day in the determination) immediately prior to the Closing.

    "TOTAL COMPANY SHARES" means the sum of (i) all shares of Company Common Stock outstanding on the business day immediately prior to the Closing Date and
(ii) all shares of Company Common Stock issuable upon the conversion, exchange or exercise of all Company securities convertible into or exchangeable or exercisable for Company Common Stock (including all Company Warrants, Company Stock Options and Company Preferred Stock) outstanding on the business day immediately prior to the Closing Date.

        (ii) Each share of the Series A Convertible Preferred Stock, par value $.0001 per share, of the Company (the "COMPANY SERIES A PREFERRED STOCK"), the Series B Convertible Preferred Stock, par value $.0001 per share, of the Company (the "COMPANY SERIES B PREFERRED STOCK"), and the Series C Convertible Preferred Stock, par value $.0001 per share, of the Company (the "COMPANY SERIES C PREFERRED STOCK," and, together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the "COMPANY PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock that are owned by the Parent, any Parent Subsidiary, Merger Sub, the Company or any Company Subsidiary) shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into a number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock that each such share of Company Preferred Stock would have been entitled to receive upon conversion pursuant to Article IV(B)(4) of the Fourth Amended and Restated Certificate of Incorporation of the Company (the "COMPANY CERTIFICATE") immediately prior to the Closing Date and (y) the Exchange Ratio.

        (iii) The number of shares of Parent Common Stock issuable pursuant to
    Section 2.1(a)(i) and (ii) shall be subject to adjustment as provided in
    Section 2.6 and such shares, together with cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(f), shall collectively be referred to as the "MERGER CONSIDERATION." At the Effective Time, all shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing such shares shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend under
    Section 2.2(c).

    (b) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $.01 per share, of Merger Sub ("SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    (c) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. All shares of Company Common Stock that are owned by the Company as treasury stock or by the Parent, Merger Sub or any Parent Subsidiary issued and outstanding immediately prior to the Effective Time (i) shall, by virtue of the Merger and without any action on the part of the holder of any such shares, no longer be outstanding,
(ii) shall be canceled and retired without payment of any consideration therefor, and (iii) shall cease to exist.

    SECTION 2.2 EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. Subject to the provisions of Sections 2.3 and 2.5, as of the Effective Time, the Parent shall deposit with the Parent's transfer agent for its shares of Parent Common Stock, or with such other bank or trust company designated by the Parent prior to the Effective Time and reasonably acceptable to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of Certificates and for exchange in accordance with this Article II, certificates representing the number of shares of Parent Common Stock issuable pursuant to
Section 2.1(a) after giving effect to Sections 2.3 and 2.5 (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto to which the holders of Certificates may be entitled pursuant to Section 2.2(c) and with the proceeds held in the Exchange Trust, being hereinafter referred to as the "EXCHANGE FUND") in exchange for outstanding shares of Company Common Stock and Company Preferred Stock.

    (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Exchange Agent, in a form and with other customary provisions specified by the Parent, (ii) instructions for surrendering the Certificates in exchange for (A) certificates representing shares of Parent Common Stock, (B) cash in lieu of fractional shares, and (C) any unpaid dividends and other distributions and (iii) the stock transfer powers required by the Escrow Agent pursuant to Section 2.3. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of that Certificate shall be entitled to receive in exchange (1) a certificate representing that number of whole shares of Parent Common Stock that the holder is entitled to receive under this Article II (after giving effect to the provisions of Section 2.3), (2) a check in the amount (after giving effect to any required tax withholding) of (x) any cash in lieu of fractional shares plus (y) any unpaid dividends (other than stock dividends) and any other dividends or other distributions that such holder has the right to receive under the provisions of this Article 2. Any Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon the surrender of the Certificate and any other dividends or distributions in respect of those shares, may be issued or paid to such a transferee if the Certificate formerly representing such shares of Company Common Stock or Company Preferred Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder or shall establish to the satisfaction of the Parent or the Exchange Agent that such tax has been paid or is not applicable.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED COMPANY COMMON STOCK. Whenever a dividend or other distribution is declared by the Parent in respect of Parent Common Stock and the record date for that dividend or other distribution is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable under this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until that Certificate is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

    (d) NO FURTHER OWNERSHIP RIGHTS. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. All shares of Parent Common Stock, together with any cash paid under Section 2.2(c) or
Section 2.2(f) issued upon the surrender for or exchange of Certificates in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Preferred Stock formerly represented by such Certificates.

    (e) NO FURTHER TRANSFERS. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of the shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time.

    (f) FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle its owner to vote, to receive dividends or other distributions or to any other rights of a stockholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive from the Exchange Agent, in accordance with the provisions of this Article II, a cash payment in lieu of such fractional share of Parent Common Stock, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Parent Common Stock, as applicable, which would otherwise have been issued (the "EXCESS PARENT SHARES"). Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "EXCHANGE TRUST") for the holders of Certificates. All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Parent Shares shall be paid by the Surviving Corporation. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Certificates without interest. The Exchange Agent shall determine the portion of such net proceeds to which each holder of shares of Company Common Stock or Company Preferred Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder is entitled (after taking into account all shares of Company Common Stock or Company Preferred Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates are entitled.

        (ii) Notwithstanding the provisions of clause (i) of this Section 2.2(f), the Parent may elect, at its option exercised prior to the Effective Time and in lieu of the issuance and sale of Excess Parent Shares and the making of the payments contemplated in such subsection, to pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of shares of Company Common Stock and Company Preferred Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (B) the closing price for a share of Parent Common Stock on the first business day immediately following the Effective Time as quoted by NASDAQ/NMS (as reported by BLOOMBERG, L.P.) and, in such case, all references in this Agreement to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(f)(ii).

    (g) TERMINATION OF EXCHANGE FUND; UNCLAIMED STOCK. Any shares of Parent Common Stock and any portion of the Exchange Fund or of dividends or other distributions with respect to the Parent Common Stock deposited by the Parent with the Exchange Agent (including the proceeds of any investments of those funds) that remains unclaimed by the stockholders of the Company twelve months after the Effective Time shall be paid to the Parent. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Parent for payment of their Merger Consideration and any dividends and other distributions issuable or payable pursuant to Section
2.1 and Section 2.2(c) upon due surrender of their Certificates, in each case, without any interest. Notwithstanding the foregoing, none of the Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled to those amounts.

    (h) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form customarily required by the Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect of that Certificate issuable or payable under this Article II upon due surrender thereof and deliverable in respect of the shares represented by such Certificate under this Agreement, in each case, without interest.

    SECTION 2.3 ESCROW.

    (a) At the Closing, the Parent shall withhold from the shares of Parent Common Stock that would otherwise be issued in the Merger to each holder of Company Common Stock and Company Preferred Stock (the "COMPANY STOCKHOLDERS") pursuant to Section 2.1(a), a number of such shares of Parent Common Stock that is equal to fifteen percent (15%) of the aggregate number of shares of Parent Common Stock included in the Merger Consideration, and the number of such shares of Parent Common Stock withheld from each Company Stockholder shall be PRO RATA and shall be rounded down to the nearest whole number of such shares (such withheld shares of Parent Common Stock being hereinafter referred to as the "ESCROW SHARES"). The Parent will deliver certificates representing such Escrow Shares to an institution reasonably acceptable to the Company, as escrow agent (the "ESCROW AGENT"), and, at the time prescribed in Section 2.2(b), the Company Stockholders will deliver to the Escrow Agent related stock transfer powers executed by the applicable Company Stockholders (with medallion signature guarantees if requested by the Escrow Agent), to be held by the Escrow Agent as security for the Company Stockholders' indemnification obligations under Article VIII and pursuant to the provisions of an escrow agreement in substantially the form attached hereto as Exhibit C (the "ESCROW AGREEMENT") to be entered into at the Closing by the Parent, the Escrow Agent and Mark Spagnolo, as the representative of the Company Stockholders (the "ESCROW REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Company Stockholder as provided in the Escrow Agreement. The Escrow Shares shall be withheld from each Company Stockholder PRO RATA in the same proportion as the total number of shares of Parent Common Stock issuable to such stockholder under Section 2.1(a) bears to the total number of shares of Parent Common Stock issued to all Company Stockholders under Section 2.1(a). The Escrow Shares shall be represented by stock certificates issued in the names of each of the Company Stockholders in proportion to their respective interests in the Escrow Shares and shall be held by the Escrow Agent during that time period commencing on the Effective Time and ending on the first anniversary of the Effective Time or on such earlier or later date as may be provided in the Escrow Agreement (such time period being hereafter called the "ESCROW PERIOD").

    (b) By their approval of the Merger, the Company Stockholders will be conclusively deemed to have consented to, approved and agreed to be bound by:
(i) the indemnification provisions of Article VIII; (ii) the Escrow Agreement;
(iii) the appointment of Mark Spagnolo as the Escrow Representative; and (iv) the taking by the Escrow Representative of any and all actions and the making of any decisions required or permitted to be taken by the Escrow Representative under this Agreement and/or the Escrow Agreement, including the exercise of the power to: (I) authorize delivery to the Parent of Escrow Shares in satisfaction of indemnity claims by the Parent or any other Indemnified Person pursuant to
Article VIII and/or the Escrow Agreement; (II) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (III) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article VIII; and (IV) take all actions necessary in the judgment of the Escrow Representative for the accomplishment of the foregoing. The Escrow Representative will have authority and power to act on behalf of each Company Stockholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims under Article VIII hereof or governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Company Stockholders are treated in the same manner. The Company Stockholders will be bound by all actions taken and documents executed by the Escrow Representative in connection with the Escrow Agreement, and the Parent will be entitled to rely on any action or decision of the Escrow Representative. In performing the functions specified in this Agreement and the Escrow Agreement, the Escrow Representative will not be liable to any Company Stockholder in the absence of gross negligence or willful misconduct on the part of the Escrow Representative. Any loss, liability or expense reasonably incurred without gross negligence or willful misconduct by the Escrow Representative in connection with actions taken by the Escrow Representative pursuant to the terms of the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the Company Stockholders to the Escrow Representative PRO RATA in proportion to their respective percentage interests in the Escrow Shares. In performing the functions specified in this Agreement and the Escrow Agreement, the Escrow Representative shall have reasonable access to information about the Parent and the reasonable assistance of the Parent's officers and employees; PROVIDED, that the Escrow Representative shall treat confidentiality and not disclose any nonpublic information from or about the Parent or any Parent Subsidiary to any person (except on a need to know basis to individuals who agree to treat such information confidentially).

    SECTION 2.4 TREATMENT OF COMPANY STOCK OPTIONS AND COMPANY WARRANTS.

    (a) The Parent and the Company shall take such actions as are necessary to provide that, at the Effective Time, each outstanding Company Stock Option and Company Warrant shall be assumed by the Parent and adjusted in accordance with the terms thereof and this Agreement to be exercisable to purchase shares of Parent Common Stock, as provided below. Following the Effective Time, each Company Stock Option and Company Warrant shall continue to have, and shall be subject to, the same terms and conditions set forth in the Company Option Plans or any other agreement pursuant to which such Company Stock Option or Company Warrant was subject immediately prior to the Effective Time, as the case may be, except that (i) each such Company Stock Option and Company Warrant, as the case may be, shall be exercisable for that number of shares of Parent Common Stock equal to the product of (x) the aggregate number of shares of Company Common Stock for which such Company Stock Option or Company Warrant, as the case may be, was exercisable, and (y) the Exchange Ratio, rounded, in the case of any Company Stock Options, other than an Aincentive stock option" (within the meaning of Section 422 of the Code), or Company Warrant, up, and, in the case of any Company Stock Option that is an incentive stock option, down, to the nearest whole share, and (ii) the exercise price per share of such Company Stock Option or Company Warrant shall be equal to the aggregate exercise prices of such Company Stock Option or Company Warrant immediately prior to the Effective Time divided by the number of shares of Parent Common Stock for which such Company Stock Option or Company Warrant shall be exercisable as determined in accordance with the preceding clause (i), rounded to the nearest cent in the case of any Company Warrant or any Company Stock Option other than an Aincentive stock option" and, in the case of any Company Stock Option that is an Aincentive stock option," rounded up to the nearest cent.

    (b) As soon as practicable following the Effective Time, the Parent shall deliver to the holders of Company Stock Options and Company Warrants appropriate notices setting forth such holders' rights after giving effect to the Merger and the provisions set forth above. At or prior to the Effective Time, the Company shall make such amendments and take such other actions, if any, to the Company Option Plans or such other agreement pursuant to which the Company Stock Options or Company Warrants were issued as shall be necessary to permit the assumption and adjustment referred to in this Section 2.4 and except as expressly required by the terms thereof as in effect on the date hereof and described in Section
3.3 of the Company Disclosure Letter, to ensure that none of the Company Stock Options or Company Warrants shall vest, and that there shall not be any acceleration of vesting schedules under the terms of such Company Stock Options and Company Warrants, as a result of the transactions contemplated hereby.

    (c) It is the intention of the parties that, to the extent that any Company Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Stock Options provided by this Section 2.4 satisfy the conditions of Section

424(a) of the Code. The Parent shall comply with the terms of the Company Option Plans and ensure, to the extent required by, and subject to the provisions of, such Company Option Plans, that the Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

    (d) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options and Company Warrants at and after the Effective Time.

    SECTION 2.5 APPRAISAL RIGHTS. (a) On the date hereof, the Company shall send to its stockholders who are entitled to appraisal rights the notice required by Section 262 of the DGCL and Chapter 13 of the California General Corporate Law ("CGCL"), if applicable. Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company for which, as of the date which is 20 days after the mailing of the notice to stockholders required by Section 262 of the DGCL and Chapter 13 of the CGCL, if applicable, the holder thereof has demanded an appraisal of their value in accordance with Section 262 of the DGCL or Chapter 13 of the CGCL, if applicable ("DISSENTING SHARES") shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 2.1(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL and Chapter 13 of the CGCL, if applicable; PROVIDED, HOWEVER, that if the status of any such shares as Dissenting Shares shall not be perfected in accordance with Section 262 of the DGCL and Chapter 13 of the CGCL, if applicable, or if any such shares shall lose their status as Dissenting Shares, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 2.1(a).

    (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company to require the Company to purchase Dissenting Shares pursuant to Section 262 of the DGCL and Chapter 13 of the CGCL, if applicable, and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or CGCL, if applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless the Parent shall have consented in writing to such payment or settlement offer.

    SECTION 2.6 ADJUSTMENTS TO PREVENT DILUTION. In the event that prior to the Effective Time there is a change in the number of shares of Company Common Stock, Company Preferred Stock or Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, Company Preferred Stock or shares of Parent Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of that event.

    SECTION 2.7 WITHHOLDING RIGHTS. Each of the Surviving Corporation and the Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of Law. To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, and paid to the appropriate taxing authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of a Certificate in respect to which such deduction and withholding was made by the Surviving Corporation or the Parent, as the case may be.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Parent and Merger Sub that:

    SECTION 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) Each of the Company and each subsidiary of the Company (collectively, the "COMPANY SUBSIDIARIES") has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT ON THE COMPANY" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company or any Company Subsidiary that is or could reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than any change or effect relating to, arising out of or resulting from (i) general changes relating to the internet infrastructure or telecommunications industry, (ii) general changes in United States economic conditions, (iii) general changes in the United States securities markets, or
(iv) the announcement of the execution of this Agreement or the pendancy or occurrence of any of the transactions contemplated hereby.

    (b) Section 3.1(b) of the disclosure letter previously delivered by the Company to the Parent (the "COMPANY DISCLOSURE LETTER") sets forth a correct and complete list of all of the Company Subsidiaries, their jurisdiction of organization and the ownership or other interest therein of the Company and of each other Company Subsidiary. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary holds any material interest in any person other than the Company Subsidiaries so listed.

    SECTION 3.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The copies of the Company Certificate and by-laws, each as amended through the date of this Agreement (the "COMPANY CHARTER DOCUMENTS") previously delivered to the Parent are correct and complete copies of those documents. The Company has made available to the Parent correct and complete copies of all organizational documents of each Company Subsidiary. The Company Charter Documents and all comparable organizational documents of the Company Subsidiaries are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its organizational documents.

    SECTION 3.3 CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 20,539,110 shares of Company Preferred Stock, par value $.0001 per share. As of October 9, 2000: (i) 16,568,013 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights;
(ii) 7,200,000 shares of Company Series A Preferred Stock, 8,610,861 shares of Company Series B Preferred Stock and 4,717,372 shares of Company Series C Preferred Stock were issued or outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights; and (iii)
(A) 8,293,990 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options (the "COMPANY STOCK OPTIONS") granted pursuant to the Company's 1999 Stock Plan, 2000 Directors' Stock Option Plan and 2000 Executive Stock Incentive Plan (collectively, the "COMPANY OPTION PLANS"), (B) 3,156,745 shares of Company Common Stock were reserved for issuance pursuant to options available for grant under the Company Option Plans, (C) 698,974 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants (the "COMPANY WARRANTS"), and (D) 20,528,233 shares of Company Common Stock were reserved for issuance upon the conversion of the shares of Company Preferred Stock. Section 3.3(a) of the Company Disclosure Letter sets forth a correct and complete list as of October 6, 2000 of the holders of all Company Stock Options and Company Warrants, the number of shares subject to each such option or warrant and the exercise price thereof and the vesting schedule for all such options (including whether any such vesting is or will be accelerated or altered as a result of the execution of this Agreement or the consummation of the Merger). Except as set forth above, as of October 6, 2000, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Company Stock Options or Company Warrants outstanding on October 6, 2000.

    (b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter and except for (i) outstanding Company Stock Options, (ii) outstanding Company Warrants, (iii) outstanding shares of Company Preferred Stock, and (iv) rights to repurchase restricted shares issued pursuant to the 1999 Stock Plan or 2000 Executive Stock Incentive Plan, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

    (c) All shares of Company Common Stock subject to issuance, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to effect the registration of any shares of Company Common Stock or other Company securities under the Securities Act. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Company or a Company Subsidiary is free and clear of all security interests, liens (other than statutory liens), claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever (collectively, "LIENS"). Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no outstanding material contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any entity that is not wholly owned by the Company or in any other person.

    SECTION 3.4  AUTHORITY.

    (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

    (b) The Board of Directors of the Company (i) has unanimously adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement and (ii) has declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company, and recommended that the stockholders of the Company adopt this Agreement.

    SECTION 3.5  NO CONFLICT.

    (a) Except as set forth in Section 3.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not:

    (i) conflict with or violate any provision of the Company Charter Documents or any comparable organizational documents of any Company Subsidiary;

    (ii) assuming (w) that all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained, (x) all filings and obligations described in Section 3.6 have been made, (y) approval of this Agreement by the Requisite Company Vote, and (z) all applicable waiting periods have terminated or expired, conflict with or violate in any material respect any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("LAW") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected; or

   (iii) result in any material breach of or constitute a material default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "CONTRACTS") to which the Company or any Company Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected.

    (b) Section 3.5(b) of the Company Disclosure Letter sets forth a correct and complete list of all material Contracts to which the Company is a party or by which it or its assets or properties are or may be bound or affected under which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

    SECTION 3.6 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity (each, a "GOVERNMENTAL ENTITY"), except for (a) applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), (b) applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), (c) applicable requirements of state securities or Ablue sky" laws, including the California Securities Law ("BLUE SKY LAWS"), (d) the rules and regulations of NASDAQ/NMS, (e) applicable requirements of Takeover Statutes, (f) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), or (g) the filing of the Certificate of Merger as required by the DGCL.

    SECTION 3.7 PERMITS; COMPLIANCE WITH LAW. Each of the Company and each Company Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"). As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is in material conflict with, or in material default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected or (ii) any Company Permits.

    SECTION 3.8  COMPANY S-1; FINANCIAL STATEMENTS.

    (a) The Registration Statement on Form S-1 filed by the Company (the "COMPANY S-1") with the U.S. Securities and Exchange Commission (the "SEC") (including all exhibits, annexes, supplements and amendments to the Company S-1) under the Securities Act at the time it was filed (i) complied in all material respects with the requirements of the Securities Act applicable to the Company S-1 and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in the Company S-1, in the light of the circumstances under which they were made, not misleading. The Company has made available to the Parent all correspondence from the SEC or any national securities exchange or quotation service or comparable Governmental Entity with respect to the Company S-1.

    (b) The Company has delivered to the Parent the audited consolidated balance sheet (including the related notes and independent auditors' report thereon) of the Company as of December 31, 1999, and the related audited consolidated statements of operations, changes in stockholders' equity and cash flows for the period ended December 31, 1999 (collectively, the "1999 FINANCIAL STATEMENTS"). The balance sheet (including the related notes) included in the 1999 Financial Statements presents fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as of December 31, 1999, and other related statements (including related notes) included in the 1999 Financial Statements present fairly, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the period or as of the date set forth therein. Each of the balance sheet and statements of operations, changes in stockholders' equity and cash flows (including related notes) included in the 1999 Financial Statements has been prepared, in all material respects, in accordance with the U.S. Generally Accepted Accounting Principles ("GAAP").

    (c) The Company has delivered to the Parent the audited consolidated balance sheet of the Company as of June 30, 2000 and the audited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries for the three-month

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period ended June 30, 2000 (collectively, the "JUNE FINANCIAL STATEMENTS").
Except for normally recurring year-end adjustments and the absence of any notes to the June Financial Statements, (i) the balance sheet included in the June Financial Statements presents fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as of June 30, 2000;
(ii) the other related statements included in the June Financial Statements present fairly, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the six-month period ended June 30, 2000, and (iii) each of the balance sheet, the statement of operations, changes in stockholders' equity and cash flows included in the June Financial Statements has been prepared, in all material respects, in accordance with GAAP, except as otherwise noted therein.

    (d) Except as and to the extent set forth on the June Financial Statements, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since June 30, 2000 that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

    SECTION 3.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, since June 30, 2000, the Company and the Company Subsidiaries conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Material Adverse Effect on the Company.

    (b) Except as set forth in Section 3.9(b) of the Company Disclosure Letter, since June 30, 2000, there has not been:

    (i) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any Company Subsidiary whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company;

    (ii) any material change by the Company in its or any Company Subsidiary's accounting methods, principles or practices, except as required by GAAP;

   (iii) any declaration, setting aside or payment of any dividend or distribution in respect of shares of capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's securities;

    (iv) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law;

    (v) (A) any incurrence or assumption by the Company or any Company Subsidiary of any indebtedness for borrowed money or (B) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingently or otherwise) by the Company or any Company Subsidiary for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

    (vi) any creation or assumption by the Company or any Company Subsidiary of any Lien on any material asset of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

   (vii) any making of any loan, advance or capital contribution to or investment in any person by the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice and other than between the Company and any Company Subsidiary; or

  (viii) (A) any contract or agreement entered into by the Company or any Company Subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or
         (B) any modification, amendment, assignment or termination of or relinquishment by the Company or any Company Subsidiary of any rights under any other Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that has resulted or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice or those contemplated by this Agreement.

    SECTION 3.10  EMPLOYEE BENEFIT PLANS.

    (a) Except as set forth in Section 3.10(a) of the Company Disclosure Letter:
(i) each pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, severance pay, or other employee benefit plan, trust, arrangement, contract, commitment, agreement or policy (collectively, "COMPANY BENEFIT PLANS") of the Company or any Company Subsidiary has been administered and is in material compliance with the terms of such plan and all applicable laws, rules and regulations in all material respects; (ii) no Areportable event" (as such term is used in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (other than those events for which the 30 day notice has been waived pursuant to the regulations), non-exempt Aprohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or Aaccumulated funding deficiency" (as such term is used in Section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Benefit Plan or any Benefit Plan of its affiliates and any trade or business which is or within the past five years has been under common control or which is or within the past five years has been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code ("ERISA AFFILIATE"); and (iii) with respect to the Company Benefit Plans intended to qualify under Section 401 of the Code, the Company has received a letter from the Internal Revenue Service ("IRS") setting forth the determination that such Company Benefit Plans are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, the Company may rely on an opinion letter issued with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance, or the Company has applied (or there is time remaining to apply) to the IRS for such determination letter and to make amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such Company Benefit Plan, and that nothing has occurred with respect to the operation of the Company Benefit Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code which would have, individually or in the aggregate, a Material Adverse Effect on the Company, and no notice has been received from the IRS with respect to the revocation of such qualification.

    (b) There is no litigation or administrative or other proceeding involving any Company Benefit Plan (other than routine claims for benefits and administrative appeals with respect to such claims) nor has the Company or any Company Subsidiary received notice that any such proceeding is threatened, in each case where an adverse determination, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company. The Company has not incurred, nor, to the Company's knowledge, is reasonably likely to incur any withdrawal liability with respect to any Amultiemployer plan" (within the meaning of Section 3(37) of ERISA) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company. The termination of, or withdrawal from, any Company Benefit Plan or multiemployer plan to which the Company or any Company Subsidiary contributes, on or prior to the Closing Date, will not subject the Company or any Company Subsidiary to any liability under Title IV of ERISA that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

    (c) Section 3.10(c) of the Company Disclosure Letter lists all material Company Benefit Plans. Correct and complete copies of the following documents, with respect to each of the Company Benefit Plans (other than a multiemployer plan), have been made available or delivered to the Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter, if any; (iv) summary plan descriptions;
(v) written communications to employees relating to the Company Benefit Plans; and (vi) written descriptions of all non-written agreements relating to the Company Benefit Plans.

    (d) Except as set forth in Section 3.10(d) of the Company Disclosure Letter, none of the Company Benefit Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. Except as set forth in
Section 3.10(d) of the Company Disclosure Letter and except as individually or in the aggregate do not have or could not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and any ERISA Affiliate which maintains a Agroup health plan" within the meaning of
Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of
Title I of ERISA and the regulations thereunder.

    (e) Except as set forth in Section 3.10(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

    (f) Except as set forth in Section 3.10(f) of the Company Disclosure Letter, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code, and neither the Company nor any Company Subsidiary has made any payment that would not be deductible pursuant to the terms of Section 162(m) of the Code.

    SECTION 3.11 TAX MATTERS. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action, nor is the Company aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

    SECTION 3.12 CONTRACTS; DEBT INSTRUMENTS. Except for the Contracts disclosed in Section 3.12 of the Company Disclosure Letter, correct and complete copies of which have been made available to the Parent, there is no Contract that is material to the business, financial condition or results of operations of the Company or any of the Company Subsidiaries, taken as a whole (each a "MATERIAL CONTRACT"). Each of the Material Contracts constitutes a valid and legally binding obligation of the Company or such Company Subsidiary and of the other parties thereto, enforceable in accordance with its terms, and is in full force and effect. Neither the Company nor any Company Subsidiary, nor to the

Company's knowledge, any other person, is in material violation of or in material default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which the Company or any Company Subsidiary is a party or by which it or any of their respective properties or assets is or may be bound or affected.

    SECTION 3.13 LITIGATION. Except as disclosed in Section 3.13 of the Company Disclosure Letter, there is no suit, claim, action, proceeding or investigation (collectively, "CLAIMS") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Entity nor to the Company's knowledge is there any investigation or review by any Governmental Entity pending or threatened against, relating to or affecting the Company or any Company Subsidiary that, if adversely determined, individually or in the aggregate, has resulted or could reasonably be expected to result in a judgment against the Company, any Company Subsidiary or their respective property or assets in excess of $250,000 or otherwise result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is subject to any outstanding material order, writ, injunction or decree.

    SECTION 3.14  ENVIRONMENTAL MATTERS.

    (a) Except as disclosed on Section 3.14 of the Company Disclosure Letter or as could not reasonably be expected to have a Material Adverse Effect on the
Company:

    (i) Neither the Company nor any Company Subsidiary is or has been in violation of any applicable Safety and Environmental Law;

    (ii) To the Company's knowledge, the Company and the Company Subsidiaries have all Company Permits required pursuant to Safety and Environmental Laws that are material to the conduct of the businesses of the Company and the Company Subsidiaries, all such Permits are in full force and effect, no action or proceeding to revoke, limit or modify any of such Permits is pending, and the Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions thereof;

   (iii) Neither the Company nor any Company Subsidiary has received any Environmental Claim;

    (iv) To the Company's knowledge, there is not now and has not been at any time in the past a Release or threatened Release of Hazardous Substances into the Environment for which the Company or any Company Subsidiary is directly or indirectly responsible; and

    (v) To the Company's knowledge, there is not now and has not been at any time in the past at, on or in any of the real properties owned, leased or operated by the Company or any Company Subsidiary and, to the Company's knowledge, was not at, on or in any real property previously owned, leased or operated by the Company or any Company Subsidiary or any predecessor: (A) any generation, use, handling, Release, treatment, recycling, storage or disposal of any Hazardous Substances, (B) any underground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of Hazardous Substances, (C) any asbestos-containing material in a condition requiring abatement,
        (D) any Release or threatened Release, or any visible signs of Releases or threatened Releases, of a Hazardous Substance to the Environment in form or quantity requiring remedial action under Safety and Environmental Laws, or (E) any Hazardous Substances present at such property, excepting such quantities as are handled in all material respects in accordance with all applicable manufacturer's instructions and Safety and Environmental Laws and in proper storage containers, and as are necessary for the operations of the Company and the Company Subsidiaries.

    (b) For purposes of this Agreement, the following terms have the following meanings:

    (i) "ENVIRONMENT" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plan and animal life on earth.

    (ii) "ENVIRONMENTAL CLAIMS" means any written notification, whether direct or indirect, pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health safety, that any of the current or past operations of any of the Parent, any Parent Subsidiary, the Company or any Company Subsidiary has or may have violated any such Safety and Environmental Law or principles of common law.

   (iii) "HAZARDOUS SUBSTANCE" means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Safety and Environmental Law.

    (iv) "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

    (v) "SAFETY AND ENVIRONMENTAL LAWS" means all federal, state and local laws and orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Environmental Response, Compensation and Liability Act, 42 U.S.C. Section9601 ET SEQ., the Resource Conservation and Recovery Act,
        42 U.S.C. Section6901 ET SEQ., the Toxic Substances Control Act,
        15 U.S.C. Section2601 ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C. Section1251 ET SEQ., the Clean Air Act, 42 U.S.C. Section7401 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act,
        7 U.S.C. Section121 ET SEQ., the Occupational Safety and Health Act,
        29 U.S.C. Section651 ET SEQ., the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section2601 ET SEQ., the Safe Drinking Water Act,
        42 U.S.C. Section300f ET SEQ., the Oil Pollution Act of 1990 and analogous state acts.

    SECTION 3.15  INTELLECTUAL PROPERTY.

    (a)(i) Section 3.15(a)(i) of the Company Disclosure Letter sets forth all material U.S. and foreign patents, trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by the Company or any Company Subsidiary, specifying as to each item, as applicable: (A) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (B) the issuance, registration or application numbers and dates.

    (ii) Section 3.15(a)(ii) of the Company Disclosure Letter sets forth all material licenses, sublicenses, and other agreements or permissions ("IP LICENSES") pursuant to which the Company or any Company Subsidiary is a licensor or licensee of or otherwise is authorized to use or practice under third parties' rights in any Intellectual Property on an exclusive basis and any non-exclusive IP License that is not available to parties other than the Company or any Company Subsidiary on comparable commercial terms to which it is licensed to the Company or such Company Subsidiary. To the knowledge of the Company, all such IP

         Licenses are valid, enforceable and in full force and effect in accordance with their respective terms. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by the Company: (A) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (B) trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (C) copyrights, including all renewals and extensions, copyright registrations and applications for registration and non-registered copyrights; (D) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "TECHNOLOGY"); and (E) computer software programs, including all source code, object code, and documentation related thereto (the "SOFTWARE").

    (b) Except as set forth in Section 3.15(b) of the Company Disclosure Letter, the Company and the Company Subsidiaries own, free and clear of all material Liens, or have valid rights to use all Intellectual Property material to their businesses and operations (including the right to license such Intellectual Property to third parties in the ordinary course of its business).

    (c) Neither the Company nor any Company Subsidiary has been a party to any Claim, nor, to the knowledge of the Company, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license any Intellectual Property material to their businesses and operations. To the knowledge of the Company, no third party is infringing in any material respect upon any Intellectual Property material to its business and operations.

    (d) The Company and the Company Subsidiaries have taken all commercially reasonable actions to maintain and protect each item of Intellectual Property owned or exclusively licensed by them which are material to their businesses or operations.

    (e) All Software that is material to the Company's and the Company Subsidiaries' businesses and operations performs in all material respects the functions for which such Software is used by the Company and the Company Subsidiaries.

    (f) After the completion of the transactions contemplated by this Agreement, the Company and the Company Subsidiaries will continue to own all right, title and interest in and to or have a license to use all Intellectual Property (including all Software) material to their businesses or operations on terms and conditions identical in all material respects to those the Company and the Company Subsidiaries enjoyed immediately prior to such transactions.

    SECTION 3.16 TAXES. (a) Except as set forth in Section 3.16(a) of the Company Disclosure Letter, (i) each of the Company and each Company Subsidiary has timely filed (after giving effect to any extensions of the time to file which were obtained) prior to the date of this Agreement, and will file prior to the Effective Time, all tax returns required to be filed prior to the date of this Agreement and/or required to be filed prior to the Effective Time and has paid, or has or will set up an adequate reserve for the payment of, all federal, state, local, foreign and other taxes, together with interest and penalties thereon ("TAXES"), required to be paid prior to the date of the Agreement or the Effective Time, as the case may be, and the Unaudited Financials reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries accrued through June 30, 2000 and (ii) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company and the Company Subsidiaries other than those which are being contested in good faith and by proper proceedings by the Company.

    (b) The federal income tax returns of the Company and each Company Subsidiary and any affiliated, consolidated, combined or unitary group that includes the Company or any Company Subsidiary have not to date been examined by the IRS.

    (c) Except as set forth in Section 3.16(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has filed or entered into any election, consent or extension agreement that extends any applicable statute of limitations or the time within which a tax return must be filed which such statute of limitations has not expired or tax return has not been timely filed.

    (d) Except as set forth in Section 3.16(d) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary is a party to any action or proceeding pending nor, to the Company's knowledge, is any such action or proceeding threatened by any governmental authority for assessment or collection of Taxes, (ii) no unresolved claim for assessment or collection of Taxes has, to the knowledge of the Company, been asserted and (iii) no audit or investigation of the Company or any Company Subsidiary by any governmental authority is pending or, to the knowledge, threatened.

    SECTION 3.17  NON-COMPETITION AGREEMENTS.  Except as set forth in Section
3.17 of the Company Disclosure Letter, the Company is not a party to any Contract which purports to restrict or prohibit in any material respect the Company from, directly or indirectly, engaging in any business currently engaged in by the Company. To the knowledge of the Company, except as set forth in
Section 3.17 of the Company Disclosure Letter, none of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts in any material respect the Company from, directly or indirectly, engaging in any business currently engaged in by the Company.

    SECTION 3.18 CERTAIN AGREEMENTS. Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any oral or written (i) agreement with any executive officer or other key employee of the Company or any Company Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature contemplated by this Agreement, or (ii) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    SECTION 3.19 REAL PROPERTY. (a) Neither the Company nor any Company Subsidiary owns fee title to any real property.

    (b) Except as set forth in Section 3.19(b) of the Company Disclosure Letter (the "COMPANY REAL PROPERTY LEASES"), neither the Company nor any Company Subsidiary is a party to any material lease, sublease and other agreement under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property. The Company has heretofore made available to the Parent correct and complete copies of all Company Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder). Assuming the due authorization, execution and delivery by the other parties thereto, each Company Real Property Lease constitutes the valid and legally binding obligation of the Company or any Company Subsidiary enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity, and is in full force and effect, except to the extent the failure to be so valid, binding or enforceable, individually or in the aggregate, has not and could not reasonably be expected to result in a Material Adverse Effect on the Company. All material amounts payable by the Company or any

Company Subsidiary as tenant under each Company Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Company or any Company Subsidiary exists under any Company Real Property Lease. The Company and the Company Subsidiaries have a valid leasehold interest in each parcel of real property leased by them free and clear of all Liens, except (a) Taxes and general and special assessments not in default and payable without penalty and interest, (b) Liens under applicable Law, and
(c) other Liens which do not materially interfere with the Company's or any Company Subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof.

    SECTION 3.20 LABOR MATTERS. (a) Section 3.20 of the Company Disclosure Letter sets forth a list of (i) all employment agreements currently in effect providing for annual base salary in excess of $200,000 or which extend for more than one year after the Effective Time and (ii) any labor or collective bargaining agreements, to which the Company or any Company Subsidiary is a party. The Company has heretofore made available to the Parent correct and complete copies of the employment agreements listed on Section 3.20 of the Company Disclosure Letter, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

    (b) Neither the Company nor any Company Subsidiary is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any Company Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any Company Subsidiary to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably expected to result in a material liability of the Company or any Company Subsidiary. No strike or other labor dispute involving the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any Company Subsidiary seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for such disputes or activity which, individually or in the aggregate, has not had or could not reasonably be expected to have a Material Adverse Effect on the Company.

    SECTION 3.21 CUSTOMERS. Section 3.21 of the Company Disclosure Letter sets forth a list of (a) the top 25 customers of the Company and the Company Subsidiaries (based on revenue through August 31st of the current fiscal year),
(b) for each such customer, the amount of the dollar volume for such period, and
(c) confirmation of whether a written agreement exists between the Company or any Company Subsidiary and each such customer and the effective date of each such written agreement. Except as has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the relationships of the Company and the Company Subsidiaries with such customers are good commercial working relationships. Except as set forth in
Section 3.21 of the Company Disclosure Letter, no person listed in Section 3.21 of the Company Disclosure Letter has, within the last twelve months, canceled or otherwise terminated the relationship of such person with the Company or any of the Company Subsidiaries.

    SECTION 3.22 INVESTMENT COMPANY ACT. Neither the Company nor any Company Subsidiary is an Ainvestment company," or a company Acontrolled" by, or an Aaffiliated company" with respect to, an Ainvestment company," within the meaning of the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT").

    SECTION 3.23 BROKERS. Except as set forth in Section 3.23 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Parent correct and complete copies of all agreements between the

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
Company and any financial advisor that would be entitled to any payment related to the Merger or such other transactions.

    SECTION 3.24 CERTAIN STATUTES. The Board of Directors of the Company has taken or will take all appropriate and necessary actions to ensure that the restrictions on business combinations in Section 203 of the DGCL will not have any effect on the Merger or the other transactions contemplated by this Agreement. No Afair price," Amoratorium," Acontrol share acquisition" or other similar state or federal anti-takeover statute or regulation (each, a "TAKEOVER STATUTE") is, as of the date of this Agreement, applicable to the Merger or such other transactions.

    SECTION 3.25 VOTE REQUIRED. The affirmative vote by Company Stockholders representing (a) a majority of the Company Common Stock voting as a single class, (b) a majority of the Company Preferred Stock voting as a single class, and (c) a majority of the Company Common Stock and the Company Preferred Stock voting together as a single class (clauses (a), (b) and (c) being referred to collectively as the "REQUISITE COMPANY VOTE") are the only votes of the holders of any class or series of the Company's capital stock necessary (under the Company Charter Documents, the DGCL, the CGCL, if applicable, other applicable Law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

    SECTION 3.26 REGISTRATION STATEMENT. None of the information to be supplied by the Company for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "REGISTRATION STATEMENT") will, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company, the Company Subsidiary or any of their respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Company shall promptly inform the Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Parent and Merger Sub which is contained in any of the foregoing documents.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                          OF THE PARENT AND MERGER SUB

    Each of the Parent and Merger Sub represents and warrants to the Company that:

    SECTION 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Parent, Merger Sub, and each subsidiary of the Parent (collectively, the "PARENT SUBSIDIARIES") has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Parent, Merger Sub and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT ON THE PARENT" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent or any Parent Subsidiaries that is or could reasonably be expected to be materially adverse to the Parent and the Parent Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated by hereby, other than any change or effect relating to, arising out of or resulting from (i) general changes relating to the internet infrastructure or telecommunications industry or (ii) general changes in United States economic conditions, (iii) general changes in the United States securities markets or (iv) the announcement of the execution of this Agreement or the pendancy or occurrence of any of the transactions contemplated hereby.

    SECTION 4.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The copies of the Parent's certificate of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "PARENT CHARTER DOCUMENTS") that are exhibits to the Parent's annual report on Form 10-K for the year ended
December 31, 1999 are correct and complete copies of those documents. The copies of Merger Sub's certificate of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the "MERGER SUB CHARTER DOCUMENTS") previously delivered by the Parent to the Company, are correct and complete copies of those documents. The Parent Charter Documents, the Merger Sub Charter Documents and all comparable organizational documents of the other Parent Subsidiaries are in full force and effect. Neither the Parent nor any Parent Subsidiary is in violation of any of the provisions of its organized documents.

    SECTION 4.3  CAPITALIZATION.

    (a) The authorized capital stock of the Parent consists of
(i) 2,404,031,240 shares of Parent Common Stock, (ii) 522,254,782 shares of Class B Common Stock, par value $.01 per share ("PARENT CLASS B COMMON STOCK"), and (iii) 20,000,000 shares of Preferred Stock, par value $.01 per share ("PARENT PREFERRED STOCK"). As of October 2, 2000, (A) 483,025,721 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights,
(B) 67,538,544 shares of Parent Class B Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (C) no shares of Parent Preferred Stock were outstanding, (D) 93,747,253 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding stock options and warrants to acquire shares of Parent Common Stock ("PARENT STOCK OPTIONS"), and (E) 57,369,492 shares of Parent Common Stock were reserved for issuance upon conversion of the Parent's 6.15%

Convertible Subordinated Notes due 2010. Except as set forth above, as of October 2, 2000, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding and, since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Parent Stock Options outstanding on such date or in the ordinary course of business.

    (b) Except (i) for outstanding Parent Stock Options, (ii) for outstanding shares of Parent Class B Common Stock and (iii) as set forth in Section 4.3(b) of the disclosure letter previously delivered by the Parent to the Company (the "PARENT DISCLOSURE LETTER"), there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Parent is a party or by which the Parent is bound relating to the issued or unissued capital stock of the Parent, Merger Sub or any Parent Subsidiary or obligating the Parent, Merger Sub or any Parent Subsidiary to issue or sell any shares of capital stock of, other equity interests in, or securities exchangeable for or convertible into the capital stock or other equity interests in the Parent, Merger Sub or any Parent Subsidiary.

    (c) There are no outstanding contractual obligations of the Parent, Merger Sub or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub or any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Parent or a Parent Subsidiary is free and clear of all Liens except for Liens under applicable Law. There are no outstanding material contractual obligations of the Parent, Merger Sub or any Parent Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned by the Parent, or in any other person.

    (d) The authorized capital stock of Merger Sub consists of 1,000 shares of Sub Common Stock. All of the issued and outstanding shares of Sub Common Stock are (A) owned by the Parent or a Parent Subsidiary wholly owned by the Parent and (B) duly authorized, validly issued, fully paid and nonassessable.

    (e) All shares of Parent Common Stock to be issued in the Merger and all shares of Parent Common Stock to be issued upon the exercise of Company Stock Options and Company Warrants to be assumed by the Parent pursuant to this Agreement, when issued, will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens.

    SECTION 4.4  AUTHORITY.

    (a) Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by each of the Parent and Merger Sub and the consummation by each of the Parent and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of the Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

    (b) Each of the Board of Directors of the Parent and Merger Sub (i) has unanimously adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement and
(ii) has declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company.

    SECTION 4.5  NO CONFLICT.

    (a) The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by each of the Parent and Merger Sub will not:

        (i) conflict with or violate any provision of the Parent Charter Documents, Merger Sub Charter Documents or any comparable organizational documents of any other Parent Subsidiary;

        (ii) assuming (w) that all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained, (x) all filings and obligations described in Section 4.6 have been made, (y) all applicable waiting periods have terminated or expired and (z) approval of this Agreement by the Requisite Company Vote, conflict with or violate any Law applicable to the Parent, Merger Sub or any Parent Subsidiary or by which any property or asset of the Parent, Merger Sub or any Parent Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent; or

        (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Parent, Merger Sub, or any Parent Subsidiary under, any Contract to which the Parent, Merger Sub or any Parent Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent.

    (b) Section 4.5(b) of the Parent Disclosure Letter sets forth a correct and complete list in all material respects of Contracts to which the Parent or any Parent Subsidiaries are a party or by which they or their assets or properties are or may be bound or affected under which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

    SECTION 4.6 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by the Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (a) applicable requirements of the Exchange Act,
(b) applicable requirements of the Securities Act, (c) applicable requirements of Blue Sky Laws, (d) the rules and regulations of NASDAQ/NMS, (e) applicable requirements of Takeover Statutes, (f) the pre-merger notification requirements of the HSR Act, (g) for the filing of the Certificate of Merger as required by the DGCL, or (h) such consents, approvals, authorizations, permits, filings or notifications the failure of which to obtain or make has not and could not reasonably be expected to result in a Material Adverse Effect on the Parent and Parent Subsidiaries taken as a whole.

    SECTION 4.7 PERMITS; COMPLIANCE WITH LAW. Each of the Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Parent or any Parent Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "PARENT PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of the Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent. Neither the Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is or may be bound or affected or (ii) any Parent Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent.

    SECTION 4.8  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Parent has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act with the SEC since October 29, 1997 (collectively, including any such documents filed subsequent to the date of this Agreement, the "PARENT SEC REPORTS"). The Parent SEC Reports, at the time they were filed, (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Parent SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

    (b) Each of the consolidated balance sheets included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) fairly presented, in all material respects, the consolidated financial position of the Parent as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) fairly presented, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Parent and the consolidated Parent Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) consistently applied throughout the periods indicated. All of such balance sheets and financial statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

    (c) Except as and to the extent set forth on the consolidated balance sheet of the Parent and the consolidated Parent Subsidiaries as of December 31, 1999 including the related notes, neither the Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1999 that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent.

    SECTION 4.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) Except as set forth in Section 4.9(a) of the Parent Disclosure Letter, since December 31, 1999, the Parent, Merger Sub and the Parent Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Material Adverse Effect on the Parent.

    (b) Except as disclosed in the Parent SEC Reports filed with the SEC since December 31, 1999 and which have been filed and are publicly available at least two business days prior to the date of this Agreement (the "PARENT FILED SEC REPORTS"), except as permitted pursuant to Section 5.2 and except as set forth in Section 4.9(a) of the Parent Disclosure Letter, since December 31, 1999, there has not been:

        (i) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any Parent Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Parent;

        (ii) any material change by the Parent in its or any Parent Subsidiary's accounting methods, principles or practices, except as required by GAAP;

        (iii) any declaration, setting aside or payment of any dividend or distribution in respect of Parent Shares or any redemption, purchase or other acquisition of any of the Parent's securities;

        (iv) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Parent or any Parent Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law;

        (v) (A) any incurrence or assumption by the Parent or any Parent Subsidiary of any indebtedness for borrowed money or (B) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingently or otherwise) by the Parent or any Parent Subsidiary for the obligations of any other person (other than any wholly-owned Parent Subsidiary), other than in the ordinary course of business consistent with past practice;

        (vi) any creation or assumption by the Parent or any Parent Subsidiary of any Lien on any material asset of the Parent or any Parent Subsidiary, other than in the ordinary course of business, consistent with past practice and other than between the Parent and the Parent Subsidiaries;

        (vii) any making of any loan, advance or capital contribution to or investment in any person by the Parent or any Parent Subsidiary, other than in the ordinary course of business, consistent with past practice; or

        (viii) (A) any contract or agreement entered into by the Parent or any Parent Subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (B) any modification, amendment, assignment or termination of or relinquishment by the Parent or any Parent Subsidiary of any rights under any other Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that has resulted or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Parent other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice or those contemplated by this Agreement.

    SECTION 4.10 TAX MATTERS. Neither the Parent nor Merger Sub, nor to the knowledge of the Parent, any of Parent's affiliates has taken or agreed to take any action, nor is the Parent aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

    SECTION 4.11 LITIGATION. Except as disclosed in the Parent Filed SEC Reports, there is no Claim pending or, to the knowledge of the Parent, threatened against the Parent or any Parent Subsidiary before any Governmental Entity nor to the Parent's knowledge are there any investigations or reviews by any Governmental Entity pending or threatened against, relating to or affecting the Parent or any of the Parent Subsidiaries, that, if adversely determined, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Parent. Neither the Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Parent.

    SECTION 4.12 ENVIRONMENTAL MATTERS. Except as has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Parent:

    (a) the Parent and the Parent Subsidiaries are and have been in compliance with all applicable Environmental Laws;

    (b) there is no Environmental Claim pending or threatened against the Parent or any Parent Subsidiary;

    (c) there is no civil, criminal or administrative judgment or notice of violation outstanding against the Parent or any Parent Subsidiary pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environment or health and safety; and

    (d) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may prevent compliance of the Parent or any of the Parent Subsidiaries with Environmental Laws, or which have given rise to or could reasonably be expected to give rise to an Environmental Claim against the Parent or any of the Parent Subsidiaries or to liability or obligations pursuant to Environmental Laws incurred by the Parent or any of the Parent Subsidiaries.

    SECTION 4.13  TAXES.

    (a) Except as to any items that would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent, (i) the Parent and each Parent Subsidiary has timely filed (after giving effect to any extensions of the time to file which were obtained) prior to the date of this Agreement, and will file prior to the Effective Time, all tax returns required to be filed prior to the date of this Agreement and/or required to be filed prior to the Effective Time by any of them, and has paid (or the Parent has paid on its behalf), or has or will set up an adequate reserve for the payment of, all Taxes required to be paid prior to the date of the Agreement or the Effective Time, as the case may be, and the most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all Taxes payable by the Parent and the Parent Subsidiaries accrued through the date of such financial statements and (ii) no deficiencies for any Taxes have been proposed, asserted or assessed against the Parent or any Parent Subsidiary other than those which are being contested in good faith and by proper proceedings by the Parent.

    (b) The federal income tax returns of the Parent and each Parent Subsidiary and any affiliated, consolidated, combined or unitary group that includes the Parent or any Parent Subsidiary have not to date been examined by the IRS.

    (c) Except as has not or could not reasonably be expected to have a Material Adverse Effect on the Parent, none of the Parent, any Parent Subsidiary, or to the Parent's knowledge, any affiliated, consolidated, combined or unitary group of which the Parent or any Parent Subsidiary is now or ever was a member, has filed or entered into any election, consent or extension agreement that extends any applicable statute of limitations or the time within which a tax return must be filed which such statute of limitations has not expired or tax return has not been timely filed.

    (d) Except as has not or could not reasonably be expected to have a Material Adverse Effect on the Parent, (i) none of the Parent, any Parent Subsidiary or, to the Parent's knowledge, any group of which the Parent or any Parent Subsidiary is now or ever was a member, is a party to any action or

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
proceeding pending or, to the Parent's knowledge, threatened by any governmental authority for assessment or collection of Taxes, (ii) no unresolved claim for assessment or collection of Taxes has, to the Parent's knowledge, been asserted and (iii) no audit or investigation of the Parent or any Parent Subsidiary by any governmental authority is pending or, to the Parent's knowledge, threatened.

    SECTION 4.14 BROKERS. Except as set forth in Section 4.14 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Merger Sub.

    SECTION 4.15 CERTAIN STATUTES. The Board of Directors of the Parent has taken or will take all appropriate and necessary actions to ensure that the restrictions on business combinations in Section 203 of the DGCL will not have any effect on the Merger or the other transactions contemplated by this Agreement. No Takeover Statute is, as of the date of this Agreement, applicable to the Merger or such other transactions.

    SECTION 4.16 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

    SECTION 4.17 REGISTRATION STATEMENT. None of the information to be supplied by the Parent for inclusion in the Registration Statement will, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Parent, Merger Sub, any other Parent Subsidiary or any of their respective affiliates, officers or directors should be discovered by the Parent which should be set forth in an amendment or a supplement to the Registration Statement, the Parent shall promptly inform the Company. Notwithstanding the foregoing, the Parent makes no representations or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE V
                                   COVENANTS

    SECTION 5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to keep available the services of its officers and key employees, and to preserve the goodwill of and business relationships with customers, suppliers, facilities providers and other persons having business relationships with it, with the intent that such goodwill and ongoing business relationships shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in Section 5.1 of the Company Disclosure Letter, prior to the Effective Time, the Company will not, and will not permit any Company Subsidiary to, without the prior written consent of the Parent:

    (a) except as required by applicable Law, adopt any amendment to the Company Charter Documents or the comparable organizational documents of the Company Subsidiary;

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
    (b) issue, reissue, sell or pledge, or authorize the issuance, reissuance, sale or pledge of (i) additional shares of capital stock or other equity securities of any class, or securities convertible into capital stock or other equity securities or any rights, warrants or options to acquire any such convertible securities or capital stock or other equity securities, other than the issuance of additional shares of Company Common Stock or additional shares of an existing series of Company Preferred Stock to the extent reasonably necessary to fund the Company's working capital needs prior to the Effective Date and 500,000 options to acquire shares of Company Common Stock per month (it being understood and agreed that all such shares and options will be included in the definition of Total Company Shares, will be issued under the Company Option Plans, will provide for vesting provisions consistent with past practice and will not provide for acceleration of vesting upon consummation of the Merger); PROVIDED, HOWEVER, that the Company shall not issue any such additional shares or options for any reason whatsoever during the one-week period preceding the Closing Date, or (ii) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

    (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

    (d) split, combine, subdivide, reclassify or redeem, retire, purchase or otherwise acquire, or propose to redeem, retire or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

    (e) except for increases in salary, wages and benefits of officers or employees of the Company or the Company Subsidiaries in accordance with past practice or increases in salary, wages and benefits granted to officers and employees of the Company or the Company Subsidiaries in conjunction with new hires, promotions or other changes in job status that are consistent with past practices, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any Company Subsidiary), (ii) pay any benefit not required by any existing plan or arrangement (including the options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or (iii) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, or to accelerate the vesting of any unvested options to purchase Company Common Stock that may be accelerated as a result of the consummation of the Merger or otherwise, except in each case to the extent required by applicable Law; PROVIDED, HOWEVER, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable;

    (f) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any material property or assets, including capital stock of any Company Subsidiary (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of supplies and equipment, in either case in the ordinary course of business consistent with past practice), or enter into any material commitment or transaction outside the ordinary course of business;

    (g) (i) except as set forth in Section 5.1(g) of the Company Disclosure Letter, incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), except that the Company or any Company Subsidiary may incur, assume or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit or existing equipment financing arrangements disclosed in Section 3.12 of the Company Disclosure Letter,
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice;

    (h) terminate, cancel or request any material change in, or agree to any material change in any Contract which is material to the Company and the Company Subsidiaries, taken as a whole, or enter into any Contract which would be material to the Company or the Company Subsidiaries, taken as a whole, in either case other than in the ordinary course of business consistent with past practice;

    (i) enter into any joint venture agreement, partnership agreement or similar arrangement;

    (j) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, for this fiscal year and fiscal year 2001, in excess of the capital expenditures provided for in the Company's budget which is set forth in Section 5.1 of the Company Disclosure Letter);

    (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger) or any Company Subsidiary;

    (l) create or acquire any new subsidiary;

    (m) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP;

    (n) waive, release, assign, settle or compromise any material rights, claims or litigation;

    (o) enter into any agreement or arrangement that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including the Parent) or any successor thereto, from engaging or competing in the Parent's or the Company's lines of business or in any geographic area;

    (p) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability; or

    (q) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

    SECTION 5.2 OTHER ACTIONS. During the period from the date hereof to the Effective Time, the Parent, Merger Sub and the Company shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied.

    SECTION 5.3 NOTIFICATION OF CERTAIN MATTERS. The Parent and the Company shall promptly notify each other of: (a) the occurrence or non-occurrence of any fact or event which could reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects, or (iii) to result in, in the case of Parent, a Material Adverse Effect on the Parent and, in the case of the Company, a Material Adverse Effect on the Company; (b) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder; (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated hereby; and (d) the commencement of any suit, action or proceeding that seeks to prevent, seeks damages in respect of, or otherwise relates to the consummation of the transactions contemplated hereby.

    SECTION 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) Except as required under any confidentiality agreement or similar agreement or arrangement to which the Parent or the Company or any of the Parent Subsidiaries is a party or under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted under this Section 5.4 shall affect or be deemed to modify any representation or warranty made in this Agreement.

    (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated September 25, 2000 (the "CONFIDENTIALITY AGREEMENT"), between the Parent and the Company with respect to the information disclosed under this Section 5.4.

    SECTION 5.5 NO SOLICITATION.

    (a) From the date hereof until the termination hereof, the Company will not, nor will it permit any Company Subsidiary, nor will it authorize or permit any officer, director or employee of the Company or any Company Subsidiary and each investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

    (b) Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 5.5(a) of the obligations undertaken in this
Section 5.5.

    (c) For purposes of this Agreement, "ACQUISITION PROPOSAL" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any Company Subsidiary:
(i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal or plan to do any of the foregoing or any agreement to engage in any of the foregoing.

    SECTION 5.6 AFFILIATES. The Company has identified each person who, to the knowledge of the Company, is an "affiliate" of the Company under Rule 145 under the Securities Act in Section 5.6 of the Company Disclosure Letter. The Company shall deliver to the Parent, prior to the Effective Time, copies of letter agreements, each in the form of Exhibit D hereto (each, an "AFFILIATE LETTER"), executed by each such person so identified as an "affiliate" of the Company.

    SECTION 5.7 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

    (a) The Parent agrees that all rights to indemnification now existing in favor of any employee, agent, director or officer of the Company and the Company Subsidiaries (the "INDEMNIFIED PARTIES") as provided in their respective charters or by-laws, in an agreement between an Indemnified Party and the Company or one of the Company Subsidiaries, or otherwise in effect on the date of this Agreement shall be maintained by the Surviving Corporation and shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; PROVIDED that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. The Parent also agrees to indemnify all Indemnified Parties with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of the Company Subsidiaries, occurring prior to the Effective Time, including the transactions contemplated by this Agreement. Without limiting the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

    (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each such case, the Parent shall cause proper provision to be made so that the successors or assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7.

    SECTION 5.8 WRITTEN CONSENT OR STOCKHOLDERS MEETING. The Company shall prepare and deliver to each Principal Stockholder a written consent in lieu of a meeting of stockholders (the "WRITTEN CONSENT"), or, if for any reason the Company cannot obtain or make use of the Written Consent after using its reasonable best efforts, the Company shall call and hold a meeting of the stockholders of the Company (the "COMPANY STOCKHOLDERS MEETING"), in either case as promptly as practicable after the Registration Statement Effective Date, for the purpose of consenting to or voting upon the approval and adoption of this Agreement. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders consents or proxies in favor of the approval and adoption of this Agreement, and shall take all other action necessary or advisable to secure Requisite Company Vote.

    SECTION 5.9 REASONABLE BEST EFFORTS. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, and to assist and cooperate with the other parties to this Agreement in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated hereby. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    SECTION 5.10 REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Parent shall finish the preparation of and, with the cooperation and assistance of the Company, file with the SEC, a Registration Statement in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the Company Stockholders pursuant to the Merger. The Parent shall use commercially reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as the Parent may reasonably request in connection with such actions and the preparation of the Registration Statement.

    SECTION 5.11 CONSENTS; FILINGS; FURTHER ACTION.

    (a) Upon the terms and subject to the conditions of this Agreement, each of the parties to this Agreement shall use its reasonable best efforts to
(i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated by this Agreement required under (A) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) the HSR Act, (C) the DGCL, (D) the CGCL, if applicable, (E) any other applicable Law and (F) the rules and regulations of NASDAQ/NMS. The parties to this Agreement shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

    (b) Without limiting the generality of Section 5.11(a), each party to this Agreement shall promptly inform the others of any material communication from the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated hereby. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which the Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority. Notwithstanding the foregoing, nothing in this Section 5.11 shall require, or be construed to require, the Parent or the Company, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell, divest or to discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of the Parent, the Company or any of their respective affiliates (or to the consent to any sale, or agreement to sell, or discontinuance or limitation by the Parent or the Company, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such asset or businesses which, in either case, could reasonably be expected to result in a Material Adverse Effect on the Parent or a Material Adverse Effect on the Company or to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement.

    SECTION 5.12 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and will not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, the Parent or any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code. The Parent shall execute and deliver to each of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Parent, and Venture Law Group, a Professional Corporation, counsel to the Company, a tax representation letter substantially in the form attached hereto as Exhibit E-1 (the "PARENT TAX REPRESENTATION LETTER"), and the Company shall execute and deliver to each of those law firms a tax representation letter substantially in the form attached hereto as Exhibit E-2 (the "COMPANY TAX REPRESENTATION LETTER"), in connection with the delivery by those law firms of the tax opinions referred to in Sections 6.2(h) and 6.3(c).

    SECTION 5.13 PUBLIC ANNOUNCEMENTS. The initial press release concerning the Merger shall be a joint press release and, thereafter, the Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of NASDAQ/NMS, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

    SECTION 5.14 OBLIGATIONS OF MERGER SUB. The Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

    SECTION 5.15 NASDAQ/NMS LISTINGS. The Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ/NMS, subject to official notice of issuance, prior to the Effective Time.

    SECTION 5.16 EXPENSES. Except as otherwise provided in Section 7.5(b), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such Expense, except that Expenses incurred in connection with the filing fee for the Merger under the HSR Act shall be shared equally by the Parent and the Company.

    SECTION 5.17 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Parent and the Company and its respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

    SECTION 5.18 EMPLOYEE BENEFITS AND STOCK OPTIONS.

    (a) From and after the Effective Time, the Parent shall, except as may otherwise be required by applicable Law, cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the Benefit Plans, each as in effect on the date of this Agreement (or as amended as contemplated hereby or with the prior written consent of the Parent). The Parent shall cause the Surviving Corporation to continue in effect any Company Benefit Plan under which any former employee of the Company is receiving COBRA continuation coverage as of the Effective Time until the later of (i) such time as a plan maintained by the Parent assumes such COBRA continuation coverage and
(ii) such time that the COBRA continuation coverage expires other than by reason of termination of such Company Benefit Plan.

    (b) For a period of one year following the Effective Time, the Parent shall provide to individuals who are employed by the Company or any of the Company Subsidiaries as of the Effective Time ("AFFECTED EMPLOYEES"), employee benefits which, in the aggregate, are substantially equivalent to the benefits provided pursuant to the Benefit Plans in effect immediately prior to the Effective Time.

    (c) Except to the extent necessary to prevent the duplication of benefits, the Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Parent or any Parent Subsidiary for such Affected Employees' service with the Company or any Company Subsidiary to the same extent recognized by the Company immediately prior to the Effective Time.

    (d) The Parent will, or will cause the Surviving Corporation to, use its reasonable best efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

    (e) Notwithstanding anything to the contrary contained in this Agreement, if, at any time from the date of this Agreement through and including the date that is two years following the Effective Time, the employment of any person who is an employee of the Company at the Effective Date (i) is terminated by the Parent or the Surviving Corporation as a result of redundancy of position or
(ii) voluntarily resigns his or her employment with the Parent or the Surviving Corporation "For Good Reason" (as defined below), then the Parent shall cause the unvested portion of each Company Stock Option held by such employee at the Effective Time to fully accelerate and become immediately exercisable. The determination as to whether any such termination of employment by Parent or the Surviving Corporation shall have been "as a result of redundancy" shall be made by Mark Spagnolo (or, in the event that Mr. Spagnolo's employment shall be terminated, his designee) in his reasonable discretion following consultation in good faith with the Parent. For the purposes of this Section 5.17(e), a resignation "FOR GOOD REASON" shall be deemed to occur if any employee resigns his or her employment with written notice to the Parent or the Surviving Corporation within 30 days after the occurrence of any of the following events:
(A) a material reduction or change in job duties,

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
responsibilities and requirements inconsistent with the employee's position with the Company and the employee's prior duties, responsibilities and requirements, taking into account the differences in job title and duties that are normally occasioned by reason of an acquisition of one company by another and that do not actually result in a material change in duties, responsibilities and requirements inconsistent with an employee's prior position with the acquired company, (B) a reduction of greater than 5% in the aggregate amount of the employee's current base salary and other non-performance based, guaranteed cash compensation, other than as a result of poor performance (without regard to any compensation payable as a result of the consummation of the Merger) or (C) a relocation of principal place of employment by more than 50 miles. The Parent agrees to deliver to the employees of the Company prior to the Closing a letter in a form acceptable to the Company, in its reasonable discretion, explaining the rights that each such employee has been granted pursuant this Section 5.18.

    SECTION 5.19 FORM S-8. No later than three business days following the Effective Time, the Parent shall file with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act, with respect to the Parent Common Stock issuable in respect of Company Stock Options and Company Warrants, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or statements (and maintain the current status of the prospectus contained therein), as well as comply with any applicable state securities or "blue sky" laws, for as long as such Company Stock Options and Company Warrants remain outstanding.

    SECTION 5.20 PARENT OPTION POOL. The Parent will grant stock options to purchase 1,000,000 shares of Parent Common Stock to the employees (other than Mark Spagnolo and Robert J. Ryan, IV) of the Company (the "ADDITIONAL OPTION GRANT") at the Effective Time in order to reasonably provide incentives for, and to retain, such employees after the Effective Time. The Additional Option Grant shall be made to such employees in such amounts as shall be mutually agreed by the Parent and the Company prior to the Effective Time.

                                   ARTICLE VI
                                   CONDITIONS

    SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger and consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly adopted and approved by the Requisite Company Vote;

    (b) LISTING. The shares of Parent Common Stock issuable to Company Stockholders pursuant to this Agreement shall have been authorized for quotation on NASDAQ/NMS upon official notice of issuance.

    (c) HSR. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (d) CONSENTS. All consents, approvals and action of any Governmental Entity required to permit the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained or made, free of any condition that could reasonably be expected to result in a Material Adverse Effect on the Parent or a Material Adverse Effect on the Company.

    (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and all applicable notice or waiting periods under the Securities Act, the DGCL and the CGCL, if applicable, shall have expired or been satisfied. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC, and all requests for additional information on the part of the SEC, shall have been complied with to the reasonable satisfaction of the parties hereto.

    (f) INJUNCTIONS. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, orders, injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or that, individually or in the aggregate with all other such Laws, orders, injunctions or decrees, could reasonably be expected to result in a Material Adverse Effect on the Parent, a Material Adverse Effect on the Company, or a material adverse effect on the Company and the Parent and their respective subsidiaries, taken as a whole after giving effect to the Merger, and no Governmental Entity shall have instituted any proceeding seeking any such Law, order injunction or decree.

    (g) ESCROW AGREEMENT. The Parent, the Escrow Agent and the Escrow Representative shall have entered into the Escrow Agreement.

    SECTION 6.2 CONDITIONS TO OBLIGATIONS OF THE PARENT AND MERGER SUB. The obligations of each of the Parent and Merger Sub to effect the Merger and consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date are also subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement that are qualified as to "Material Adverse Effect" shall be true and correct, and the other representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all respects, except where the failure to be so true and correct could not reasonably be expected to have a Material Adverse Effect on the Company, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

    (c) CONSENTS UNDER AGREEMENTS. The Company shall have obtained the consent, approval or waiver of each person that is not a Governmental Entity whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company.

    (d) EMPLOYMENT AGREEMENTS. The Employment Agreements entered into between Mark F. Spagnolo and Robert J. Ryan, IV and the Company on the date hereof shall remain in full force and effect.

    (e) APPRAISAL RIGHTS. The Company shall have sent to the Company Stockholders the notices required by Section 262 of the DGCL and Section 13 of the CGCL, if applicable, and at least 20 days shall have elapsed from the date of mailing such notice and the Company Stockholders holding no more than five percent (5%) of the outstanding capital stock of the Company shall have exercised or given notice of their intent to exercise dissenter's rights in accordance with the DGCL or the CGCL, if applicable.

    (f) INVESTOR RIGHTS AGREEMENT. The Investor Rights Agreement dated as of July 20, 2000 among the Company and holders of Company Preferred Stock shall have been terminated and be of no further force and effect.

    (g) WAIVER AGREEMENTS. The Waiver Agreements dated the date hereof between the Company and each of Mark Spagnolo and Robert J. Ryan, IV providing for the waiver of the acceleration of the vesting of Company Stock Options as a result of the execution of this Agreement and the consummation of the Merger shall remain in full force and effect.

    (h) TAX OPINION. The Parent shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Parent, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the reviewing of Section 368(a) of the Code, and each of the Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such counsel of the Parent Tax Representation Letter and the Company Tax Representation Letter).

    SECTION 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger and consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the Parent and Merger Sub set forth in this Agreement that are qualified as to "Material Adverse Effect" shall be true and correct, and the representations and warranties of the Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all respects, except where the failure be so true and correct could not reasonably be expected to have a Material Adverse Effect on the Parent, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of the Parent and Merger Sub contained in this Agreement are so qualified) signed on behalf of each of the Parent and Merger Sub by an executive officer of the Parent to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE PARENT AND MERGER SUB. Each of the Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent and Merger Sub by an executive officer of the Parent to such effect.

    (c) TAX OPINION. The Company shall have received the opinion of Venture Law Group, A Professional Corporation, counsel to the Company, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of the Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such counsel of the Parent Tax Representation Letter and the Company Tax Representation Letter).

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
                                  ARTICLE VII
                                  TERMINATION

    SECTION 7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

    (a) by mutual written consent of the Parent and the Company duly authorized by their respective boards of directors;

    (b) by either the Parent or the Company, if the Effective Time shall not have occurred on or before March 31, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by either the Parent or the Company, if any order, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

    (d) by the Parent or the Company, if this Agreement shall fail to receive the Requisite Company Vote by the Written Consent or at the Company Stockholders Meeting or any adjournment or postponement thereof;

    (e) by the Parent, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in either of Section 6.2(a) or 6.2(b) would not be satisfied (a "TERMINATING COMPANY BREACH"); PROVIDED, HOWEVER, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, the Parent may not terminate this Agreement for a 20 day period from the date the Parent gives the Company notice of the proposed termination; or

    (f) by the Company, upon breach of any material representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in either of Section 6.3(a) or 6.3(b) would not be satisfied (a "TERMINATING PARENT BREACH"); PROVIDED, HOWEVER, that, if such Terminating Parent Breach is curable by the Parent through its reasonable best efforts and for so long as the Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement for a 20 day period from the date the Company gives the Parent notice of the proposed termination.

    SECTION 7.2 EFFECT OF TERMINATION. Except as provided in Section 9.2, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Parent, Merger Sub or the Company or any of their respective Representatives, and all rights and obligations of each party to this Agreement shall cease, subject to the remedies of the parties as set forth in
Article VIII; PROVIDED, HOWEVER, that nothing in this Agreement shall relieve any party from liability for the wilful and material breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

    SECTION 7.3 AMENDMENT. This Agreement may be amended by the agreement of each of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would (i) reduce the amount or change the type of consideration into which each share of Company Common Stock or Company Preferred Stock shall be converted upon consummation of the Merger or (ii) affect
Article VIII of this Agreement. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

    SECTION 7.4 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party to this Agreement, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 7.3, waive compliance with any agreement or condition contained in this Agreement. Any waiver of a condition set forth in Section 6.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company and the Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 7.5 EXPENSES FOLLOWING CERTAIN TERMINATION EVENTS. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.16. For purposes of this Agreement, "EXPENSES" consist of all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

                                  ARTICLE VIII
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES, CONTINUING COVENANTS

    SECTION 8.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants of the Company contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Parent, until that date (the "ESCROW RELEASE DATE") which is the earlier of (i) the termination of this Agreement or (ii) the first anniversary of the Effective Time.

    SECTION 8.2 AGREEMENT TO INDEMNIFY.  Subject to the provisions of Sections
8.3 and 8.4 below, the Company Stockholders (the "INDEMNITORS") will, severally, on a PRO RATA basis, and not jointly, indemnify and hold harmless the Parent and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control the Parent or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each an "INDEMNIFIED PERSON" and collectively, "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs (collectively, "DAMAGES"), directly or indirectly incurred, resulting or and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by the Company in this Agreement, in the Company Disclosure Letter, or in any certificate delivered by or on behalf of the Company of an officer of the Company pursuant to any provision of Article 6 (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date).

    SECTION 8.3 LIMITATIONS AND EXCEPTIONS TO INDEMNIFICATION.

    (a) In seeking indemnification from an Indemnitor, the Indemnified Persons will exercise their remedies solely with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement.

    (b) The Indemnification provided for in Section 8.2 shall not apply unless and until the aggregate cumulative Damages for which one or more Indemnified Persons have sought indemnification under this Section, exclusive of legal fees, exceeds $750,000 (the "BASKET") and then the indemnification shall extend to the amount of such cumulative Damages.

    SECTION 8.4 INDEMNIFICATION PROCEDURES.

    (a) Promptly after receipt by an Indemnified Person of notice of the commencement of any claim or demand asserted by a third party (a "THIRD PARTY CLAIM"), such Indemnified Person will, if a claim in respect thereof is to be made against the Indemnitors, notify the Escrow Representative in writing of the commencement thereof (an "INDEMNITY NOTICE"), PROVIDED that (i) the failure to notify the Escrow Representative will not relieve the Indemnitors from any liability which they may have hereunder unless and except to the extent such failure results in the forfeiture by the Indemnitors of substantial rights and defenses, and (ii) the omission so to notify the Escrow Representative will not relieve the Indemnitors from liability which they may have to an Indemnified Person otherwise than on account of this indemnity or in connection with the transactions contemplated under this Agreement. In case any such proceedings are brought against any Indemnified Person and it notifies the Escrow Representative of the commencement thereof, the Escrow Representative will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; PROVIDED that, if the defendants in any such proceedings include both the Indemnified Person and an Indemnitor, and the Indemnified Person shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnitor, the Indemnified Person shall have the right to select separate counsel to assert such legal defenses on behalf of such Indemnified Person, if, in the reasonable judgment of the Indemnified Person,
(x) the Indemnitor has a conflicting or contrary defense or position or (y) the Indemnitor fails to adequately assert such defense. Upon receipt of notice from the Escrow Representative to such Indemnified Person of the Escrow Representative's election so to assume the defense of such proceedings and approval by the Indemnified Person of counsel, the Indemnitor will not be liable to such Indemnified Person for expenses incurred hereafter by the Indemnified Person in connection with the defense thereof unless (i) the Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnitor shall not be liable for the expenses of more than one separate counsel (in addition to one local counsel firm in the jurisdiction in which any proceeding is brought), approved by the Indemnified Parties, representing all the Indemnified Parties who are parties to such proceedings), (ii) the Escrow Representative shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the proceedings or (iii) the Escrow Representative has authorized in writing the employment of counsel for the Indemnified Person. The indemnity and reimbursement obligations of an Indemnitor hereunder shall be binding upon and inure to the benefit of any successors of the Indemnitor and any Indemnified Person. If an Indemnified Person seeks to settle any Third Party Claim and in respect of which Third Party Claim such Indemnified Person might seek indemnity under this Section 8.4(a), then such Indemnified Person shall obtain the prior written consent of the Escrow Representative to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed.

    (b) In the event of any claim or demand, including Third Party Claims, in respect of which an Indemnified Person might seek indemnity under this
Section 8.4(a), the Indemnified Person shall deliver notice with reasonable promptness to the Escrow Representative. The failure by any Indemnified Person to give notice shall not impair such party's rights hereunder except to the extent that an Indemnitor demonstrates that it has been irreparably prejudiced thereby. The Escrow Representative will notify the Indemnified Person within the 30 day period following its actual receipt of such notice (the "DISPUTE PERIOD") as to whether the Escrow Representative disputes the liability to the Indemnified Person hereunder. If the Escrow Representative notifies the Indemnified Person that it does not dispute the claim described in such notice, or fails to notify the Indemnified Person within the Dispute Period whether the Escrow Representative disputes the claim described in such Indemnity Notice, the Damages specified in the notice will be conclusively deemed a liability of the Indemnitors and the Indemnitors shall pay the amount of such Loss, when it has been finally determined, to the Indemnified Person on demand. If the Escrow Representative has timely disputed the liability with respect to such claim, the Escrow Representative and the Indemnified Person will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 60 days following the Indemnified Person's receipt of a written notice from the Escrow Representative disputing such claim, such dispute shall be finally settled by litigation in a court of competent jurisdiction.

                                   ARTICLE IX
                                 MISCELLANEOUS

    SECTION 9.1 CERTAIN DEFINITIONS.  For purposes of this Agreement:

    (a) The term "AFFILIATE," as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

    (b) The term "BUSINESS DAY" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included EXCEPT that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

    (c) The term "INCLUDING" means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

    (d) The term "PERSON" shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, limited liability partnerships, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a "GROUP" as such term is defined in Section 13(d)(3) of the Exchange Act).

    (e) The term "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to the Parent, the Company or any other person, any entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting more than 50% of the voting or economic interest in such entity.

    SECTION 9.2 SURVIVAL. The representations, warranties and agreements in this Agreement and in any instrument delivered under this Agreement shall terminate upon the termination of this Agreement under Section 7.1 or on the first anniversary of the Effective Time; PROVIDED that in the case of a termination pursuant to Section 7.1, the agreements set forth in Sections 5.4(b), 5.16, 7.2 and 7.5 and this Article IX shall survive termination of this Agreement. Each party agrees that, except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery of disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

    SECTION 9.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    SECTION 9.4 GOVERNING LAW AND VENUE, WAIVER OF JURY TRIAL.

    (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. The parties hereto irrevocably submit to the jurisdiction of the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(b).

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
    SECTION 9.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally, sent by a nationally recognized overnight courier service or by facsimile:

    IF TO THE PARENT OR MERGER SUB, TO:

    Metromedia Fiber Network, Inc.
    c/o Metromedia Company
    One Meadowlands Plaza
    East Rutherford, New Jersey 07073
    Attention: Arnold L. Wadler, Esq.
    Fax: (201) 531-2803

    WITH A COPY TO:

    Paul, Weiss, Rifkind, Wharton & Garrison
    1285 Avenue of the Americas
    New York, New York 10019-6064
    Attention: Douglas A. Cifu, Esq.
    Fax: (212) 757-3990

    IF TO THE COMPANY, TO:

    SiteSmith, Inc.
    3283 Scott Boulevard
    Santa Clara, California 95054
    Attention: Mark Spagnolo
    Fax: (408) 588-1204

    WITH A COPY TO:

    Venture Law Group
    2800 Sand Hill Road
    Menlo Park, California 94025
    Attention: Steven J. Tonsfeldt, Esq.
    Fax: (650) 233-8386

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

    SECTION 9.6 ENTIRE AGREEMENT. This Agreement (including any exhibits and annexes to this Agreement), the Escrow Agreement, Affiliate Letters, the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

    SECTION 9.7 NO THIRD PARTY BENEFICIARIES.  Except as provided in
Section 5.7 and Article VIII, this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

    SECTION 9.8 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

    SECTION 9.9 INTERPRETATION. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, exhibit or annex, that reference shall be to a Section of or exhibit or annex to this Agreement unless otherwise indicated.

    SECTION 9.10 ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise, except that the Parent may designate, by written notice to the Company, a Parent Subsidiary that is wholly owned directly or indirectly by the Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Parent Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Parent Subsidiary as of the date of such designation.

    SECTION 9.11 SPECIFIC PERFORMANCE. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise reached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  [Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, this Merger Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                                       METROMEDIA FIBER NETWORK, INC.

                                                       By:  /s/ SILVIA KESSEL
                                                            -----------------------------------------
                                                            Name: Silvia Kessel
                                                            Title:  Executive Vice President

                                                       SITESMITH, INC.

                                                       By:  /s/ MARK F. SPAGNOLO
                                                            -----------------------------------------
                                                            Name: Mark F. Spagnolo
                                                            Title: Chairman and Chief
                                                                  Executive Officer

                                                       AQUEDUCT ACQUISITION CORP.

                                                       By:  /s/ SILVIA KESSEL
                                                            -----------------------------------------
                                                            Name: Silvia Kessel
                                                            Title:  Vice President

                                                                         ANNEX B

                                ESCROW AGREEMENT

    ESCROW AGREEMENT, dated as of          , 2000 (this "AGREEMENT"), by and
among Metromedia Fiber Network, Inc., a Delaware corporation (the "PARENT"), Mark Spagnolo, appointed by the Company Stockholders as their representative for all purposes under this Agreement (the "ESCROW REPRESENTATIVE"), and
                        , as escrow agent (the "ESCROW AGENT").

    WHEREAS, concurrently with the execution and delivery of this Agreement and pursuant to an Agreement and Plan of Merger, dated as of October 9, 2000 (the "MERGER AGREEMENT"; capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement) by and among the Parent, SiteSmith, Inc., a Delaware corporation (the "COMPANY"), and Aqueduct Acquisition Corp., a Delaware corporation ("MERGER SUB"), Merger Sub will be merged with and into the Company and each share of Company Common Stock owned by the Company Stockholders immediately prior to the Effective Time will be converted into that number of shares of Parent Common Stock as is determined in accordance with the Merger Agreement; and

    WHEREAS, the Merger Agreement provides that (i) the Parent, the Escrow Representative and the Escrow Agent will enter into this Agreement, (ii) the Parent will withhold a portion of the shares (the "ESCROW SHARES") of Parent Common Stock that would otherwise be issued to the Company Stockholders on the date hereof pursuant to the Merger Agreement, (iii) the Parent will deliver certificates representing the Escrow Shares to the Escrow Agent, and (iv) the Company Stockholders will deliver to the Escrow Agent executed stock transfer powers related to the Escrow Shares.

    NOW, THEREFORE, the Parent, the Escrow Representative and the Escrow Agent hereby agree as follows:

    1. APPOINTMENT OF THE ESCROW AGENT; DEPOSIT OF ESCROW SHARES. The Escrow Representative and the Parent hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent under and pursuant to this Agreement. The Escrow Agent acknowledges receipt of (i) an executed copy of the Merger Agreement and this Agreement, (ii) certificates from the Parent representing the number of Escrow Shares set forth opposite each Company Stockholder's name on Schedule 1 hereto, and (iii) duly executed stock transfer powers relating to the Escrow Shares from each Company Stockholder,.

    2. HOLDING OF THE ESCROW SHARES. The Escrow Agent shall hold each Company Stockholder's Escrow Shares in escrow in the separate account maintained for the benefit of such Company Stockholder and Parent. The Escrow Shares shall not be subject to lien or attachment by any creditor of any party hereto or the Company Stockholders and shall be used solely for the purpose set forth in this Agreement. The Escrow Shares or any proceeds thereof shall not be available to, and shall not be used by, the Escrow Agent to set off any obligations of any of the Company Stockholders, the Escrow Representative or the Parent owing to the Escrow Agent in any capacity.

    3. DIVIDENDS AND OTHER DISTRIBUTIONS. Except for tax-free distributions paid in stock declared with respect to the Escrow Shares pursuant to Section 305(a) of the Code, the Escrow Agent shall, upon receipt thereof, promptly distribute to each Company Stockholder any dividends or other distributions of any kind made in respect of any Company Stockholder's Escrow Shares. In the event that the Escrow Shares are exchanged for any other securities and/or cash or other property by reason of a merger, consolidation, recapitalization, reorganization or similar corporate transaction, such securities and/or cash or other property shall be substituted for the Escrow Shares for purposes of this Agreement, and the Parent and the Escrow Representative shall agree to such equitable adjustments in the provisions of this Agreement as may be necessary to give effect to this sentence.

    4. VOTING. Prior to the later of (i) the first anniversary of the Closing Date (the "TERMINATION DATE"), or (ii) the time at which all Escrow Shares have been distributed to the Company Stockholders pursuant to this Agreement, each Company Stockholder will have voting rights with respect to his, her or its Escrow Shares, and the Parent shall take commercially reasonable steps to cooperate with the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Company Stockholders shall retain and be able to exercise all other incidents of ownership of the Escrow Shares which are not inconsistent with the terms and conditions of this Agreement and the Merger Agreement.

    5.  CLAIMS FOR INDEMNITY.

    (a) Concurrently with the delivery of an Indemnity Notice under the Merger Agreement, the Parent will deliver to the Escrow Agent a certificate in substantially the form of Annex I attached hereto (a "CERTIFICATE OF INSTRUCTION"). No Certificate of Instruction may be delivered by the Parent after the close of business on the business day immediately preceding the Termination Date. The Escrow Agent shall give written notice to the Escrow Representative of its receipt of a Certificate of Instruction not later than the fifth business day following receipt thereof, together with a copy of such Certificate of Instruction.

    (b) If the Escrow Agent (i) shall not, within thirty (30) calendar days following its receipt of a Certificate of Instruction (the "OBJECTION PERIOD"), have received from the Escrow Representative a certificate in substantially the form of Annex II attached hereto (an "OBJECTION CERTIFICATE") disputing the Company Stockholders' obligation to pay the Owed Amount referred to in such Certificate of Instruction, or (ii) shall have received such an Objection Certificate within the Objection Period and shall thereafter have received either (A) a certificate from Parent and the Escrow Representative substantially in the form of Annex III attached hereto (a "RESOLUTION CERTIFICATE") stating that Parent and the Escrow Representative have agreed that the Owed Amount referred to in such Certificate of Instruction (or a specified portion thereof) is payable to one or more of the Indemnified Persons or (B) a copy of an order of a court of competent jurisdiction (accompanied by a certificate of Parent and the Escrow Representative substantially in the form of Annex IV attached hereto (a "LITIGATION CERTIFICATE")) stating that the Owed Amount referred to in such Certificate of Instruction (or a specified portion thereof) is payable to one or more of the Indemnified Persons by the Company Stockholders, then the Escrow Agent shall, on the business day next following (A) the expiration of the Objection Period or (B) the Escrow Agent's receipt of a Resolution Certificate or a Litigation Certificate, as the case may be, deliver to the Parent from each Company Stockholder's portion of the Escrow Shares (pro rata in accordance with paragraph (g) of this Section 5) a certificate or certificates evidencing in the aggregate that number of whole Escrow Shares (rounding to the nearest whole share), as is equal to the quotient obtained by dividing (x) the Owed Amount (or, if such Resolution Certificate or Litigation Certificate specifies that a lesser amount than such Owed Amount is payable, such lesser amount) by (y) the Average Parent Stock Price, calculated as of the date of the Litigation Certificate or the Resolution Certificate, as applicable, or if no Objection Certificate is received, the Certificate of Instruction.

    (c) The Escrow Agent shall give written notice to the Parent of its receipt of an Objection Certificate not later than the fifth business day following receipt thereof, together with a copy of such Objection Certificate. The Escrow Agent shall give written notice to the Escrow Representative of its receipt of a Litigation Certificate not later than the fifth business day following receipt thereof, together with a copy of such Litigation Certificate.

    (d) Upon the payment by the Escrow Agent of the Owed Amount referred to in a Certificate of Instruction, such Certificate of Instruction shall be deemed canceled. Upon the receipt by the Escrow Agent of a Resolution Certificate or a Litigation Certificate and the payment by the Escrow Agent of the Owed Amount referred to therein, the related Certificate of Instruction shall be deemed canceled.

    (e) Upon the Parent's determination that it has no claim or has released its claim with respect to an Owed Amount referred to in a Certificate of Instruction (or a specified portion thereof), the Parent will promptly deliver to the Escrow Agent a certificate substantially in the form of Annex V attached hereto (a "PARENT CANCELLATION CERTIFICATE") canceling such Certificate of Instruction (or such specified portion thereof, as the case may be), and such Certificate of Instruction (or portion thereof) shall thereupon be deemed canceled. The Escrow Agent shall give written notice to the Escrow Representative of its receipt of a Parent Cancellation Certificate not later than the fifth business day following receipt thereof, together with a copy of such Parent Cancellation Certificate.

    (f) Upon receipt of an order of a court of competent jurisdiction stating that none of the Owed Amount (or such specified portion thereof, as the case may be) referred to in a Certificate of Instruction as to which the Escrow Representative delivered an Objection Certificate within the Objection Period is payable to any Indemnified Person by the Company Stockholders, the Escrow Representative may deliver a copy of such order (accompanied by a certificate of the Escrow Representative substantially in the form of Annex VI attached hereto (a "STOCKHOLDER CANCELLATION CERTIFICATE")) canceling such Certificate of Instruction, and such Certificate of Instruction shall thereupon be deemed canceled. The Escrow Agent shall give written notice to the Parent of its receipt of a Stockholder Cancellation Certificate not later than the business day next following receipt thereof, together with a copy of such Stockholder Cancellation Certificate.

    (g) To the extent that the Escrow Agent is required to deliver Escrow Shares to Parent hereunder, it shall deliver to Parent (i) such shares obtained from the escrow accounts maintained for the Company Stockholders on a PRO RATA basis based on the respective ownership of Escrow Shares set forth on Schedule I hereto, and (ii) stock transfer powers related to such shares. Parent shall cause the transfer agent for the Parent Common Stock to cooperate with the Escrow Agent in providing replacement stock certificates for shares of Parent Common Stock in substitution for those held by the Escrow Agent in order to enable the Escrow Agent to make the distributions of Escrow Shares required under this Agreement.

    (h) No certificate shall be delivered pursuant to this Section 5 unless it shall have been prepared in good faith by the party delivering such certificate, and all certificates delivered pursuant to this Section 5 shall represent bona fide notice for purposes of this Agreement.

    6.  RELEASE OF ESCROW SHARES.

    (a) On the date on which the Parent files its Annual Report on Form 10-K for the year ended December 31, 2000, the Escrow Agent shall deliver to each Company Stockholder 50% of the Escrow Shares that remain in possession of the Escrow Agent and have not been cancelled pursuant to Section 5.

    (b) The escrow established by this Agreement shall terminate on the Termination Date; PROVIDED that this Agreement shall continue in effect until the resolution of all outstanding indemnification claims as to which the Escrow Agent has properly received a Certificate of Instruction in accordance with
Section 5(a) hereof on or prior to the Termination Date, and the escrow established hereby shall continue with respect to such claims until such claims have been resolved in accordance herewith.

    (c) The Escrow Agent shall deliver on the Termination to each Company Stockholder (i) any dividends or other distributions received and not previously distributed pursuant to Section 3, (ii) a certificate or certificates evidencing the remaining number of each Company Stockholder's Escrow Shares, if any, less that number of Escrow Shares as shall represent (at the Per Share Price, calculated as of the date of receipt by the Escrow Agent of the Certificate of Instruction) any amounts designated in Certificates of Instruction received by the Escrow Agent prior to the Termination Date that have not been canceled in accordance with paragraph (d), (e) or (f) of Section 5, and (iii) each Company Stockholder's remaining executed stock transfer powers, if any. At such time on or following the

Termination Date as all Certificates of Instruction received by the Escrow Agent prior to the Termination Date have been canceled in accordance with paragraph
(d), (e) or (f) of Section 5, the Escrow Agent shall promptly deliver to each Company Stockholder the certificate or certificates evidencing each Company Stockholder's remaining Escrow Shares, if any, and this Agreement (other than Sections 7, 8 and 9) shall automatically terminate.

    7. DUTIES AND OBLIGATIONS OF THE ESCROW AGENT. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Agreement and the certificates delivered in accordance herewith, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:

    (a) the Escrow Agent shall be fully protected in relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document (including any such certification, notice, direction, request, waiver, consent, receipt or other document delivered by the Escrow Representative pursuant to Section 5 of this Agreement) that the Escrow Agent reasonably believes to be genuine and duly authorized, executed and delivered;

    (b) the Escrow Agent shall not be liable for any error of judgment, or for any act done or omitted by him, or for any mistake in fact or law, or for anything that he may do or refrain from doing in connection herewith; PROVIDED, HOWEVER, that notwithstanding any other provision in this Agreement, the Escrow Agent shall be liable for its willful misconduct or gross negligence or breach of this Agreement;

    (c) the Escrow Agent may seek the advice of legal counsel selected with reasonable care in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

    (d) in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those of its duties hereunder as to which there is no such uncertainty, shall be to keep safely all property held in escrow until the Escrow Agent shall be directed otherwise in writing by each party hereto or by a final, nonappealable order of a court of competent jurisdiction; PROVIDED, HOWEVER, in the event that the Escrow Agent has not received such written direction or court order within one hundred eighty (180) calendar days after requesting the same, the Escrow Agent shall have the right to interplead Parent and the Escrow Representative in any court of competent jurisdiction and request that such court determine its rights and duties hereunder; and

    (e) the Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through agents or attorneys selected with reasonable care, nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than the State of New York, and the Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

    8. COOPERATION. The Parent and the Escrow Representative shall provide to the Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

    9. FEES AND EXPENSES; INDEMNITY. The Parent shall pay the fees of the Escrow Agent for its services hereunder as and when billed by the Escrow Agent, and shall reimburse and indemnify the Escrow Agent for, and hold the Escrow Agent harmless against any loss, damages, cost or expense, including but not limited to attorneys' fees, reasonably incurred by the Escrow Agent in connection with the Escrow Agent's performance of its duties and obligations under this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability relating to this Agreement; PROVIDED that notwithstanding the foregoing, the Parent shall not be required to indemnify the Escrow Agent for any such loss, liability, cost or expense arising as a result of the Escrow Agent's willful misconduct or gross negligence or breach of this Agreement.

    10.  RESIGNATION AND REMOVAL OF THE ESCROW AGENT.

    (a) The Escrow Agent may resign as such not less than thirty (30) calendar days following the giving of written notice thereof to the Escrow Representative and the Parent. In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument signed by the Escrow Representative and the Parent and delivered to the Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such as provided in paragraph (c) below. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the Escrow Shares, the executed stock transfer powers relating thereto, and any dividends and other distributions received in respect thereof and not previously distributed to the Parent or the Company Stockholders, together with earnings thereon, if any, to such successor escrow agent, together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow Shares as such successor may reasonably request.

    (b) If a successor escrow agent shall not have acknowledged its appointment as such as provided in paragraph (c) below, in the case of a resignation, prior to the expiration of thirty (30) calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Escrow Agent's removal, as the case may be, because the Escrow Representative and the Parent are unable to agree on a successor escrow agent, or for any other reason, the Escrow Agent may select a successor escrow agent (which shall be a depositary institution or trust company with offices in New York, New York having combined capital and surplus of at least $100 million) and any such resulting appointment shall be binding upon all of the parties to this Agreement.

    (c) Upon written acknowledgment by a successor escrow agent appointed in accordance with the foregoing provisions of this Section of its agreement to serve as escrow agent hereunder and the receipt of the Escrow Shares, the executed stock transfer powers relating thereto and dividends and other distributions received in respect thereof and not previously distributed to the Parent or the Company Stockholders, together with earnings thereon, if any, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to the proviso contained in clause (ii) of Section 7, and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

    11. DUTIES AND OBLIGATIONS OF THE ESCROW REPRESENTATIVE. The duties and obligations of the Escrow Representative shall be limited to and determined solely by the provisions of this Agreement. The Escrow Representative shall be fully protected in relying in good faith upon any determination made by the Escrow Representative and on any written certification, notice, direction, request, waiver, consent, receipt or other document that the Escrow Representative reasonably believes to be genuine and duly authorized, executed and delivered. The Escrow Representative shall not be liable for any error of judgment, or for any act done or omitted by him, or for any mistake in fact or law, or for anything that he may do or refrain from doing in connection herewith. The Escrow Representative may seek the advice of legal counsel selected with reasonable care in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and the Escrow Representative shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

    12. NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by facsimile transmission or sent by a nationally recognized overnight courier service to the parties at the following addresses or facsimile numbers:

    If to the Parent, to:

    Metromedia Fiber Network, Inc.
    c/o Metromedia Company
    One Meadowlands Plaza
    East Rutherford, New Jersey 07073
    Facsimile No.: (203) 531-2803
    Attn: Arnold L. Wadler, Esq.

    with a copy to:

    Paul, Weiss, Rifkind, Wharton & Garrison
    1285 Avenue of the Americas
    New York, NY 10019-6064
    Facsimile No.: (212) 757-3990
    Attn: Douglas A. Cifu, Esq.

    If to the Escrow Representative, to:

    Mark Spagnolo
    SiteSmith, Inc.
    3283 Scott Boulevard
    Santa Clara, CA 95054
    Facsimile No.: (408) 588-1204

    with a copy to:

    Venture Law Group
    2800 Sand Hill Road
    Menlo Park, California 94025
    Facsimile No.: (650) 233-8386
    Attn: Steven J. Tonsfeldt, Esq.

    If to the Escrow Agent, to:

    [                        ]
    [                        ]
    [                        ]
    Facsimile No.: [                        ]
    Attn: [                        ]

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt if received on a business day during normal business hours, and if not then received, on the next business day, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

    13. AMENDMENTS, ETC. This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of the Parent and the Escrow Representative and, with respect to any amendment that would adversely affect the Escrow Agent, the Escrow Agent. No waiver by any party of any term or condition contained of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

    14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

    15. BUSINESS DAY. For all purposes of this Agreement, the term "business day" shall mean a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

    16. MISCELLANEOUS. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                                       METROMEDIA FIBER NETWORK, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       By:
                                                            -----------------------------------------
                                                            Mark Spagnolo

                                                       ESCROW AGENT

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                                         ANNEX C

                                VOTING AGREEMENT

    VOTING AGREEMENT, dated as of October 9, 2000 (this "AGREEMENT"), by and among Metromedia Fiber Network, Inc., a Delaware corporation (the "PARENT"), and the stockholders of SiteSmith, Inc., a Delaware corporation (the "COMPANY"), listed on the signature pages hereto (each, a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS").

    WHEREAS, the Parent and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for, among other things, the merger of a wholly-owned subsidiary of the Parent with and into the Company (the "MERGER");

    WHEREAS, as of the date hereof, the Stockholders are holders of record or Beneficially Own (as defined below) shares of common stock, par value $.0001 per share, of the Company ("COMPANY COMMON STOCK"), shares of Series A Convertible Preferred Stock, par value $.0001 per share, of the Company ("COMPANY SERIES A PREFERRED STOCK"), shares of Series B Convertible Preferred Stock, par value $.0001 per share, of the Company ("COMPANY SERIES B PREFERRED STOCK"), and/or shares of Series C Convertible Preferred Stock, par value $.0001 per share, of the Company ("COMPANY SERIES C PREFERRED STOCK" and, together with the Company Common Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock, the "COMPANY STOCK"); and

    WHEREAS, as a condition to the willingness of the Parent to enter into the Merger Agreement, the Parent has required that each Stockholder agree, and in order to induce the Parent to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to enter into this Agreement with respect to all of the shares of Company Stock now held of record or Beneficially Owned, and which may hereafter be acquired, by such Stockholder (collectively, the "SHARES").

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

    SECTION 1.1 GENERAL. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

    SECTION 1.2 BENEFICIAL OWNERSHIP. For purposes of this Agreement, "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                                   ARTICLE II

                                     VOTING

    SECTION 2.1 VOTING AGREEMENT. Each of the Stockholders hereby agrees as follows:

    (a) in a written consent of the stockholders of the Company in lieu of a meeting (the "WRITTEN CONSENT"), which shall be prepared and delivered to each Stockholder by the Company as promptly as practicable after the Registration Statement Effective Date pursuant to the terms of the Merger Agreement, and with respect to any Shares held of record or Beneficially Owned by such Stockholder, to consent to the approval and adoption of the Merger Agreement and the Merger;

    (b) to execute the Written Consent and deliver it to the Parent within one Business Day after receipt thereof by such Stockholder;

    (c) if the Company fails to deliver the Written Consent to such Stockholder, to appear, or cause the holder of record on any applicable record date with respect to any Shares Beneficially Owned by such Stockholder (the "RECORD HOLDER") to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of the Stockholders of the Company and at any adjournment thereof at which matters relating to the Merger Agreement and the Merger are considered, and to vote or cause to be voted by the Record Holder, in person or by proxy, the Shares held of record or Beneficially Owned by such Stockholder in favor of approval and adoption of the Merger Agreement and the Merger;

    (d) to vote, or cause to be voted by the Record Holder, the Shares held of record or Beneficially Owned by such Stockholder, against (and, with respect to such Shares, not to consent to) any proposal for any extraordinary corporate transaction, such as a recapitalization, dissolution, liquidation or sale of assets of the Company or any merger, consolidation or other business combination (other than the Merger) between the Company and any Person (other than the Parent or a Parent Subsidiary) or any other action or agreement in each case in this Section 2.1(d) that is intended or that reasonably could be expected to
(x) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (y) result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, or (z) impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement; and

    (e) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from (i) acting in Stockholder's capacity as a director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder's capacity as a stockholder of the Company or (ii) voting in Stockholder's sole discretion on any matter other than those referred to in Section 2.1.

    SECTION 2.2 IRREVOCABLE PROXY. Concurrently with the execution and delivery of this Agreement, each Stockholder is delivering to the Parent a duly executed proxy in the form attached hereto as Annex I (each, a "PROXY") with respect to any Shares held of record or Beneficially Owned by such Stockholder, and each Stockholder hereby revokes any and all prior proxies or powers of attorney with respect to such Shares.

    SECTION 2.3 NO OWNERSHIP INTEREST. Nothing contained in this Agreement shall be deemed to vest in the Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Stockholders, and the Parent shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares except as otherwise provided herein, or the performance of the Stockholders' duties or responsibilities as stockholders of the Company.

    SECTION 2.4 EVALUATION OF INVESTMENT. Each Stockholder, by reason of its knowledge and experience in financial and business matters, believes himself/itself capable of evaluating the merits and risks of the investment in shares of Parent Common Stock contemplated by the Merger Agreement. Each of the Stockholders acknowledges his/its receipt and review of a copy of the Merger Agreement and the Parent's annual report on Form 10-K for the fiscal year ended December 31, 1999, the Parent's Proxy Statement dated April 26, 2000, and each report and registration statement filed with the Securities and Exchange Commission by the Parent on Forms 10-Q and 8-K since December 31, 1999.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

    Each of the Stockholders hereby represents and warrants, severally and not jointly, to the Parent as follows:

    SECTION 3.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Where such Stockholder is a corporation, partnership or other entity, the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by the board of directors or other governing body of such Stockholder, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate such transactions. Where such Stockholder is an individual, such individual has the capacity to enter into this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

    SECTION 3.2 NO CONFLICT. (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, (i) where such Stockholder is a corporation, partnership or other entity, conflict with or violate the organizational documents of such Stockholder, (ii) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which such Stockholder is a party or by which such Stockholder (or the Shares held of record or Beneficially Owned by such Stockholder) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held of record or Beneficially Owned by such Stockholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder (or the Shares held of record or Beneficially Owned by such Stockholder) is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 3.2(a), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent the performance by such Stockholder of its obligations under this Agreement.

    (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of federal or state securities and antitrust laws and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the performance by such Stockholder of its obligations under this Agreement.

    SECTION 3.3 TITLE TO THE SHARES. As of the date hereof, such Stockholder is the record or Beneficial Owner of the Shares listed underneath the name of such Stockholder on such Stockholder's signature page hereto. The Shares listed underneath the name of such Stockholder on such Stockholder's signature page hereto are all the securities of the Company either held of record or Beneficially Owned by such Stockholder as of the date hereof. Such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares held of record or Beneficially Owned by such Stockholder. The Shares listed underneath the name of such Stockholder on such Stockholder's signature page hereto are owned free and clear of all Liens, other than Liens under applicable Law or as expressly provided in this Agreement.

                                   ARTICLE IV

                         COVENANTS OF EACH STOCKHOLDER

    SECTION 4.1 NO INCONSISTENT AGREEMENTS. Each Stockholder hereby represents, warrants, covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Stockholder has not and shall not, and shall use its reasonable best efforts not to permit any Person under such Stockholder's control (including any Record Holder) to, enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned by such Stockholder that, in either case, is inconsistent with this Agreement.

    SECTION 4.2 TRANSFER OF TITLE. Each Stockholder hereby covenants and agrees that such Stockholder will not, prior to the termination of this Agreement, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, hypothecate, transfer, exchange or dispose of any Shares or options, warrants or other convertible securities to acquire or purchase Company Stock (collectively, "DERIVATIVE SECURITIES") or any other securities or rights convertible into or exchangeable for shares of Company Stock, owned either directly or indirectly by such Stockholder or with respect to which such Stockholder has the power of disposition, whether now or hereafter acquired, without the prior written consent of the Parent (PROVIDED, that nothing contained herein will be deemed to restrict the exercise or conversion of Derivative Securities outstanding on the date hereof), unless the Person to whom the Shares or Derivative Securities have been sold, assigned, pledged, hypothecated, transferred, exchanged or disposed agrees to be bound by this Agreement as if a party hereto. Each Stockholder hereby agrees and consents to the entry of stop transfer instructions by the Company against the transfer of any Shares inconsistent with the terms of this Section 4.2.

                                   ARTICLE V

                                 MISCELLANEOUS

    SECTION 5.1 NO SOLICITATION. Each Stockholder hereby covenants and agrees that, from the date hereof until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with its terms and except in each case to the extent permitted or contemplated by the Merger Agreement, such Stockholder, in its capacity as a stockholder of the Company, (a) shall not have, or shall immediately terminate any discussions with, any third party concerning an Acquisition Proposal, and (b) shall not, and shall not permit any officer, director, employee, partner, controlled Affiliate, investment banker, attorney, accountant or other agent (in such agency capacity) of the Stockholder to, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Stockholder or otherwise) or take any other action intended or designed to facilitate the efforts of any Person other than the Parent relating to an Acquisition Proposal, (ii) provide information with respect to the Company or any of the Company Subsidiaries to any Person other than the Parent relating to a possible Acquisition Proposal by any Person other than the Parent,
(iii) enter into an agreement with any Person other than the Parent providing for a possible Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any Person other than by the Parent.

    SECTION 5.2 TERMINATION. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) as to any Stockholder, the written agreement of the Parent and such Stockholder to terminate this Agreement as to such Stockholder. Upon such termination, no party hereto shall have any further obligations or liabilities hereunder; PROVIDED, HOWEVER, that nothing in this Agreement shall relieve any party hereto from liability for the breach of any of its representations, warranties, covenants and agreements set forth in this Agreement prior to such termination.

    SECTION 5.3 ADDITIONAL SHARES. If, after the date hereof, a Stockholder acquires the right to vote any additional shares of Company Stock (any such shares shall be referred to herein as "ADDITIONAL SHARES"), including, without limitation, upon exercise or conversion of any Derivative Security or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been outstanding Shares of such Stockholder as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by such Stockholder of record or Beneficial Ownership of such Additional Shares.

    SECTION 5.4 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    SECTION 5.5 ENTIRE AGREEMENT. This Agreement, together with the Affiliate Letters in the form attached as an exhibit to the Merger Agreement, if and to the extent entered into by a Stockholder and the Parent, constitutes the entire agreement between the Parent and each Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parent and each Stockholder with respect to the subject matter hereof.

    SECTION 5.6 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 5.7 SEVERABILITY. If any term or other provision of this Agreement is adjudicated by a court of competent jurisdiction invalid, illegal or incapable of being enforced by reason of any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

    SECTION 5.8 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier) and on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice) provided in accordance with this
Section 5.8:

    If to a Stockholder, to the address set forth on such Stockholder's signature page hereto.

    If to the Parent, to:
    Metromedia Fiber Network, Inc.
    c/o Metromedia Company
    One Meadowland Plaza
    East Rutherford, NJ 07073
    Attention: Arnold L. Wadler
    Facsimile: (201) 531-2803
    with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison
    1285 Avenue of the Americas
    New York, NY 10019
    Attention: Douglas A. Cifu, Esq.
    Facsimile: (212) 757-3990

    SECTION 5.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without giving effect to the provisions thereof relating to conflicts of law.

    SECTION 5.10 JURISDICTION; VENUE. Each party hereto irrevocably submits to the jurisdiction of the courts of the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each party hereto irrevocably agrees that all claims with respect to such action, suit or proceeding shall be heard and determined in such a courts of the State of Delaware. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 5.8 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

    SECTION 5.11 SEVERAL OBLIGATIONS OF STOCKHOLDERS. The obligations of the Stockholders hereunder shall be "several" and not either "joint" or "joint and several." Without limiting the generality of the foregoing, under no circumstances will any Stockholder have any liability or obligation with respect to any misrepresentation or breach of covenant of any other Stockholder.

    SECTION 5.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, each of the Stockholders and the Parent have caused this Agreement to be duly executed on the date hereof.

                                                       METROMEDIA FIBER NETWORK, INC.

                                                       By:  /s/ SILVIA KESSEL
                                                            -----------------------------------------
                                                            Name: Silvia Kessel
                                                            Title:  Executive Vice President

                                                       STOCKHOLDER:

                                                       SPAGNOLO 2000 TRUST

                                                       By:  /s/ KAREN C. CATHEY
                                                            -----------------------------------------
                                                            Name: Karen C. Cathey
                                                            Title:  Trustee

                                                        NUMBER OF SHARES OF COMPANY COMMON STOCK:
                                                        405,000

                                                        NUMBER OF SHARES OF COMPANY SERIES A PREFERRED
                                                        STOCK: 0

                                                        NUMBER OF SHARES OF COMPANY SERIES B PREFERRED
                                                        STOCK: 0

                                                        NUMBER OF SHARES OF COMPANY SERIES C PREFERRED
                                                        STOCK: 0

                                                        ADDRESS: P.O Box 387
                                                                McKinney, TX 75070

                                                       STOCKHOLDER:

                                                       SPAGNOLO EXTENDED FAMILY TRUST

                                                       By:  /s/ KAREN C. CATHEY
                                                            -----------------------------------------
                                                            Name: Karen C. Cathey
                                                            Title:  Trustee

                                                        NUMBER OF SHARES OF COMPANY COMMON STOCK:
                                                        144,000

                                                        NUMBER OF SHARES OF COMPANY SERIES A PREFERRED
                                                        STOCK: 0

                                                        NUMBER OF SHARES OF COMPANY SERIES B PREFERRED
                                                        STOCK: 0

                                                        NUMBER OF SHARES OF COMPANY SERIES C PREFERRED
                                                        STOCK: 0

                                                        ADDRESS: P.O Box 387
                                                                McKinney, TX 75070

                                                       STOCKHOLDER:

                                                       By:  /s/ MARK F. SPAGNOLO
                                                            -----------------------------------------
                                                            Mark F. Spagnolo

                                                        NUMBER OF SHARES OF COMPANY COMMON STOCK:
                                                        860,525

                                                        NUMBER OF SHARES OF COMPANY SERIES A PREFERRED
                                                        STOCK: 0

                                                        NUMBER OF SHARES OF COMPANY SERIES B PREFERRED
                                                        STOCK: 0

                                                        NUMBER OF SHARES OF COMPANY SERIES C PREFERRED
                                                        STOCK: 0

                                                        ADDRESS: 841 Creekwood Circle
                                                                Fairview, TX 75069

                                                       STOCKHOLDER:

                                                       BEDROCK CAPITAL PARTNERS I, L.P.

                                                       By:  Bedrock General Partner I, L.L.C.

                                                       By:  /s/ JAMES MCLEAN
                                                            -----------------------------------------
                                                            Name: James McLean
                                                            Title:  Managing Member

                                                        NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                        NUMBER OF SHARES OF COMPANY SERIES A PREFERRED
                                                        STOCK: 2,786,070

                                                        NUMBER OF SHARES OF COMPANY SERIES B PREFERRED
                                                        STOCK: 1,951,029

                                                        NUMBER OF SHARES OF COMPANY SERIES C PREFERRED
                                                        STOCK: 874,670

                                                        ADDRESS: James McLean
                                                                Bedrock Capital Partners
                                                                c/o ComVentures
                                                                505 Hamilton Avenue
                                                                Suite 305
                                                                Palo Alto, CA 94301

                                                       STOCKHOLDER:

                                                       CREDIT SUISSE FIRST BOSTON
                                                       BEDROCK FUND, L.P.

                                                       By:  Bedrock General Partner I, L.L.C.,
                                                            Its Attorney in Fact

                                                       By:  /s/ JAMES MCLEAN
                                                            -----------------------------------------
                                                            Name: James McLean
                                                            Title:  Managing Member

                                                        NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                        NUMBER OF SHARES OF COMPANY SERIES A PREFERRED
                                                        STOCK: 116,730

                                                        NUMBER OF SHARES OF COMPANY SERIES B PREFERRED
                                                        STOCK: 81,744

                                                        NUMBER OF SHARES OF COMPANY SERIES C PREFERRED
                                                        STOCK: 36,647

                                                        ADDRESS: James McLean
                                                                Bedrock Capital Partners
                                                                c/o ComVentures
                                                                505 Hamilton Avenue
                                                                Suite 305
                                                                Palo Alto, CA 94301

                                                       STOCKHOLDER:

                                                       VBW EMPLOYEE BEDROCK FUND, L.P.

                                                       By:  Bedrock General Partner I, L.L.C.

                                                       By:  /s/ JAMES MCLEAN
                                                            -----------------------------------------
                                                            Name: James McLean
                                                            Title:  Managing Member

                                                        NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                        NUMBER OF SHARES OF COMPANY SERIES A PREFERRED
                                                        STOCK: 97,200

                                                        NUMBER OF SHARES OF COMPANY SERIES B PREFERRED
                                                        STOCK: 68,067

                                                        NUMBER OF SHARES OF COMPANY SERIES C PREFERRED
                                                        STOCK: 30,514

                                                        ADDRESS: James McLean
                                                                Bedrock Capital Partners
                                                                c/o ComVentures
                                                                505 Hamilton Avenue
                                                                Suite 305
                                                                Palo Alto, CA 94301

                                                       STOCKHOLDER:

                                                       COMVENTURES IV ENTREPRENEURS' FUND, L.P.

                                                       By: its General Partner, ComVen IV, LLC

                                                       By:  /s/ ROLAND A. VAN DER MEER
                                                            -----------------------------------------
                                                            Name:  Roland A. Van der Meer
                                                            Title:   Member

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 6,455

                                                       ADDRESS: Roland A. Van der Meer
                                                               ComVentures
                                                               505 Hamilton Avenue
                                                               Suite 305
                                                               Palo Alto, CA 94301

                                                       STOCKHOLDER:

                                                       COMVENTURES IV CEO FUND, L.P.

                                                       By: its General Partner, ComVen IV, LLC

                                                       By:  /s/ ROLAND A. VAN DER MEER
                                                            -----------------------------------------
                                                            Name:  Roland A. Van der Meer
                                                            Title:   Member

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 35,304

                                                       ADDRESS: Roland A. Van der Meer
                                                               ComVentures
                                                               505 Hamilton Avenue
                                                               Suite 305
                                                               Palo Alto, CA 94301

                                                       STOCKHOLDER:

                                                       COMVENTURES IV, L.P.

                                                       By: its General Partner, ComVen IV, LLC

                                                       By:  /s/ ROLAND A. VAN DER MEER
                                                            -----------------------------------------
                                                            Name:  Roland A. Van der Meer
                                                            Title:   Member

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 455,963

                                                       ADDRESS: Roland A. Van der Meer
                                                               ComVentures
                                                               505 Hamilton Avenue
                                                               Suite 305
                                                               Palo Alto, CA 94301

                                                       STOCKHOLDER:

                                                       COMMUNICATIONS VENTURES III, L.P.

                                                       By: its General Partner, ComVen III, LLC

                                                       By:  /s/ ROLAND A. VAN DER MEER
                                                            -----------------------------------------
                                                            Name:  Roland A. Van der Meer
                                                            Title:   Member

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 2,857,143

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 2,000,798

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 422,961

                                                       ADDRESS: Roland A. Van der Meer
                                                               ComVentures
                                                               505 Hamilton Avenue
                                                               Suite 305
                                                               Palo Alto, CA 94301

                                                       STOCKHOLDER:

                                                       COMMUNICATIONS VENTURES III CEO &
                                                       ENTREPRENEURS' FUND, LP

                                                       By: its General Partner, ComVen III, LLC

                                                       By:  /s/ ROLAND A. VAN DER MEER
                                                            -----------------------------------------
                                                            Name:  Roland A. Van der Meer
                                                            Title:   Member

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 142,857

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 100,042

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 21,147

                                                       ADDRESS: Roland A. Van der Meer
                                                               ComVentures
                                                               505 Hamilton Avenue
                                                               Suite 305
                                                               Palo Alto, CA 94301

                                                       STOCKHOLDER:

                                                       WEISS, PECK & GREER VENTURE ASSOCIATES V
                                                       CAYMAN, LP

                                                       By: WPG VC Fund Advisor II, L.L.C., Fund
                                                           Investment Advisory Partner

                                                       By:  /s/ AMAL M. JOHNSON
                                                            -----------------------------------------
                                                            Name:  Amal M. Johnson
                                                            Title:   Managing Member

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 689,916

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 128,996

                                                       ADDRESS: Amal M. Johnson
                                                               Weiss, Peck & Greer, LLC
                                                               555 California Street
                                                               Suite 313D
                                                               San Francisco, CA 94104

                                                       STOCKHOLDER:

                                                       WPG INFORMATION SCIENCES ENTREPRENEUR FUND II,
                                                       L.L.C.

                                                       By: WPG VC Fund Advisor II, L.L.C.,
                                                          Fund Investment Advisory Member

                                                       By:  /s/ AMAL M. JOHNSON
                                                            -----------------------------------------
                                                            Name:  Amal M. Johnson
                                                            Title:   Managing Member

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 75,630

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 9,294

                                                       ADDRESS: Amal M. Johnson
                                                               Weiss, Peck & Greer, LLC
                                                               555 California Street
                                                               Suite 313D
                                                               San Francisco, CA 94104

                                                       STOCKHOLDER:

                                                       WPG INFORMATION SCIENCES
                                                       ENTREPRENEUR FUND II-A, L.L.C.

                                                       By: WPG VC Fund Advisor II, L.L.C.,
                                                          Fund Investment Advisory Member

                                                       By:  /s/ AMAL M. JOHNSON
                                                            -----------------------------------------
                                                            Name:  Amal M. Johnson
                                                            Title:   Managing Member

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 46,639

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 5,731

                                                       ADDRESS: Amal M. Johnson
                                                               Weiss, Peck & Greer, LLC
                                                               555 California Street
                                                               Suite 313D
                                                               San Francisco, CA 94104

                                                       STOCKHOLDER:

                                                       WEISS, PECK & GREER VENTURE
                                                       ASSOCIATES V-A, L.L.C.

                                                       By: WPG VC Fund Advisor II, L.L.C.,
                                                          Fund Investment Advisory Member

                                                       By:  /s/ AMAL M. JOHNSON
                                                            -----------------------------------------
                                                            Name:  Amal M. Johnson
                                                            Title:   Managing Member

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 28,151

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 5,275

                                                       ADDRESS: Amal M. Johnson
                                                               Weiss, Peck & Greer, LLC
                                                               555 California Street
                                                               Suite 313D
                                                               San Francisco, CA 94104

                                                       STOCKHOLDER:

                                                       WEISS, PECK & GREER VENTURE
                                                       ASSOCIATES V, L.L.C.

                                                       By: WPG VC Fund Advisor II, L.L.C.
                                                          Fund Investment Advisory Member

                                                       By:  /s/ AMAL M. JOHNSON
                                                            -----------------------------------------
                                                            Name:  Amal M. Johnson
                                                            Title:   Managing Member

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 3,361,345

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 626,512

                                                       ADDRESS: Amal M. Johnson
                                                               Weiss, Peck & Greer, LLC
                                                               555 California Street
                                                               Suite 313D
                                                               San Francisco, CA 94104

                                                       STOCKHOLDER:

                                                       /s/ ROBERT J. RYAN, IV
                                                       ---------------------------------------------
                                                       Robert J. Ryan, IV

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK:
                                                       6,275,000

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 0

                                                       ADDRESS: Robert J. Ryan, IV
                                                               1035 Louise Avenue
                                                               San Jose, CA 95125

                                                       STOCKHOLDER:

                                                       /s/ MARVIN TSEU
                                                       ---------------------------------------------
                                                       Marvin Tseu

                                                       NUMBER OF SHARES OF COMPANY COMMON STOCK:
                                                       1,165,000

                                                       NUMBER OF SHARES OF COMPANY SERIES A
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES B
                                                       PREFERRED STOCK: 0

                                                       NUMBER OF SHARES OF COMPANY SERIES C
                                                       PREFERRED STOCK: 0

                                                       ADDRESS: Marvin Tseu
                                                               12002 Old Snakey Road
                                                               Los Altos Hills, CA 94022

                                                                         ANNEX I

                               IRREVOCABLE PROXY

    Reference is made to the Voting Agreement, dated as of the date hereof (the "VOTING AGREEMENT"), by and among Metromedia Fiber Network, Inc., a Delaware Corporation (the "PARENT"), the undersigned and certain other stockholders of SiteSmith, Inc., a Delaware corporation (the "COMPANY"), set forth on the signature pages thereto. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Voting Agreement.

    The undersigned stockholder of the Company hereby irrevocably appoints Silvia Kessel and Arnold L. Wadler, and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that the undersigned is entitled to do so and including, without limitation, the power to execute and deliver written consents) with respect to the Shares held of record or Beneficially Owned by the undersigned in accordance with the terms of this Irrevocable Proxy. Upon the undersigned?s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to the voting of any of the Shares on the matters referred to herein are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to such matters until after the Expiration Date (as defined below).

    This Irrevocable Proxy is irrevocable, is coupled with an interest, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of the date hereof, by and among the Parent, the Company and Aqueduct Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent ("MERGER SUB"), which provides for, among other things, the merger of Merger Sub with and into the Company (the "MERGER"). The effectiveness of this Irrevocable Proxy shall terminate upon the consummation of the Merger, but in the event that the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Merger, then the effectiveness of this Irrevocable Proxy shall terminate simultaneously with the termination of the Merger Agreement (the date on which the effectiveness of this Irrevocable Proxy shall terminate in accordance with the foregoing being the "EXPIRATION DATE").

    The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned?s attorney-in-fact and proxy to vote the Shares held of record or Beneficially Owned, and to exercise all voting rights of the undersigned with respect to such Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting, in the manner agreed to by the undersigned pursuant to Section 2.1 of the Voting Agreement. The attorney-in-fact and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided in the previous sentence. The undersigned stockholder may vote the Shares on all other matters.

    All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

                                                       STOCKHOLDER:

                                                       ---------------------------------------------
                                                       (Print Name of Stockholder)

Dated:   October   , 2000

                                                                         ANNEX D

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person under such section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

    Metromedia Fiber's amended and restated certificate of incorporation provides that Metromedia Fiber will indemnify any person, including persons who are not directors or officers of Metromedia Fiber, to the extent permitted by
Section 145 of the Delaware General Corporation Law.

    Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. Metromedia Fiber's Amended and Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to Metromedia Fiber or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit, and provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Metromedia Fiber shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify officers and directors against such liability. Metromedia Fiber's Amended and Restated Certificate of Incorporation allows Metromedia Fiber to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Metromedia Fiber or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Metromedia Fiber would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. Metromedia Fiber has obtained liability coverage, which includes coverage to reimburse Metromedia Fiber for amounts required or permitted by law to be paid to indemnify directors and officers.

    Metromedia Fiber's Amended and Restated Certificate of Incorporation limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

    Metromedia Fiber's Directors' and Officers' liability insurance policy is designed to reimburse Metromedia Fiber for payments made by it pursuant to the foregoing indemnification. Such policy has aggregate coverage of $150 million.

    No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Metromedia Fiber since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         2.1            Agreement and Plan of Merger by and among Metromedia Fiber
                        Network, Inc., AboveNet Communications Inc. and Magellan
                        Acquisition, Inc., dated June 22, 1999 (incorporated by
                        reference to Metromedia Fiber Network, Inc.'s Current Report on Form 8-K filed for the event dated June 22, 1999).
         2.2            Agreement and Plan of Merger by and among Metromedia Fiber
                        Network, Inc., SiteSmith, Inc. and Aqueduct Acquisition
                        Corp., dated October 9, 2000 (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Current Report on Form 8-K
                        filed for the event dated October 11, 2000).
         3.1            Form of Amended and Restated Certificate of Incorporation of
                        Metromedia Fiber Network, Inc. (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Registration Statement on
                        Form S-1 (Registration No. 333-33653)).
         3.2            Form of Amended and Restated Bylaws of Metromedia Fiber
                        Network, Inc. (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         4.1            Specimen Class A Common Stock Certificate of Metromedia
                        Fiber Network, Inc. (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).
         4.2            Indenture, dated as of November 25, 1998, between Metromedia
                        Fiber Network, Inc. and IBJ Whitehall Bank & Trust Company
                        (formerly IBJ Schroder Bank & Trust Company) (incorporated by reference to Metromedia Fiber Network, Inc.'s
                        Registration Statement on Form S-4 (Registration No.
                        333-71129)).
         4.3            Form of 10% Series A Senior Notes due 2008 of Metromedia
                        Fiber Network, Inc. (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-4
                        (Registration No. 333-71129)).
         4.4            Form of 10% Series B Senior Notes due 2008 of Metromedia
                        Fiber Network, Inc. (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-4
                        (Registration No. 333-71129)).
         4.5            Indenture, dated as of November 17, 1999, between Metromedia
                        Fiber Network, Inc. and The Bank of New York, as trustee
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s current Report on Form 8-K filed November 24, 1999.)
         4.6            Form of 10% Senior Notes due 2009 of Metromedia Fiber
                        Network, Inc. (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s current Report on Form 8-K filed
                        November 24, 1999.)
         5.1            Opinion of Robert Sokota, Esq., Senior Vice President,
                        General Counsel and Secretary of Metromedia Fiber Network,
                        Inc., regarding the legality of the shares being issued
                        pursuant to the Merger Agreement (incorporated by reference to Metromedia Fiber Network, Inc.'s Amendment No. 1 to
                        Registration Statement on Form S-4 (Registration No.
                        333-49684)).
         8.1            Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
                        regarding certain United States federal income tax matters
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-4 (Registration
                        Statement No. 333-49684)).
         8.2            Form of Opinion of Venture Law Group regarding certain
                        United States federal income tax matters (incorporated by
                        reference to Metromedia Fiber Network, Inc.'s Registration
                        Statement on Form S-4 (Registration Statement No.
                        333-49684)).
        10.1            Form of Metromedia Fiber Network, Inc. 1997 Incentive Stock
                        Plan (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-1 (Registration No.
                        333-33653)).
        10.2            Employment Agreement by and between National Fiber Network,
                        Inc. and Stephen A. Garofalo, dated as of February 26, 1997
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-1 (Registration No.
                        333-33653)).
        10.3            Agreement dated as of April 30, 1997, as amended by a
                        Modification Agreement dated as of October, 1997 by and
                        among Metromedia Company, Stuart Subotnick, Arnold Wadler,
                        Silvia Kessel, Stephen A. Garofalo and National Fiber
                        Network, Inc. (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).
        10.4            Franchise Agreement between The City of New York and
                        National Fiber Network, Inc., dated as of December 20, 1993
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-1 (Registration No.
                        333-33653)).
        10.5            Conduit Occupancy Agreement by and between New York
                        Telephone Company and National Fiber Network, Inc., dated as of May 1993 (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.6            Consulting Agreement between National Fiber Network and
                        Realprop Capital Corporation, dated as of February 1, 1996
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-1 (Registration No.
                        333-33653)).
        10.7            Letter Agreement from National Fiber Network, Inc. to Peter
                        Sahagen, dated February 11, 1997 (incorporated by reference to Metromedia Fiber Network, Inc.'s Registration Statement
                        on Form S-1 (Registration No. 333-33653)).
        10.8            Office Lease by and between National Fiber Network, Inc. and
                        110 East 42nd Street Associates, dated as of March 19, 1997
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-1 (Registration No.
                        333-33653)).
        10.9            Office Lease by and between National Fiber Network, Inc. and
                        110 East 42nd Street, dated as of June 1997 (incorporated by reference to Metromedia Fiber Network, Inc.'s Registration
                        Statement on Form S-1 (Registration No. 333-33653)).
        10.10           Trademark License Agreement by and between Metromedia
                        Company and Metromedia Fiber Network, Inc., dated as of
                        August 14, 1997 (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).
        10.11           Fiber Optic Use Agreement between National Fiber Network,
                        Inc. and NextLink New York, L.L.C., dated as of June 3, 1997
                        (portions of this exhibit are subject to a request to the
                        Securities and Exchange Commission for confidential
                        treatment, and omitted material has been separately filed
                        with the Securities and Exchange Commission) (incorporated by reference to Metromedia Fiber Network, Inc.'s
                        Registration Statement on Form S-1 (Registration No.
                        333-33653)).
        10.12           Amended and Restated Agreement for the Provision of a Fiber
                        Optic Transmission Network, dated as of the Effective Date by and between US ONE Communications of New York, Inc. and
                        National Fiber Network, Inc. (portions of this exhibit are subject to a request to the Securities and Exchange
                        Commission for confidential treatment, and omitted material has been separately filed with the Securities and Exchange
                        Commission) (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).
        10.13           Fiber Lease and Innerduct Use Agreement by and between
                        Metromedia Fiber Network, Inc. and NextLink Communications,
                        Inc., dated as of February 23, 1998 (portions of this
                        exhibit are subject to a request to the Securities and
                        Exchange Commission for confidential treatment, and omitted material has been separately filed with the Securities and
                        Exchange Commission) (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Annual Report on Form 10-K
                        (File No. 000-2369)).
        10.14           Amendment No. 1 to Fiber Lease and Innerduct Use Agreement
                        by and between Metromedia Fiber Network, Inc. and NextLink
                        Communications, Inc., made and entered into as of March 4,
                        1998 (portions of this exhibit are subject to a request to the Securities and Exchange Commission for confidential
                        treatment, and omitted material has been separately filed
                        with the Securities and Exchange Commission) (incorporated by reference to Metromedia Fiber Network, Inc.'s Annual
                        Report on Form 10-K (File No. 000-23269)).
        10.15           Agreement of Lease by and between Connecticut General Life
                        Insurance Company and Metromedia Fiber Network Services,
                        Inc., dated as of March 9, 1998 (incorporated by reference to Metromedia Fiber Network, Inc.'s Annual Report on Form
                        10-K (File No. 000-23269)).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.16           Purchase Agreement, dated November 20, 1998 among Metromedia
                        Fiber Network, Inc., Salomon Smith Barney, Inc., Chase
                        Securities, Inc., Deutsche Bank Securities Inc. and
                        Donaldson Lufkin & Jenrette Securities Corporation
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-4 (Registration
                        No. 333-71129)).
        10.17           Registration Rights Agreement, dated as of November 25, 1998 among Metromedia Fiber Network, Inc., Salomon Smith Barney,
                        Inc., Chase Securities, Inc., Deutsche Bank Securities Inc.
                        and Donaldson Lufkin & Jenrette Securities Corporation
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-4 (Registration
                        No. 333-71129)).
        10.18           Security Agreement, dated as of November 25, 1998, between
                        Metromedia Fiber Network, Inc. and IBJ Schroder Bank & Trust
                        Company (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-4
                        (Registration No. 333-71129)).
        10.19           Employment Agreement by and between Metromedia Fiber
                        Network, Inc. and Vincent A. Galluccio, dated as of August
                        31, 1998 (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-4
                        (Registration No. 333-71129)).
        10.20           Employment Agreement by and between Metromedia Fiber
                        Network, Inc. and Gerard Benedetto, dated as of August 31,
                        1998 (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-4 (Registration No.
                        333-71129)).
        10.21           Employment Agreement by and between Metromedia Fiber
                        Network, Inc. and Nicholas M. Tanzi, dated as of August 31,
                        1998 (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-4 (Registration No.
                        333-71129)).
        10.22           Franchise Agreement between the City of New York and
                        National Fiber Network, Inc., dated as of December 20, 1993
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1999).
        10.23           Form of Escrow Agreement to be entered into by and among
                        Metromedia Fiber Network, Inc., Mark F. Spagnolo and an
                        escrow agent to be determined (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Current Report on Form 8-K
                        filed for the event dated October 11, 2000).
        10.24           Voting Agreement by and among Metromedia Fiber Network, Inc.
                        and certain stockholders of SiteSmith, Inc. listed therein
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Current Report on Form 8-K filed for the event dated
                        October 11, 2000).
        10.25           Employment Agreement by and between Metromedia Fiber
                        Network, Inc., SiteSmith, Inc. and Mark F. Spagnolo, dated
                        October 9, 2000 (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-4
                        (Registration Statement No. 333-49684)).
        10.26           Employment Agreement by and between Metromedia Fiber
                        Network, Inc., SiteSmith, Inc. and Robert J. Ryan, IV, dated
                        October 9, 2000 (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-4
                        (Registration Statement No. 333-49684)).
        21.1            List of Subsidiaries of Metromedia Fiber Network, Inc.
                        (incorporated by reference to Metromedia Fiber Networks,
                        Inc.'s Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1999).
        23.1*           Consent of Ernst & Young LLP.
        23.2*           Consent of PricewaterhouseCoopers, LLP, Independent
                        Accountants.
        23.3*           Consent of Deloitte & Touche LLP.
        23.4*           Consent of PricewaterhouseCoopers, LLP, Independent
                        Accountants.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        23.5            Consent of Robert Sokota, Esq., Senior Vice President,
                        General Counsel and Secretary of Metromedia Fiber Network,
                        Inc. (included in the opinion filed as Exhibit 5.1 to this
                        Registration Statement).
        23.6            Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (included in the opinion filed as Exhibit 8.1 to this
                        Registration Statement).
        23.7            Consent of Venture Law Group (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Registration Statement on
                        Form S-4 (Registration Statement No. 333-49684)).
        24.1            Power of Attorney from officers and directors (incorporated by reference to Metromedia Fiber Network, Inc.'s
                        Registration Statement on Form S-4 (Registration Statement
                        No. 333-49684)).
        27.1            Financial Data Schedule.
        99.1            Form of Written Consent (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Amendment No. 1 to
                        Registration Statement on Form S-4 (Registration No.
                        333-49684)).


------------------------

*   Filed herewith.

(B) FINANCIAL STATEMENT SCHEDULES

Schedule II - Valuation and Qualifying Accounts.

(C) OPINIONS

ITEM 22.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    The undersigned registrant hereby undertakes as follows:

    (a) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (b) Every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Metromedia Fiber Network, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 25, 2001.


                                                       Metromedia Fiber Network, Inc.

                                                       By:  *
                                                            -----------------------------------------
                                                            Name: Stephen A. Garofalo
                                                            Title:  Chief Executive Officer and
                                                                  Chairman of the Board
                                                                  of Directors

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                                       TITLE                       DATE
---------                                                       -----                       ----
                       *
     --------------------------------------       Chief Executive Officer and         January 25, 2001
              Stephen A. Garofalo                 Chairman of the Board of Directors

              /s/ GERARD BENEDETTO
     --------------------------------------       Senior Vice President--Chief        January 25, 2001
                Gerard Benedetto                  Financial Officer

                       *
     --------------------------------------       President, Chief Operating Officer  January 25, 2001
               Nicholas M. Tanzi                  and Director

                       *
     --------------------------------------       Executive Vice President and        January 25, 2001
                 Silvia Kessel                    Director

                       *
     --------------------------------------       Director                            January 25, 2001
                 John W. Kluge

                       *
     --------------------------------------       Director                            January 25, 2001
               David Rockefeller

                       *
     --------------------------------------       Director                            January 25, 2001
                Stuart Subotnick

SIGNATURE                                                       TITLE                       DATE
---------                                                       -----                       ----
                       *
     --------------------------------------       Director                            January 25, 2001
                 Leonard White

                       *
     --------------------------------------       Director                            January 25, 2001
                  Sherman Tuan

                       *
     --------------------------------------       Director                            January 25, 2001
                   David Rand

*By: /s/ GERARD BENEDETTO
    Gerard Benedetto
    Attorney-in-Fact

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Metromedia Fiber Network, Inc.

    We have audited the financial statements of Metromedia Fiber Network, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated March 8, 2000 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                              /s/ Ernst & Young LLP

New York, New York

March 8, 2000

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                BALANCE AT       ADDITIONS                     BALANCE AT
                                               BEGINNING OF   CHARGED TO COSTS                   END OF
DESCRIPTION                                        YEAR         AND EXPENSES     ADJUSTMENTS      YEAR
-----------                                    ------------   ----------------   -----------   ----------
Reserves deducted from assets to which they
  apply:
TRADE RECEIVABLES
1997.........................................    $     --         $     --        $      --     $     --
1998.........................................    $     --         $     --        $      --     $     --
1999.........................................    $     --         $     --        $ 450,000     $450,000
OTHER CURRENT ASSETS
1997.........................................    $     --         $337,500        $      --     $337,500
1998.........................................    $337,500         $     --        $      --     $337,500
1999.........................................    $337,500         $     --        $(126,562)    $210,938

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         2.1            Agreement and Plan of Merger by and among Metromedia Fiber
                        Network, Inc., AboveNet Communications Inc. and Magellan
                        Acquisition, Inc., dated June 22, 1999 (incorporated by
                        reference to Metromedia Fiber Network, Inc.'s Current Report on Form 8-K filed for the event dated June 22, 1999).

         2.2            Agreement and Plan of Merger by and among Metromedia Fiber
                        Network, Inc., SiteSmith, Inc. and Aqueduct Acquisition
                        Corp., dated October 9, 2000 (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Current Report on Form 8-K
                        filed for the event dated October 11, 2000).

         3.1            Form of Amended and Restated Certificate of Incorporation of
                        Metromedia Fiber Network, Inc. (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Registration Statement on
                        Form S-1 (Registration No. 333-33653)).

         3.2            Form of Amended and Restated Bylaws of Metromedia Fiber
                        Network, Inc. (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).

         4.1            Specimen Class A Common Stock Certificate of Metromedia
                        Fiber Network, Inc. (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).

         4.2            Indenture, dated as of November 25, 1998, between Metromedia
                        Fiber Network, Inc. and IBJ Whitehall Bank & Trust Company
                        (formerly IBJ Schroder Bank & Trust Company) (incorporated by reference to Metromedia Fiber Network, Inc.'s
                        Registration Statement on Form S-4 (Registration No.
                        333-71129)).

         4.3            Form of 10% Series A Senior Notes due 2008 of Metromedia
                        Fiber Network, Inc. (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-4
                        (Registration No. 333-71129)).

         4.4            Form of 10% Series B Senior Notes due 2008 of Metromedia
                        Fiber Network, Inc. (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-4
                        (Registration No. 333-71129)).

         4.5            Indenture, dated as of November 17, 1999, between Metromedia
                        Fiber Network, Inc. and The Bank of New York, as trustee
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s current Report on Form 8-K filed November 24, 1999.)

         4.6            Form of 10% Senior Notes due 2009 of Metromedia Fiber
                        Network, Inc. (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s current Report on Form 8-K filed
                        November 24, 1999.)

         5.1            Opinion of Robert Sokota, Esq., Senior Vice President
                        General Counsel and Secretary of Metromedia Fiber Network,
                        Inc., regarding the legality of the shares being issued
                        pursuant to the Merger Agreement (incorporated by reference to Metromedia Fiber Network, Inc.'s Amendment No. 1 to
                        Registration Statement on Form S-4 (Registration
                        No. 333-49684)).

         8.1            Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
                        regarding certain United States federal income tax matters
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-4 (Registration
                        Statement No. 333-49684)).

         8.2            Form of Opinion of Venture Law Group regarding certain
                        United States federal income tax matters (incorporated by reference to Metromedia Fiber Network, Inc.'s Registration
                        Statement on Form S-4 (Registration Statement No.
                        333-49684)).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.1            Form of Metromedia Fiber Network, Inc. 1997 Incentive Stock
                        Plan (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-1 (Registration No.
                        333-33653)).

        10.2            Employment Agreement by and between National Fiber Network,
                        Inc. and Stephen A. Garofalo, dated as of February 26, 1997
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-1 (Registration No.
                        333-33653)).

        10.3            Agreement dated as of April 30, 1997, as amended by a
                        Modification Agreement dated as of October, 1997 by and
                        among Metromedia Company, Stuart Subotnick, Arnold Wadler,
                        Silvia Kessel, Stephen A. Garofalo and National Fiber
                        Network, Inc. (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).

        10.4            Franchise Agreement between The City of New York and
                        National Fiber Network, Inc., dated as of December 20, 1993
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-1 (Registration No.
                        333-33653)).

        10.5            Conduit Occupancy Agreement by and between New York
                        Telephone Company and National Fiber Network, Inc., dated as of May 1993 (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).

        10.6            Consulting Agreement between National Fiber Network and
                        Realprop Capital Corporation, dated as of February 1, 1996
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-1 (Registration No.
                        333-33653)).

        10.7            Letter Agreement from National Fiber Network, Inc. to Peter
                        Sahagen, dated February 11, 1997 (incorporated by reference to Metromedia Fiber Network, Inc.'s Registration Statement
                        on Form S-1 (Registration No. 333-33653)).

        10.8            Office Lease by and between National Fiber Network, Inc. and
                        110 East 42nd Street Associates, dated as of March 19, 1997
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-1 (Registration No.
                        333-33653)).

        10.9            Office Lease by and between National Fiber Network, Inc. and
                        110 East 42nd Street, dated as of June 1997 (incorporated by reference to Metromedia Fiber Network, Inc.'s Registration
                        Statement on Form S-1 (Registration No. 333-33653)).

        10.10           Trademark License Agreement by and between Metromedia
                        Company and Metromedia Fiber Network, Inc., dated as of
                        August 14, 1997 (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).

        10.11           Fiber Optic Use Agreement between National Fiber Network,
                        Inc. and NextLink New York, L.L.C., dated as of June 3, 1997
                        (portions of this exhibit are subject to a request to the
                        Securities and Exchange Commission for confidential
                        treatment, and omitted material has been separately filed
                        with the Securities and Exchange Commission) (incorporated by reference to Metromedia Fiber Network, Inc.'s
                        Registration Statement on Form S-1 (Registration No.
                        333-33653)).

        10.12           Amended and Restated Agreement for the Provision of a Fiber
                        Optic Transmission Network, dated as of the Effective Date by and between US ONE Communications of New York, Inc. and
                        National Fiber Network, Inc. (portions of this exhibit are subject to a request to the Securities and Exchange
                        Commission for confidential treatment, and omitted material has been separately filed with the Securities and Exchange
                        Commission) (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-1
                        (Registration No. 333-33653)).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.13           Fiber Lease and Innerduct Use Agreement by and between
                        Metromedia Fiber Network, Inc. and NextLink Communications,
                        Inc., dated as of February 23, 1998 (portions of this
                        exhibit are subject to a request to the Securities and
                        Exchange Commission for confidential treatment, and omitted material has been separately filed with the Securities and
                        Exchange Commission) (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Annual Report on Form 10-K
                        (File No. 000-2369)).

        10.14 Amendment No. 1 to Fiber Lease and Innerduct Use Agreement by and between Metromedia Fiber Network, Inc. and NextLink
                        Communications, Inc., made and entered into as of March 4, 1998 (portions of this exhibit are subject to a request to the Securities and Exchange Commission for confidential treatment, and omitted material has been separately filed with the Securities and Exchange Commission) (incorporated by reference to Metromedia Fiber Network, Inc.'s Annual
                        Report on Form 10-K (File No. 000-23269)).

        10.15           Agreement of Lease by and between Connecticut General Life
                        Insurance Company and Metromedia Fiber Network Services,
                        Inc., dated as of March 9, 1998 (incorporated by reference to Metromedia Fiber Network, Inc.'s Annual Report on Form
                        10-K (File No. 000-23269)).

        10.16           Purchase Agreement, dated November 20, 1998 among Metromedia
                        Fiber Network, Inc., Salomon Smith Barney, Inc., Chase
                        Securities, Inc., Deutsche Bank Securities Inc. and
                        Donaldson Lufkin & Jenrette Securities Corporation
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-4 (Registration
                        No. 333-71129)).

        10.17           Registration Rights Agreement, dated as of November 25, 1998 among Metromedia Fiber Network, Inc., Salomon Smith Barney,
                        Inc., Chase Securities, Inc., Deutsche Bank Securities Inc.
                        and Donaldson Lufkin & Jenrette Securities Corporation
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-4 (Registration
                        No. 333-71129)).

        10.18           Security Agreement, dated as of November 25, 1998, between
                        Metromedia Fiber Network, Inc. and IBJ Schroder Bank & Trust
                        Company (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-4
                        (Registration No. 333-71129)).

        10.19           Employment Agreement by and between Metromedia Fiber
                        Network, Inc. and Vincent A. Galluccio, dated as of August
                        31, 1998 (incorporated by reference to Metromedia Fiber
                        Network, Inc.'s Registration Statement on Form S-4
                        (Registration No. 333-71129)).

        10.20           Employment Agreement by and between Metromedia Fiber
                        Network, Inc. and Gerard Benedetto, dated as of August 31,
                        1998 (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-4 (Registration No.
                        333-71129)).

        10.21           Employment Agreement by and between Metromedia Fiber
                        Network, Inc. and Nicholas M. Tanzi, dated as of August 31,
                        1998 (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Registration Statement on Form S-4 (Registration No.
                        333-71129)).

        10.22           Franchise Agreement between the City of New York and
                        National Fiber Network, Inc., dated as of December 20, 1993
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1999).

        10.23           Form of Escrow Agreement to be entered into by and among
                        Metromedia Fiber Network, Inc., Mark F. Spagnolo and an
                        escrow agent to be determined (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Current Report on Form 8-K
                        filed for the event dated October 11, 2000).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.24           Voting Agreement by and among Metromedia Fiber Network, Inc.
                        and certain stockholders of SiteSmith, Inc. listed therein, dated October 9, 2000 (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Current Report on Form 8-K
                        filed for the event dated October 11, 2000).

        10.25           Employment Agreement by and between Metromedia Fiber
                        Network, Inc., SiteSmith, Inc. and Mark F. Spagnolo, dated
                        October 9, 2000 (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-4
                        (Registration Statement No. 333-49684)).

        10.26           Employment Agreement by and between Metromedia Fiber
                        Network, Inc., SiteSmith, Inc. and Robert J. Ryan, IV, dated
                        October 9, 2000 (incorporated by reference to Metromedia
                        Fiber Network, Inc.'s Registration Statement on Form S-4
                        (Registration Statement No. 333-49684)).

        21.1            List of Subsidiaries of Metromedia Fiber Network, Inc.
                        (incorporated by reference to Metromedia Fiber Network,
                        Inc.'s Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1999).

        23.1*           Consent of Ernst & Young LLP.

        23.2*           Consent of PricewaterhouseCoopers, LLP, Independent
                        Accountants.

        23.3*           Consent of Deloitte & Touche LLP.

        23.4*           Consent of PricewaterhouseCoopers, LLP, Independent
                        Accountants.

        23.5            Consent of Robert Sokota, Esq., Senior Vice President,
                        General Counsel and Secretary of Metromedia Fiber Network,
                        Inc. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

        23.6            Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (included in the opinion filed as Exhibit 8.1 to this Registration Statement).

        23.7            Consent of Venture Law Group (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Registration Statement on
                        Form S-4 (Registration Statement No. 333-49684)).

        24.1            Power of Attorney from officers and directors (incorporated by reference to Metromedia Fiber Network, Inc.'s
                        Registration Statement on Form S-4 (Registration Statement
                        No. 333-49684)).

        27.1            Financial Data Schedule.

        99.1            Form of Written Consent (incorporated by reference to
                        Metromedia Fiber Network, Inc.'s Amendment No. 1 to
                        Registration Statement on Form S-4 (Registration
                        No. 333-49684)).


------------------------

*   Filed herewith.